As filed with the Securities and Exchange Commission January 4, 2022

Registration No. 333-260334

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BrightSpring Health Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8082	82-2956404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

805 N. Whittington Parkway

Louisville, Kentucky 40222

(502) 394-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven S. Reed, Esq.

Chief Legal Officer

805 N. Whittington Parkway

Louisville, Kentucky 40222

(502) 630-7438

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With copies to:

Joseph H. Kaufman, Esq. Sunny Cheong, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share(3)	$100,000,000	$9,270
% Tangible Equity Units(4)	$100,000,000	$9,270
Stock Purchase Contracts
Amortizing Notes
Total	$200,000,000	$18,540

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(2)	Previously paid.
(3)	Includes shares of common stock that the underwriters have the option to purchase. See “Underwriting (Conflicts of Interest).”
(4)

Includes                Tangible Equity Units that are subject to the underwriters’ option to purchase additional Tangible Equity Units. Each Tangible Equity Unit is comprised of a stock purchase contract and an amortizing note. This registration statement also registers an estimated                shares of the Registrant’s common stock that are issuable upon settlement of the purchase contracts that are a component of the Tangible Equity Units registered hereby, at the initial rate of                shares of common stock per purchase contract, based on the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of the common stock prospectus which forms a part of this registration statement and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts. Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon settlement of the purchase contracts because no additional consideration will be received in connection with the settlement. The number of shares of the Registrant’s common stock issuable upon such settlement will vary based on the public offering price of the common stock registered hereby. The number of the Registrant’s shares issuable upon settlement of the purchase contracts is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Pursuant to Rule 416 under the Securities Act, the number of the Registrant’s shares to be registered includes an indeterminable number of shares that may become issuable upon settlement of the purchase contracts as a result of such anti-dilution adjustment, solely to the extent permitted by Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of BrightSpring Health Services, Inc.’s common stock, or for purposes of this Explanatory Note, the Common Stock Prospectus, together with separate prospectus pages relating to an offering of BrightSpring Health Services, Inc.’s Tangible Equity Units, or for purposes of this Explanatory Note, the Tangible Equity Units Prospectus. The complete Common Stock Prospectus follows immediately. Following the Common Stock Prospectus are the following alternative and additional pages for the Tangible Equity Units Prospectus:

•	front and back cover pages, which will replace the front and back cover pages of the Common Stock Prospectus;

•	pages for the “Summary—The Offering” section, which will replace the “Summary—The Offering” section of the Common Stock Prospectus;

•

pages for the “Risk Factors—Risks Related to the Units, the Separate Purchase Contracts, the Separate Amortizing Notes and Our Common Stock” section, which will be added to the “Risk Factors” section of the Tangible Equity Units Prospectus;

•

pages for the “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections, which will replace the “Tangible Equity Units Offering” section of the Common Stock Prospectus;

•

pages for the “Certain United States Federal Income Tax Consequences” section, which will replace the “Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders” section of the Common Stock Prospectus;

•	pages for the “Certain ERISA Considerations” and “Book-Entry Procedures and Settlement” sections, which will be added to the Tangible Equity Units Prospectus; and

•	pages for the “Underwriting (Conflicts of Interest)” section, which will replace the “Underwriting (Conflicts of Interest)” section of the Common Stock Prospectus.

The following disclosures and references contained within the Common Stock Prospectus will be replaced or removed in the Tangible Equity Units Prospectus:

•

references to “shares of our common stock” contained in the first three paragraphs under “Table of Contents” and the first paragraph under “Risk Factors” will be replaced with references to “the Units” in the Tangible Equity Units Prospectus;

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references to “our common stock” contained in the first paragraph under “Summary,” the first paragraph of “Summary—Summary of Risk Factors” and the first paragraph under “Risk Factors” will be replaced with references to “the Units” in the Tangible Equity Units Prospectus;

•

the disclosure under “Summary—Concurrent Offering” will be replaced in its entirety with “Concurrently with this offering, we are offering, by means of a separate prospectus,             shares of our common stock (or up to             shares of our common stock if the underwriters in the Concurrent Offering exercise in full their option to purchase additional shares of our common stock). We estimate that the net proceeds to us from the sale of shares of our common stock in the Concurrent Offering will be approximately $            million (or approximately $            million if the underwriters exercise in full their option to purchase additional shares of our common stock), assuming an initial public offering price of $            per share (which is the midpoint of the price range set forth on the cover page of the prospectus relating to the Concurrent Offering), in each case after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The closing of this offering is conditioned upon the closing of the Concurrent Offering, but the closing of the Concurrent Offering is not conditioned upon the closing of this offering, and there can be no assurance that the Concurrent Offering will be completed on the terms described in the prospectus relating to the Concurrent Offering or at all.” in the Tangible Equity Units Prospectus;

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references to “this offering” contained in “Summary Historical Consolidated Financial and Other Data,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Dilution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management,” “Executive Compensation,” “Certain Relationships and Related Party Transactions,” “Principal Stockholders,” “Description of Capital Stock,” “Description of Certain Indebtedness,” “Shares Eligible for Future Sale” and “Where You Can Find More Information” will be replaced with references to “the Concurrent Offering” in the Tangible Equity Units Prospectus;

•

references to “the concurrent offering of the Units” contained in “Risk Factors,” “Use of Proceeds,” “Capitalization” and “Shares Eligible for Future Sale” will be replaced with references to “this offering” in the Tangible Equity Units Prospectus;

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“Risk Factors—General Risk Factors—There has been no prior public market for our common stock and there may not develop or continue an active, liquid trading market for shares of our common stock, which may cause shares of our common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of common stock you purchase.,” “Risk Factors—General Risk Factors—Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.,” and “Risk Factors—General Risk Factors—Investors in this offering will suffer immediate and substantial dilution.” will be removed in the Tangible Equity Units Prospectus;

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the second paragraph under “Risk Factors—General Risk Factors—You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.” will be removed in the Tangible Equity Units Prospectus;

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the first sentence of the first paragraph under “Dilution” will be replaced in its entirety with “Investors in shares of our common stock in the Concurrent Offering will experience immediate dilution in their investment to the extent of the difference between the initial public offering price per share of our common stock in the Concurrent Offering and the as adjusted net tangible book value per share of our common stock after giving effect to the Concurrent Offering.” in the Tangible Units Prospectus;

•	references to the “concurrent issuance of the Units” will be replaced with references to “issuance of Units in this offering” in the Tangible Equity Units Prospectus;

•

references to “midpoint of the price range set forth on the cover page of this prospectus” will be replaced with “midpoint of the price range set forth on the cover page of the prospectus relating to the Concurrent Offering” in the Tangible Equity Units Prospectus;

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references to “assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same” will be replaced with “assuming the number of shares of common stock offered by us in the Concurrent Offering, and as shown on the cover page of the prospectus relating to the Concurrent Offering, remains the same” in the Tangible Equity Units Prospectus;

•	the second paragraph under “Use of Proceeds” will be moved as the first paragraph under the section in the Tangible Equity Units Prospectus;

•	the references to “, if completed,” will be removed from the second paragraph under the “Use of Proceeds” section in the Tangible Equity Units Prospectus;

•	the last sentence of the second paragraph under the “Capitalization” section will be removed in the Tangible Equity Units Prospectus;

•	the references to “, as described in “Tangible Equity Units Offering” in footnote (3) under the “Capitalization” section will be removed in the Tangible Equity Units Prospectus;

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references to “this prospectus” contained in “Shares Eligible for Future Sale—Lock-Up Agreements” will be replaced with references to “the prospectus relating to the Concurrent Offering” in the Tangible Equity Units Prospectus;

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the reference to “shares of common stock” in “Legal Matters” will be replaced with references to “the tangible equity units, stock purchase contracts and amortizing notes” in the Tangible Equity Units Prospectus; and

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the references to “common stock” and “our common stock” in “Where You Can Find More Information” will be replaced with references to “the tangible equity units, stock purchase contracts and amortizing notes” in the Tangible Equity Units Prospectus.

All words and phrases similar to those specified above that appear throughout the Common Stock Prospectus will be revised accordingly to make appropriate references in the Tangible Equity Units Prospectus.

Each of the complete Common Stock Prospectus and Tangible Equity Units Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended. The closing of the offering of common stock is not conditioned upon the closing of the offering of Tangible Equity Units, but the closing of the offering of Tangible Equity Units is conditioned upon the closing of the offering of common stock.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to completion, dated January 4, 2022

Preliminary Prospectus

                 Shares

BrightSpring Health Services, Inc.

Common Stock

This is the initial public offering of common stock of BrightSpring Health Services, Inc. We are offering                  shares of our common stock.

Prior to this offering, there has been no public market for our common stock. We expect that the initial public offering price of our common stock will be between $         and $         per share. We have applied to list our common stock on the Nasdaq Global Select Market, or Nasdaq, under the symbol “BTSG.”

Concurrently with this offering, we are also making a public offering of                % tangible equity units, or the Tangible Equity Units or the Units, which is being made by means of a separate prospectus and not by means of this prospectus. In that offering, we have granted the underwriters of that offering an option to purchase, within 13 days beginning on, and including, the date of the initial issuance of the Units, up to an additional                Units. We cannot assure you that the offering of Units will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the offering of Units, but the closing of the offering of Units is conditioned upon the closing of this offering.

After the completion of this offering, KKR Phoenix Aggregator L.P., an investment entity owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P., and Walgreen Co., an affiliate of Walgreens Boots Alliance, Inc., will collectively beneficially own approximately                 % of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management—Controlled Company Exemption” and “Principal Stockholders.”

Investing in our common stock involves risks. See “Risk Factors“ beginning on page 33 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

We have granted the underwriters a 30-day option from the date of this prospectus to purchase up to                  additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters expect to deliver the shares on or about                 , 2022.

Goldman Sachs & Co. LLC	Jefferies	KKR	Credit Suisse	Guggenheim Securities	SVB Leerink

BofA Securities	BMO Capital Markets	Deutsche Bank Securities	HSBC

Mizuho Securities	Morgan Stanley	Wells Fargo Securities	William Blair

The date of this prospectus is                 , 2022.

MAKING A DIFFERENCE IN PEOPLE'S LIVES AND COMMUNITIES

Through and including the 25th day after the date of this prospectus, all dealers that effect transactions in these shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock.

For investors outside the United States: we are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

INDUSTRY AND MARKET DATA

Within this prospectus, we reference information and statistics regarding the industries in which we compete. We have obtained this information and statistics from various independent third-party sources, including independent trade associations, industry publications, government publications, reports by market research firms and other independent sources. Some data and other information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research, surveys, information from our customers and suppliers, trade and business organizations and other contacts in the markets in which we operate and independent sources. Statements regarding our competitive position, such as our statements that we are the largest independent provider of community-based health services in the United States and that we are one of the largest independent hospice pharmacies in the United States, are based on market share as calculated by revenue. Data regarding the industries in which we compete and our market position and market share within the industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within the industries. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research, surveys and estimates are reliable, such research, surveys and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.”

TRADEMARKS, TRADENAMES, SERVICE MARKS AND COPYRIGHTS

We own or have rights to use various trademarks, tradenames, service marks and copyrights, which are protected under applicable intellectual property laws, including, for example: BrightSpring, PharMerica, ResCare, All Ways Caring, Amerita, Onco360, Chem Rx, Equus and Rehab Without Walls. This prospectus also contains trademarks, tradenames, service marks and copyrights of other companies, which are, to our knowledge, the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks and copyrights referred to in this prospectus may appear without the ©, ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks and copyrights. We do not intend our use or display of other parties’ trademarks, tradenames, service marks or copyrights to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

BASIS OF PRESENTATION

Certain Definitions

The following terms are used in this prospectus unless otherwise noted or indicated by the context:

•	“ABA” means applied behavioral analysis, a type of therapy that focuses on improving specific behaviors;

•	“ABI/TBI” means acquired/traumatic brain injury;

•	“Abode” means Abode Healthcare, which we acquired in April 2021;

•	“Behavioral” patients and populations mean individuals with intellectual and developmental disabilities including mental illness;

•	“BrightSpring,” “BrightSpring Health Services,” “Company,” “we,” “us” and “our” refer to BrightSpring Health Services, Inc. and its consolidated subsidiaries;

•	“de novo” means new branch, agency, facility, clinic and pharmacy locations;

•	“First Lien Facilities” mean, collectively, the First Lien Term Loan Facility, the Revolving Credit Facility and the LC Facility;

•

“First Lien Term Loan Facility” means, collectively, the Initial Term Loans, the Tranche B-2 Term Loans and the Tranche B-3 Term Loans, each as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt;”

•	“I/DD” means an intellectual/developmental or cognitive disability;

•	“KKR Stockholder” means KKR Phoenix Aggregator L.P., an investment entity owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P.;

•	“LC Facility” means our letter of credit facility, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt;”

•	“Neuro” patients and populations mean individuals who have acquired a traumatic brain injury, spinal cord injury, pediatric autism, or other neurological condition;

•	“OPPC” means OnePoint Patient Care, which we acquired in September 2020;

•

“Revolving Credit Facility” means our senior secured revolving credit facility, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt;”

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“Second Lien Facility” means our senior secured second lien term loan facility, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt;”

•	“Senior” patients and populations mean individuals who are aged 65 and older;

•	“Specialty” patients and populations mean individuals who have unique, specialized and most often chronic/life-long health conditions and needs; and

•	“Walgreen Stockholder” means Walgreen Co., an affiliate of Walgreens Boots Alliance, Inc.

Presentation of Financial and Other Information

BrightSpring Health Services, Inc. conducts its operations through its subsidiaries, including its indirect subsidiaries, BrightSpring Health Holdings Corp. and its wholly-owned subsidiary, ResCare, Inc., and PharMerica Corporation, or PharMerica.

Our fiscal year ends December 31 of each year. References to any “year,” “quarter,” “half” or “month” mean “fiscal year,” “fiscal quarter,” “fiscal half year” and “fiscal month,” respectively, unless the context requires otherwise. References to “2018,” “2019” and “2020” relate to our fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, unless the context otherwise requires.

In this prospectus, where we discuss the number of de novos opened since 2018, such number includes de novos opened by each business we acquired prior to our acquisition of such business if opened since 2018.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Specifically, we make use of the non-GAAP financial measures “EBITDA” and “Adjusted EBITDA.”

EBITDA and Adjusted EBITDA have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management also believes that these measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses EBITDA and Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish and award discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures.

Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measures derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as tax payments, debt service requirements, total capital expenditures and certain other cash costs that may recur in the future. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of, our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Summary —Summary Historical Consolidated Financial and Other Data.”

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties.

Summary Highlights of Our Business

•	A leading, diversified, independent provider of home and community-based healthcare services in the United States

•	Focus on clinical and operational excellence and coordinated front-line healthcare services to deliver optimal patient outcomes in lower-cost settings and help people live their best lives

•	Compelling and proven value proposition for all constituents, including our clients, patients and respective families, customers, partners, payors, employees, and investors

•	Purpose-built suite of complementary provider and pharmacy services that more completely address the needs of complex Senior and Specialty patients

•	Scaled national platform with a presence in all 50 states, a quality and compliance focus, longer-term customer relationships, a successful M&A track record, and an experienced management team

•	Over $1.5 trillion combined market opportunity across our business lines with numerous positive industry trends and drivers

•

Growth opportunities through organic expansion in core provider and pharmacy businesses, our ability to leverage complementary services for referral synergies, penetration of adjacent markets, and innovation in value-based care payment models, as well as through strategic M&A

•	In 2020, grew revenue by $1.1 billion, or 23.3%, to $5.6 billion with numerous businesses growing organically into the double-digits and growth bolstered by strategic and accretive acquisitions

•	In 2020, increased net income by $92.2 million, or 129.8%, to $21.2 million and increased Adjusted EBITDA by $79.5 million, or 23.9%, to $412.0 million

•	In 2020, delivered $222.6 million in cash flow from operations

Who We Are

We are a leading home and community-based healthcare services platform, focused on delivering complementary provider and pharmacy services to complex patients. We have a differentiated approach to care delivery, with a purpose-built and scaled model that addresses the three critical services that the highest-need and highest-cost patients require. With a focus on Senior and Specialty patients, which includes Behavioral populations, our platform provides clinical services, supportive care and pharmacy solutions in lower-cost home and community settings to Medicare, Medicaid and commercially-insured populations. We are an essential part of our nation’s health delivery network as a front-line provider of high-quality and cost-effective care to a large and growing number of people, who increasingly require a combination of specialized solutions to enable holistic health care management. Our presence spans all 50 states, we serve over 330,000 patients daily through our approximately 10,000 clinical providers and pharmacists, and our services make a profound impact in the lives and communities of the people we serve.

Our model focuses on delivering high-touch and coordinated services to medically-complex clients and patients, which is a large, growing and underserved population in the U.S. healthcare system. These high-need and high-cost Senior and Specialty patients comprise a market of over $1.5 trillion across our business lines. The chronic conditions and long-term health needs of these patients not only represent an outsized share of health care spend today, but also are expected to drive a disproportionate share of future expenditures. Americans with five or more chronic conditions make up 12% of the population and account for 41% of total health care spending, on average spending 14 times more on health services than those without chronic conditions. These patients require clinical services, supportive care and pharmacy solutions to achieve quality outcomes, but must often navigate disjointed and separately-administered health services. This can result in uncoordinated care delivery with adverse medical consequences, as compared to receiving timely, proximal and complete care support in the home and community that improves health and reduces cost.

We have built a significant presence and expertise in delivering complementary and high-touch daily healthcare services and programs to complex patients in their homes and in communities in order to address their multiple health needs and requirements more completely. Our provider health services consist of both clinical and supportive care that are customized to individual patient needs. Clinical services consist of Home Health and Hospice to Seniors, as well as Home-Based Primary Care, Rehab Therapy and nursing to Senior and Specialty populations, including Neuro and Behavioral patients. Supportive care consists of services that address activities of daily living and social determinants of health for both Senior and Specialty populations as well. Often in tandem with our provider services, we provide alternative site daily pharmacy solutions across many home and community settings, including Senior Living communities, Hospice sites of care, homes of Seniors who are on a significant number of medications, Neuro and Behavioral clients’ and patients’ homes, Home Infusion, and Specialty Pharmacy (primarily oncology), as well as providing pharmacy solutions to skilled nursing and rehabilitation facilities and hospitals. By providing a complementary and purpose-built suite of services, our care model is designed to address more patient needs and better integrate health services delivery to improve outcomes and patient experiences, while reducing overall costs.

We believe that our care model is well-positioned for the long-term, as it is underpinned by several characteristics and capabilities that suggest continued differentiation and growth:

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Purpose-built suite of complementary services that address whole person health – We purposely built a healthcare platform that brings together provider and pharmacy care to address the full spectrum of interrelated and chronic needs of Senior and Specialty patients. Through our comprehensive care capabilities and unique programs, we are able to develop a multi-year whole-person view of our patients, which enables us to provide skilled clinical services, more closely manage daily medication requirements and adherence, and address social determinants of health and daily care needs. Moreover, we believe that this “whole person” model and capability set will increasingly be the most effective approach for providing high-need and high-cost Senior and Specialty populations the care services and pharmacy solutions they require.

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Serving complex patients in the home and community setting – With over 40 years of experience caring for “must-serve” client and patient populations, we deliver longitudinal care in preferred and lower-cost settings with strong quality results. Our services reduce cost by providing care for many of these individuals in non-institutional home and community settings and reducing hospitalizations. For example, in our Provider Services business, our complex Behavioral clients, often with three or more comorbidities and requiring eight or more medications, spend 360 days a year at home on average. 73% of our Home Health patients are discharged in their communities staying in their homes. We achieve an 85% overall rating of care in Hospice, a patient satisfaction level of 99% in Rehab, and our long-term care pharmacies achieve 99.99% order accuracy, 99.77% order completeness and 98.59% on-time delivery, with “excellent” and “world class” Net Promoter Scores, or NPS, across several businesses. We believe that we are positioned to more effectively deliver care, identify potential medical problems that often go undetected and avoid adverse events due to our presence in the home and community and highly proximate position to patients.

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Market-leading scale with a focus on operational excellence and coordinated front-line care – We manage one of the nation’s largest independent platforms of both provider and pharmacy services offered on a daily basis in home and community settings – to address the multiple needs of medically complex Senior and Specialty patients. Our leading scale across all 50 states has important benefits. Our scale provides exposure and access to a broader set of market growth opportunities, while also providing diversification and risk mitigation in payor sources, geographies and end markets. Further, we leverage economies of scale and best practices across the company, including in purchasing, quality, technology, human resources, and advocacy and payor relations. Our scale and services allow us to effectively deliver and coordinate a portfolio of integrated solutions to and across care settings, which we believe will be important in the ongoing development of value-based care solutions. Ultimately, our track record of building market density, expanding into complementary service lines, and replicating this model across new geographies underpins both our historical results as well as our growth strategies.

We are the largest independent provider of community-based health services in the United States, offering skilled, impactful and complementary health and related care solutions. Almost all of the clients and patients that we serve have chronic conditions and the vast majority of them receive their services on a recurring basis over long periods of time, with our Provider Services patient base having an average of six chronic conditions per patient. Our leading clinical and supportive care services delivered over 16 million hours of quality and compassionate care in 2020 to Home Health, Hospice and Senior home care patients, with a current census of over 30,000, and delivered approximately four million hours of clinical care and an additional one-and-a-half million hours of therapy in 2020 to Rehab and Behavioral patients in our Long-Term Specialty Care business, with a current census over 18,000. With an average of nine prescriptions per patient, our daily pharmacy solutions are delivered from 178 pharmacy centers, specialty infusion centers and specialty oncology locations that we operate across all 50 states, with a fast, local, “white-glove” delivery model. In 2020, we provided over 30 million prescriptions across many different patient types and patient settings from our pharmacies and supporting clinical teams. Combined, our daily provider services and pharmacy solutions serve from and to approximately 7,000 office, clinic and customer locations across the country, with over 330,000 patients serviced at any one time, including over 125,000 patients served in their homes at any one time. These provider services and pharmacy solutions are delivered by our approximately 37,000 dedicated full-time equivalent employees across the country, who are focused on improving outcomes in the most efficient way.

We believe our historical results and success are due to both our scale and diversified yet complementary businesses and service models, which enable us to grow and pursue opportunities in attractive, preferred and targeted markets that are principally based in home and community delivery settings. We target markets and services that can leverage a mix of offerings and provide multiple required services to patients to improve quality, increase revenue per patient, reduce healthcare system costs, and provide a greater opportunity set of strategic and accretive acquisitions. Our 2020 Home and Community Health Provider Services segment revenue was $1,683.8 million, accounting for 30.2% of total revenue, and our 2020 Home and Community Health Provider Services Segment EBITDA was $229.6 million, accounting for 43.6% of total Segment EBITDA. Our 2020 Pharmacy Solutions segment revenue was $3,635.9 million, accounting for 65.2% of total revenue, and our 2020 Pharmacy Solutions Segment EBITDA was $275.5 million, accounting for 52.3% of total Segment EBITDA. Across all of our lines of business, we believe that aggregate market growth combined with our scale, operating capabilities, integrated platform of provider and pharmacy services and acquisition opportunity set have allowed us to grow and increase market share.

From 2018 to 2020, we have grown revenue from $2,536.1 million to $5,580.4 million, largely due to acquisitions, with the BHS Acquisition contributing $1,915.1 million and other acquisitions collectively contributing $386.4 million to our total revenue. We incurred $1,800.0 million of the first lien term loans and $450.0 million of second lien term loans in 2019 and an additional $550.0 million first lien term loans in 2020 to primarily fund our acquisitions, including to refinance the existing debt incurred to fund prior acquisitions, with the remainder being used for general corporate purposes. From 2018 to 2020, we have grown net income (loss) from $(7.6) million to $21.2 million and Adjusted EBITDA from $163.8 million to $412.0 million. For the nine months ended September 30, 2021, our total revenue was $4,896.6 million, representing a 19.1% increase from $4,110.9 million in the nine months ended September 30, 2020. For the nine months ended September 30, 2021 and 2020, our net income was $35.8 million and $21.6 million, respectively. We recorded Adjusted EBITDA of $367.9 million in the nine months ended September 30, 2021, representing a 22.1% increase from $301.3 million in the nine months ended September 30, 2020. We incurred an additional $675.0 million of first lien term loans in the nine months ended September 30, 2021 primarily to fund our acquisition of Abode. See “—Summary Historical Consolidated Financial and Other Data” for a definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to net income (loss).

Our Value Proposition

We believe that our care model offers a compelling value proposition for numerous constituents, including our clients, patients, customers, strategic partners, referral sources (including physicians, hospital systems and states), payors, policymakers, federal, state and municipal legislators, clients’ and patients’ families, employees, other healthcare industry stakeholders, and future investors.

We bring value to high-need, medically complex patients: We have purposely built our platform with an intention to provide optimal care for the highest-need, highest-cost and most complex Senior and Specialty patients in the homes and communities in which they live. Our mission is to make a difference in people’s lives and communities, in helping them live more independently and achieve patient-specific health goals and outcomes.

Our consistent quality performance in providing services for patients with challenging conditions is evidenced over time by strong and leading metrics. Our Home Health Star Ratings average greater than 4 (out of 5) and exceed the national average, with a 73% discharge rate of patients in the community, which is higher than the national average of 60%, and an 89% composite score on Home Health Consumer Assessment of Healthcare Providers and Systems, or CAHPS, which is higher than the national average score of 85%. Our 99% Hospice Information Set, or HIS, score (an index comprising seven key quality measures) is seven percent above the national average. 88% of our Rehab patients do not require rehospitalization after therapy. Our long-term care pharmacy patients receive their medications accurately, completely and on-time, at industry leading rates of 99.99%, 99.77% and 98.59%, respectively, which we believe contributes to our “excellent” and “world class” NPS ratings of 51 in long-term care pharmacy and 90 in Specialty pharmacy, respectively.

We bring value to payors and are well positioned for potential shifts towards value-based care arrangements: We believe that proximal, attentive and quality home and community-based services combined with our whole-person approach to care reduces costs in the healthcare system for medically complex populations, while also delivering improved member outcomes. We provide home-based primary care, which is associated with a 50% reduction in readmission and a 20% reduction in emergency room visits. We estimate that the average cost per day of home care is 80% less than hospital care, and the use of personal care is key to delaying or preventing unnecessary facility placement, as well as reducing costs by roughly half relative to the per day cost of institutional long-term care. We reduce the cost of long-term care for Behavioral patients by $115,000 - $165,000 per person per year. Furthermore, our value is uniquely and significantly enhanced by our ability to provide complementary pharmacy solutions. Our daily pharmacy solutions allow our customers and patients to benefit from our proprietary programs to optimally manage medication regimens and drug utilization and minimize adverse medical effects, which result in average savings of approximately $600 per patient, with the potential for $2,400 savings from increased medication adherence.

We bring value to families and communities that care about our clients and patients: By being able to offer multiple, complementary services across various modes of care, and by providing services in the home as well as community clinic settings, we significantly reduce the caregiving burden on clients’ and patients’ family members. Our broad set of services are available in care settings where our patients live, and these services are intimately connected to the quality of life of a patient and their family in the broader community. As a result, and for example, our patient and family satisfaction scores are 99% in our Rehab services, 95% in pharmacy home infusion, 89% for Home Health CAHPS, which is higher than the national average of 85%, and 85% for Hospice CAHPS, and Seniors and Behavioral supportive care recipients and families (and guardians) report an average satisfaction score of well over 4 (out of 5).

We bring value to employees who serve our medically complex patient population: Our national scale and comprehensive range of healthcare solutions creates flexibility of care provision and breadth and depth of services for our providers. For our approximately 37,000 full-time equivalent clinicians, caregivers and support employees, we offer a compelling mission and opportunity to serve complex client and patient populations, forming meaningful relationships and encouraging clients and patients to live their best possible lives. Across all business and service segments, our infrastructure, technology, training and operational processes provide support, flexibility in work schedules and reduce administrative burdens for our teammates to help them concentrate on providing quality care for patients.

We bring value to many healthcare partners, including physicians, health systems, customers, and drug manufacturers by driving shared success: We have a strong and well-established base of care delivery physician and health system referral sources and partners that has been built on years of customer service and quality results. Our company has 425 formal strategic partnerships and contracts with health systems, including approximately 20 home health partnerships and contracts with leading hospital systems and accountable care organizations, or ACOs, across multiple states related to high performance networks, care transitions, indigent patient management, high-risk patient programs, and therapy and heart failure bundles. In addition to health systems and ACOs, we have a unique mobile integrated healthcare program in hospice in partnership and coordination with emergency medical services and fire departments to triage episodes in the home and reduce hospitalizations.

We have preferred or exclusive relationships with pharmaceutical manufacturers in specialty oncology drugs, as manufacturers select and prefer to work with our pharmacy due to leading patient service, reimbursement navigation, nursing support, speed of drug delivery, IT and data solutions, and other proprietary value-add services. At present we have 93 limited distribution oncology drugs, with another nine in the pipeline still to launch, including six exclusive and 43 ultra-narrow and high-control drugs with limited pharmacy access.

We bring value to investors through our purpose-built, broad and diversified platform of services: We offer investors a purpose-built platform of leading scale that combines broad geographic, end market and reimbursement diversification among related and complementary business and service lines with unique levers to drive organic and inorganic growth.

Our platform delivers services primarily in home and community settings, which benefit from industry trends and tailwinds, given patient preference, high-quality and lower cost of services. Approximately 18,000 of our patients receive multiple services from us in their homes today, and we believe that there are over 550,000 additional opportunities to deliver our services to our current census of patients across settings.

The “care relationship” with our patients has historically been multiyear, leading to strong revenue visibility and operational stability. As a result, we have six-month line of sight on approximately 80% of our service volume and 75% line of sight on our service volume over a year.

Our revenue mix is diversified by payor source and program, including, as of December 31, 2020, 43% Medicare (34% Medicare Part D), 27% Medicaid (of which this percentage is further distributed at the state level), 18% Commercial, 5% government programs, and 7% private/other. As reimbursement models continue to evolve, our complementary, value-add services and diversified payor mix enables us to potentially enter into quality and value-based contracts that would allow us to realize greater incentives and savings than today and take risk.

Our platform and financial profile also benefits from an extensive M&A track record and proven ability to source, execute and integrate strategic and accretive acquisitions across multiple fragmented industries. Since 2018, we have completed 46 acquisitions across multiple business lines, including strategic and tuck-in acquisitions. Our pace of acquisitions has been consistent, with 12 deals completed each year in 2018, 2019 (excluding the BHS Acquisition), and 2020, and ten deals completed in the nine months ended September 30, 2021. Our combined aggregate purchase consideration has totaled $1.6 billion since 2018, including over $900 million in the nine months ended September 30, 2021 due to our acquisition of Abode (and several other transactions). With access to more acquisition opportunities across our broad and large markets comparatively, and through our ability to leverage scale related synergies, we are able to selectively target attractive and value-enhancing acquisitions that we expect to continue to contribute meaningfully to the long-term success of the Company.

Industry Overview and Market Opportunity

Healthcare expenditures in the United States totaled $3.8 trillion in 2019 and were expected to reach $4.2 trillion in 2021. Through our platform we provide a comprehensive set of health services capabilities to high- need, high-cost, medically complex patients that address multiple patient needs. We provide these critical services across Medicare, Medicaid, and commercial plans, which we believe creates over $1.5 trillion of opportunity for our specific and relevant services among the main healthcare funding sources and other pharmacy services payors in the United States.

Within our over $1.5 trillion market opportunity, our platform is able to benefit from a broad and comprehensive set of capabilities that address a number of favorable underlying markets and trends. For example, as the baby boomer population ages and life expectancy increases, Seniors, who comprise a large portion of our patients, will represent a higher percentage of the overall population. The Office of the Actuary of the Centers for Medicare & Medicaid Services, or CMS, projects that the U.S. population aged 65 and older will grow, on average, by 3% annually over the next five years. Specialty populations, who have unique, specialized and most often chronic/life-long health conditions and needs, are expected to increase by a compound annual growth rate of approximately 5% over the same period. Within our Provider businesses, Home Health expenditures are expected to increase by approximately 5% - 7% over the next five years, with Hospice expenditures expected to increase by 6% - 8% over the same period. Additionally, Personal Care spending is expected to grow by 7% - 9%. In our Pharmacy Solutions segment, our Home and Community-Based Pharmacy markets are expected to grow at a weighted average growth rate of approximately 9% over the next five years.

We believe these trends will continue to drive sustainable growth in our markets and greater utilization of our services in the future, creating opportunities for scaled providers to continue to gain share through our focus on medically-complex Senior and Specialty patient populations with intensive healthcare needs.

We have also managed our business in light of certain challenges in our markets. The U.S. federal and state governments continue to enact and seriously consider many broad-based legislative and regulatory proposals that have had a material impact on, or could materially impact, various aspects of the healthcare system, the markets we participate in and our business. In particular, as federal healthcare expenditures continue to increase and state governments must balance budgets, including through the COVID-19 pandemic, federal and state governments have made, and may continue to make, significant changes to the Medicare and Medicaid programs. Changes in government healthcare programs may reduce payments we receive or access to, or utilization of, our services, and may require us to modify our internal processes and procedures. Additionally, regulators have increased scrutiny of claims for our services. During the past several years, third-party healthcare payors, such as federal and state governments and insurance companies, have undertaken cost containment initiatives. We expect efforts to impose greater discounts and more stringent cost controls by such payors to continue, potentially reducing the payments we receive for our services. Government and commercial payors may also present us with alternative payment models.

We operate in a highly competitive industry as well. Within our markets, we compete with a broad and diverse set of businesses spanning both provider and pharmacy services. In our Home and Community Health Provider Services segment, we compete with local, regional and national providers of clinical services and supportive care. Within clinical services, our principal competitors are comprised of other home and community health providers, including Amedisys, Inc., Encompass Health Corporation and LHC Group, Inc. Generally, competition in our Personal Care service line comes from local and regional providers, as well as other national providers including Addus HomeCare Corporation. In our Home and Community Health Provider Services segment, we also compete for, among other things, physicians, nurse practitioners, physician assistants and other medical and non-medical personnel.

In our Pharmacy Solutions segment, we compete with local, regional and national pharmacies. While no other company competes with us singularly across all of our pharmacy service lines, on a nationwide basis we compete with several national companies depending on service line. In our Home & Community-Based Pharmacy business, we compete in the large and fragmented home infusion and specialty pharmacy markets for contracts with managed care organizations and other third-party payors. Competitors within the home infusion and specialty pharmacy markets include Coram CVS/specialty infusion services (a division of CVS Health), Accredo Health Group, Inc. (a unit of Cigna), Optum Specialty Pharmacy (a subsidiary of OptumRx, which is a unit of the UnitedHealth Group), Option Care Health, Inc. and various regional and local providers. In our Facility-Based Pharmacy business, owners of skilled nursing and rehabilitation facilities may also provide pharmacy (and provider) services, and on a nationwide basis we compete with Omnicare, Inc., a division of CVS Health, and several others.

Our Platform

We believe our high-quality and complementary health services offerings address significant and important patient and stakeholder needs. Our service model represents a unique and holistic care delivery capability that minimizes the potential disruption associated with procuring multiple services from multiple providers and improves quality of care and patient outcomes through enhanced coordination of provider and pharmacy services. These outcomes are achieved across our Senior patients and Specialty patients, which include our Behavioral, Neuro and Specialty Pharmacy populations, with our services principally delivered in patient-preferred and lower-cost settings. We believe our service capabilities and outcomes position us as a provider of choice for clients, patients, families, referral sources, and payors. Our service capabilities extend across all 50 states in the United States, with co-location of our provider and pharmacy services in approximately 75% of our states. We deliver a higher proportion of services in select regions with favorable demographics and regulatory environments, with approximately 57% of our revenue concentrated in 10 states: New York, Texas, California, Washington, North Carolina, Indiana, Florida, Pennsylvania, Ohio and Massachusetts. We deliver services through two reportable segments: Home and Community Health Provider Services and Pharmacy Solutions.

Home and Community Health Provider Services

In our Home and Community Health Provider Services segment, we provide a variety of impactful and valuable services to address chronic and complex patient conditions and help manage the whole-person health of our client and patients in their homes and communities. These services consist of both clinical and supportive care to over 30,000 Senior and Specialty populations today, with census for home health and hospice services having grown approximately 77% over the past year, and include the following:

Home Health Care

Our Home Health services provide patient-centric, highly skilled and compassionate clinical care primarily to Senior patients recovering from surgery or illness or living with chronic diseases. These services help patients avoid unnecessary hospitalizations, speed up recovery time, and allow people to stay in their own homes where they can feel safe and secure. Over $40 billion in annual U.S. health care spending is attributed to hospital readmissions. In particular, the transition from the hospital to the home introduces significant risk for preventable adverse outcomes, with nearly 25% of readmissions considered preventable, and closer follow-up reduces complications and readmissions. Home health care can reduce 365-day post-discharge costs by more than $6,000 per patient.

Our Hospice services provide physical, emotional and spiritual comfort and support primarily for Senior patients with terminal illnesses and their families. Our interdisciplinary hospice teams tailor unique and individualized plans for patients and their families based on a comprehensive understanding of their needs. Generally, patients receiving hospice services have a life expectancy of six months or less. Our Hospice patients all require daily pharmacy support, which we deliver and are fully rolling out internally through our Hospice Pharmacy business. Our HIS composite score of 99% is seven percent above the national average, and we have a score of 85% for Hospice CAHPS as we strive to provide this valuable service in a high-quality way.

Our Personal Care services include supportive care and activities of daily living support that address social determinants of health, including dietary and nutrition management, fall risk management, transportation, cognitive and social engagement, skills building, companionship, and bathing and grooming, as well as professional nursing, medication support, Alzheimer’s/dementia care and other specialized chronic patient condition programs, respite care, other in-home programs, and geriatric care management. Medicare spends an average of three times more on older adults with functional limitations, and we believe supportive care services will continue to become a focus for payors due to the growing importance of managing the social determinants of healthcare to improve outcomes and delay or prevent unnecessary facility placement.

Our patients often receive multiple Home Health Care services from the Company, including Home Health-to-Hospice transitions, Home Health and Personal Care, and Hospice and Personal Care, to improve patient outcomes. In 2021 we launched our Continue Care program, which is a longitudinal medication therapy and risk management program for our Home Health patients, which includes in-home patient assessments, medication reconciliations and medication synchronization with subsequent multi-dose medication delivery on 30 day cycles, all supported by nurse and consultant pharmacist check-ins and interventions. Studies have shown that all-cause hospitalizations are higher in patients with poor medication adherence. We see significant potential for continued and future referral opportunities to our provider segment from patients being served by our pharmacy services in skilled nursing and rehabilitation facilities who discharge approximately 400,000 patients a year. We offer a Discharge Rx program to our skilled nursing customers today to help with the consistency and accuracy of medications for patients post-discharge and to help skilled nursing and rehabilitation facilities manage 30-day hospital readmission post-discharge, and these referral channels enable us to provide continuity of care following a discharge from skilled nursing into our Home Health, Personal Care and Hospice in the future. Our assisted living and home infusion pharmacy customers and patients also provide us with relationships to increasingly introduce Home Health, Personal Care and Hospice in the future. As many patients continue to express a preference to stay at home as long as possible over the life of their care needs, our integrated provider and pharmacy offerings make this option more and more practical for patients and care professionals.

Long-Term Specialty Care

Our Long-Term Specialty Care services provide both patient-centric clinical care and supportive care to Seniors, Behavioral, ABA, and NeuroRehab clients and patients living with age-related acute or chronic conditions, living with life-long indications (including I/DD and autism) or recovering from a catastrophic neuro event (ABI/TBI or stroke) requiring intensive therapy, respectively. These services support individuals of all ages who need various forms of expert clinical care and therapy in addition to assistance with daily living due to serious medical issues they may have. The majority of patients in Long-Term Specialty Care receive daily pharmacy support, delivered through our Home and Community-Based Pharmacy business (with a 94% penetration rate), along with ongoing behavioral therapy consults and primary care medical care, which is increasingly being delivered through our Home-Based Primary Care practice.

Within Long-Term Specialty Care, we view our primary care capabilities, which we are continuing to build out, as central to the future of optimizing client and patient management. Our Home-Based Primary Care clinicians see and manage both Seniors and Behavioral (including I/DD) patients in senior living communities, in individual homes and in group homes, as well as in transitional care visits after patients leave hospitals and skilled nursing facilities. We believe the expertise of our Home-Based Primary Care clinicians applied to settings where complex patients reside every day results in more proactive, insightful and patient-centric care that drives superior client and patient experiences, improved outcomes and lower costs. Home-Based Primary Care serves as the care steward of the patient, pulling together previously disparate information and contact points into one place for more coordinated and informed patient care. Our platform currently participates in the CMS Center for Medicare and Medicaid Innovation, or CMMI, innovation program Comprehensive Primary Care Plus and was selected into the next generation CMS model called Primary Care First, which is a five-year model that rewards value and quality through an innovative payment structure.

Our Rehab Therapy services provide specialized, highly-skilled and custom-designed rehabilitation services, including physical, speech and occupational therapy and ABA, for patients of all ages with a range of injuries and conditions, including brain and spinal cord injuries, stroke, pediatric neuro conditions and autism. Our Rehab services make a dramatic impact on the trajectory of a patient’s independence, skills and life and significantly lower longer-term costs. For example, with our brain and spinal cord injury and stroke patients, 50% of the patients no longer require 24/7 supervision after three months of therapy, and the percent of patients who can be left alone for at least eight hours increased from 22% to 74%. Patients see profound improvements, and 99% of patients are either satisfied or very satisfied with our services and 97% would recommend our services.

Our Community Living services offer a variety of programs, including group homes, supported living, behavioral therapy, short-term or medium-term transitional care, family living (host homes), vocational training, and case management. Our programs are principally administered in individuals’ homes, supported by day programs, and predominantly based on individual support and clinical care plans designed to encourage greater independence, develop daily living skills and social determinants of health goals, and manage medical conditions, as the majority of I/DD individuals have multiple chronic conditions and require eight or more medications.

Pharmacy Solutions

We provide pharmacy services across many care settings, often in coordination with our Home and Community Health Provider Services, and filled over 30 million prescriptions in 2020. We operate 178 pharmacies in total across all 50 states, with services to approximately 3,000 locations, more than 25,000 homes, and approximately 275,000 patients through over 5,200 unique payor contracts. Our best-in-class pharmacy support across settings is achieved through medication availability and reliability, cost containment, staff and patient support programs and solutions, regulatory support, and leading customer service. We have a unique opportunity to increasingly provide more pharmacy services in the future to our provider patients and to patients transitioning across settings of care.

Pharmacy services are a universal need and ubiquitous connection point across medically complex populations and the overlapping patient services we provide across settings. Home and Community-Based Pharmacy and Facility-Based Pharmacy services to complex patients are extremely differentiated compared to retail pharmacy, with dramatically different and more challenging user needs and service requirements. High-need Senior and Specialty patients depend on closely managed daily medication regimens. The average Senior fills approximately 46 medication prescriptions per year and the average BrightSpring pharmacy patient is usually prescribed approximately nine medications at a given time, or at least three times more than the average Senior. As a result, medication appropriateness, accuracy and adherence are critical points of emphasis for managing chronic conditions, treating temporary episodes, and promoting the overall long-term health and well-being of patients. Non-adherence causes approximately 40% of chronic disease treatment failures and 125,000 deaths per year in the United States. Furthermore, approximately one in five new prescriptions are never filled, and among those filled, approximately 50% are taken incorrectly. A 2015 study published by the Annals of Pharmacotherapy showed there is over $500 billion of costs from the lack of medication adherence, and the resulting illnesses, hospitalizations and deaths, a figure that represented 16% of U.S. healthcare expenditures. Our integrated Pharmacy Solutions are designed to drive medication adherence, patient outcomes and customer efficiency and compliance in a number of areas. We deliver on these goals with over 99.99% order accuracy, 99.77% order completeness and 98.59% on-time delivery. We promote overall savings to customers and the healthcare system through programs that result in an 87.6% generic dispensing rate.

Home and Community-Based Pharmacy

Our home and community-based pharmacy solutions ensure that medications are accessible in a timely manner for patients living in home and community-based residential settings that include senior living facilities (assisted living facilities, or ALFs, and independent living facilities, or ILFs), patient homes for in-home pharmacy, mostly patient homes for hospice pharmacy, home infusion and Specialty pharmacy, I/DD group homes, and rehab settings. Our footprint of 178 pharmacies that covers all 50 states is unique, and our “white-glove” and local pharmacy model is differentiating, as it allows for faster response time for delivery (for first-time, recurring and stat orders) and a better customer and patient experience. Depending on the specific location, we service customer and patient locations typically within a radius of approximately 100 miles or less of our pharmacy locations multiple times a day and 24/7 as needed.

Our Senior Living Pharmacy platform is designed to provide a consistent, best in-class experience for multi-state senior living providers accompanied with local concierge support for individual communities and residents in their homes. We do this through centralized intake and order entry that yields a standardized operations model to drive efficiencies and consistency of experience in all markets for the senior living provider. Our pharmacists optimize medication regimens by eliminating unnecessary medications and addressing potential adverse drug reactions that enables residents to age in place. Our local pharmacies focus on critical pharmacy service elements such as accurate and timely dispensing, reliable emergency and after-hours support, and timely electronic medical record, or eMAR, profiling, leading to quality, consistency, and reliability. Additional value-add services and capabilities include a leading OTC program, on-demand, cycle-fill, and anniversary fill dispensing capabilities, and flexible packaging capabilities that include multi-dose pouches or cards.

Our Hospice Pharmacy provides hospice pharmacy and pharmacy benefit management, or PBM, services for people and families primarily in their homes, as well as in some inpatient units and skilled nursing and rehabilitation facilities where hospice patients can also reside. We believe we are one of the largest independent hospice pharmacies in the United States and have a unique local pharmacy model that delivers same-day medications directly to people’s homes from our own controlled pharmacies.

Our In-Home Pharmacy program called Continue Care was built for Home Health and Personal Care patients, for patient discharges to home from skilled nursing and rehabilitation facilities or hospitals, or for partnering with payors with a focus on any high-risk patient (member) who is living in their home with chronic conditions and an intensive polypharmacy medication need and regimen (typically eight – 12 or more medications). Polypharmacy is now widely acknowledged and appreciated as the number one marker for the highest risk patients. We have developed our Continue Care program over the past year to uniquely and effectively serve these patients in their homes through both medication therapy and risk management and ongoing care support.

Our Continue Care program is a care management program that targets one of the biggest challenges and opportunities in healthcare, which is the ongoing management of high-risk, high-cost, complex patients in their homes to reduce adverse health events and hospitalizations. While multimorbidity and polypharmacy are common in the United States, the optimal approach to improving medication management for patients in homes using complex regimens can involve multiple interventions, with highly integrated medication management models associated with improved adherence and decreased costs of approximately $2,400 per member per year.

We believe our Behavioral Pharmacy (including serving I/DD group homes) platform is one of the largest I/DD specialty pharmacy providers in the United States, designed purposefully for behavioral populations and their specific needs. In this business we provide customized medication management to ensure regulatory compliance through specialized packaging, calendar cycle fill aids, customized labelling with bar codes and medication pass times to ensure adherence and the right dose at the right time, integration with 42 electronic medical record/electronic health record, or eMAR/EHR, products to ensure medication administration documentation, and flexible delivery schedules tailored to client and agency schedules and activities.

Our Home Infusion business provides specialty infusion services in the home focused on pharmaceutical therapies that require expert administration, offering high-touch clinical services to patients. Infusion therapy services are a specialty form of pharmaceuticals that involve the intravenous administration of medications that treat a wide range of acute and chronic health conditions – infections, auto-immune illnesses, cancer pain, multiple sclerosis, hemophilia, and nutritional deficiencies. These medications are high-cost and require special handling, comprehensive planning, and extensive patient training that is provided through our registered nursing staff. Our infusion services receive a 95.4% patient satisfaction score, with 99.9% dispensing accuracy, and 95.9% therapy completion.

Our Specialty Pharmacy business provides dispensing of specialty drugs, care management and other related services to patients, oncology practices, and hospitals. As the leading independent specialty oncology pharmacy in the United States, our services encompass clinical coordination and review, nursing support and patient education, compliance with appropriate oncology protocols, patient assistance with insurance access and outside funding, and timely delivery of medication. Our highly trained, certified oncology pharmacists are available 24/7 to provide critical clinical and care management support for patients and caregivers while working in close coordination with their physicians. We coordinate the administration of medications directly to the patient at the appropriate point of treatment and work directly with payors to bill insurance companies for the medication provided, ensuring all prior authorizations and approvals are obtained.

Our Specialty Pharmacy customer service and quality metrics are best-in-class, such as time-to-first-fill (3.6 day average turnaround time), as compared to peers, and we offer value-add services including technology integrations and real-time analytics on key metrics for both suppliers and payors. As a result of our unique capabilities in serving pharmaceutical manufacturers and biotech, we have exclusive or preferred relationships in specialty oncology drugs, as manufacturers select our pharmacy – exclusively or as part of a group of a few other pharmacies – to distribute and support their therapies in the market. We currently have 93 limited distribution oncology drugs in the market, with an additional nine in the pipeline still to launch, including 49 exclusive and ultra-narrow and high-control drugs with limited pharmacy access. These exclusive and limited access drugs awarded to us by manufacturers represent 92% of our Specialty pharmacy revenue. In 2020, and, again, as a testament to our leading quality and service, we achieved a “world-class” NPS score of 90 from the patients of one of our largest contracted PBMs, which, according to the PBM, only 1% of their pharmacies achieve, and which triggered a quality incentive payment in 2021.

Facility-Based Pharmacy

We make sure critical medications and therapies are accessible in a timely and optimized manner for patients through our skilled nursing and rehabilitation facilities and hospitals, in the process providing value well beyond medication delivery through proprietary operational, clinical, cost, regulatory, and educational support programs for our customers. We purchase, repackage, dispense, and deliver prescription and non-prescription pharmaceuticals in accordance with physician orders, typically to customer locations within a radius of 100 miles or less of our pharmacy locations at least once each day. We provide 24-hour, seven-day per week on-call pharmacist services for emergency dispensing and/or consultation with the facility’s staff or the resident’s attending physician.

In addition to our very strong service delivery metrics, we reduce the costs and complexity of drug procurement and support greater efficiency and sustainability for care facilities, with a 99.9% generic efficiency rate (the percent of drugs dispensed as generic, when both brand and generic versions of a drug are available) and saving customers an average of $64 per therapeutic interchange. Our over 100 nurse consultants also underpin improved results for customers through our service, as our pharmacies perform better than the national average, for example, on antipsychotic usage and percent of patients experiencing falls, with our patients consistently outperforming non-patients on CMS quality measures overall. Our nurses also help customers reduce “F-Tags” (citings for compliance deficiency). As a result, more of our pharmacy customers received incentive payments and at a higher rate under the CMS Skilled Nursing Facility Value-Based Purchasing program than non-customers. Overall, we believe we have certain comparative strengths in this large and fragmented pharmacy market due to our lower drug purchasing costs, broader distribution and breadth of customer support programs.

Our Team and Culture

We believe an engaged and connected team of employees across the Company is an essential component of our platform and growth strategy. Our dedicated clinicians, caregivers, field, corporate and other administrative support employees, managers, and leaders are the critical elements that have enabled us to build an industry leading and differentiated healthcare platform. We have a combination of long-standing employees at all levels who have worked together for years and newer employees that help to contribute best practices and innovation – all bringing a wealth of experience in healthcare.

Our leadership team has driven a clearly defined vision and mission through the organization. It has fostered and developed a focus on quality, operational excellence and growth across our enterprise, underpinned by strong people and efficient processes. The Company has consistently innovated its service models to drive results and augment our positioning as a valuable partner to industry stakeholders. Our culture is at the heart of all we do, enabling execution of our strategies. Our commitment and passion for helping people guides the way our care and services are delivered, one patient at a time.

As a leading mission-driven and quality-focused health services organization, our employees are fundamental to our ability to maximize our impact in serving clients, patients, families, customers, referrals sources and partners, and all healthcare stakeholders. Focusing on the interests and development of our employees is a top priority, and our ability to attract and retain compassionate and skilled caregivers and pharmacy professionals, as well as talented functional and managerial staff, is fundamental to our future.

Operational Excellence

Operational excellence is a focus of our Company. It is a key aspect of our performance, and we believe it will be a driver of our continued growth. Our senior leadership’s attention to how we operate and manage both our businesses and enterprise support functions is reflected in continuous improvement efforts in both volume and cost efficiency related areas for improved results. In field operations, processes and teams are empowered with clear strategies and goals and managed from the local level up through regions, with key enterprise functions such as finance and accounting, revenue cycle, information technology, quality, compliance, human resources, legal, payroll, accounts payable, communications, sales and marketing, and government relations working to support front-line and field employees and managers to be as knowledgeable and impactful as possible. In addition to large finance and human resources organizations, dedicated Project Management Office, or PMO, Integration Management Office, or IMO, and Procurement teams have been in place for the last four years and serve as control functions, as they evaluate opportunities, drive continuous improvement projects and support the execution of critical initiatives across all business and enterprise functions in the Company as we have continued to grow.

Working collaboratively, these teams have a broad mandate and are empowered from the CEO office to support further growth and realize savings through new strategies to drive volume, people and culture enhancements, process improvements and operational efficiencies, synergy capture from acquisitions, and improved purchasing that leverages our scale. In 2020, the implementation of our continuous improvement program over the past four years has resulted in approximately $35 million of savings from improved processes and working smarter, and these efficiencies have been used to reinvest in employees (both existing employees through wages and benefits and new employees to support key strategies, innovation and infrastructure needs to further scale), quality, technology, and growth initiatives.

We have continued to make investments to improve the overall efficiency and workflow of our business and position ourselves for continued future growth. For example, investments in technology and information systems to support our businesses in recent years have included new and improved EMR and ERP systems across businesses for continued usability improvements, enabling mobile and electronic visit verification, implementation of daily pay and other employee support applications, and enhancements to financial, revenue cycle, recruiting and training systems. We have also addressed customer opportunities and integrations and “Connected Home” technologies deployed across group homes to support Rest Assured remote monitoring, EMR and eMAR deployment and connectivity. Our cloud-based data lake (storage) and business intelligence (analytics) capabilities are now a single digital platform and set up to feed real-time quality, operational and financial metrics tracking across the Company.

Quality and compliance are central to our strategies and mission. We have demonstrated leading and excellent service and customer/patient/family satisfaction scores across the organization, as referenced in prior sections of this prospectus. We invest over $200 million a year in people, training, auditing, signature programs, accreditations, advocacy, and technologies to support quality, compliance and safety as part of our “Quality First” framework. We continue to invest in quality and compliance resources with 108 quality team members (excluding the Clinical (Nursing) Hub) and 44 compliance team members conducting over 100 quality audits in the provider business, approximately 190 pharmacy compliance audits of company-wide field operations annually, and monthly record reviews of 10% of patient charts – in all of these audits the quality and compliance teams using more recently created electronic applications to enter and track data. We have over 900 pharmacies, branches/agencies, and service locations accredited by the leading national accreditation bodies, including ACHC, CHAP, Joint Commission, CARF, ACHC, NABP, URAC, and DMEPOS.

Competitive Advantages

As compared to other health services providers, our Company has unique size and scale, our complementary services address multiple needs of the highest cost complex patients, our markets are uniquely large in the aggregate with tangible demand drivers, our services are delivered in preferred lower-cost home and community settings aligned to secular trends, our patients require long-term care and support that results in a high recurring revenue profile, our services produce excellent and proven quality metrics, and our M&A track record and platform is extensive. Moreover, the combination of our services delivered in homes and communities provides for a greater opportunity set of commercial and clinical alternatives to pursue and deepen in, and it produces a unique model for improved patient and cost outcomes for complex patients and the healthcare system. Both of these advantages and capabilities have led to strong historical growth, augmented by significant M&A execution amidst fragmented markets, and underpinned by a capable, seasoned and proven management team.

Scaled National Platform Focused on Complex Patients in Home and Community Settings: Our reach, breadth and scaled national platform of provider and pharmacy services improve the consistency of results and is designed to solve critical pain points for payors in managing overall healthcare costs for their most complex patients. We are able to drive clinical outcomes and lower cost of care due to our presence in the home and community and highly proximate position to the patients we serve. In 2020, we provided approximately 120 million hours of care and delivered over 30 million prescriptions across all 50 states in the process of serving over 330,000 people per day. We estimate our total addressable market opportunity to be over $1.5 trillion, and the complex populations we serve both comprise the majority of this spend and drive the highest growth within healthcare services. As no competitors offer complementary and integrated daily provider and pharmacy services at a similar scale or address a similar overall patient population, we believe this comparatively enhances our growth and new contract opportunities and provides us with significantly greater long-term potential size, supporting the continued growth of our platform and reaching more high-need patients on a recurring basis. We believe our scaled national platform of integrated service offerings establishes our position as a healthcare provider of choice for patients, families, referral sources, customers, and payors across the platform.

Complementary Service Lines That Address Whole Person Health Over Long Periods of Time: We offer complementary provider and pharmacy services and unique, proprietary programs across our platform that high-need, high-cost and complex patients require, and we have significant engagement with our patients in their homes and communities. Each of our provider and pharmacy services offers patients higher quality care and provides greater efficiency and effectiveness when integrated, with a streamlined partner available to payors to deliver improved outcomes and cost savings. The holistic mix of services that we provide at the scale that we provide them creates both stability – through business, end market, geographic, and payor diversification and relevance – and more revenue opportunities in providing multiple services to patients as a “one-stop” provider and in capturing additional services across settings and transitions of care. The steadily increasing density of our network and proximity to patients allows us to increasingly drive referrals and follow patient needs longitudinally and across their individual care continuum. The vast majority of patients we serve not only have multiple service needs, but also have life-long conditions with long-term, chronic care needs, which results in significant revenue visibility – 79% of our patients are on service for at least six months, 75% of our patients are on service for at least 12 months, which provides for a unique level of recurring revenue comparatively.

Excellent Quality and Compliance with a Focus on Care Coordination: We have demonstrated leading quality metrics and cost-effective care across all service lines of the Company, coordinating high-need and complex individuals with caregivers and support services to improve outcomes for clients, patients and families. Our provider care management tools and programs help to keep our patients safe, enhance their independence, improve their outcomes, and lower their health care costs. Our goal is to try to ensure that every individual receives the right care, at the right time, in the safest environment possible. For example, our Home Health agencies received an average of four or more Stars in the 2020 CMS STAR Ratings, and our infusion services received a 95.4% patient satisfaction score.

Our pharmacies address ubiquitous patient medication needs across all settings and our industry-leading solutions ensure accurate and timely access to needed medications, control costs, enhance customer education, improve patient outcome measures, and support customer compliance with state and federal regulations. We have dedicated a large and growing amount of resources to support quality and compliance throughout the organization, and we continue to invest in efforts to innovate further towards value-based care capabilities. Together, our quality and compliance programs create an outcomes-based environment centered around clients and patients that enables them to live their best life.

Track Record of Strategic and Accretive M&A Across Our Platform with Proven Ability to Execute: We have an established M&A track record and proven capabilities, positioning us to continue to be effective in acquiring businesses across our service lines in fragmented areas of healthcare. We have successfully acquired 46 businesses since 2018 and our scale and breadth of services creates meaningful opportunities to achieve significant revenue and cost synergies with businesses we acquire. Our M&A capabilities have been honed through years of experience, and today we are able to generate significant synergies beginning on the first day post-closing.

We believe we are an attractive partner for many businesses, who need additional infrastructure, referral source expansion, and purchasing and negotiating power to succeed.

Our M&A platform in health services is advantageous for multiple reasons: our scale enables both revenue and cost synergies; our complementary service line mix provides us with a broader and larger opportunity set of acquisition targets; our well-resourced corporate development team’s ability to identify and execute attractive acquisitions; our IMO team that has extensive experience in managing all elements of the acquisition process pre and post-close and helping to ensure the successful integration of both platform and tuck-in acquisitions into our organization; and the comparatively large amount of our cash flow to fund acquisitions. All markets we participate in are still highly fragmented and benefit from scale, which provides for large, continued consolidation opportunities.

We completed and integrated 12 acquisitions in 2020 that leverage our scale, end market presence and organizational capabilities and build upon our track record of successful M&A. Of note, in 2021 and 2020, we completed the acquisitions of Abode (home health and hospice) and OPPC (hospice pharmacy), respectively, which not only highlight the capabilities of our M&A team and process, but also demonstrate the strategic nature of our approach, as both of these acquisitions added scale in target and attractive business areas and benefited from internal revenue synergies across our business lines.

Experienced Management Team with a Successful Track Record of Building Companies: Our management team, led by our President and Chief Executive Officer Jon Rousseau, has an average of 23 years of healthcare experience, with combined backgrounds across different industries and disciplines and with collective experience in building healthcare platforms. Senior management has a track record of successfully building home health and hospice platforms, managing large pharmacy businesses, turning around and improving businesses, driving volume growth, entering adjacent and new markets, integrating acquisitions, completing joint ventures, executing on de novos, improving quality, implementing new systems and continuous improvement programs, generating stable cash flows, and creating organizations with strong cultures and talented people. Our management team is tenured and has driven revenue growth of over three-and-a-half times since 2017, integrating enterprise infrastructure and processes across clinical, supportive care and pharmacy markets.

Our Growth Strategy

Drive Organic Growth in Home and Community Health Provider Services and Pharmacy Solutions: We expect to continue to pursue and capitalize on compelling growth opportunities in our existing core provider and pharmacy businesses through five principal mechanisms.

First, we plan to benefit from market penetration in both our legacy and newer markets. Through our scale, our delivery of multiple needed patient services, and our ability to improve outcomes for patients, we are able to drive increased penetration of these stable, growing and attractive end markets. While we have leading share and scale in a number of our markets that we have served for longer periods of time, our market share in numerous other service lines and markets that we have more recently entered is still emerging with a large opportunity for further growth. Also, despite the large size of our markets, many potential clients and patients unfortunately still go without care services today, either due to waitlists (Medicaid), lack of knowledge of available services, or access/payment barriers. Continued recognition for the clear value of home and community-based services, which has been exacerbated and demonstrated again by COVID-19, and continuing referral source, client/patient and family education will drive further increases in the number of clients and patients on service.

Second, beyond increasing market penetration and increasing access to existing eligible and appropriate clients and patients, our core business is characterized by markets with favorable demographic and social trends that include an aging population, an increasing number of individuals with chronic, life-long medical conditions, an increasing number of individuals with behavioral and mental health indications, and an increasing preference for home and community-based health solutions. In our core provider services such as Home Health Care and Long-Term Specialty Care, as well as our pharmacy solutions in Home and Community-Based Pharmacy and Facility-Based Pharmacy, there remains significant opportunity to benefit from continued growth in our industries and in the number of available patients in need of our services. Seniors over the age of 65 are expected to grow at three percent a year by 2030, and the population size of people over age 85 is expected to double by 2036. There is an estimated six percent growth rate in the number of Seniors needing supportive care services, and 70% of adults over the age of 65 will need assistance at some point. Hospice services and NeuroRehab services are estimated to grow at six percent. In Pharmacy Solutions, the Senior Living market is expected to grow by seven percent, demand for home infusion is expected to grow at nine percent, and specialty drug spend has historically grown at 15%, with oncology being the biggest and highest growth market within the specialty pharmacy industry and having a large number of innovative therapies in the pipeline.

Third, we believe that we have significant opportunity to serve more patients by further building out our network of locations through high return de novo expansions. Again, it is our scale and complementary service line offerings that afford us this comparatively sized de novo opportunity. We continuously focus on identifying areas of need and gaps in coverage that we can fill by opening new locations. Incremental service coverage represents not only standalone growth, but also represents an opportunity to provide additional integrated care and referral revenues across our various business lines. Our successful track record of de novo expansions highlights our execution and that we have been able to achieve with our model and gives us conviction to continue to invest in new locations to drive long term value creation. Our knowledge of markets, competitors, referral sources, customers, people and our payor contacts and contracts from across businesses helps to inform our selection of new markets for a service line. We have expanded to 75 new locations in 31 states since 2018, having opened eight in 2018, 22 in 2019, 30 in 2020, and 15 in the first nine months of 2021. We believe we can replicate our historical performance of opening 20 – 30 de novo locations per year. We have historical performance that indicates that our operating model can succeed across different markets, and, given our size, available service lines and opportunity set of new service locations to choose from, we have prioritized service lines and target markets that we believe will be appealing opportunities for strategic development. While de novos typically take three to five years to reach full maturity, our 75 de novo openings since 2018 have reached profitability within five months on average. In the nine months ended September 30, 2021, our 75 de novo locations opened since 2018 generated total revenue of $77.2 million, representing 269.2% growth compared to the nine months ended September 30, 2020. Our de novo revenue growth in the nine months ended September 30, 2021 contributed approximately 1.4% to our overall Company revenue growth of 19.1% compared to the nine months ended September 30, 2020.

Fourth, there are numerous, attractive adjacent and ancillary market opportunities available for continued expansion and revenue growth to the Company – both adjacent markets that we have recently entered and additional, new adjacent markets. These adjacent markets and/or ancillary services represent opportunities for future growth, as we continue to grow and scale our services in these markets as compared to today’s levels. Leveraging our current service lines and capability set, we have a demonstrated track record of identifying and entering adjacent markets that we believe make sense, both organically and through acquisitions. More recent historical examples of this include home health, hospice, pediatric autism (ABA) therapy, behavioral therapy, outpatient rehab therapy, senior living pharmacy, hospice pharmacy, in-home pharmacy, ambulatory infusion centers, and primary care, after expanding into behavioral pharmacy, home infusion, and specialty pharmacy in earlier years. All of these adjacent markets and/or ancillary services entered into represent opportunities for future growth, as we continue to advance and scale our services in these markets. Additionally, there are several other adjacent markets that we are currently evaluating, including, for example, additional care settings for infusion and specialty drug therapies. While we are focused on further growing in our longer-standing markets, we will continue to focus on dedicating appropriate resources to grow in newer markets with significant potential, and we will continue to be agile and responsive to attractive new segment and channel opportunities in the broader provider and pharmacy industries.

Fifth, underpinning multiple levers to drive continued growth is a stable reimbursement environment across the various services we provide to our high-need patient population. Our services have significant and evident value. They deliver high quality, reduce costs in the healthcare system, and are provided in patient and family-preferred settings. In order to continue to provide care access and funding solutions to an aging U.S. population, which is increasingly defined by chronic and behavioral health conditions, increased funding for home and community-based services like ours is imperative. Historically, our markets have a demonstrated track record of governmental and payor support and reimbursement stability, which we are optimistic will continue into the future. Reimbursement rates for hospice services have increased by 2.0% on average per year since 2014, and home health rates have grown by 0.2% on average over the past three years, with patient driven grouping models, or PDGM, in 2020 impacting rates. We are optimistic that after PDGM the home health industry will receive continued and appropriate annual rate increases, with a 3.2% increase included in the final 2022 language as of November. Reimbursement rates, largely Medicaid, in personal (supportive) care and behavioral health (including I/ DD) have increased for the past ten years, with a CAGR of 3.3% and 3.7%, respectively, since 2014. In Pharmacy Solutions, our long-term care pharmacy revenue and gross profit per script has increased at 1.7% and 3.1%, respectively, since 2014, and home infusion and specialty gross profit per script has also increased consistently since 2014. Funding for home and community-based services for the highest-need and highest-cost populations will continue to result in better healthcare system outcomes, in terms of patient access, patient and family preference, and overall cost.

Leverage Complementary Services, Market Presence and Care Management Capabilities to Increase Internal Referral Coordination and Exposure to Emerging Value-Based Care Models: As a combined platform, we provide a holistic set of capabilities, which results in internal quality, care coordination, cross-referral and synergy opportunities. In addition to expanding our footprint more deeply within each service line and respective market and more broadly across the United States, we are focused on pursuing a localized, accretive market development strategy by offering a diverse mix of our Home and Community Health Provider Services and Pharmacy Solutions across our medically complex patient populations. Therefore, we expect continued increases in the number of patients that receive multiple, integrated services for improved outcomes and a better and more coordinated patient and family experience. Most all of the complex patients that we serve require clinical services, supportive care and pharmacy solutions. While our Company’s capability to provide multiple required services to Seniors and Specialty populations increases our overall total addressable market size, overall revenue potential, M&A opportunity set, and de novo possibilities, it also enables us to provide higher-quality and more efficient whole-person care with increased service volume and revenue.

Today, we provide multiple clinical/supportive care and pharmacy services to approximately 18,000 patients, and we believe that there are over 550,000 additional opportunities to deliver our services to current patients, which represents a meaningful future opportunity to better coordinate care and improve patient outcomes and experiences. For example, approximately 400,000 of our skilled nursing and rehabilitation facility pharmacy patients are discharged each year from our facility customers, which represents a large care coordination and referral opportunity to our provider services and Continue Care program. As our density of coverage with multiple services in the same geographic market continues to grow, our proximity to patients and the resulting care network should result in further care provision among our patients across multiple service lines. Our Company’s care management model today is predicated on and defined by our (i) Home Based Primary Care, (ii) Clinical (Nursing) Hub (supporting real-time care insights and coordination) and (iii) Continue Care program (addressing risk and optimization of medication regimens for patients in homes), and the ongoing build-out and roll-out of these programs will be fundamental to provide augmented care management capabilities to drive more whole-person care in the future.

We know that home and community-based settings have demonstrated value, as home health, hospice, home-based primary care, supportive care, and pharmacy are lower cost alternative care settings that achieve high-quality outcomes for complex patients. There are opportunities for government and private/commercial payors to improve outcomes and costs for their members by proactively managing at-risk and highest-risk patients with chronic conditions and/or polypharmacy utilizing high-touch, holistic and coordinated care management solutions. Healthcare spending is highly concentrated, and frail Seniors and dual-eligible individuals with behavioral needs are among the highest spenders. Medicare beneficiaries with four to five chronic conditions have 33% more hospital admissions, 86% more 30-day readmissions, and 500% greater healthcare spending, and beneficiaries with six or more chronic conditions have 186% more hospital admissions, 243% more 30-day readmissions, and 1,500% greater healthcare spending. The top five percent of health spenders account for 50% of the spending and cost approximately $43,000 a year on average, and the top one percent of health spenders account for 23% of healthcare expenditures and cost approximately $98,000 a year.

Individuals within seven to nine, four to six, and one to three months of end of life have an MLR (medical loss ratio) that is 135%, 175%, and 375% higher, respectively, and individuals with polypharmacy (as defined by five or more medications) have a 20% to 30% higher risk of hospitalization and mortality. We believe there is a continuum of options for organizations to increasingly participate in value-based care in mutually beneficial partnerships with payors.

Some of our payors continue to explore and pursue partnerships and pilot programs to achieve cost-savings through value-based care models. As these models continue to emerge, we are well-positioned to grow with this shift due to the fact that (i) our payors recognize our ability to execute on cost-savings initiatives without sacrificing quality of care; (ii) our high quality, cost-effective holistic care and our complementary services sit at the intersection of clinical services, supportive care addressing activities of daily living and social determinants of health, behavioral supports, and pharmacy solutions; and (iii) our national reach and scale that allow us to partner with payors across larger geographies.

Our daily, interactive patient care relationships lend themselves towards measurable success across improved outcomes, which is an important foundation for risk-based contracts. Preferred provider relationships that are based on quality performance and/or care coordination/ management programs, which may have payment incentives for performance thresholds, are the first step in this healthcare system evolution, and we have numerous relationships and contracts in this area today. We believe that these relationships will proliferate among our payor base. For example, in January 2021, CMS announced its intent to expand its Home Health Value-Based Purchasing (HHVBP) Model, and in November 2021, CMS issued a final rule expanding the HHVBP Model to all Medicare-certified home health agencies in the 50 states, the District of Columbia and the territories beginning January 1, 2022, and ending the original HHVBP Model one year early. To date, the CMS model has resulted in an average 4.6% improvement in home health agencies’ quality scores and generated over $141 million in annual Medicare savings during its pilot phase.

Data and patient centric partnerships are a second step and deeper form of strategic preferred provider relationships that feature shared patient and service data among providers and payors with a focus on executing to patient-specific goals and care plans. Alternative payor models and full value-based care is a third step, which can feature shared savings and risk sharing models and ultimately lead to full risk payor contracts and/or direct contracting with Medicare and Medicaid. We continue to work through these various opportunities through payor discussions in a thoughtful way, and we believe that value-based payment structures in the future – supported by holistic care (in our care management model) and data-driven models – represent meaningful opportunities over the next decade, as we continue to support and focus on innovation that benefits clients, patients and families, and all stakeholders in healthcare.

Execute Strategic and Accretive M&A Through Add-on and Tuck-in Acquisitions: We believe we can continue to utilize our size, national presence, existing operations in related markets, integrated platform, deal sourcing capabilities, transaction execution skills, and significant cash flow as an experienced strategic consolidator in fragmented markets made up of mostly smaller and mid-sized local and state-based operators. We also believe there is a robust landscape of potential acquisitions across our target markets that can supplement organic growth, and that in continuing to pursue our M&A strategy we will be able to achieve significant census expansion, improve operational efficiencies, and augment delivery of our care. Industry dynamics continue to support and necessitate scale in our markets, due to the importance of volume growth, investing in people, technology systems, and data and analytics, driving quality best practices, leveraging overhead costs, and working productively with payors.

Our access to and presence in more complementary markets compared to other healthcare service providers allows us to benefit from increased deal opportunity flow, and it also allows us access to acquire certain “tuck-in” companies at lower and highly accretive multiples. We will continue to execute upon both strategic, higher-growth and higher-margin acquisitions in highly-valued markets, which continue to enhance care capabilities, with “tuck-in” acquisitions that have significant synergies and help manage to a target blended acquisitions multiple. Our IMO will continue to be a key asset in executing on transactions and ensuring solid integration of acquired operations into our Company, including the attainment of synergies and post-close growth plans. This is evident through the 46 acquisitions we completed since 2018 and our consistent pace of around 12 acquisitions per year. Due to our scale, breadth of offerings, quality reputation, approach to integrating new companies, and management team, we believe we are an acquirer of choice and a natural consolidator.

Recent Developments

Preliminary, Unaudited Estimated Financial and Other Data as of and for the Year Ended December 31, 2021

We have presented below preliminary, unaudited estimated ranges of certain financial and other information as of and for the year ended December 31, 2021, as well as comparable information for the year ended December 31, 2020, which was derived from our audited consolidated financial statements for the year ended December 31, 2020, as we believe they are useful to investors in understanding our recent comparative operating performance.

We have provided ranges, rather than specific amounts, for certain data below, primarily because our financial closing and analysis procedures for the year ended December 31, 2021 are not yet completed. The unaudited estimated consolidated financial and other data set forth below are preliminary, based upon our estimates and currently available information and are subject to revision based upon, among other things, our financial closing procedures and the completion of our consolidated financial statements and other operational procedures. The preliminary results as of and for the year ended December 31, 2021 presented below should not be viewed as a substitute for consolidated financial statements prepared in accordance with GAAP. Our actual results may be materially different from our estimates, which should not be regarded as a representation by us, our management or the underwriters as to our actual results as of and for the year ended December 31, 2021. You should not place undue reliance on these estimates. See “Forward-Looking Statements” and “Risk Factors.”

All of the data presented below has been prepared by and is the responsibility of management. Our independent registered public accounting firm, KPMG LLP, has not audited, reviewed, compiled or performed any procedures on such data as of and for the year ended December 31, 2021, and does not express an opinion or any other form of assurance with respect to any of such data.

For the year ended December 31, 2021, we estimate that our total Pharmacy prescriptions dispensed will range from                  to                 , compared to total Pharmacy prescriptions dispensed of 30,003,876 for the year ended December 31, 2020. For our Provider metrics, we estimate ranges for Home Health Care average daily census of                 to                  and Long Term Specialty Care persons served of                  to                  for the year ended December 31, 2021, compared to 25,831 and 16,594, respectively, for the year ended December 31, 2020.

For the year ended December 31, 2021, we estimate that our consolidated total revenue will range from $                 million to $                 million, compared to consolidated total revenue of $5,580.4 million for the year ended December 31, 2020. We estimate that our consolidated net income will range from $                 million to $                 million and Adjusted EBITDA will range from $                 million to $                 million for the year ended December 31, 2021, compared to consolidated net income of $21.2 million and Adjusted EBITDA of $412.0 million for the year ended December 31, 2020.

The following table provides a reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2021 (at the low end and high end of the estimated net income range set forth above) and the year ended December 31, 2020. In addition, please see “—Summary Historical Consolidated Financial and Other Data” for how we define Adjusted EBITDA, the reasons why we include this measure and certain limitations to its use.

	For the Years Ended
	December 31, 2021	December 31, 2021	December 31, 2020
	Low	High	Actual
(In thousands)
Net income			$21,151
Income tax expense			5,087
Interest expense			138,953
Depreciation and amortization			181,502
Non-cash share-based compensation			6,268
Acquisition-related costs(a)			12,100
Restructuring-related and other costs(b)			16,631
Startup costs(c)			4,269
Legal costs and settlements(d)			12,278
Significant projects(e)			3,480
Management fees(f)			4,220
Unreimbursed COVID-19 related costs(g)			6,089

Total adjustments	$	$	$65,335

Adjusted EBITDA	$	$	$412,028

(a)

Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, finance and accounting diligence and documentation, transaction-related payments to Kohlberg Kravis Roberts & Co. L.P. and Walgreens Boots Alliance, Inc, or the Managers, and integration cost incurred including any facility consolidation, integration travel or severance associated with the integration of an acquisition.

(b)	Represents costs associated with restructuring-related activities, including closure and severance expenses associated with certain enterprise-wide or significant business line cost-savings measures.
(c)	Represents costs associated with certain de novo start-ups.
(d)	Represents potential settlement accruals and defense costs associated primarily with certain PharMerica litigation matters associated with three historical cases.
(e)	Represents costs associated with certain transformational projects and primarily include the implementation of, and transition to, new general ledger and business intelligence systems.
(f)

Represents annual management fees payable to the Managers under a monitoring agreement with the Managers, or the Monitoring Agreement. This Monitoring Agreement will be terminated upon completion of an initial public offering, including this offering. See “Certain Relationships and Related Party Transactions — Monitoring Agreement.”

(g)

Represents unreimbursed COVID-19 related costs incurred by the Company such as incremental personal protection equipment, or PPE, in care of our patients as well as certain hazard pay to our caregivers.

As of December 31, 2021, we estimate that we had cash and cash equivalents of approximately $                 million and total debt of approximately $                 million.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occurs, our business, consolidated results of operations and consolidated financial condition, including cash flows, may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:

•	we operate in a highly competitive industry;

•

if we are unable to maintain relationships with existing patient referral sources or establish new referral sources, our business, financial condition and results of operations could be materially adversely affected;

•	a pandemic, epidemic or outbreak of an infectious disease, including the ongoing outbreak of COVID-19, could adversely affect our business;

•	changes to Medicare and Medicaid rates or methods governing Medicare and Medicaid payments for our services could materially adversely affect our business;

•	cost containment initiatives of third-party payors, including post-payment audits, could adversely impact our business, financial condition and results of operations;

•

the implementation of alternative payment models and the transition of Medicaid and Medicare beneficiaries to managed care organizations may limit our market share and could adversely affect our revenues;

•

changes in the case mix of patients, as well as payor mix and payment methodologies, and decisions and operations of third-party organizations may have a material adverse effect on our business, financial condition and results of operations;

•	our business is reliant on federal and state spending, budget decisions and continuous governmental operations which may fluctuate under different political conditions;

•	changes in drug utilization and/or pricing, PBM contracts and Medicare Part D/Medicaid reimbursement may negatively impact our profitability;

•	changes in our relationships with pharmaceutical suppliers, including changes in drug availability or pricing, could adversely affect our business and financial results;

•	our business relies on the continual recruitment and retention of nurses, pharmacists, therapists, caregivers, direct support professionals and other qualified personnel, including senior management;

•

we are subject to federal, state and local laws and regulations that govern our employment practices, including minimum wage, living wage, and paid time-off requirements; failure to comply with these laws and regulations, or changes to these laws and regulations that increase our employment-related expenses, could adversely impact our operations;

•	our results of operations fluctuate on a quarterly basis;

•	our business may be harmed by labor relation matters;

•

because we are limited in our ability to control reimbursement rates received for our services, our business could be materially adversely affected if we are not able to maintain or reduce our costs to provide such services;

•

delays in collection or non-collection of our accounts receivable, particularly during the business integration process, could adversely affect our business, financial condition and results of operations;

•	if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and satisfaction or adequately address competitive challenges;

•

our growth strategy is partially dependent upon our ability to identify and successfully complete acquisitions, joint ventures and other strategic initiatives; any failure by us to manage or integrate acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on our business, financial condition and results of operations;

•	if we are unable to provide consistently high quality of care, our business will be adversely impacted;

•

if we are unable to maintain our corporate reputation, or there is adverse publicity, including negative information on social media, or changes in public perception of our services, our business may suffer;

•

if our existing customers do not continue with or renew their contracts with us, renew at lower fee levels, decline to purchase additional services from us or reduce the services received from us pursuant to those contracts, it could have a material adverse effect on our business, financial condition and results of operations;

•

our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems;

•

security breaches, loss of data and other disruptions could compromise sensitive business or patient information, cause a loss of confidential patient data, employee data, personal information, or prevent access to critical information and expose us to liability, litigation and federal and state governmental inquiries and damage our reputation and brand;

•	we are subject to risks related to credit card payments and other payment methods;

•	we may be subject to substantial malpractice or other similar claims;

•

we are exposed to various risks related to governmental inquiries, regulatory actions and whistleblower lawsuits that could adversely affect our operating results. Our insurance may not cover all claims against us;

•

our current insurance program may expose us to unexpected costs and negatively affect our business, financial condition and results of operations, particularly if we incur losses not covered by our insurance or if claims or losses differ from our estimates;

•	factors outside of our control, including those listed, could require us to record an asset impairment of goodwill;

•	inclement weather, natural disasters, acts of terrorism, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations may impact our ability to provide services;

•	risks relating to our compliance with our regulatory framework;

•	KKR Stockholder and Walgreen Stockholder control us and their interests may conflict with yours in the future;

•	our substantial indebtedness of approximately $3.4 billion as of September 30, 2021; and

•	our being a “controlled company” within the meaning of Nasdaq and, as a result, qualifying for exemptions from certain corporate governance requirements.

KKR

KKR & Co. Inc., which, together with its subsidiaries, we refer to as KKR & Co., is a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic partners that manage hedge funds. KKR & Co. aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with its portfolio companies. KKR & Co. invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business.

Walgreens

Walgreens Boots Alliance, Inc. is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, and through its convenient retail locations, digital platforms and health and beauty products with sales of $139.5 billion in the fiscal year ended August 31, 2020.

Our Corporate Information

Through our predecessors, we commenced operations in 1974 and have grown organically and through acquisitions. We were incorporated in Delaware on July 19, 2017, as Phoenix Parent Holdings Inc., in connection with KKR Stockholder’s and Walgreen Stockholder’s acquisition of PharMerica Corporation, which was completed in December 2017. In March 2019, we acquired BrightSpring Health Holdings Corp. and its subsidiaries. We recently changed our name to BrightSpring Health Services, Inc. Our principal offices are located at 805 N. Whittington Parkway, Louisville, Kentucky 40222. Our telephone number is (502) 394-2100. We maintain a website at www.brightspringhealth.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Concurrent Offering

Concurrently with this offering, we are offering, by means of a separate prospectus,         % Tangible Equity Units (and, to the extent that the underwriters sell more than             Units, up to an additional             Units that the underwriters in such concurrent offering have the option to purchase from us at the initial public offering price thereof less the underwriting discount, exercisable within 13 days beginning on, and including, the date of initial issuance of the Units), each with a stated amount of $50.00, or the Concurrent Offering. We estimate that the net proceeds from the sale of Units in the Concurrent Offering, if completed, will be approximately $            million (or approximately $            million if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units), in each case after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The closing of this offering is not conditioned upon the closing of the Concurrent Offering, but the closing of the Concurrent Offering is conditioned upon the closing of this offering, and there can be no assurance that the Concurrent Offering will be completed on the terms described herein or at all. For additional information, see “Tangible Equity Units Offering.”

The Offering

Common stock offered by us	shares.

Option to purchase additional shares of common stock	We have granted the underwriters a 30-day option from the date of this prospectus to purchase up to additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their over-allotment option).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million, if the underwriters exercise in full their over-allotment option), assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the Concurrent Offering, if completed, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million (or $ million if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units).

We intend to use the net proceeds to us from this offering and the Concurrent Offering, if completed, to repay $             million outstanding aggregate amount under the Second Lien Facility, with any remainder to be used for general corporate purposes. For a sensitivity analysis as to the offering price and other information, see “Use of Proceeds.”

Conflicts of interest

Affiliates of KKR & Co. beneficially own in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR & Co., is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121, or Rule 5121, of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus.                      has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter

under the Securities Act, specifically including those inherent in Section 11 thereof.                      will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify                  against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

Controlled company	After the completion of this offering, KKR Stockholder and Walgreen Stockholder will collectively beneficially own approximately % (or approximately %, if the underwriters exercise in full their over-allotment option) of the voting power of our common stock. We currently intend to avail ourselves of the controlled company exemption under the corporate governance standards of Nasdaq.

Dividend policy	We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, legal, tax, regulatory and contractual restrictions, including restrictions in the agreements governing our indebtedness, and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before investing in shares of our common stock.

Certain U.S. federal income tax consequences to non-U.S. holders	For a discussion of certain U.S. federal income tax consequences that may be relevant to non-U.S. stockholders, see “Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

Nasdaq trading symbol	“BTSG.”

Concurrent Tangible Equity Units Offering	Concurrently with this offering of common stock, we are making a public offering, by means of a separate prospectus, of Units, and we have granted the underwriters of that offering a 13-day option to purchase up to an additional Units.

We cannot assure you that the offering of Units will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the Concurrent Offering, but the closing of the Concurrent Offering is conditioned upon the closing of this offering. See the section of this prospectus entitled “Tangible Equity Units Offering” for a summary of the terms of the Units and a further description of the Concurrent Offering.

Unless we indicate otherwise or the context otherwise requires, this prospectus reflects and assumes:

•	no exercise of the underwriters’ option to purchase additional shares of our common stock;

•	an initial public offering price of $ per share of common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus;

•	the -for-one stock split of our common stock, which will occur prior to the consummation of this offering;

•

the filing and effectiveness of our second amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the consummation of this offering; and

•	the completion of the concurrent offering of Units, with no exercise by the underwriters of the Concurrent Offering of their option to purchase additional Units.

Unless we indicate otherwise or the context otherwise requires, the number of shares of common stock to be outstanding after this offering excludes:

•

                 shares of common stock issuable upon exercise of outstanding options as of September 30, 2021, (i)                      of which are vested, with a weighted-average exercise price of $             per share, and (ii) (A)                      of which are time-based options that are not vested, with a weighted-average exercise price of $             per share, and (B)                      of which are performance-based options that are not vested, with a weighted-average exercise price of $             per share, in each case, issued under the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan, or the 2017 Stock Plan. See “Executive Compensation—Equity Incentive Plans—2017 Stock Incentive Plan”;

•

                 shares of common stock reserved for future issuance under our new 2022 Equity Incentive Plan, or the 2022 Incentive Plan, which we intend to adopt in connection with this offering. See “Executive Compensation—Equity Incentive Plans—2022 Incentive Plan”; and

•

up to                  shares of common stock (or up to                  shares if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units) issuable upon settlement of the purchase contracts that are a component of the Units being offered in the Concurrent Offering, in each case, at the rate of                  shares of common stock per purchase contract, based on the assumed initial public offering price of $                 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts, subject to certain anti-dilution adjustments.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below are our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data as of December 31, 2020 and 2019 and for 2020, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of September 30, 2020 has been derived from our unaudited condensed consolidated financial statements not included in this prospectus. The results of operations for any period are not necessarily indicative of our future financial condition or results of operations. Share and per share data in the table below have been retroactively adjusted to give effect to the              -for-one stock split, which will occur prior to the consummation of this offering.

You should read the following summary financial and other data below together with the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, each included elsewhere in this prospectus.

	Year Ended			Nine Months Ended
(In thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2018	September 30, 2021	September 30, 2020
Statement of Income (Loss) Data:
Revenues:
Products	$3,635,898	$3,022,334	$2,536,053	$3,205,467		$2,664,131
Services	1,944,474	1,502,875	—	1,691,116		1,446,770

Total revenues	5,580,372	4,525,209	2,536,053	4,896,583		4,110,901

Cost of goods	3,099,365	2,564,669	2,160,144	2,754,722		2,269,328
Cost of services	1,432,269	1,126,634	—	1,229,264		1,059,823

Gross profit	1,048,738	833,906	375,909	912,597		781,750
Selling, general and administrative expenses	883,547	770,592	312,128	741,400		654,040

Operating income	165,191	63,314	63,781	171,197		127,710
Interest expense, net	138,953	166,893	74,613	121,792		102,528

Income (loss) before income taxes	26,238	(103,579)	(10,832)	49,405		25,182
Income tax expense (benefit)	5,087	(32,491)	(3,211)	13,577		3,555

Net income (loss)	$21,151	$(71,088)	$(7,621)	$35,828		$21,627

Net income attributable to redeemable noncontrolling interests	341	1,293	—	1,054		377

Net income (loss) attributable to BrightSpring Health Services, Inc. and subsidiaries	$20,810	$(72,381)	$(7,621)	$34,774		$21,250

Per Share Information:
Weighted average shares used in computing income (loss) per share
Basic	7,452	7,055	4,847	7,483		7,452
Diluted	7,492	7,055	4,847	7,682		7,456
Net income (loss) per share
Earnings (loss) per common share, basic	$2.79	$(10.26)	$(1.57)	$4.65	$2.85
Earnings (loss) per common share, diluted	$2.78	$(10.26)	$(1.57)	$4.53		$2.85

	Year Ended			Nine Months Ended
(In thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2018	September 30, 2021	September 30, 2020
Balance Sheet Data (end of period):
Cash and cash equivalents	$262,005	$18,295		$249,505	$32,924
Working capital(1)	547,591	248,713		423,207	226,812
Total assets	4,541,073	3,817,337		5,431,571	4,010,006
Total debt, net of unamortized debt issuance costs	2,693,840	2,182,331		3,344,709	2,296,866
Total shareholders’ equity	704,984	656,873		752,776	681,654

Cash Flow Data:
Net cash provided by operating activities	$222,641	$110,912	$76,454	$291,224	$225,200
Net cash used in investing activities	(452,867)	(1,532,218)	(37,336)	(928,384)	(294,559)
Net cash provided by (used in) financing activities	473,936	1,409,077	(32,208)	624,660	83,988
Capital expenditures	(51,908)	(51,221)	(33,201)	(42,684)	(37,963)

Other Financial Data (unaudited):
EBITDA(2)	$346,693	$218,182	$144,950	$318,446	$259,382
Adjusted EBITDA(2)	412,028	332,573	163,819	367,915	301,337

(1)	We define working capital as current assets less current liabilities.

(2)

We define EBITDA as net income (loss) before income tax expense (benefit), interest expense and depreciation and amortization. We defined Adjusted EBITDA as EBITDA, further adjusted to exclude non-cash share-based compensation, acquisition-related costs, restructuring-related and other costs, certain startup costs, legal costs and settlements associated with certain historical matters for PharMerica, significant projects, management fee and unreimbursed COVID-19 related costs. We describe these adjustments reconciling net income (loss) to EBITDA and Adjusted EBITDA in the table below.

EBITDA and Adjusted EBITDA have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We believe EBITDA and Adjusted EBITDA assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses EBITDA and Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish and award discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures.

Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measures derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as tax payments and debt service requirements, total capital expenditures and certain other cash costs that may recur in the future. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management relies on our GAAP results in addition to using EBITDA and Adjusted EBITDA in a supplemental manner.

Our EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect cash requirements for such replacements; and

•	other companies in our industries may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

The following table provides a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended			Nine Months Ended
(In thousands)	December 31, 2020	December 31, 2019	December 31, 2018	September 30, 2021	September 30, 2020
Net income (loss)	$21,151	$(71,088)	$(7,621)	$35,828	$21,627
Income tax expense (benefit)	5,087	(32,491)	(3,211)	13,577	3,555
Interest expense	138,953	166,893	74,613	121,792	102,528
Depreciation and amortization	181,502	154,868	81,169	147,249	131,672

EBITDA	$346,693	$218,182	$144,950	$318,446	$259,382
Non-cash share-based compensation	6,268	3,709	3,106	3,325	4,646
Acquisition-related costs (a)	12,100	76,756	8,085	17,027	7,576
Restructuring-related and other costs (b)	16,631	17,832	1,483	10,340	11,385
Startup costs (c)	4,269	5,460	—	2,841	2,358
Legal costs and settlements (d)	12,278	7,013	4,695	8,183	6,471
Significant projects (e)	3,480	861	—	3,340	2,187
Management fee (f)	4,220	2,760	1,500	3,086	3,079
Unreimbursed COVID-19 related costs (g)	6,089	—	—	1,327	4,253

Total Adjustments	$65,335	$114,391	$18,869	$49,469	$41,955

Adjusted EBITDA	$412,028	$332,573	$163,819	$367,915	$301,337

(a)

Represents (i) transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, finance and accounting diligence and documentation, transaction-related payments to the Managers and integration cost incurred including any facility consolidation, integration travel or severance associated with the integration of an acquisition. These costs were $12.1 million for the year ended December 31, 2020, $45.1 million for the year ended December 31, 2019 and $8.1 million for the year ended December 31, 2018. These costs were $17.0 million and $7.6 million for the nine months ended September 30, 2021 and 2020, respectively. The year ended December 31, 2019 included significant transaction-related and integration costs associated with the BHS Acquisition; and (ii) the debt extinguishment costs incurred in connection with the BHS Acquisition of $31.7 million in 2019.
(b)	Represents costs associated with restructuring-related activities, including closure and severance expenses associated with certain enterprise-wide or significant business line cost-savings measures.
(c)	Represents costs associated with certain de novo start-ups.
(d)	Represents potential settlement accruals and defense costs associated primarily with certain PharMerica litigation matters associated with three historical cases.
(e)	Represents costs associated with certain transformational projects and primarily include the implementation of, and transition to, new general ledger and business intelligence systems.
(f)

Represents annual management fees payable to the Managers under the Monitoring Agreement. This Monitoring Agreement will be terminated upon completion of an initial public offering, including this offering. See “Certain Relationships and Related Party Transactions — Monitoring Agreement.”

(g)	Represents unreimbursed COVID-19 related costs incurred by the Company such as incremental PPE in care of our patients as well as certain hazard pay to our caregivers.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information set forth in this prospectus before deciding to invest in our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We operate in a highly competitive industry.

The U.S. healthcare industry in which we operate is highly competitive. We compete with a broad and diverse set of businesses spanning both provider and pharmacy services. In our Home and Community Health Provider Services segment, we compete with local, regional and national providers of home health, hospice, rehab therapy, personal and behavioral health services in each of the geographical areas in which we operate. In our Pharmacy Solutions segment, the competition for the distribution of pharmaceuticals to patients and also to healthcare facilities is intense. In each geographic market, there are national, regional and local facility-based pharmacies that provide services comparable to those offered by our pharmacies. In addition, owners of skilled nursing facilities are also entering the facility-based pharmacy market, particularly in areas of their geographic concentration. We also compete in the large and highly fragmented hospice, infusion and specialty pharmacy markets. Failure to compete effectively could have a material adverse effect on our market share, business, financial condition and results of operations.

We compete based on the availability of personnel, the quality of services, expertise of clinicians, caregivers, pharmacists and pharmacy professionals, and in certain instances, on the price of our services. Some of our competitors may have greater financial, technical and marketing resources, name recognition or a larger number of patients and payors than we do. Often our contracts with payors are not exclusive, and local competitors may develop strategic relationships with referral sources and payors, limiting our ability to retain referrals and payors in local markets. Some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise interfere with the ability of managed care companies to contract with us. We may experience increased competition for managed care contracts due to state regulation and limitations. These competitive advantages could result in pricing pressures, loss of or failure to gain market share or loss of patients or payors, any of which could harm our business. In addition, our competitors may offer more services than we do in the markets in which we operate, introduce new or enhanced services that we do not provide, or be viewed by consumers as a more desirable local alternative. This, in combination with industry consolidation and the development of strategic relationships by our competitors (including mergers of competitors with each other and with insurers), could cause a decline in revenue, loss of market acceptance of our services or a negative impact on our results of operations. In addition, some of our competitors have vertically integrated business models with commercial payors, or are under common control with, or owned by, pharmaceutical wholesalers and distributors, Managed Care Organizations, or MCOs, pharmacy benefit managers, or PBMs, or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. In addition, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. Consequently, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products.

In our Home and Community Health Provider Services segment, there are few barriers to entry in states that do not require a certificate of need, or CON, or permit of approval, or POA. Although state CON and POA laws may limit the ability of competitors to enter into certain markets, these laws are not uniform throughout the United States and are frequently the subject of efforts to limit or repeal such laws. If states remove existing CON or POA requirements, we could face increased competition in these states. There can be no assurances that other states will not seek to eliminate or limit their existing CON or POA programs, which could lead to increased competition in these states.

In our Pharmacy Solutions segment, we must maintain good working relationships with pharmaceutical manufacturers, wholesalers, and distributors. Any loss of a supplier relationship or other changes to these relationships could have an adverse effect on our business, financial condition and results of operations. Additionally, access to limited distribution pharmaceuticals provides us with significant competitive advantages in developing relationships with payors and healthcare providers, and our failure to continue obtaining access to new limited distribution pharmaceuticals or the loss of our current access could have a material and adverse impact on our business. We also provide a significant amount of services related to patient access to specialty pharmaceuticals, and our failure to provide services at optimal levels could result in losing access to existing and future products. If pharmaceutical manufacturers require significant additional services and products to obtain access to their products without a corresponding increase in service fees, our profitability could be adversely impacted.

If we are unable to maintain relationships with existing patient referral sources or establish new referral sources, our business, financial condition and results of operations could be materially adversely affected.

Our success is heavily dependent on referrals from physicians, hospitals, long-term care facilities, other institutional health care providers and other sources in the communities we serve, such as case managers and placement agencies, and on our ability to maintain good relationships with these referral sources. Our referral sources are not obligated to refer patients to us and may refer their patients to other providers. Our growth and profitability depend, in part, on our ability to establish and maintain close working relationships with these patient referral sources, comply with applicable laws with respect to such relationships, and to increase awareness and acceptance of the benefits of our home and community health provider services and pharmaceutical solutions by our referral sources and their patients. Many of our referral sources are becoming increasingly focused on finding quality services. If we should fail to attain our goals regarding acute care hospitalization readmission rates and other quality metrics, we expect our ability to generate referrals would be adversely impacted. Our ability to attract and retain referral sources could also be adversely affected if we fail to provide or maintain a reputation for providing cost-effective care as compared to other providers in the same geographic area. If we lose, or fail to maintain, existing relationships or fail to develop new referral relationships or if we are perceived by our referral sources for any reason as not providing high quality or cost-effective patient care and solutions, our patient volumes and the quality of our patient mix could suffer, and our revenue and profitability could decline.

A pandemic, epidemic or outbreak of an infectious disease, including the ongoing outbreak of COVID-19, could adversely affect our business.

The actual or perceived effects of a disease outbreak, epidemic, pandemic or similar widespread public health concern, such as the ongoing COVID-19 pandemic, could negatively affect our business, financial condition and results of operations. The COVID-19 pandemic has adversely impacted economic activity and conditions worldwide, including workforces, liquidity, capital markets, consumer behavior, supply chains and macroeconomic conditions. We have faced and may continue to face decreased demand for our services, interruption in the provision of our services, increased costs of services and adverse impact on our liquidity position.

We may be more vulnerable to the effects of a public health emergency than other businesses due to our complex patient populations and the physical proximity required by our operations. The majority of our patients are medically complex individuals, many of whom may be more vulnerable than the general public during a pandemic or in a public health emergency, due to chronic illnesses, disabilities, behavioral health issues or other socioeconomic factors. Demand for home and community health provider services could be significantly diminished due to heightened anxiety among our patients regarding the risk of exposure to COVID-19 as a result of home and community visits, as well as fluctuations in the population of long term facilities that we serve. Local and state governments have in the past and may in the future impose limits on the provision of certain healthcare services and we believe some members of the communities we serve had been avoiding elective healthcare visits and procedures earlier during the COVID-19 outbreak. Although the applicable authorities have designated our services as “essential,” exempting our services and providers from many of the restrictions put in place for the COVID-19 pandemic, our home and community health services providers have experienced some difficulty at times in accessing facility-based patients because of concerns about the spread of COVID-19, and this difficulty may continue.

Our primary COVID-related impacts have been in prescription drug volume with our skilled nursing and rehabilitation facility customers. During 2020, we experienced a script reduction of approximately 2.7 million scripts when compared with our pre-pandemic levels early in January and February 2020. These script volume impacts were due largely to industry declines in skilled nursing and rehabilitation facility occupancy rates. We believe that these COVID related effects had an impact of approximately $134.3 million reduction in revenue in our Pharmacy Solutions segment, when compared to pre-pandemic levels. During the nine months ended September 30, 2021, we continued to experience script reductions when compared to our pre-pandemic levels early in January and February 2020, which equated to approximately 2.7 million scripts, and an estimated impact on revenue of approximately $(137.1) million.

Our clinicians, caregivers and employees are also at greater risk of contracting contagious diseases due to their increased exposure to vulnerable patients and the essential nature of their work. If there is a reduction in our available healthcare providers due to concerns around COVID-19 related risks or if substantial numbers of our healthcare providers were to contract COVID-19 or otherwise be required to quarantine due to exposure to COVID-19, our ability to provide services to our patients may be significantly interrupted or suspended. In addition, in states that have not enacted liability protection laws for providers, we could face litigation if our employees or patients contract COVID-19 while our employees perform their duties. In addition, if our healthcare providers are unable to obtain vaccines in a timely manner or are not willing to receive a COVID-19 vaccine, demand for our services may be reduced if there is a perception that other service providers would offer less risk than our health care providers. If the existing COVID-19 pandemic does not abate or worsens, we could suffer significant losses to our patient population or a reduction in the availability of our employees and, at a high cost, be required to hire replacements for affected workers. The COVID-19 pandemic has led to a constrained supply environment, and staffing, equipment (including PPE for our clinicians, caregivers and employees), pharmaceutical and medical supplies shortages could adversely impact our ability to schedule, treat and care for patients and deliver our pharmaceutical solutions. In addition, a number of our employees are continuing to work from home, and remote working may heighten cybersecurity, information security, and operational risks and affect the productivity of our employees.

In addition to a number of factors that could adversely impact demand for our services and our ability to provide services to our patients, we may experience increased cost of care and reduced reimbursements as a result of COVID-19. We have incurred and expect to continue to incur additional costs related to protecting the health and well-being, and meeting the needs, of our patients, clinicians, caregivers and employees as we implement operational changes in response to the pandemic. In particular, we have already experienced higher costs due to the higher utilization and cost of PPE as well as increased purchasing of other medical supplies, cleaning, and sanitization materials. We have also experienced significant changes in referral patterns and sources due to the pandemic.

The extent of future impact will depend on future developments that are highly uncertain and cannot be accurately predicted at this time, including the severity and transmission rate of COVID-19, new information that may emerge, the extent and effectiveness of containment actions taken, the rollout, availability, and adoption of effective medical treatments and vaccines, and the impact of any viral mutations or variants.

Changes to Medicare and Medicaid rates or methods governing Medicare and Medicaid payments for our services could materially adversely affect our business.

We derive substantial revenue from government healthcare programs, primarily Medicare and Medicaid. Payments received from Medicare are subject to changes made through federal legislation and regulation. Payments received from Medicaid may vary from state to state. These payments are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations concerning patient eligibility requirements, funding levels and the method of calculating payments or reimbursements. Changes in government healthcare programs may decrease the reimbursement we receive or limit access to, or utilization of, our services, and in turn, could cause our revenues and profitability to decline. When such changes are implemented, we must also modify our internal billing processes and procedures accordingly, which can require significant time and expense. As federal healthcare expenditures continue to increase and state governments may face budgetary shortfalls, including as a result of the COVID-19 pandemic, federal and state governments have made, and may continue to make, significant changes to the Medicare and Medicaid programs and reimbursement received for services rendered to beneficiaries of such programs. Changes that may occur at the federal or state level include:

•	administrative or legislative changes to the base rates under the applicable prospective payment systems;

•	the reduction or elimination of annual rate increases;

•	redefining eligibility or enrollment standards or coverage criteria for government healthcare programs or the receipt of services under those programs or changes in documentation requirements;

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the imposition of prior authorization and concurrent utilization review programs that may further limit the services for which government healthcare programs will pay and shift patients to lower levels of care and reimbursement;

•	the imposition or increase of mechanisms shifting more responsibility for a portion of payment to beneficiaries, such as co-payments;

•	adjustments to the relative components of the wage index used in determining reimbursement rates;

•	decreasing benefits, such as limiting the number of hours of personal care services that will be covered;

•	changing reimbursement methodology;

•	slowing payments to providers;

•	increasing utilization of self-directed care alternatives or “all inclusive” programs;

•	changes to cap limits and per diem rates;

•	changes to case mix or therapy thresholds;

•	the reclassification of home health resource groups; and

•	the reclassification of long-term care diagnosis-related groups.

Additionally, regulators are increasing scrutiny of claims, which may require additional resources to respond to audits, and which may cause additional delays or denials in receiving payments. Medicare currently provides for an annual adjustment of the various payment rates based upon the increase or decrease of the medical care expenditure, which may be less than actual inflation. This adjustment could be eliminated or reduced in any given year. Congress also passed legislation that resulted in aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. Due to subsequent legislative amendments to the statute, the 2% aggregated reductions will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, and a reduction of 1% from April 1, 2022 through June 30, 2022. Further, Medicare routinely reclassifies home health resource groups and long-term care diagnosis-related groups, and as a result, we could receive lower reimbursement rates depending on the case mix of the patients we service. If our cost of providing services increases by more than the annual Medicare price adjustment, or if these reclassifications result in lower reimbursement rates, our business, financial condition and results of operations could be adversely impacted. Certain of these measures have been implemented by, or are proposed in, states in which we operate.

Additionally, CMS changed the Home Health Prospective Payment System case-mix adjustment methodology through the use of a new Patient-Driven Groupings Model, or PDGM, for home health payments. This change was implemented on January 1, 2020, and also includes a change in the unit of payment from a

60-day payment period to a 30-day payment period and eliminates the use of therapy visits in the determination of payments. While the changes are intended to be implemented in a budget-neutral manner to the industry, the ultimate impact will vary by provider based on factors including patient mix and admission source. Additionally, in arriving at the rate that is budget-neutral, CMS has made assumptions about behavioral changes that resulted in a 4.36% reduction to reimbursement. The Patient Protection and Affordable Care Act and the Health Care Education and Reconciliation Act, or collectively, the ACA, added a new Medicare requirement for face-to-face encounters to support claims for home health services, which continues to be one of the most complex issues and can be the source of claims denials if not fulfilled, and extended the same requirements for face-to-face encounters to the case of physicians making certifications for home health services under Medicaid. Although CMS has issued guidance stating that the face-to-face encounter requirement may be performed via telehealth as a result of CMS’s COVID-19 emergency declaration waiver authority under section 1135 of the Social Security Act, it is unclear whether such encounters will be permissible once the public health emergency ends.

For hospice patients receiving nursing center care under certain state Medicaid programs who elect hospice care under Medicare or Medicaid, the state must pay, in addition to the applicable Medicare or Medicaid hospice per diem rate, an amount equal to at least 95% of the Medicaid per diem nursing center rate for “room and board” furnished to the patient by the nursing center. The reduction or elimination of Medicare payments for hospice patients residing in nursing centers would significantly reduce our home and community health services revenues and profitability. In addition, changes in the way nursing centers are reimbursed for “room and board” services provided to hospice patients residing in nursing centers could adversely affect our ability to obtain referrals from nursing centers.

If changes in Medicare, Medicaid or other state and local programs result in a reduction in available funds for the services we offer, a reduction in the number of beneficiaries eligible for our services or a reduction in the number of hours or amount of services that beneficiaries eligible for our services may receive, then our revenues and profitability could be negatively impacted. We cannot assure you that reimbursement payments under governmental payor programs, including supplemental insurance policies, will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to these programs. In some cases, commercial insurance companies and other private payors rely on government payment systems to determine payment rates. As a result, changes to government healthcare programs that reduce Medicare, Medicaid or other payments may negatively impact payments from private payors, as well. Any reduction in reimbursements from governmental or private payors, as well as the imposition of co-payments that dissuade the use of our services, could also materially adversely affect our profitability.

Cost containment initiatives of third-party payors, including post-payment audits, could adversely impact our business, financial condition and results of operations.

During the past several years, third-party healthcare payors, such as federal and state governments, insurance companies and employers, have undertaken cost containment initiatives. As part of the efforts, such payors are increasingly demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk relating to paying for care provided, often in exchange for exclusive or preferred participation in their benefit plans. We expect efforts to impose greater discounts and more stringent cost controls by government and other third-party payors to continue, potentially reducing the payments we receive for our services. For example, the Medicaid Integrity Program is increasing its scrutiny of Medicaid providers and reimbursements received through the program, which could result in recoupments of alleged overpayments. Similarly, private third-party payors also engage in post-payment audits which can result in recoupments. Additionally, private third-party payors may be successful in negotiating reduced reimbursement schedules for our services. Fixed fee schedules, capitation payment arrangements, exclusion from participation in or inability to reach agreements with private insurance organizations or government funded programs, reduction or elimination of payments or an increase in the payments at a rate that is less than the increase in our costs, or other factors affecting payments for healthcare services over which we have no control, could have a material adverse effect on our business, financial condition, results of operations and prospects. Further, we cannot assure you that our services will be considered cost-effective by third-party payors, that third-party payor reimbursement will continue to be available or that changes to third-party payor reimbursement policies will not have a material adverse effect on our ability to provide our services on a profitable basis, if at all.

In addition, certain third parties, known as conveners, offer patient placement and care transition services to managed care companies, Medicare Advantage plans, bundled payment participants, ACOs and other healthcare providers as part of an effort to manage costs. Given their focus on perceived financial savings, conveners customarily suggest that patients avoid higher cost settings altogether or move as soon as practicable to lower-cost settings. However, conveners are not healthcare providers and may suggest a setting or duration of care that may not be appropriate from a clinical perspective. Efforts by conveners to avoid our care settings or suggest shorter lengths of stay in our care settings could have a material adverse effect on our business, financial condition and results of operations.

The implementation of alternative payment models and the transition of Medicaid and Medicare beneficiaries to managed care organizations may limit our market share and could adversely affect our revenues.

Many government and commercial payors are transitioning providers to alternative payment models that are designed to promote cost-efficiency, quality and coordination of care. For example, ACOs, incentivize hospitals, physician groups, and other providers to organize and coordinate patient care while reducing unnecessary costs. Conceptually, ACOs receive a portion of any savings generated above a certain threshold from care coordination as long as benchmarks for the quality of care are maintained. Providers are then paid based on the overall value and quality (as determined by outcomes) of the services they provide to a patient rather than the number of services they provide. Pursuant to the ACA, CMS has established several separate ACO programs, the largest of which is the Medicare Shared Savings Program, or MSSP, for care provided to Medicare fee-for-service beneficiaries. The ACO rules adopted by CMS are extremely complex and remain subject to further refinement by CMS. Several states have implemented, or plan to implement, accountable care models for their Medicaid populations. Eligible providers, hospitals and suppliers may participate by creating, participating in or contracting with an ACO. If we are not included in these programs, or if ACOs establish programs that overlap with our services, we are at risk for losing market share, including a loss of our current business.

The trend in the healthcare industry toward value-based purchasing of healthcare services is growing among both government and commercial payors. Value-based purchasing programs emphasize quality of outcome and efficiency of care provided, rather than quantity of care provided. For example, Medicare requires home and community health services companies to report certain quality data in order to receive full reimbursement. Failure to report quality data or poor performance may negatively impact the amount of reimbursement received. We may incur additional expenses in an effort to comply with additional and changing quality reporting requirements. CMS currently has a value-based purchasing program affecting home health providers in a number of pilot states, whereby providers receive payment bonuses or penalties based on their achievement of specified performance measures, and intends to expand this program. In the future, CMS may establish new value-based purchasing programs affecting a broader range of providers. Additionally, commercial payors have expressed intent to shift toward value-based reimbursement arrangements. Government and commercial payors’ implementation of value-based purchasing requirements could have a material adverse effect on our business, financial condition and results of operations.

The ACA resulted in the establishment of various demonstration projects and Medicaid programs under which states may apply to test new or existing approaches to payment and delivery of Medicaid benefits. For example, on May 29, 2018, CMS issued a notice indicating its intention to re-launch a home health agency pre-claim review demonstration project, now called the Review Choice Demonstration for Home Health Services. Compliance with this process could result in increased administrative costs or delays in reimbursement for home health services in states subject to the demonstration. Other alternative payment models, such as bundled payment arrangements, may be presented by the government and commercial payors to control costs that subject our company to financial risk. We cannot predict at this time what effect alternative payment models may have on our company. If we perform at a level below the outcomes demonstrated by our competitors, fail to satisfy quality data reporting requirements, are unable to meet or exceed quality performance standards under any applicable value-based purchasing program, or otherwise fail to effectively provide or coordinate the efficient delivery of quality healthcare services, our reputation in the industry may be negatively impacted, we may receive reduced reimbursement amounts and we may owe repayments to payors, which could materially adversely impact our business, financial condition and results of operations.

We may be similarly impacted by increased enrollment of Medicare and Medicaid beneficiaries in managed care plans, shifting away from traditional fee-for-service models. Under a managed Medicare plan, also known as Medicare Advantage, the federal government contracts with private health insurers to provide Medicare benefits and the insurers may choose to offer supplemental benefits. Approximately two-fifths of all Medicare beneficiaries were enrolled in a Medicare Advantage plan in 2020, a figure that continues to grow. Beginning in 2019, CMS allowed Medicare Advantage plans to offer certain personal care services as a supplemental benefit. Enrollment in managed Medicaid plans is also growing, as states are increasingly relying on MCOs to deliver Medicaid program services as a strategy to control costs and manage resources. Managed care contracts typically permit the payor to terminate the contract without cause, on very short notice, typically 60 days, which can provide payors leverage to reduce volume or obtain favorable pricing. We cannot assure you that we will be successful in our efforts to be included in managed plan networks, that we will be able to secure or maintain favorable contracts with all or some of the MCOs, that our reimbursement under these programs will remain at current levels, that the authorizations for services will remain at current levels or that our profitability will remain at levels consistent with past performance. In addition, operational processes may not be well-defined as a state transitions Medicaid recipients to managed care. For example, membership, new referrals and the related authorization for services to be provided may be delayed, which may result in delays in service delivery to consumers or in payment for services rendered. Difficulties with operational processes associated with new managed care contracts may negatively affect our revenue, cash flow and profitability for services provided.

Changes in the case mix of patients, as well as payor mix and payment methodologies, and decisions and operations of third-party organizations may have a material adverse effect on our business, financial condition and results of operations.

The sources and amounts of our revenue are determined by a number of factors, including the mix of patients and third-party payors, the rates of reimbursement or payments among payors, and decisions and operations of third-party organizations. Changes in the case mix of the patients, payment methodologies, or payor mix among third-party payor, Medicare, and Medicaid may significantly affect our results of operations and cash flows. In particular, any significant decrease in our population of high-acuity patients could have a material adverse effect on our business, financial condition and results of operations.

Our ability to provide services may also be impacted by actions of third-party organizations, such as assisted living facilities choosing to bring pharmacy services in-house or hospitals following CMS’s guidelines for providing care outside of a traditional hospital setting. Increasing consolidation in the payor and supplier structure, including vertical integration efforts among insurers, providers and suppliers, may limit our ability to negotiate favorable terms and conditions in our contracts and otherwise intensify competitive pressure. For example, MCOs and other third-party payors continue to consolidate, which enhances their ability to influence the delivery and cost structure of health care services. Consequently, the health care needs of patients in the United States are increasingly served by a smaller number of MCOs. These organizations generally enter into service agreements with a limited number of providers. Our business, financial condition and results of operations could be materially adversely affected if these organizations terminate us as a provider, engage our competitors as a preferred or exclusive provider and/or limit the patients eligible for our services.

Our business is reliant on federal and state spending, budget decisions and continuous governmental operations which may fluctuate under different political conditions.

Adverse developments in the United States could lead to a reduction in federal government expenditures, including governmentally funded programs in which we participate. In addition, if at any time the federal government is not able to meet its debt payments unless the federal debt ceiling is raised, and legislation increasing the debt ceiling is not enacted, the federal government may stop or delay making payments on its obligations, including funding for government programs, such as Medicare and Medicaid. Further, any failure by the Congress to complete the federal budget process and fund government operations may result in a shutdown, potentially causing us to incur substantial costs without reimbursement under the Medicare program. For example, the failure of the 2011 Joint Select Committee to meet its Deficit Reduction goal resulted in an automatic reduction in Medicare home health and hospice payments of 2% beginning April 1, 2013. Due to subsequent legislative amendments to the statute, the 2% aggregated reductions will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, and a reduction of 1% from April 1, 2022 through June 30, 2022. Congress continues to discuss deficit reduction measures, leading to a high degree of uncertainty regarding potential reforms to governmental healthcare programs. The Medicare program is frequently mentioned as a target for spending cuts and within the Medicare program the home health and hospice benefits are often specifically targeted for cuts and a lowering of the Medicare caps. Historically, state budget pressures have resulted in reductions in state spending, and given that Medicaid outlays are a significant component of state budgets, we can expect continuing cost containment pressures on Medicaid outlays for our services. Weak economic conditions also could adversely affect the budgets of individual states and of the federal government. This could result in attempts to reduce or eliminate payments for federal and state healthcare programs, and could result in an increase in taxes and assessments on our activities.

Given competing national priorities, we are unable to predict the outcome and impact on our business of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. Further, Medicare, Medicaid and/or private payor rates for home and community provider solutions and pharmacy services may not continue to be based on current methodologies or remain comparable to present levels. Any future healthcare legislation or regulation impacting these rates may materially adversely affect our business.

Changes in drug utilization and/or pricing, PBM contracts and Medicare Part D/Medicaid reimbursement may negatively impact our profitability.

The profitability of our Pharmacy Solutions segment is dependent upon the utilization of prescription and non-prescription pharmaceuticals. Our revenues, operating results and cash flows may decline if the utilization of drug and/or infusion therapies is reduced or physicians cease writing prescriptions for such therapies, including due to:

•	increased safety risk profiles or regulatory restrictions;

•	manufacturing or other supply issues;

•	certain products being withdrawn by their manufacturers or transitioned to over-the-counter products;

•	FDA actions restricting the supply or increasing the cost of products;

•	the introduction of new and successful prescription drugs or lower-priced generic alternatives to existing brand name products; or

•	inflation in the price of brand name drugs.

In addition, increased utilization of generic drugs has resulted in pressure to decrease reimbursement payments to facility-based, hospice, retail and specialty pharmacies for generic drugs, causing a reduction in our margins on sales of generic drugs. Contracts and fee schedules in the prescription drug industry, including our contracts with various payors and fee schedules under state Medicaid programs, generally use certain published benchmarks, including Average Wholesale Price, or AWP, or Wholesale Acquisition Cost, or WAC, to establish pricing for prescription drugs. Future changes to the use of AWP, WAC or to other published pricing benchmarks used to establish drug pricing, including changes in the basis for calculating reimbursement by federal and state health care programs and/or other payors, could impact the reimbursement we receive from Medicare and Medicaid programs, the reimbursement we receive from our PBM, clients and other payors and/or our ability to negotiate rebates and/or discounts with drug manufacturers and wholesalers. A failure or inability to fully offset any increased prices or costs or to modify our operations to mitigate the impact of such increases could have a material adverse effect on our operating results. Additionally, any future changes in drug prices could be significantly different than our projections. We cannot predict the effect of these possible changes on our businesses.

Our reimbursement under Medicare Part D, as well as our reimbursement from certain private third-party payors, is determined pursuant to agreements that we negotiate with those payors or their PBM representatives or group purchasing organizations, or GPOs. Similarly, our reimbursement from skilled nursing and rehabilitation facilities for drugs is determined pursuant to our agreements with them. Certain of these agreements are terminable upon prior notice by the other party. We cannot provide assurance that we will be able to replace terminated or expired agreements on terms as favorable as our existing agreements or at all. The termination or modification of these agreements could adversely affect our reimbursement from these sources, which would have a material adverse effect on our results of operations. Additionally, the proportion of our Medicare Part D business serviced under specific agreements may change over time based upon beneficiary choice, reassignment of beneficiaries to different Medicare Part D Plans, Medicare Part D Plan consolidation or other factors, which could also adversely affect our revenue. Many payors seek to limit the number of providers that supply pharmaceuticals to their enrollees in order to build volume that justifies their discounted pricing. From time to time, payors with whom we have relationships require that we bid against our competitors to keep their business. As a result of this bidding process, we may not be retained, and even if we are retained, the prices at which we are able to retain the business may be reduced. If we are not an approved provider selected by a GPO, affiliated hospitals and other members may be less likely to purchase our products. Should a GPO negotiate a sole source or bundling contract covering a future or current competitor, we may be precluded from making sales to members of that GPO for the duration of the contractual arrangement.

Furthermore, Medicare Part D has resulted in increased utilization of prescription medications and puts pressure on our gross margin rates in our Pharmacy Solutions segment due to regulatory and competitive pressures. As a result of the ACA and changes to the retiree drug subsidy rules, clients of our PBM business could decide to discontinue providing prescription drug benefits to their Medicare-eligible members. To the extent this occurs, the adverse effects of increasing customer migration into Medicare Part D may outweigh the benefits we realize from growth of our Medicare Part D products. For example, in October 2020, the HHS released a final rule requiring health insurers to disclose drug pricing and cost-sharing information. The public disclosure of insurer- or PBM-negotiated price concessions may result in drug manufacturers lowering discounts or rebates, impacting the ability to negotiate drug prices. In November 2020, the U.S. Department of Health and Human Services, or the HHS, released the Rebate Rule, which eliminates the regulatory safe harbor from prosecution under the Anti-Kickback Statute for rebates from pharmaceutical companies to PBMs in Medicare Part D and in Medicaid MCOs, replacing it with two far narrower safe harbors designed to directly benefit patients with high out-of-pocket costs and to change the way PBMs are compensated. The new safe harbors are (i) for rebates which are passed on to the patient at the point of sale and (ii) for flat service fee payments made to PBMs which cannot be tied to the list prices of drugs. The Pharmaceutical Care Management Association which represents PBMs, has filed a suit in an effort to block the Rebate Rule, claiming that the Rebate Rule would lead to higher premiums in Medicare Part D and was adopted in an unlawful manner. The Biden Administration has delayed the effective date of portions of the Rebate Rule to January 1, 2023, and HHS is currently reviewing the final regulation. It is unclear whether the Rebate Rule will be modified by the current Administration, whether pharmaceutical companies will respond by reducing list prices, whether list prices in the private market may also be reduced, and what the resulting impact will be to PBMs or us.

Changes in our relationships with pharmaceutical suppliers, including changes in drug availability or pricing, could adversely affect our business and financial results.

We have contractual relationships with pharmaceutical manufacturers, wholesalers and distributors to purchase the pharmaceuticals that we dispense. In order to have access to these pharmaceuticals, and to be able to participate in the launch of new pharmaceuticals, we must maintain a good working relationship with these suppliers. Most of the manufacturers we contract directly with have the right to cancel their supply contracts with us without cause and after giving only minimal notice. In addition, these agreements may allow the manufacturers to distribute through channels other than us. Certain of these agreements also allow pricing and other terms to be adjusted periodically for changing market conditions or required service levels. We may be unable to renew contracts with our suppliers on favorable terms or at all. Any changes to these relationships, including, but not limited to, the loss of a supplier relationship or changes in pricing, could have an adverse effect on our business and financial results. Many products dispensed by our pharmacies are manufactured with ingredients that are susceptible to supply shortages. Our suppliers are independent entities subject to their own operational and financial risks that are outside our control. If our current suppliers were to stop selling drugs to us or delay delivery, including as a result of supply shortages, production disruptions, quality issues, closing or bankruptcies of our suppliers, or for other reasons, we may be unable to procure alternatives from other suppliers in a timely and efficient manner and on acceptable terms, or at all. Should a supply disruption result in the inability to obtain pharmaceutical solutions necessary for patient care, our business, financial condition and results of operations could be negatively impacted.

Some pharmaceutical manufacturers, wholesalers and/or distributors attempt to limit the number of preferred pharmacies that may market certain of their products. We cannot provide assurance that we will be selected and retained as a preferred pharmacy or can remain a preferred pharmacy to market these products. We cannot provide assurance that we will be able to compete effectively with other providers to dispense each of our core products. Consolidation within the drug manufacturing industry and other external factors may enhance the ability of suppliers to sustain or increase pricing of drugs and diminish our ability to negotiate reduced drug acquisition costs. Any inability to offset increased brand name or generic drug acquisition costs or to modify our activities to lessen the financial impact of such increased costs could have a significant adverse effect on our operating results. We receive certain discounts, rebates and other price concessions from suppliers. There can be no assurance that any changes in legislation or regulations, or the interpretation or application of current law, that would eliminate or significantly reduce the discounts, rebates and other price concessions that we receive from suppliers or that would otherwise impact payment available for drugs under federal or state healthcare programs will not have a material adverse impact on our business, financial condition and results of operations.

The pipeline of new drugs includes many products that over the long term may replace older, more expensive therapies. As a result of such older drugs losing patent protection and being replaced by generic substitutes, new and less expensive delivery methods (such as when an infusion or injectable drug is replaced with an oral drug) or additional products may be added to a therapeutic class, thereby increasing price competition in that therapeutic category. Much of the branded and generic drug product that we dispense is manufactured in whole or in substantial part outside of the United States and imported by our suppliers. As a result, significant changes in tax or trade policies, tariffs or trade relations between the United States and other countries, such as the imposition of unilateral tariffs on imported products, could result in significant increases in our costs, restrict our access to suppliers, depress economic activity, and have a material adverse effect on our business, financial condition and results of operations. In addition, other countries may change their business and trade policies and such changes, as well as any negative sentiments towards the United States in response to increased import tariffs and other changes in U.S. trade regulations, could adversely affect our businesses.

Our business relies on the continual recruitment and retention of nurses, pharmacists, therapists, caregivers, direct support professionals and other qualified personnel, including senior management.

We compete with other healthcare providers for our employees, including but not limited to, clinicians, nurses, nurse practitioners, physician assistants, caregivers, direct care staff, counselors, therapists, pathologists, psychologists, pharmacists, other pharmacy professionals and providers for our mobile network, as well as senior management. Competition for skilled personnel is intense, and the process of locating and recruiting qualified personnel with the combination of the skills, experience and licenses necessary to meet the requirements of their job responsibilities can be difficult and lengthy. Various states in which we operate have established minimum staffing requirements or may establish minimum staffing requirements in the future. While we seek to comply with all applicable staffing requirements, the regulations in this area are complex and we may experience compliance issues from time to time. Failure to comply with such minimum staffing requirements may result in one or more facilities failing to meet the conditions of participation under relevant federal and state healthcare programs and the imposition of fines or other sanctions. In addition, private litigation involving these matters also has become more common. Moreover, a portion of the staffing costs we incur is funded by states through Medicaid program appropriations or otherwise. If states do not appropriate sufficient additional funds to pay for any additional operating costs resulting from such minimum staffing requirements, our profitability may be materially adversely affected.

Our ability to satisfy such staffing requirements will, among other things, depend upon our ability to attract and retain qualified healthcare professionals. If we are unable to attract and retain qualified personnel, we may be unable to provide our services, the quality of our services may decline and we could lose patients and referral sources, which could have a material adverse effect on our business, financial condition and results of operations. The loss of one or more of the members of the executive management team or the inability of a new management team to successfully execute our strategies may adversely affect our business. Our ability to attract and retain qualified personnel depends on several factors, including our ability to provide these personnel with attractive assignments and competitive salaries and benefits. During the COVID-19 pandemic, our ability to attract and retain qualified personnel may also depend on our ability to appropriately protect these personnel from exposure to the virus. We cannot be assured we will succeed in any of these areas. From time to time and particularly in recent years, the lack of availability of medical personnel, including qualified nurses, has been a significant operating issue for us and other healthcare providers in certain local and regional markets. Further, because we generally recruit our personnel from the local area where the relevant facility is located, the availability in certain areas of suitably qualified personnel can be limited.

If the demand exceeds the supply of available and qualified personnel, we and our competitors may be forced to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, there can be no assurance that these individuals will choose to join or continue to work for us. Furthermore, the competitive market for this labor force has created turnover as many seek to take advantage of the available positions, each offering new and more attractive wage and benefit packages. We may be required to hire more expensive temporary personnel or increase our recruiting and marketing costs relating to labor, and the use of temporary or agency staff could also heighten the risk of one experiencing an adverse patient incident. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the turnover rates may cause added pressure on our operating results. Recently, the enhanced unemployment benefits offered by several states have suppressed the opportunity to attract a new pool of qualified personnel in such states. If we expand our operations into geographic areas where healthcare providers historically have unionized or unionization occurs in our existing geographic areas, negotiating collective bargaining agreements may have a negative effect on our ability to timely and successfully recruit qualified personnel and on our financial results. If we are unable to retain existing employees or attract additional employees, or we experience an unexpected loss of leadership, we could experience a material adverse effect on our business, financial condition and results of operations.

We are subject to federal, state and local laws and regulations that govern our employment practices, including minimum wage, living wage, and paid time-off requirements. Failure to comply with these laws and regulations, or changes to these laws and regulations that increase our employment-related expenses, could adversely impact our operations.

We are subject to applicable rules and regulations relating to our relationship with our employees, including occupational safety and health requirements, wage and hour and other compensation requirements, break requirements, health benefits, unemployment, providing leave, sick pay and overtime, proper classification of workers as employees or independent contractors, immigration status and equal employment opportunity laws. These laws and regulations can vary significantly among jurisdictions and can be highly technical. Costs and expenses related to these requirements are a significant operating expense and may increase as a result of, among other things, changes in federal, state or local laws or regulations, or the interpretation thereof, requiring employers to provide specified benefits or rights to employees, increases in the minimum wage and local living wage ordinances, increases in the level of existing benefits or the lengthening of periods for which unemployment benefits are available. We may not be able to offset any increased costs and expenses. We have a substantial number of hourly employees who are paid wage rates based on or approximating the applicable federal, state or local minimum wage, and the high proportion of hourly employees makes our business sensitive to minimum wage laws at both the state and federal levels. Furthermore, any failure to comply with these laws requirements, including even a seemingly minor infraction, can result in significant penalties which could harm our reputation and have a material adverse effect on our business. In addition, federal, state and local proposals to introduce a system of mandated health insurance and flexible work time, provide for higher minimum wages, paid time off and other similar initiatives could, if implemented, adversely affect our operations.

In addition, certain individuals and entities, known as excluded persons, are prohibited from receiving payment for their services rendered to Medicaid, Medicare and other federal and state healthcare program beneficiaries. If we inadvertently hire or contract with an excluded person, or if any of our current employees or contractors becomes an excluded person in the future without our knowledge, we may be subject to substantial civil penalties, including up to $20,000 for each item or service furnished by the excluded person to a federal or state healthcare program beneficiary, an assessment of up to three times the amount claimed and exclusion from federal healthcare programs.

Our results of operations fluctuate on a quarterly basis.

Our financial condition and results of operations and other key metrics have fluctuated on a quarterly basis in the past and may continue to fluctuate in the future due to a variety of factors, including census, script volume, reimbursement rates, drug purchasing costs, labor availability and pricing, volume fluctuations in broader healthcare and provider markets that are upstream of our care settings and the potential timing of delayed or leading payor reimbursement rate changes based on budget seasons, as well as purchasing cost fluctuations depending on when core contracts renew or escalate. In addition, we have experienced and expect to continue to experience fluctuations in our quarterly results of operations due to the seasonal nature of our business. As a result, historical period-to-period comparisons of our results of operations are not necessarily indicative of future period-to-period results, impacting comparability of our quarterly results year-over-year.

Our business may be harmed by labor relation matters.

We are subject to a risk of work stoppages and other labor relations matters because our hourly workforce in some states is highly unionized. We have numerous agreements with various different unions, which are renegotiated from time to time. We may also negotiate Memoranda of Understanding to amend these collective bargaining agreements when we receive increases in our rates from various state agencies. Upon expiration of these collective bargaining agreements, we may not be able to negotiate labor agreements on satisfactory terms with these labor unions. A strike, work stoppage or other slowdown could result in a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business.

Because we are limited in our ability to control reimbursement rates received for our services, our business could be materially adversely affected if we are not able to maintain or reduce our costs to provide such services.

We receive fixed payments at predetermined reimbursement rates established through federal and state legislation from Medicare and Medicaid, our most significant payors, for our services. Consequently, our profitability largely depends upon our ability to manage the costs of providing these services. We cannot be assured that reimbursement payments under Medicare and Medicaid will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to these programs. Commercial payors such as managed care organizations and private health insurance programs generally reimburse us for the services rendered to insured patients based upon contractually determined rates. Additionally, private payor rates are difficult for us to negotiate as such payors are under pressure to reduce their own costs. In addition, our profitability may be adversely affected by any efforts of our suppliers to shift healthcare costs by increasing the net prices on the products we obtain from them. Increases in operating costs, such as labor and supply costs, without a compensating increase in reimbursement rates, could have a material adverse effect on our business. In addition, cost pressures resulting from the use of more expensive forms of palliative care, including drugs and drug delivery systems, could negatively impact our profitability. As a result, we have sought to manage our costs in order to achieve a desired level of profitability including, but not limited to, centralization of various processes, the use of technology and management of the number of employees utilized. If we are not able to continue to streamline our processes and reduce our costs, our business, financial condition and results of operations could be materially adversely affected.

Delays in collection or non-collection of our accounts receivable, particularly during the business integration process, could adversely affect our business, financial condition and results of operations.

Prompt billing and collection of receivables from patients and third-party payors are important factors in our liquidity, and our business is characterized by delays from the time we provide services to the time we receive reimbursement or payment for these services. Having a diversified payor mix requires expertise and compliance across multiple complex coding, billing and revenue recognition functions. We bill numerous and varied payors, and they typically have different billing requirements that must be satisfied prior to receiving payment for services rendered. Reimbursement is typically conditioned on our documenting the level and the necessity of service provided and correctly applying administrative and billing codes. Coding of services can be complex. Incorrect or incomplete documentation and billing information could result in non-payment for services rendered and could lead to allegations of billing fraud. This could subsequently lead to civil and criminal penalties, including but not limited to exclusion from government healthcare programs. Reimbursement and procedural issues often require us to resubmit claims multiple times and respond to multiple administrative requests before payment is remitted, increasing the age of accounts receivable. Billing and collection of our accounts receivable are further subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by third-party payors, which are continuously evolving. Our inability to bill and collect on a timely basis pursuant to these regulations and rules could subject us to payment delays that could have a material adverse effect on our business, financial condition and results of operations. In addition, timing delays in billings and collections may cause working capital shortages. It is possible that Medicare, Medicaid, documentation support, system problems or other provider issues or industry trends, particularly with respect to newly acquired entities for which we have limited operational experience, may extend our collection period, which may materially adversely affect our working capital, and our working capital management procedures may not successfully mitigate this risk.

The timing of payments made under the Medicare and Medicaid programs is subject to governmental budgetary constraints, which may result in an increased period of time between submission of claims and subsequent payment under specific programs, most notably under the Medicare and Medicaid managed care programs, which in many cases pay claims significantly slower than traditional Medicare or state Medicaid programs. This delay is a result of more complicated authorization, billing and collecting processes under Medicare and Medicaid managed care programs. In addition, we may experience delays in reimbursement as a result of the failure to receive prompt approvals related to change of ownership applications for acquired or other facilities. Further, our billing systems require significant technology investment and, as a result of marketplace demands, we need to continually invest in our billing systems. We may experience delays in reimbursement caused by our or other third parties’ information system failures. Changes in laws and regulations could further complicate our billing and increase our billing expense.

A change in our estimates of collectability or a delay in collection of accounts receivable could adversely affect our results of operations and liquidity. The estimates are based on a variety of factors, including the length of time receivables are past due, significant one-time events, contractual rights, client funding and/or political pressures, discussions with clients and historical experience. A delay in collecting our accounts receivable, or the non-collection of accounts receivable, including, without limitation, in connection with our transition and integration of acquired companies, could have a material negative impact on our results of operations and liquidity and could be required to record impairment charges in our consolidated financial statements.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and satisfaction or adequately address competitive challenges.

We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Additionally, our organizational structure may become more complex as we expand our operational, financial and management controls, as well as our reporting systems and procedures as a public company. We may require significant capital expenditures and the allocation of valuable management resources to grow and evolve in these areas. We must effectively increase our headcount, ensure our personnel have the necessary licenses and competencies and continue to effectively train and manage our employees. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change or fail to ensure that the level of care and services provided by our employees complies with regulatory and contractual requirements, the quality of our services may suffer, which could negatively affect our brand and reputation, harm our ability to attract and retain patients, customers, referral sources and employees and lead to the need for corrective actions.

In addition, as we expand our business, it is important that we continue to maintain high levels of patient service and satisfaction. If we are unable to continue to provide high quality healthcare that meets the regulatory requirements and generates high levels of patient satisfaction, our reputation, as well as our business, results of operations and financial condition would be adversely affected.

Our growth strategy is partially dependent upon our ability to identify and successfully complete acquisitions, joint ventures and other strategic initiatives. Any failure by us to manage or integrate acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on our business, financial condition and results of operations.

Acquisitions are a key strategic advantage and value creation driver for us. We regularly evaluate opportunities to acquire other companies and have undertaken, and may in the future undertake, strategic and accretive acquisitions, including our recent acquisitions of Abode and OPPC. We face competition for acquisition and joint venture candidates, which may limit the number of acquisition and joint venture opportunities available to us or lead to the payment of higher prices for our acquisitions and joint ventures. In addition, changes in federal laws or regulations may materially adversely impact our ability to acquire businesses. For example, CMS has adopted a regulation known as the “36 Month Rule” that is applicable to home health agency acquisitions, which subject to certain exceptions, prohibits buyers of home health agencies that either enrolled in Medicare or underwent a change in ownership fewer than 36 months prior to the acquisition date, from assuming the Medicare billing privileges of the acquired home health agency. Instead, the acquired home health agencies must enroll as new providers with Medicare which may cause significant Medicare billing delays. As a result, the 36 Month Rule may further increase competition for acquisition targets that are not subject to the rule. We cannot assure you that we will successfully identify suitable acquisition candidates, obtain financing for such acquisitions, if necessary, consummate such potential acquisitions or efficiently integrate any acquired entities or successfully expand into new markets as a result of our acquisitions. If we are unable to successfully execute on such a strategy in the future, our future growth could be limited.

We believe that there are risks related to acquiring companies. Such risks include overpaying for acquisitions, losing key employees, strategic partnerships or patients of acquired companies, failing to effectively integrate acquired companies, the assumption of liabilities and exposure to unforeseen liabilities of acquired operations, and failing to achieve potential synergies or remove transition, integration or non-recurring costs. In addition, our due diligence review of acquired businesses may not successfully identify all potential issues. Further, following completion of an acquisition, we may not be able to maintain the growth rate, levels of revenue, earnings or operating efficiency that we and the acquired business have achieved or might achieve separately. Historically, we have funded acquisitions primarily through our credit facilities and/or cash on hand, and there is no guarantee that we will be able to obtain financing for any future acquisition on favorable terms, if at all. Furthermore, in certain circumstances, we could be required to pay or be involved in disputes relating to termination fees or liquidated damages if an acquisition is not consummated, the payment of which could have a material adverse effect on our business, financial condition or results of operations.

Upon consummation of an acquisition, the integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on our business, financial condition or results of operations. In particular, the integration process may temporarily redirect resources previously focused on reducing cost of services, resulting in lower gross profits in relation to revenues. The process of combining companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could have an adverse effect on their combined operations. Additionally, in some acquisitions, we may have to renegotiate, or risk losing, one or more third-party payor contracts. We may also be unable to immediately collect the accounts receivable of an acquired entity while we align the payors’ payment systems and accounts with our own systems, and may have difficulties in recouping partial episode payments and other types of misdirected payments for services from previous owners. Certain transactions can require licensure changes which, in turn, result in disruptions in payment for services.

We may also make strategic divestitures from time to time. With respect to any divestiture, we may encounter difficulty finding potential acquirers or other divestiture options on favorable terms. Any divestiture could affect our profitability as a result of the gains or losses on such sale of a business or service, the loss of the operating income resulting from such sale or the costs or liabilities that are not assumed by the acquirer that may negatively impact profitability subsequent to any divestiture. We may also recognize impairment charges as a result of a divesture.

If we are unable to provide consistently high quality of care, our business will be adversely impacted.

Providing quality patient care is fundamental to our business. Clinical quality is becoming increasingly important within our industries. Effective October 2012, Medicare began to impose a financial penalty upon hospitals that have excessive rates of patient readmissions within 30 days from hospital discharge. We believe this regulation provides a competitive advantage to home health providers who can differentiate themselves based upon quality, particularly by achieving low patient acute care hospitalization readmission rates and by implementing disease management programs designed to be responsive to the needs of patients served by referring hospitals. We are focused intently upon improving our patient outcomes, particularly our patient acute care hospitalization readmission rates. Additionally, Medicare has established consumer-facing websites, Home Health Compare and Hospice Compare, that present data regarding our performance on certain quality measures compared to state and national averages. If we should fail to achieve or exceed these averages, it may affect our ability to generate referrals, which could have a material adverse effect upon our business, consolidated financial condition and results of operations.

Many of our service users have complex medical conditions or special needs, are vulnerable and often require a substantial level of care and supervision. There is a risk that one or more service users could be harmed by one or more of our employees or workforce members, either intentionally, through negligence or by accident. Further, individuals cared for by us have in the past engaged, and may in the future engage, in behavior that results in harm to themselves, our employees or to one or more other individuals, including members of the public. If one or more of our facilities experiences an adverse patient incident or is found to have failed to provide appropriate patient care, an admissions hold, loss of accreditation, license revocation or other adverse regulatory action could be taken against us. Any such patient incident or adverse regulatory action could result in governmental investigations, judgments or fines and have a material adverse effect on our business, financial condition and results of operations. In addition, we have been and could become the subject of negative publicity or unfavorable media attention, whether warranted or unwarranted, that could have a significant, adverse effect on the trading price of our common stock or adversely impact our reputation and how our referral sources and payors view us.

If we fail to provide or maintain a reputation for providing high quality or cost-effective care, or are perceived to provide lower quality or less cost-effective care than our competitors within the same geographic area, or if patients of our home and community health services and/or pharmacy services perceive that they could receive higher quality or more cost-effective services from other providers, our ability to attract and retain patients and customers could be adversely affected, which could have a material adverse effect upon our business, consolidated financial condition and results of operations. We believe that the perception of our quality of care by potential patients or their families seeking our services is influenced by a variety of factors, including physician and other healthcare professional referrals, community information and referral services, electronic media, newspapers and other print, and results of patient surveys, recommendations from family and friends, and published quality care statistics compiled by CMS or other industry data.

If we are unable to maintain our corporate reputation, or there is adverse publicity, including negative information on social media, or changes in public perception of our services, our business may suffer.

Our success depends on our ability to maintain our corporate reputation, including our reputation for providing quality patient care and for compliance with applicable Medicare and Medicaid requirements or other laws to which we are subject, among governmental authorities, physicians, hospitals, discharge planning departments, case managers, nursing homes, rehabilitation centers, advocacy groups, patients and their families, other referral sources and the public. For example, while we believe that the services we provide are of high quality, if our “quality measures,” which are published annually online by CMS, are deemed to be not of the highest value, our reputation could be negatively affected. Adverse publicity surrounding any aspect of our business, including our failure to provide proper care, litigation, changes in public perception of our services or government investigations of our operations could negatively affect our overall reputation, the willingness of other providers and organizations to refer patients to us, of patients to use our services and our ability to retain agreements or obtain new agreements. Increased government scrutiny may also contribute to an increase in compliance costs. Any of these events could have a negative effect on our business, financial condition and operating results.

There has been a marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information about our business and/or services may be posted on such platforms at any time. Negative views regarding our services may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brand. The harm may be immediate without affording an opportunity for redress or correction. Such negative publicity also could adversely affect the size, engagement, activity and loyalty of our customer base or the effectiveness of word-of-mouth marketing, and result in decreased revenue, or require us to expend additional funds for marketing efforts. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially adversely affect our business, financial condition and results of operations.

If our existing customers do not continue with or renew their contracts with us, renew at lower fee levels, decline to purchase additional services from us or reduce the services received from us pursuant to those contracts, it could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with our customers are generally in effect for specific time periods. However, certain of our Pharmacy Solutions segment contracts are terminable without cause upon advance written notice, giving those customers leverage to demand more favorable pricing, or seek services from another provider. Additionally, many contracts in our workforce services line of business are subject to a competitive bid or re-bid process pursuant to federal, state, and/or local procurement laws. In all of our lines of business, our ability to renew or retain our agreements depends on our quality of service and reputation, but may also be affected by other factors over which we have little or no control, such as government appropriations and changes in provider eligibility requirements. Additionally, failure to satisfy any of the numerous technical renewal requirements in connections with our proposals for agreements could result in a proposal being rejected even if it contains favorable pricing terms. Failure to obtain, renew, or retain agreements with customers may negatively impact our business, financial condition, and results of operations. We can give no assurance that our existing agreements will be renewed on commercially reasonable terms or at all.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

Our business is highly dependent on maintaining effective and secure information systems, including those maintained by us and those maintained and provided by third-party service providers (for example, “software-as-a-service” and cloud solutions), as well as the integrity and timeliness of the data we use to serve our patients, support employees and operate our business. Our business also supports the use of electronic visit verification, or EVV, to collect visit submission information such as service type, visit start time and end time, and care plan tasks for our home and community based care services. We use mobile devices to capture time in and time out, mileage and travel time, as well as the completed care plan tasks with client verification. Our ability to effectively manage our business and coordinate the provision and billing of our services and prompt, accurate documentation of the care and services we provide depends significantly on the reliability and capacity of these systems. We rely on these providers to provide continual operation, as well as maintenance, enhancements, and security of any protected and/or confidential data (including personal information). To the extent that our EVV and other vendors fail to support these processes, our internal operations could be negatively affected. Our systems, and those of our third-party service providers, are vulnerable to damages, failures, malfunctions, outages or other interruptions which could be caused by a number of factors such as power outages or damages, telecommunications problems, data corruption, software errors, human error, computer viruses, defects and other errors, physical or electronic break-ins, theft, design defects, network failures, security breaches, cyber-attacks, acts of war or terrorist attacks, fire, flood and natural disasters. A system failure, outage or other interruption may also cause the corruption or loss of important, confidential and/or protected data (including personal information). Furthermore, our third-party providers’ existing safety systems, data backup, access protection, user management, information technology emergency planning and other security measures may not be sufficient to prevent data loss or long-term network outages.

In addition, we may have to upgrade our existing information technology systems from time to time in order for such systems to withstand the increasing needs of our expanding business. We rely on certain hardware, telecommunications and software vendors to maintain and periodically upgrade many of these systems so that we can continue to support our business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations. Further, upgrading and expanding our information technology infrastructure could require significant investment of additional resources and capital, which may not always be available or available on favorable terms. We also depend on our information technology staff. If we cannot meet our staffing needs in this area, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems. Any material disruption, outage or slowdown of our systems or those of our third-party providers, including those caused by our or their failure to successfully upgrade our or their systems, and our or their inability to convert to alternate systems in an efficient and timely manner could have a material adverse effect on our business, financial condition and results of operations.

Additionally, operations that we acquire must be integrated into our various information systems in an efficient and effective manner. For certain aspects, we rely upon third-party service providers to assist us with those activities. If we are unable to integrate and transition any acquired business into our information systems, due to our failures or any failure of our third-party service providers, we could incur unanticipated expenses, suffer disruptions in service, experience regulatory issues, and lose revenue from the operation of such business.

Security breaches, loss of data and other disruptions could compromise sensitive business or patient information, cause a loss of confidential patient data, employee data, personal information, or prevent access to critical information and expose us to liability, litigation and federal and state governmental inquiries and damage our reputation and brand.

In the ordinary course of our business, we collect, process, use, transmit, share, disclose, create, receive, maintain, transmit, and store, or collectively, Process, personal information (which may also be referred to as personal data, personally identifiable information, and/or non-public personal information), including protected health information, or PHI, relating to our patients, employees, referral sources, payors and others. We also Process, and contract with third-party service providers to Process, other sensitive, confidential and/or proprietary information. We use third-party service providers for important aspects of the Processing of personal information and other confidential and sensitive data and information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the such personal information and other sensitive data and information that we and our service providers Process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are critical to our operations and business strategy. Our patients, employees, payors and referral sources have a high expectation that we will adequately protect their information, including personal information, from cyberattacks or other security breaches, and may have claims against us if we are unable to do so. We may also have exposure to regulatory investigations and other compliance risks in the event of a cyberattack or other security breach. We have been subject to HHS investigations with respect to data privacy and security incidents involving PHI in the past, and there can be no assurance that we will not be subject to such HHS investigations in the future. Our patients, employees, payors and referral sources may have contractual rights of indemnification against us in the event that their personal or proprietary business information is accessed, disclosed, lost, used or compromised as a result of a breach of our information systems. In such an event, these parties may also seek to terminate our contracts with them.

Our systems and those of our third-party service providers and business partners may be vulnerable to data or security breaches, cyberattacks (including ransomware), acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. While we have safeguards in place designed to defend our systems against intrusions and attacks and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats. If unauthorized parties gain access to our networks or data, or those of our employees, third-party service providers or business partners, they may be able to access, steal, publish, delete, use in an unauthorized manner or modify confidential and sensitive information, including personal information, trade secrets or other confidential information, intellectual property, and proprietary business information. In addition, employees may intentionally or inadvertently cause data or security breaches that result in destruction, loss, alteration, unauthorized disclosure of or access to such information. Further, the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect. Threats to our systems and associated third-party systems can originate from human error, fraud or malice on the part of employees or third parties or simply from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of associated third parties. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not detected until launched against a target and may originate from less regulated and remote areas around the world, we, and our third-party service providers, may be unable to effectively detect or proactively address all possible techniques or implement adequate preventive measures for all situations. The administrative, physical and technological safeguards we or our third-party service providers implement to address these risks may not address applicable laws and regulations or address situations that could lead to increased privacy or security risks. The businesses we have acquired, or may acquire in the future, may not have in place all of the required safeguards and may have experienced breaches or security incidents. It may take significant time and expense to integrate such businesses to our policies and procedures. To the extent we terminate contracts with our third-party service providers, we may not be able to ensure that the relevant personal information of our patients and employees is maintained in compliance with the required safeguards. In the normal course of business, we are and have been the target of malicious cyberattack attempts and have experienced other security incidents. To date, such identified security events have not been material or significant to us, including to our reputation or business operations, or had a material financial impact, but there can be no assurance that present or future cyber-attacks will not be material or significant.

Any such cyberattack or threat, including those that result in data or security breaches, could result in costly investigations, litigation, government enforcement actions, civil or criminal penalties, fines, operational changes or other response measures, loss of patient and customer confidence in our security measures, loss of business partners, and negative publicity that could adversely affect our brand, reputation, business, financial condition and results of operations. In particular, any such interruption in access, compromise, use, improper access, acquisition, disclosure or other loss of information, including personal information, could result in legal claims or proceedings and/or liability or penalties under laws and regulations that protect the privacy, confidentiality, or security of personal information, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations, or collectively, HIPAA, the California Consumer Privacy Act, or CCPA, and other state data privacy, security, or consumer protection laws, including state breach notification laws. These laws often provide for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. Any delay in identifying such breaches or incidents or in providing timely notification of such incidents may lead to increased harm and increased penalties.

In addition, denial of service or other cyberattacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent unplanned downtime, or the unauthorized access, acquisition, disclosure or use of confidential, sensitive data, and/or personal information. We may be required to expend significant capital and other resources to protect against security breaches, to safeguard the privacy, security, and confidentiality of personal information and other sensitive data and information, to investigate, contain, remediate, and mitigate actual or potential security breaches and security incidents, and/or to report security breaches and security incidents to patients, customers, employees, regulators, media, credit bureaus, and other third parties in accordance with applicable law and to offer complimentary credit monitoring, identity theft protection, and similar services where required by law or otherwise appropriate. While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us. We may also be subject to potential increases in insurance premiums, resulting in increased costs or loss of revenue, and such insurance coverage may not continue to be available to us in adequate amounts or on satisfactory terms, if at all.

We are subject to risks related to credit card payments and other payment methods.

We currently accept credit cards and debit cards. As a result, we pay interchange and other related acceptance and transaction processing fees, which may increase over time and raise our operating costs and lower profitability.

We are also subject to evolving Payment Card Industry, or PCI, and network operating rules, including data security rules, certification requirements and rules governing electronic funds transfers. For example, we are subject to Payment Card Industry Data Security Standards, issued by the PCI Security Standards Council, which contain compliance guidelines and standards with regard to our security surrounding the physical and electronic storage, processing and transmission of individual cardholder data, including regular audit to maintain compliance. As our business evolves and expands, and if we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud, and other risks, in addition to new assessments that involve costs above what we currently pay for compliance. By accepting debit cards for payment, we are also subject to compliance with American National Standards Institute data encryption standards and payment network security operating guidelines. Additionally, the Fair and Accurate Credit Transactions Act requires systems that print payment card receipts to employ personal account number truncation so that the customer’s full account number is not viewable on the slip. Failure to be PCI compliant or to meet other payment card standards may result in the imposition of financial penalties or the allocation by the card brands of the costs of fraudulent charges to us. In addition, if we (or a third-party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay onerous and significant fines, penalties, and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications, or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our services, which could materially impact our operations and financial performance.

In addition, we rely on third-party payment processors to process the payments made by our customers. If our third-party payment processors terminate their relationships with us or refuse to renew their agreements with us on commercially reasonable terms, we would need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processors in an acceptable time frame. Further, the software and services provided by our third-party payment processors may contain errors or vulnerabilities, be compromised, experience outages, or not meet our expectations. If any of these events were to occur, our business, financial condition, and results of operations could be materially and adversely affected.

We occasionally receive payments made with fraudulent data which result in customer-initiated disputes (charge-backs). Under current credit and debit card practices, we may be liable for fraudulent transactions and be required by card issuers to pay charge-back fees. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card brands and associations also may require us to pay fines or refuse to process our transactions. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use our customer information for their own gain or facilitate the fraudulent use of such information. As a result, we may suffer losses as a result of orders placed with fraudulent data even if the associated financial institution approved payment of the orders. If we are unable to detect or control credit and debit card fraud, our liability for these transactions could harm our business, financial condition, and results of operations.

We may be subject to substantial malpractice or other similar claims.

The nature of our business subjects us to inherent risk of wrongful death, personal injury, product liability, professional malpractice and other potential claims, liabilities and substantial damage awards. In addition, the pharmaceutical products we dispense could become subject to contamination, product tampering, mislabeling, recall or other damage. In addition, errors in the compounding, dispensing and packaging of drugs and consuming drugs in a manner that is not prescribed could lead to serious injury or death. Healthcare providers have become subject to an increasing number of legal actions alleging malpractice or related legal theories in recent years, many of which involve large monetary claims and significant defense costs. In general, we coordinate care for high-need, medically complex individuals through employed clinicians, caregivers and pharmacists, including registered nurses, limited practice nurses, licensed therapists, certified nursing assistants, home health aides, therapy assistants, direct care staff and other similar professionals. From time to time, we are subject to claims alleging that we did not properly treat or care for a patient, that we failed to follow internal or external procedures that resulted in death or harm to a patient or that our employees mistreated our consumers, resulting in death or harm. We are also subject to claims arising out of accidents involving vehicle collisions brought by patients whom we are transporting, from employees driving to or from home visits or other affected individuals. We cannot be certain that a provider will not incur tort liability in treating one of our patients. The clinicians, caregivers and other healthcare professionals we employ could be considered our agents and, as a result, we could be held liable for their acts, omissions, malpractice and/or negligence and may be subject to mass tort actions and/or class actions. Moreover, in light of the COVID-19 pandemic, we could be liable if our

COVID-19 screening, monitoring and/or safety protocols are deemed inadequate to stop the transmission of the COVID-19 virus from our providers to our patients. We cannot predict the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain patients and employees. While we maintain liability coverage that we believe is appropriate given the nature and breadth of our operations, any claims against us in excess of insurance limits, or multiple claims requiring us to pay deductibles, as well as the potential impact on our brand or reputation as a result of being involved in any legal proceedings, could have a material adverse impact on our business, results of operations and financial condition.

We are exposed to various risks related to governmental inquiries, regulatory actions and whistleblower lawsuits that could adversely affect our operating results. Our insurance may not cover all claims against us.

Regulatory agencies may initiate administrative proceedings alleging violations of statutes and regulations arising from our services, or reimbursement of those services, and seek to impose monetary penalties on us. We could be required to pay substantial amounts to respond to and defend against regulatory investigations, and if we do not prevail, damages or penalties arising from these administrative proceedings. We are subject to lawsuits under the federal False Claims Act and other federal and state statutes designed to combat fraud and abuse in our industries, as well as civil investigative demands related to our operations. Additionally, there can be no assurance that we will not be subject to claims or litigation related to the authorization or denial of claims for payment of benefits, or to allegations that we have engaged in fee splitting, which may be prohibited under state laws, or to allegations that we engage in the corporate practice of medicine or the delivery of medical services. Moreover, we could also be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal or state levels, such as those relating to the protection of older adults and persons with disabilities or those related to employment, health, safety, security and other regulations under which we operate. We are currently subject to class actions, employee-related claims, and other lawsuits and proceedings in connection with our operations, including, but not limited to, those related to alleged violations of federal and state wage and hour laws, wrongful discharge, retaliation, and illegal discrimination. These claims, lawsuits, and proceedings are in various stages of adjudication or investigation and involve a wide variety of claims and potential outcomes.

Responding to lawsuits brought against us and governmental inquiries can often be expensive, time-consuming and disruptive to normal business operations. Moreover, the results of complex legal proceedings and governmental inquiries are difficult to predict. Unfavorable outcomes from these claims, lawsuits and governmental inquiries could adversely affect our business, financial condition and results of operations and we could incur substantial monetary liability and/or be required to change our business practices. Any claims made against us, regardless of their merit or eventual outcome, could damage our reputation and business and our ability to attract and retain patients, customers, strategic partnerships and employees.

We maintain general liability insurance to provide coverage to us and our subsidiaries against these litigation claims and potential litigation risks. However, we cannot assure you claims will not be made in the future in excess of the limits of our insurance, nor can we assure you that any such claims, if successful and in excess of such limits, will not have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that the insurance we maintain will satisfy claims made against us or that insurance coverage will continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms, if at all.

Our current insurance program may expose us to unexpected costs and negatively affect our business, financial condition and results of operations, particularly if we incur losses not covered by our insurance or if claims or losses differ from our estimates.

Although our insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that we believe are reasonable based on our operations, the coverage under our insurance programs may not be adequate to protect us in all circumstances. Our insurance policies contain exclusions and conditions that could have a materially adverse impact on our ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. Additionally, insurance companies that currently insure companies in our industries may cease to do so, may change the coverage provided, or may substantially increase premiums in the future. Changes in our annual insurance costs and self-insured retention limits depend in large part on the insurance market, and insurance coverage may not continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms, if at all. In addition, we self-insure for various risks, including employment class actions, False Claims Act actions, adverse regulatory actions, commercial contractual or commercial tort actions, and intellectual property actions. The incurrences of losses and liabilities that exceed our available coverage, therefore, could have a material adverse effect on our business, financial condition and results of operations.

We utilize historical data to estimate our reserves for our insurance programs. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying our liabilities for these losses could result in materially different expenses than expected under these programs, which could have a material adverse effect on our financial condition and results of operations. In addition, if we experience a greater number of these losses than we anticipate, it could have a material adverse effect on our business, financial condition and results of operations.

Factors outside of our control, including those listed, could require us to record an asset impairment of goodwill.

Because we have grown in part through acquisitions, goodwill and intangible assets, net represent a significant portion of our assets. We monitor the recoverability of our indefinite-lived intangible assets, which include our trademarks and tradenames, and evaluate goodwill and indefinite-lived intangible assets annually, or more frequently if indicators of impairment exist in interim periods, to determine if impairment has occurred. We also review the carrying value of our goodwill and intangible assets, both indefinite- and definite-lived, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. Such indicators are based on market conditions and the operational performance of our business. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the intangible assets or goodwill and the fair value of the intangible assets or the goodwill, respectively, in the period the determination is made. The testing of goodwill and intangible assets for impairment requires us to make estimates that are subject to significant assumptions about our future revenues, profitability, cash flow, fair value of assets and liabilities and weighted average cost of capital, as well as other assumptions. Changes in these estimates, or changes in actual performance compared with these estimates, may affect the fair value of intangible assets or goodwill, which may result in an impairment charge. If as part of our review of goodwill and intangibles for impairment, we were required to write down all or a significant part of our goodwill and/or intangible assets, our financial condition and results of operations could be materially adversely affected.

Inclement weather, natural disasters, acts of terrorism, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations may impact our ability to provide services.

Inclement weather, natural disasters, acts of terrorism, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations may prevent our employees from providing authorized services. We are not paid for authorized services that are not delivered due to these events. Furthermore, prolonged disruptions as a result of such events in the markets in which we operate, could disrupt our relationships with patients, caregivers and employees and referral sources located in affected areas and, in the case of our corporate office, our ability to provide administrative support services, including billing and collection services. Future inclement weather, natural disasters, acts of terrorism, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations may adversely affect our reputation, business, financial condition and results of operations.

We may be unable to adequately protect our intellectual property rights, which could harm our business.

We rely on a combination of intellectual property laws, internal procedures and nondisclosure agreements to protect our intellectual property and proprietary rights. We believe our trademarks are valuable assets. However, our intellectual property rights may not be sufficient to distinguish our services from those of our competitors and to provide us with a competitive advantage. For example, from time to time, third parties may use names, logos, and slogans similar to ours, may apply to register trademarks or domain names similar to ours, and may infringe or otherwise violate our intellectual property rights. Our intellectual property rights may not be successfully asserted against such third parties or may be invalidated, circumvented, or challenged. Asserting or defending our intellectual property rights could be time consuming and costly and could distract management’s attention and resources. If we are unable to prevent our competitors from using names, logos, slogans, and domain names similar to ours, consumer confusion could result, the perception of our brands and services could be negatively affected, and our revenue and profitability could suffer as a result. Failure to protect our intellectual property and proprietary rights could have an adverse effect on our business.

KKR Stockholder and Walgreen Stockholder control us and their interests may conflict with yours in the future.

Immediately following this offering, KKR Stockholder and Walgreen Stockholder will collectively beneficially own approximately     % of the voting power of our common stock (or approximately     % if the underwriters exercise in full their over-allotment option). As a result, KKR Stockholder and Walgreen Stockholder will be able to control the election and removal of our directors and thereby determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of our certificate of incorporation or bylaws and other significant corporate transactions for so long as KKR Stockholder and its affiliates and/or Walgreen Stockholder and its affiliates retain significant ownership of us. KKR Stockholder, Walgreen Stockholder and their respective affiliates may also direct us to make significant changes to our business operations and strategy, including with respect to, among other things, new service offerings, employee headcount levels and initiatives to reduce costs and expenses. This concentration of our ownership may delay or deter possible changes in control of the Company, which may reduce the value of an investment in our common stock. So long as KKR Stockholder and its affiliates and/or Walgreen Stockholder and its affiliates continue to own, directly or indirectly, a significant amount of our voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions, and each of KKR Stockholder and Walgreen Stockholder has the right to nominate individuals to our board of directors under the existing stockholders agreement. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

In the ordinary course of their business activities, KKR Stockholder, Walgreen Stockholder and their respective affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our second amended and restated certificate of incorporation will provide that any of KKR Stockholder, Walgreen Stockholder, any of their respective affiliates or any director who is not employed by us or his or her affiliates will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. KKR Stockholder, Walgreen Stockholder and their respective affiliates also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, KKR Stockholder, Walgreen Stockholder and their respective affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

In addition, KKR Stockholder, Walgreen Stockholder and their respective affiliates will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the Company or a change in the composition of our board of directors and could preclude any acquisition of the Company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the Company and ultimately might affect the market price of our common stock.

Risks Related to Our Regulatory Framework

We conduct business in a heavily regulated industry, and changes in regulations, the enforcement of these regulations, or violations of regulations may result in increased costs or sanctions that reduce our revenues and profitability.

The federal government and the states in which we operate regulate our industries extensively. The laws and regulations governing our operations, along with the conditions of participation and conditions of payment, in various government programs, impose certain requirements on the way in which we do business, the services we offer, and our interactions with providers and consumers. The extensive federal and state regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, certification and enrollment, billing and coding, eligibility for, necessity of and provision of services, conduct of operations, allowable costs, prices for services, adequacy and quality of services, facility staffing requirements, facility accreditation, qualifications and licensure of staff, environmental and occupational health and safety, and the confidentiality and security of health-related information. In particular, various fraud and abuse laws, including the Anti-Kickback Statute, Stark Law, and the Federal False Claim Act, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other governmental programs. We are also subject to laws requiring the registration and regulation of pharmacies; laws governing the dispensing of pharmaceuticals and controlled substances; laws regulating the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; laws regarding food and drug safety, including those of the Food and Drug Administration, or FDA, and the Drug Enforcement Administration, or DEA. We are required to hold valid DEA and state-level licenses, meet various security and operating standards, and comply with the federal and various state controlled substance acts and related regulations governing the sale, dispensing, disposal, holding and distribution of controlled substances. Compliance with these regulations is expensive, and these costs may increase in the future.

Federal and state governments continue to pursue intensive enforcement policies resulting in a significant number of investigations, inspections, audits, citations of regulatory deficiencies, and other regulatory sanctions, including demands for refund of alleged overpayments, terminations from the Medicare and Medicaid programs, bans on Medicare and Medicaid payments for new admissions, admission moratoriums, and civil monetary penalties or criminal penalties. We expect audits under the CMS Recovery Audit Contractor, or RAC, program, the CMS Targeted Probe and Educate, or TPE, program, the Unified Program Integrity Contractors, or UPIC, program and other federal and state audits evaluating the medical necessity of services to further intensify the regulatory environment surrounding the healthcare industry, as third-party firms engaged by CMS and others conduct extensive pre and post-payment audits of claims data as well as medical and other records in order to identify improper payments to healthcare providers under the Medicare and Medicaid programs. The DEA, FDA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products. If we fail to comply with the extensive laws, regulations and prohibitions applicable to our businesses, we could become ineligible or disqualified to provide services or receive government program reimbursement, suffer suspension or revocation of our licenses, cancellation of our agreements, civil or criminal penalties and/or damage to our reputation, lose billing privileges, be barred from re-enrollment in governmental payor programs, or be required to repay amounts received or to make significant changes to our operations. We may also become subject to corporate integrity agreement(s) or monitoring by regulatory agencies. In addition, we could be forced to expend considerable resources responding to investigations, audits or other enforcement actions related to these laws, regulations or prohibitions. Failure of our staff to satisfy applicable licensure requirements, or of our home and community health services and pharmacy services operations to satisfy applicable licensure and certification requirements, could have a material adverse effect on our business, financial condition and results of operations.

On March 9, 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS promulgated final rules aimed at supporting seamless and secure access, exchange, and use of electronic health information, or EHI, by increasing innovation and competition by giving patients and their healthcare providers secure access to health information and new tools, allowing for more choice in care and treatment. The final rules are intended to clarify and operationalize provisions of the 21st Century Cures Act, or Cures Act, regarding interoperability and “information blocking,” and create significant new requirements for health care industry participants. Information blocking is defined as any activity that is likely to interfere with, prevent, or materially discourage access, exchange, or use of EHI, where a health information technology developer, health information network or health information exchange knows or should know that such practice is likely to interfere with access to, exchange or use of EHI. The new rules create significant new requirements for health care industry participants, and require certain electronic health record technology to incorporate standardized application programming interfaces, or APIs, to allow individuals to securely and easily access structured EHI using smartphone applications. The ONC will also implement provisions of the Cures Act requiring that patients can electronically access all of their EHI (structured and/or unstructured) at no cost. Finally, to further support access and exchange of EHI, the final ONC rule implements the information blocking provisions of the Cures Act and identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met.

We are unable to predict the future course of federal and state regulation or legislation, including Medicare and Medicaid statutes and regulations, or the intensity of federal and state enforcement actions. Changes in the regulatory framework, including those associated with healthcare reform, and sanctions from various enforcement actions could have a material adverse effect on our business, financial condition and results of operations.

In the U.S., we conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur fines and penalties or be required to make significant changes to our operations or experience adverse publicity, any or all of which could have a material adverse effect on our business, financial condition, and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern our relationships with physicians and other healthcare providers, the manner in we provide and bill for services and collect reimbursement from governmental programs and private payors, our relationships with drug manufacturers, our marketing activities and other aspects of our operations. Of particular importance are:

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the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal physician self-referral law, commonly referred to as the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

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the federal False Claims Act, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the criminal healthcare fraud provisions of HIPAA, and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers. These statutes and regulations generally prohibit the payment or receipt of remuneration to induce or in exchange for a referral, and prohibit physicians from referring patients to an entity with which the physicians have a financial relationship, thus limiting the types of payments that can be made between healthcare providers and other parties who may influence referrals to those providers. Many of these statutes and regulations have not been interpreted to the extent of their federal analogues, and therefore are not clear in their scope and application;

•	laws that regulate debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose, or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

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federal and state laws that require licenses to dispense pharmaceuticals, including state laws that restrict operations by non-resident pharmacies, which may affect our ability to operate in some states; and

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, and to report certain changes in their operations to the agencies that administer these programs.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of these laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

Many states have CON laws or other regulatory provisions that may adversely impact our ability to expand into new markets and thereby limit our ability to grow and increase revenue.

Many states have enacted CON laws that require prior state approval to offer new or expanded healthcare services or open new healthcare facilities or expand services at existing facilities. In such states, expansion by existing providers or entry into the market by new providers is permitted only where a given amount of unmet need exists, resulting from population increases, a reduction in competing providers or a lack of providers. These states ration the entry of new providers or services and the expansion of existing providers or services in their markets through a CON process, which is periodically evaluated and updated as required by applicable state law. The process is intended to promote comprehensive healthcare planning, assist in providing high-quality healthcare at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities, services and operations that are needed will be built and opened or expanded.

Our costs of obtaining a CON in any new CON state in which we seek to operate could be significant, and we cannot assure you that we will be able to obtain the CON or other required approvals in the future. Our failure or inability to obtain a required CON, license or any necessary approvals could adversely affect our ability to expand into new markets and to expand our services and facilities in existing markets. Furthermore, if a CON or other prior approval upon which we relied to invest in a facility were to be revoked or lost through an appeal process, we may not be able to recover the value of our investment. Failure to obtain a CON may result in a facility’s ineligibility to receive reimbursement under the Medicare or Medicaid programs, the revocation of a facility’s license or imposition of civil or criminal penalties, any of which could harm our business.

CMS and state Medicaid agencies may, for a period of time, impose a moratorium against additional Medicaid enrollment for a particular type of service, upon a determination that a moratorium is necessary to prevent fraud, waste or abuse, or to limit an over-abundance of a type of Medicaid provider within a state. In addition, states may impose moratoriums relating to state Medicaid program, licensure and other matters, such as number of beds . A moratorium in any state in which we seek to, or currently, operate may prevent us from introducing, acquiring or disposing of, operations in that state, respectively, which may impair our future expansion, acquisition or divestiture opportunities in some states.

If we are unable to effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding or affecting U.S. healthcare reform, our business may be harmed.

In recent years, the Congress and certain state legislatures have considered and passed a large number of laws intended to result in significant changes to the healthcare industry, which could result in major changes in the healthcare delivery and reimbursement system on a national and state level, including changes directly impacting the reimbursement systems for our services. In March 2010, the ACA was signed into law and changed how healthcare services are delivered and reimbursed through the expansion of public and private health insurance coverage, reduction of growth in Medicare and Medicaid program spending, and the establishment and expansion of programs that tie reimbursement to quality and integration. Efforts to substantially modify provisions of the ACA have resulted in federal court reviews of such efforts, and the U.S. Supreme Court rejected the latest constitutional challenge to the ACA’s requirement to obtain minimum essential health insurance coverage, or the individual mandate, on June 17, 2021. The ultimate outcomes of efforts to expand the ACA, substantially amend its provisions, or change funding for the ACA is unknown. Though we cannot predict what, if any, reform proposals will be adopted, healthcare reform and legislation may have a material adverse effect on our business, financial condition and results of operations.

Moreover, healthcare reform initiatives have also resulted in changes to, or the adoption of, federal and state laws and regulations relating to the regulation of PBMs, drug pricing or purchasing and purchase discount and rebate arrangements with drug manufacturers, which could reduce discounts or rebates and affect our relationships with drug manufacturers. In addition to the rules promulgated by HHS, there have also been judicial decisions impacting the pharmacies and PBMs. For example, in December 2020, the U.S. Supreme Court upheld an Arkansas law that, among other things, mandates a particular pricing methodology, establishes an appeals process for a pharmacy when the reimbursement is below the pharmacy’s acquisition cost, permits a pharmacy to reverse and rebill if they cannot procure the drug from its wholesaler at a price equal to or less than the reimbursement rate, prohibits a PBM from reimbursing a pharmacy less than the amount it reimburses an affiliate on a per unit basis, and permits a pharmacy to decline to dispense if the reimbursement is lower than the pharmacy’s acquisition cost. It is unclear how these rules and decisions will impact pharmaceutical companies, pharmacies, and PBMs.

In addition, CMS has indicated that it intends to increase flexibility in state Medicaid programs, including by expanding the scope of waivers under which states may implement Medicaid expansion provisions, impose different eligibility or enrollment restrictions, or otherwise implement programs that vary from federal standards. CMS administrators have also signaled interest in changing Medicaid payment models. Other industry participants, such as private payors, may also introduce financial or delivery system reforms. We are unable to predict the nature and success of such initiatives. We cannot predict with certainty what impact any federal and state healthcare reforms will have on us, but such changes could impose new and/or more stringent regulatory requirements on our activities, which could adversely affect our business, financial condition, and results of operations.

If we are found to have violated HIPAA, or any other applicable privacy and security laws and regulations, as well as contractual obligations, we could be subject to sanctions, fines, damages and other additional civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operation.

Numerous federal, state and foreign laws, rules and regulations, as well as contractual obligations, govern the Processing of confidential, sensitive and personal information, including certain patient health information, such as patient records. Existing laws and regulations are constantly evolving, and new laws and regulations that apply to our business are being introduced at every level of government in the United States. In many cases, these laws and regulations apply not only to third-party transactions, but also to transfers of information between or among us, our affiliates and other parties with whom we conduct business. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our business. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.

For example, HIPAA establishes a set of national privacy and security standards in the United States for the protection of PHI by health plans, healthcare clearinghouses, and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services that involve the use or disclosure of PHI, including certain subcontractors of such business associates. HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical, and technical safeguards to protect such information. In particular, HIPAA requires us to develop and maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements, called business associate agreements, and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense and we may have to dedicate additional time and resources to ensure compliance with HIPAA requirements.

HIPAA further requires covered entities to notify affected individuals “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach” if their unsecured PHI is subject to an unauthorized access, use or disclosure, though many states require shorter breach notification timeframes. If a breach affects 500 patients or more, covered entities must report it to HHS and local media without unreasonable delay (and in no case later than 60 days after discovery of the breach), and HHS will post the name of the entity on its public website. If a breach affects fewer than 500 individuals, the covered entity must log it and notify HHS at least annually. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

Penalties for failure to comply with a requirement of HIPAA vary significantly depending on the failure and could include requiring corrective actions, resolution agreements, and/or imposing civil monetary or criminal penalties. HIPAA also authorizes HHS to conduct audits of HIPAA compliance and state attorneys general to file suit under HIPAA on behalf of state residents. Courts can award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for HIPAA violations, its standards have been used as the basis for a duty of care claim in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. Litigation with those affected could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PHI. For example, various states, such as California and Massachusetts, have implemented privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of personally identifiable information, including PHI. In many cases, these laws are more restrictive than, and may not be preempted by, HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues and potentially exposing us to additional expense, adverse publicity and liability. We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. For example, the CCPA went into effect on January 1, 2020, and established a new privacy framework for covered businesses such as ours. Further, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, or CPRA, which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. It remains unclear how various provisions of the CCPA and CPRA will be interpreted and enforced. In addition, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act, or CDPA, a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. The CPRA and CDPA may require us to incur additional costs and expenses in an effort to comply before the laws becomes effective on January 1, 2023. Other states also have or are in the process of imposing similar privacy obligations. Recent laws such as the Biometric Information Privacy Act in Illinois have also restricted the use of biometric information. Such laws and regulations require us to continuously review our data Processing practices and policies, may cause us to incur substantial costs with respect to compliance, and could require us to adapt our products and solutions, which may reduce their utility to our customers.

Similar laws have been proposed in other states and at the federal level and if passed, such laws may have potentially conflicting requirements that would make compliance challenging. Such changes may also require us to modify our products and features, and may limit our ability to make use of the data that we collect, may require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally.

Additionally, all 50 U.S. states and the District of Columbia have enacted breach notification laws that may require us to notify patients, employees or regulators in the event of unauthorized access to or disclosure of personal or confidential information experienced by us or our service providers. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. We also may be contractually required to notify patients or other counterparties of a security breach. Although we may have contractual protections with our service providers, any actual or perceived security breach could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards.

Further, in Canada, the Personal Information Protection and Electronic Documents Act, or PIPEDA, and similar provincial laws may impose obligations with respect to Processing personal information. PIPEDA requires companies to obtain an individual’s consent when collecting, using or disclosing that individual’s personal information. Individuals have the right to access and challenge the accuracy of their personal information held by an organization, and personal information may only be used for the purposes for which it was collected. If an organization intends to use personal information for another purpose, it must again obtain that individual’s consent.

Additionally, we make public statements about our use and disclosure of personal information through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Moreover, from time to time, concerns may be expressed about whether our services compromise the privacy of patients and others. Any concerns about our data privacy and security practices, even if unfounded, could damage the reputation of our businesses, discourage potential patients from our services and have a material adverse effect on our business.

Complying with these various laws, rules, regulations and standards, and with any new laws or regulations changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, require us to change our business practices in a manner adverse to our business, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered, all of which may have a material adverse effect on our business. For example, we have incurred and expect to continue to incur additional costs to comply with the CCPA and other similar regulations. However, in the future we may be unable to make such changes and modifications to our business practices in a commercially reasonable manner, or at all. Given the rapid development of cybersecurity and data privacy laws, we expect to encounter inconsistent interpretation and enforcement of these laws and regulations, as well as frequent changes to these laws and regulations which may expose us to significant penalties or liability for non-compliance, the possibility of fines, lawsuits (including class action privacy litigation), regulatory investigations, criminal or civil sanctions, audits, adverse media coverage, public censure, other claims, significant costs for remediation and damage to our reputation, or otherwise have a material adverse effect on our business and operations. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in additional cost and liability to us, damage our relationships with patients and have a material adverse effect on our business.

We face and are currently subject to reviews, audits and investigations under our licenses and/or contracts with federal and state government agencies and other payors, and these reviews, audits and investigations could have adverse findings that may negatively impact our business.

As a result of our participation in the Medicare and Medicaid programs, we face and are currently subject to various governmental reviews, audits, and investigations to verify our compliance with these programs and applicable laws and regulations. An increasing level of governmental and private resources are being devoted to the investigation of allegations of fraud and abuse in the Medicare and Medicaid programs, and federal and state regulatory authorities are taking an increasingly strict view of the requirements imposed on healthcare providers by the Social Security Act, the Medicare and Medicaid programs, and other applicable laws. We are routinely subject to audits under various government programs, including the RAC program, the TPE program and the

UPIC program, in which CMS engages third-party firms to conduct extensive pre and post-payment reviews of claims data and medical and other records to identify potential improper payments to healthcare providers under the Medicare program.

In addition, each of our facilities and agencies must comply with required conditions of participation in the Medicare program. If we fail to meet the conditions of participation at a facility, we may receive a notice of deficiency from the applicable state surveyor. If that facility then fails to institute an acceptable plan of correction to remediate the deficiency within the correction period provided by the state surveyor, that care center could be terminated from the Medicare program or subjected to alternative sanctions. CMS may impose temporary management, direct a plan of correction, direct training or impose payment suspensions and civil monetary penalties, in each case, upon providers who fail to comply with the conditions of participation. Termination of one or more of our facilities from the Medicare program for failure to satisfy the program’s conditions of participation, or the imposition of alternative sanctions, could disrupt operations, require significant attention by management, or have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, we, like other healthcare providers, are subject to ongoing investigations by the U.S. Department of Health and Human Services Office of Inspector General, the United States Department of Justice, or DOJ, and State Attorneys General into the billing of services provided to Medicare and Medicaid patients, including whether such services were properly documented and billed, whether services provided were medically necessary, and general compliance with conditions of participation and conditions of payment in the Medicare and Medicaid programs. Private payors such as third-party insurance and managed care entities also often reserve the right to conduct audits. If billing errors are identified in the sample of reviewed claims, the billing error can be extrapolated to all claims filed which could result in a larger overpayment than originally identified in the sample of reviewed claims. Our costs to respond to and defend any such reviews, audits and investigations are significant and are likely to increase in the current enforcement environment. These audits and investigations may require us to refund or retroactively adjust amounts that have been paid under the relevant government program or from other payors. Further, an adverse review, audit or investigation could result in other adverse consequences, particularly if the underlying conduct is found to be pervasive or systemic. These consequences include: (1) state or federal agencies imposing significant fines, penalties and other sanctions on us; (2) loss of our right to participate in the Medicare or Medicaid programs or one or more third-party payor networks; (3) indemnity claims asserted by patients and others for which we provide services; and (4) damage to our reputation in various markets, which could adversely affect our ability to attract patients and employees. If they were to occur, these consequences could have a material adverse effect on our business, financial condition and results of operations.

Quality reporting requirements may negatively impact Medicare reimbursement.

We are subject to certain reporting requirements, and if we fail to comply with those requirements, our future Medicare reimbursement could be impacted. In particular, the ACA directed the Secretary of HHS to establish quality reporting requirements for hospice programs. Failure to submit required quality data will result in a 2% reduction to the market basket percentage increase for that year. This quality reporting program is currently “pay-for-reporting,” meaning it is the act of submitting data that determines compliance with program requirements. Similarly, in the Calendar Year 2015 Home Health Final Rule, CMS proposed to establish a new “Pay-for-Reporting Performance Requirement” with which provider compliance with quality reporting program requirements can be measured. Home health agencies that do not submit quality measure data to CMS are subject to a 2% reduction in their annual home health payment update percentage. Currently, home health agencies are required to report prescribed quality assessment data for a minimum of 90% of all patients. The Improving Medicare Post-Acute Care Transformation Act of 2014, or the IMPACT Act, requires the submission of standardized data by home health agencies and other providers. Specifically, the IMPACT Act requires, among other significant activities, the reporting of standardized patient assessment data with regard to quality measures, resource use, and other measures. Failure to report data as required will subject providers to a 2% reduction in market basket prices then in effect.

There can be no assurance that we will continue to meet quality reporting requirements in the future which may result in us seeing a reduction in its Medicare reimbursements. We could also incur meaningful additional expenses in an effort to comply with additional and changing quality reporting requirements.

Risks Related to Our Indebtedness

Our high level of indebtedness requires that we dedicate a substantial portion of our cash flows to debt service payments and reduces the funds that would otherwise be available for other general corporate purposes and other business opportunities, which could adversely affect our operating performance, growth, profitability and financial condition, which in turn could make it more difficult for us to generate cash flow sufficient to satisfy all of our obligations under our indebtedness.

As of September 30, 2021, we had approximately $2,977.2 million outstanding under the First Lien Term Loan Facility and approximately $450.0 million outstanding under the Second Lien Facility. As of September 30, 2021, we had no borrowings outstanding under the Revolving Credit Facility, with an available borrowing capacity under the Revolving Credit Facility of approximately $318.2 million (after giving effect to $1.8 million of letters of credit in excess of the letters of credit outstanding under the LC Facility), and $54.7 million of letters of credit outstanding under the LC Facility.

Our overall level of indebtedness requires that we dedicate a substantial portion of our cash flows to debt service payments. The First Lien Term Loan Facility requires quarterly principal and periodic cash interest payments through March 5, 2026 and the Second Lien Facility requires periodic cash interest payments through March 5, 2027. The Revolving Credit Facility requires periodic cash interest payments on outstanding amounts through March 5, 2024.

Our substantial indebtedness reduces the funds that would otherwise be available for operations, future business opportunities and payments of our debt obligations and limits our ability to:

•	obtain additional financing, if necessary, for working capital and operations, or such financing may not be available on favorable terms;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into joint ventures;

•	react to changes or withstand a future downturn in our business, our industries or the economy in general;

•	meet budget targets and forecasts of future results;

•	engage in business activities, including future opportunities that may be in our interest; and

•	react to competitive pressures or compete with competitors with less debt.

These limitations could adversely affect our operating performance, growth, profitability and financial condition, which would make it more difficult for us to generate cash flow sufficient to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on our debt obligations also depends on our financial condition, results of operations and capital resources, which are subject to, among other things: the business, financial, economic, industry, competitive, regulatory and other factors discussed in these risk factors, and on other factors, some of which are beyond our control, including: the level of capital expenditures we make, including those for acquisitions, if any; our debt service requirements; fluctuations in our working capital needs; our ability to borrow funds and access capital markets; and restrictions on debt service payments and our ability to make working capital borrowings for debt service payments contained in our debt instruments.

If we are unable to generate sufficient cash flow to permit us to make scheduled service payments on our debt, then we will be in default and holders of that debt and potentially certain of our other debt could declare all outstanding principal and interest to be due and payable. If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, upon the occurrence and continuance of an event of a default, the lenders under the Revolving Credit Facility could terminate their further commitments to loan money and our secured lenders under the First Lien Facilities and the Second Lien Facility could foreclose against the assets securing their borrowings, and we could be forced into bankruptcy or liquidation.

Despite our high level of indebtedness, we may still be able to incur substantially more debt, which could further increase the risks to our financial condition described above.

Despite our high level of indebtedness, we may be able to incur significant additional indebtedness in the future, including off-balance sheet financings, trade credit, contractual obligations and general and commercial liabilities. Although the credit agreements governing the First Lien Facilities and the Second Lien Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, and additionally we have further borrowing capacity under the Revolving Credit Facility. As of September 30, 2021, we had no borrowings outstanding under the Revolving Credit Facility, and an available borrowing capacity under the Revolving Credit Facility of approximately $318.2 million (after giving effect to $1.8 million letters of credit in excess of the letters of credit outstanding under the LC Facility).

We may be able to increase the commitments under the Revolving Credit Facility by up to $370.0 million, plus an additional amount, subject to certain conditions, which borrowings would be secured indebtedness. We may also be able to increase the capacity under the First Lien Term Loan Facility and the Second Lien Facility by up to $370.0 million, collectively, plus an additional amount, subject to certain conditions, which borrowings would be secured indebtedness. The addition of new debt to our current debt levels could further exacerbate the related risks to our financial condition that we now face.

If we are unable to generate sufficient cash to service all of our indebtedness, we may be forced to take other actions to fund the satisfaction of our obligations under our indebtedness, which may not be successful.

If our cash flow is insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, raise additional debt or equity capital or restructure or refinance our indebtedness. However, we may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Even if new financing were available, it may be on terms that are less attractive to us than our then existing indebtedness or it may not be on terms that are acceptable to us. In addition, the credit agreements governing the First Lien Facilities and the Second Lien Facility restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Thus, we may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

If we cannot generate sufficient cash flow to permit us to make scheduled payments on our debt, then we will be in default and holders of that debt could declare all outstanding principal and interest to be due and payable. If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, in the event of a default, the lenders under the Revolving Credit Facility could terminate their further commitments to loan money and our secured lenders under the First Lien Facilities and the Second Lien Facility could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

The terms of our outstanding indebtedness may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The credit agreements governing the First Lien Facilities and the Second Lien Facility contain restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments and other restricted payments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

Additionally, at certain times, the Revolving Credit Facility requires maintenance of a certain minimum fixed charge coverage ratio. See “Description of Certain Indebtedness—Covenants.” Our ability to comply with the covenants and restrictions contained in our credit agreements may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired.

A breach of the covenants under one of these agreements could result in an event of default under the applicable indebtedness, which, if not cured or waived, could have a material adverse effect on our business, results of operations and financial condition. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt principal and/or related interest payments and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, an event of default under the credit agreements governing the First Lien Facilities and the Second Lien Facility would permit the lenders under our Revolving Credit Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the First Lien Facilities and the Second Lien Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness, and we could be forced into bankruptcy or liquidation.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the First Lien Facilities and the Second Lien Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed will remain the same, and our net income and operating cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.

London Interbank Offered Rate, or LIBOR, is an average interest rate, determined by the ICE Benchmark Administration, that banks charge one another for the use of short-term money. In addition, the terms of many investments, financings or other transactions in the U.S. and globally have been historically tied to LIBOR, which functions as a reference rate or benchmark for various commercial and financial contracts. The

United Kingdom’s Financial Conduct Authority, or FCA, previously announced plans to discontinue supporting LIBOR and transition away from LIBOR by the end of 2021. However, subsequent announcements by the FCA, the LIBOR administrator and other regulators indicate that certain LIBOR tenors will continue beyond 2021 and the most widely used LIBOR tenors may continue until mid-2023. There remains uncertainty regarding the future use of LIBOR and the nature of any replacement rate, and any potential effects of the transition away from LIBOR. Various financial industry groups have begun planning for that transition and certain regulators and industry groups have taken actions to establish alternative reference rates (e.g., the Secured Overnight Financing Rate, which measures the cost of overnight borrowings through repurchase agreement transactions collateralized with U.S. Treasury securities and is intended to replace U.S. dollar LIBOR with certain adjustments). The transition process may involve, among other things, an increase in volatility or illiquidity of markets for instruments that currently rely on LIBOR. Various pending legislation, including in the U.S. Congress and the New York state legislature, may affect the transition of LIBOR-based instruments as well by permitting trustees and calculation agents to transition instruments with no LIBOR transition language to an alternative reference rate selected by such agents. It is uncertain whether such legislative proposals will be signed into law. Any such effects, as well as other unforeseen effects, could have a material adverse effect on our First Lien Facilities, the Second Lien Facility or our future debt linked to such a “benchmark” and our ability to service debt that bears interest at floating rates of interest. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could have a material adverse effect on our business, financial condition and results of operations.

If the financial institutions that are lenders under the Revolving Credit Facility fail to extend credit under the facility or reduce the borrowing base, our liquidity and results of operations may be adversely affected.

One of our sources of liquidity is the Revolving Credit Facility. Each financial institution that is a lender under the Revolving Credit Facility is responsible on a several but not joint basis for providing a portion of the loans to be made under the facility. If any participant or group of participants with a significant portion of the commitments under the Revolving Credit Facility fails to satisfy its or their respective obligations to extend credit under the facility and we are unable to find a replacement for such participant or participants on a timely basis (if at all), our liquidity may be adversely affected.

In addition, the lenders under the Revolving Credit Facility may reduce the borrowing base under the facility in certain circumstances, which could adversely impact our liquidity and results of operations.

Our high level of indebtedness may hinder our ability to negotiate favorable terms with our suppliers, which could negatively impact our operating performance and, thus, could make it more difficult for us to generate cash flow sufficient to satisfy all of our obligations under our indebtedness.

Our high level of indebtedness may adversely affect our credit profile or rating, which may adversely affect our ability to negotiate favorable trade terms from our current or future suppliers, including pricing, payment, delivery, inventory, transportation, defective and marketing allowances and other terms, and may increase our need to support merchandise purchases with letters of credit. We may also be unable to negotiate favorable trade terms for our current or future service and non-merchandise vendors, including vendors that assist us in critical aspects of the business such as transportation and logistics, supplies, professional services, insurance and risk management, procurement, marketing and advertising, online operations and information technology. This could negatively impact the profitability of our business and our ability to effectively compete against competitors. Thus, our high level of indebtedness could adversely affect the profitability of our business, which could make it more difficult for us to generate cash flow sufficient to satisfy our obligations under our indebtedness.

General Risk Factors

We will be a “controlled company” within the meaning of the rules of Nasdaq and the rules of the SEC and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of other companies that are subject to such requirements.

After completion of this offering and the application of net proceeds therefrom, KKR Stockholder and Walgreen Stockholder will collectively beneficially own approximately     % of the voting power of common stock (or approximately     % if the underwriters exercise in full their over-allotment option). As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that:

•	a majority of our board of directors consist of “independent directors” as defined under the rules of Nasdaq;

•	our director nominees be selected, or recommended for our board of directors’ selection, by a nominating/governance committee comprised solely of independent directors; and

•	the compensation of our executive officers be determined, or recommended to our board of directors for determination, by a compensation committee comprised solely of independent directors.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors, our compensation committee and nominating and governance committee may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a public company, we will incur significant legal, regulatory, finance, accounting, investor relations, insurance, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock and the Units, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price. We currently have a material weakness in our internal control over financial reporting.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report.

In connection with the preparation and audits of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, a material weakness was identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, there were material adjustments identified in our calculations of right of use assets and lease liabilities in connection with our adoption of ASU 2016-02, Leases, and the related 2020 and 2019 lease activity. These adjustments are appropriately reflected in our 2020 and 2019 consolidated financial statements. The material weakness resulted from the lack of properly designed controls with sufficient precision to review and identify lease input errors associated with calculating our right of use assets and lease liabilities.

We have begun taking measures, and plan to continue to take measures, to remediate this material weakness. These measures include design changes to our controls related to leases as well as adopting additional oversight controls and procedures. However, the implementation of these measures may not fully address this material weakness in our internal control over financial reporting, and, if so, we would not be able to conclude that it has been fully remedied. If our efforts to remediate this material weakness are not successful, the material weakness may reoccur or related material weakness could occur in the future.

Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses in addition to the material weakness described above. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to Nasdaq listing requirements.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

There has been no prior public market for our common stock and there may not develop or continue an active, liquid trading market for shares of our common stock, which may cause shares of our common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling your shares of our common stock at an attractive price or at all. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Instead, the initial public offering price per share of common stock will be determined by agreement between us and the representatives of the underwriters, and may not be indicative of the price at which shares of our common stock will trade in the public market after this offering. The market price of our common stock may decline below the initial offering price and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock.

Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Related to Our Business” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in economic conditions for companies in our industries;

•	changes in market valuations of, or earnings and other announcements by, companies in our industries;

•	declines in the market prices of stocks generally, particularly those of companies in our industries;

•	additions or departures of key management personnel;

•	strategic actions by us or our competitors;

•

announcements by us or our competitors of significant contracts, price reductions, new services, acquisitions, dispositions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in our market share;

•	changes in general economic or market conditions or trends in our industries or the economy as a whole;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•	changes in the way we are perceived in the marketplace, including due to negative publicity or campaigns on social media to boycott certain of our services, our business or our industries;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our common stock;

•	changes in accounting principles; and

•

other events or factors, including those resulting from informational technology system failures and disruptions, epidemics, pandemics, natural disasters, war, acts of terrorism, civil unrest or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation against various issuers. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation, which may adversely affect the market price of our common stock.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of common stock will be substantially higher than our as adjusted net tangible book value per share immediately after this offering. As a result, you will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. Upon the issuance and sale of                  shares of our common stock by us at an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $         per share of common stock. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution.”

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have approximately                  shares of common stock authorized but unissued (or                  shares if the underwriters exercise in full their over-allotment option). Our second amended and restated certificate of incorporation to become effective immediately prior to the consummation of this offering will authorize us to issue these shares of common stock, options and other equity awards relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved shares for issuance under our

2017 Stock Plan and our 2022 Incentive Plan. See “Executive Compensation—Equity Incentive Plans.” Any common stock that we issue, including under our 2017 Stock Plan, our 2022 Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering. In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

In addition, concurrently with this offering, we are offering                Units, plus an additional                 Units if the underwriters in that offering exercise their over-allotment option to purchase additional Units in full. Unless settled earlier as described below, each purchase contract that is a component of a Unit being will settle automatically on the mandatory settlement date into between                and                shares of our common stock, subject to certain anti-dilution adjustments. Based on the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts, up to                shares of common stock (or up to                shares if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units) are issuable upon settlement of the purchase contracts, subject to certain anti-dilution adjustments. See “Tangible Equity Units Offering.” For a discussion of dilutive impact to the investors in this offering after giving effect to the concurrent offering of the Units, see “Dilution.”

Any of these issuances may dilute your ownership interest in us and any of these events or the perception that these settlements and/or issuances could occur may have an adverse impact on the price of our common stock. See “Dilution.”

The Units may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Units. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon settlement of the purchase contracts that are a component of the Units;

•	possible sales of our common stock by investors who view the Units as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Units and our common stock.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our board of directors may deem relevant. See “Dividend Policy.” As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

BrightSpring Health Services, Inc. depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any, and to meet its debt obligations.

Our operations are conducted through our subsidiaries and our ability to generate cash to meet our debt service obligations (including the amortizing notes that are components of the Units) or to make future dividend payments, if any, is highly dependent on the earnings of, and the receipt of funds from, our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the agreements governing our indebtedness may restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Future sales or issuances, or the perception of future sales or issuances, by us or our existing stockholders in the public market following this offering, or the settlement of the purchase contracts, could cause the market price for our common stock to decline.

The sale or issuance of substantial amounts of shares of our common stock or other securities convertible or exchangeable into shares of our common stock in the public market, or the settlement of the purchase contracts that are a component of the Units, or the perception that such sales or issuances could occur, including sales by our existing stockholders, could harm the prevailing market price of shares of our common stock. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have a total of                  shares of our common stock outstanding, or                  shares if the underwriters exercise in full their option to purchase additional shares of our common stock. We will also have outstanding                Units, or                 Units if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units, which will settle into up to                shares of our common stock, or                  shares if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units, based on the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts, subject to certain anti-dilution adjustments. All of the shares of our common stock sold in this offering, the Units and the shares of common stock issuable upon settlement of the Units will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, including our directors, executive officers and other affiliates (including our existing stockholders), may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The remaining outstanding                  shares of common stock held by our existing stockholders after this offering, representing approximately     % of the total outstanding shares of our common stock following this offering (or approximately     % if the underwriters exercise in full their over-allotment option), will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

We, our directors and executive officers, and substantially all of our stockholders will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 180 days following the date of this prospectus. The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market pursuant to Rule 144, subject to our compliance with the public information requirement and, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that certain of our existing stockholders will be considered an affiliate upon the expiration of the lock-up period based on their expected share ownership, as well as their board nomination rights (if applicable). Certain other of our stockholders may also be considered affiliates at that time.

In addition, pursuant to the existing registration rights agreement, KKR Stockholder and Walgreen Stockholder each has the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” By exercising their registration rights and selling a large number of shares, KKR Stockholder and Walgreen Stockholder could cause the prevailing market price of our common stock to decline. Certain of our existing stockholders have “piggyback” registration rights with respect to future registered offerings of our common stock. Following completion of this offering, the shares covered by registration rights would represent approximately     % of our total common stock outstanding (or approximately     % if the underwriters exercise in full their over-allotment option). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our existing 2017 Stock Plan and our 2022 Incentive Plan to be adopted in connection with this offering. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover                  shares of our common stock.

As restrictions on resale end, or if the existing stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industries, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, or if our operating results do not meet their expectations, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Our management may spend the proceeds of this offering and the Concurrent Offering in ways with which you may disagree or that may not be profitable.

Although we anticipate using the net proceeds from this offering and the Concurrent Offering as described under “Use of Proceeds,” we will have broad discretion as to the application of the net proceeds received by us and could use them for purposes other than those contemplated by this offering and the Concurrent Offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Our management may use the proceeds for corporate purposes that may not increase our profitability or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions will provide for, among other things:

•	a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•

the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2⁄3% of the shares of common stock entitled to vote generally in the election of directors if KKR Stockholder, Walgreen Stockholder and their respective affiliates cease to beneficially own, in the aggregate, at least 40% of shares of common stock entitled to vote generally in the election of directors; and

•

that certain provisions may be amended only by the affirmative vote of at least 66 2⁄3% of shares of common stock entitled to vote generally in the election of directors if KKR Stockholder, Walgreen Stockholder and their respective affiliates cease to beneficially own, in the aggregate, at least 40% of shares of common stock entitled to vote generally in the election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”

Our board of directors will be authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation will authorize our board of directors, without the approval of our stockholders, to issue                  shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and the federal district courts will be the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to bring a suit in a different judicial forum than they may otherwise choose for disputes with us or our directors, officers, team members or stockholders.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, which already provides that such claims must be bought exclusively in the federal courts. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other team members or stockholders. There is also a risk that the exclusive forum provisions may result in increased costs for a stockholder to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in our amended restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial conditions.

If tax laws change, it could adversely affect our business, financial condition and results of operations.

We are subject to federal, state and local income taxes in the United States and in certain foreign jurisdictions in which we operate. Increases in income tax rates or other changes in tax laws in any particular jurisdiction could reduce our after-tax income from such jurisdictions and could adversely affect our business, financial condition or results of operations. The United States and other countries in which we have significant operations have recently made or are actively considering changes to existing tax laws. For example, in December 2017, the Tax Cuts and Jobs Act, or TCJA, was signed into law in the United States.

Additional changes in the U.S. tax regime or in how U.S. multinational corporations are taxed on foreign earnings, including changes in how existing tax laws are interpreted or enforced, could adversely affect our business, financial condition and results of operations. We cannot predict the outcome of any specific legislative proposals or amendments to existing treaties. Since we operate or have operations in the United States and in non-U.S. jurisdictions, our plans for expansion or our results of operations in such jurisdictions could be adversely affected if any adopted proposals resulted in an increase in our tax burden, costs of our tax compliance or otherwise adversely affected our results of operations and cash flows. There are no assurances that we will be able to implement effective tax planning strategies that are necessary to optimize our tax position following changes in tax laws in the United States and globally. Our effective tax rate and our results of operations may be impacted by any changes in tax laws.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and relate to matters such as our industries, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include but are not limited to those described under “Risk Factors” and the following:

•	we operate in a highly competitive industry;

•

if we are unable to maintain relationships with existing patient referral sources or establish new referral sources, our business, financial condition and results of operations could be materially adversely affected;

•	a pandemic, epidemic or outbreak of an infectious disease, including the ongoing outbreak of COVID-19, could adversely affect our business;

•	changes to Medicare and Medicaid rates or methods governing Medicare and Medicaid payments for our services could materially adversely affect our business;

•	cost containment initiatives of third-party payors, including post-payment audits, could adversely impact our business, financial condition and results of operations;

•

the implementation of alternative payment models and the transition of Medicaid and Medicare beneficiaries to managed care organizations may limit our market share and could adversely affect our revenues;

•

changes in the case mix of patients, as well as payor mix and payment methodologies, and decisions and operations of third-party organizations may have a material adverse effect on our business, financial condition and results of operations;

•	our business is reliant on federal and state spending, budget decisions and continuous governmental operations which may fluctuate under different political conditions;

•	changes in drug utilization and/or pricing, PBM contracts and Medicare Part D/Medicaid reimbursement may negatively impact our profitability;

•	changes in our relationships with pharmaceutical suppliers, including changes in drug availability or pricing, could adversely affect our business and financial results;

•	our business relies on the continual recruitment and retention of nurses, pharmacists, therapists, caregivers, direct support professionals and other qualified personnel, including senior management;

•

we are subject to federal, state and local laws and regulations that govern our employment practices, including minimum wage, living wage, and paid time-off requirements; failure to comply with these laws and regulations, or changes to these laws and regulations that increase our employment-related expenses, could adversely impact our operations;

•	our results of operations fluctuate on a quarterly basis;

•	our business may be harmed by labor relation matters;

•

because we are limited in our ability to control reimbursement rates received for our services, our business could be materially adversely affected if we are not able to maintain or reduce our costs to provide such services;

•

delays in collection or non-collection of our accounts receivable, particularly during the business integration process, could adversely affect our business, financial condition and results of operations;

•	if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and satisfaction or adequately address competitive challenges;

•

our growth strategy is partially dependent upon our ability to identify and successfully complete acquisitions, joint ventures and other strategic initiatives; any failure by us to manage or integrate acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on our business, financial condition and results of operations;

•	if we are unable to provide consistently high quality of care, our business will be adversely impacted;

•

if we are unable to maintain our corporate reputation, or there is adverse publicity, including negative information on social media, or changes in public perception of our services, our business may suffer;

•

if our existing customers do not continue with or renew their contracts with us, renew at lower fee levels, decline to purchase additional services from us or reduce the services received from us pursuant to those contracts, it could have a material adverse effect on our business, financial condition and results of operations;

•

our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems;

•

security breaches, loss of data and other disruptions could compromise sensitive business or patient information, cause a loss of confidential patient data, employee data, personal information , or prevent access to critical information and expose us to liability, litigation and federal and state governmental inquiries and damage our reputation and brand;

•	we are subject to risks related to credit card payments and other payment methods;

•	we may be subject to substantial malpractice or other similar claims;

•

we are exposed to various risks related to governmental inquiries, regulatory actions and whistleblower lawsuits that could adversely affect our operating results. Our insurance may not cover all claims against us;

•

our current insurance program may expose us to unexpected costs and negatively affect our business, financial condition and results of operations, particularly if we incur losses not covered by our insurance or if claims or losses differ from our estimates;

•	factors outside of our control, including those listed, could require us to record an asset impairment of goodwill; and

•	inclement weather, natural disasters, acts of terrorism, riots, civil insurrection or social unrest, looting, protests, strikes or street demonstrations may impact our ability to provide services.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward- looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         million (or approximately $         million, if the underwriters exercise in full their over-allotment option) from the sale of shares of our common stock in this offering, assuming an initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares from the expected number of shares of common stock to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, would increase (decrease) our net proceeds from this offering by $         million. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the concurrent offering of the Units, if completed, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $            million (or $            million if the underwriters in the concurrent offering of the Units exercise in full their option to purchase additional Units). We intend to use proceeds from this offering and the concurrent offering of the Units to repay $             million outstanding aggregate amount under the Second Lien Facility, with any remainder to be used for general corporate purposes.

As of September 30, 2021, we had $450.0 million aggregate principal amount outstanding under the Second Lien Facility, maturing on March 5, 2027. As of September 30, 2021, our second lien term loans had an effective interest rate of 9.50%. For a further description of our Second Lien Facility, see “Description of Certain Indebtedness.”

DIVIDEND POLICY

We currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our board of directors may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. BrightSpring Health Services, Inc.’s operations are conducted through its subsidiaries. In the event that we do pay a dividend, we intend to cause our operating subsidiaries to make distributions to us in an amount sufficient to cover such dividend. Our subsidiaries are currently subject to certain restrictions and covenants under the credit agreements governing the First Lien Facilities and the Second Lien Facility, including limits on amounts of leverage, interest charges, distributions, dividends and capital expenditures. These restrictions and covenants may restrict the ability of those entities to make distributions to BrightSpring Health Services, Inc. See “Description of Certain Indebtedness.” Any additional financing arrangement we enter into in the future may include restrictive covenants that limit our subsidiaries’ ability to pay dividends to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021:

•	on an actual basis;

•

on an as adjusted basis after giving effect to the sale of                  shares of our common stock offered by us in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us therefrom as described under “Use of Proceeds;” and

•

on an as further adjusted basis after giving effect to the sale of shares of our common stock in this offering as described above and the concurrent issuance of             Units, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” as well as our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, each included elsewhere in this prospectus. Because the closing of this offering is not contingent upon the completion of the concurrent offering of the Units, you should not assume that the concurrent offering of the Units, including its component parts of the purchase contracts and the amortizing notes, as reflected in the applicable column below, will take place.

	As of September 30, 2021
	Actual	As Adjusted(1)	As Further Adjusted(1)
	(unaudited)	(unaudited)	(unaudited)
(In thousands, except par value)
Cash and cash equivalents	$249,505	$	$

Debt:
First Lien Facilities(2):
First Lien Term Loan Facility	2,977,165
Revolving Credit Facility	—
Second Lien Facility	450,000
Amortizing notes that are components of the Units(3)(4)	—	—
Other	11,013

Total debt	$3,438,178	$	$

Shareholders’ equity:
Common stock, $0.01 par value per share, shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted; and shares authorized, shares issued and outstanding, as further adjusted(1)(5)	750,343
Additional paid-in capital(1)(3)(5)(6)	22,094
Accumulated deficit	(19,872)
Accumulated other comprehensive income	211

Total shareholders’ equity	752,776

Total capitalization	$4,190,954	$	$

(1)

To the extent we change the number of shares of common stock sold by us in this offering from the shares we expect to sell or we change the initial public offering price from the assumed initial public offering price of $ per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, or any combination of these events occurs, the net proceeds to us from this offering and each of additional paid-in capital, total shareholders’ equity and total capitalization may increase or decrease. A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page in this offering, would increase (decrease) the net proceeds that we receive in this offering and each of additional paid-in capital, total shareholders’ equity and total capitalization by approximately $ , assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this offering, would increase (decrease) our net proceeds from this offering and each of additional paid-in capital, total shareholders’ equity and total capitalization by approximately $ after deducting the underwriting discount and commissions and estimated offering expenses payable by us.
(2)	As of September 30, 2021, there were $56.5 million letters of credit outstanding under the LC Facility and the Revolving Credit Facility.
(3)

Each Unit will include an amortizing note and a purchase contract, each as described under “Tangible Equity Units Offering.” We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. We have determined that the allocation of the purchase price of each Unit as between the amortizing note and the purchase contract or initial value will be $         for the amortizing note and $         for the purchase contract, as described further below.

(4)

We expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as an adjustment to the carrying amount of the amortizing notes. The exact amount of the principal amount of these amortizing notes will not be determined until the pricing of the concurrent offering of the Units. The fair value of the amortizing notes will be determined based on the present value of the installment payments due under the amortizing notes. The interest expense attributable to the amortizing notes will be calculated by us using the effective interest method over the life of the amortizing notes. The resulting impact of such interest expense on our results of operations will not be determined until the pricing of the concurrent offering of the Units based upon the terms agreed upon with investors. The $         million initial value of the amortizing notes are calculated with the assumption that the total principal and interest components of the installment payment will equal        % of the $50.00 stated amount of the Units per annum. A 25-basis point increase in the assumed yield of        % per annum would be expected to result in a $        million increase to the amortizing note component and a corresponding decrease to the purchase contract component.

(5)	Share numbers and amounts reflect the minimum shares of our common stock issuable upon settlement of the purchase contracts.
(6)

We expect to account for the purchase contracts that are components of the Units as equity and will record the $        million initial value of these purchase contracts, net of the related underwriting discounts, commissions and offering expenses allocated to the purchase contracts, as additional paid-in capital. The fair value of the purchase contracts will be determined utilizing a Black-Scholes model. The exact amount of the initial fair value of these purchase contracts will not be determined until the pricing of the concurrent offering of the Units and our determination of the final offering expenses related thereto.

DILUTION

If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to our existing stockholders.

Our net tangible book deficit as of September 30, 2021 was approximately $2,791.8 million, or $                 per share of our common stock. We calculate net tangible book deficit per share by taking the amount of our total tangible assets (including our operating lease right-of-use assets), reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

After giving effect to (i) the sale by us of                  shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and (ii) the use of proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021 would have been $         million, or $         per share of our common stock. This amount represents an immediate decrease in net tangible book deficit of $         per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $         per share of common stock to new investors purchasing shares in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock in this offering:

Assumed initial public offering price per share of common stock	$
Net tangible book deficit per share of common stock as of September 30, 2021
Increase in net tangible book value per share of common stock attributable to investors in this offering
As adjusted net tangible book value per share of common stock after giving effect to this offering
Dilution per share of common stock to investors in this offering	$

Dilution is determined by subtracting as adjusted net tangible book value per share of common stock after the offering from the initial public offering price per share of common stock.

The closing of this offering of common stock is not conditioned upon the closing of the offering of the Units, but the closing of the offering of the Units is conditioned upon the closing of this offering. The shares of common stock issuable upon settlement of the purchase contracts that are a component of the Units offered in the concurrent offering of the Units will not be outstanding at the time the concurrent offering of the Units is consummated. However, for illustrative purposes only, after giving effect to (i) the sale of shares of common stock in this offering as described above, (ii) the concurrent issuance of the Units and (iii) the use of proceeds from both offerings, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming (iv) the issuance of the              minimum shares issuable under the purchase contracts that are a component of such Units, our as further adjusted net tangible book value as of September 30, 2021 would have been $         million, or $         per share of our common stock, resulting in substantial dilution in net tangible book value of $         per share of common stock to new investors purchasing shares in this offering.

Each $1.00 increase or decrease in the assumed initial public offering price per share of common stock would increase or decrease, as applicable, the as adjusted net tangible book value by $         per share and the dilution to new investors in the offering by $         per share (or the as further adjusted net tangible book value by $         per share and the related dilution by $         per share), assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. The as adjusted information discussed above is for illustrative purposes only. Our net tangible book value following the completion of the offering is subject to adjustment based on the actual offering price of our common stock and other terms of this offering and the concurrent offering of the Units determined at pricing.

The following table summarizes, on the same as adjusted basis as of September 30, 2021, the total number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share of common stock paid by our existing stockholders and by new investors purchasing shares of common stock in this offering.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
(in thousands)
Existing stockholders			%	$		%	$
New investors in this offering			%	$		%	$
Total			%	$		%	$

If the underwriters were to exercise in full their option to purchase                  additional shares of common stock in this offering, the percentage of shares of our common stock held by existing stockholders as of September 30, 2021 would be     % and the percentage of shares of our common stock held by new investors in this offering would be     %.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion analyzes our financial condition and results of operations and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. Known material factors that could affect our financial performance and actual results, and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this discussion or otherwise made by our management, are described in “Risk Factors.” Factors that could cause or contribute to such difference are not limited to those identified in “Risk Factors.” All statements in this discussion and analysis concerning our current and planned operations are modified by reference to our discussion of recent developments related to the COVID-19 pandemic, and our ability to carry out our current and planned operations are dependent on further developments associated with the COVID-19 pandemic.

Overview

We are a leading home and community-based healthcare services platform, focused on delivering complementary provider and pharmacy services to complex patients. We have a differentiated approach to care delivery, with a purpose-built and scaled model that addresses the three critical services that the highest-need and highest-cost patients require. With a focus on Senior and Specialty patients, which includes Behavioral populations, our platform provides clinical services, supportive care and pharmacy solutions in lower-cost home and community settings to Medicare, Medicaid and commercially-insured populations. We are an essential part of our nation’s health delivery network as a front-line provider of high-quality and cost-effective care to a large and growing number of people, who increasingly require a combination of specialized solutions to enable holistic health care management. Our presence spans all 50 states, we serve over 330,000 patients daily through our approximately 10,000 clinical providers and pharmacists, and our services make a profound impact in the lives and communities of the people we serve.

Our model focuses on delivering high-touch and coordinated services to medically-complex clients and patients, which is a large, growing and underserved population in the U.S. healthcare system. These high-need and high-cost Senior and Specialty patients comprise a market of over $1.5 trillion across our business lines. The chronic conditions and long-term health needs of these patients not only represent an outsized share of health care spend today, but also are expected to drive a disproportionate share of future expenditures. Americans with five or more chronic conditions make up 12% of the population and account for 41% of total health care spending, on average spending 14 times more on health services than those without chronic conditions. These patients require clinical services, supportive care and pharmacy solutions to achieve quality outcomes, but must often navigate disjointed and separately-administered health services. This can result in uncoordinated care delivery with adverse medical consequences, as compared to receiving timely, proximal and complete care support in the home and community that improves health and reduces cost.

We have built a significant presence and expertise in delivering complementary and high-touch daily healthcare services and programs to complex patients in their homes and in communities in order to address their multiple health needs and requirements more completely. Our provider health services consist of both clinical and supportive care that are customized to individual patient needs. Clinical services consist of Home Health and Hospice to Seniors, as well as Home-Based Primary Care, Rehab Therapy and nursing to Senior and Specialty populations, including Neuro and Behavioral patients. Supportive care consists of services that address activities of daily living and social determinants of health for both Senior and Specialty populations as well. Often in tandem with our provider services, we provide alternative site daily pharmacy solutions across many home and community settings, including Senior Living communities, Hospice sites of care, homes of Seniors who are on a significant number of medications, Neuro and Behavioral clients’ and patients’ homes, Home Infusion, and

Specialty Pharmacy (primarily oncology), as well as providing pharmacy solutions to skilled nursing and rehabilitation facilities and hospitals. By providing a complementary and purpose-built suite of services, our care model is designed to address more patient needs and better integrate health services delivery to improve outcomes and patient experiences, while reducing overall costs.

BrightSpring, as it exists today, is the product of BrightSpring Health Holdings Corp. and its subsidiaries, which we acquired on March 5, 2019, and PharMerica Corporation and its subsidiaries, which we acquired on December 7, 2017. In this prospectus, we refer to the acquisition of BrightSpring Health Holdings Corp. and its subsidiaries as the BHS Acquisition. Under GAAP, BrightSpring Health Holdings Corp. and its subsidiaries have been consolidated prospectively since the acquisition date of March 5, 2019. Comparability of our results for periods prior to the date of the BHS Acquisition may accordingly be limited.

2020 Overview and Key Highlights

•	Provided approximately 120 million hours of care and delivered over 30 million prescriptions across all 50 states in the process of serving over 330,000 people a day.

•	Delivered strong and market-leading quality metrics and outcomes across the Company, which demonstrates the impact and value of our services.

•	Effectively managed through the COVID-19 pandemic utilizing comprehensive infection controls, securing PPE for our caregivers, and ensuring continuity of operations and care for our patients.

•

Continued investment in automation, data and analytics, process efficiencies, technology solutions, and human capital to enable further growth, as part of the Company’s ongoing continuous improvement program.

•

Expanded initiatives that further build out innovative clinical and care management programs intended to provide more holistic models of care for the highest-need, highest-risk and highest-cost populations.

•

Opened 29 de novo locations across our home health, hospice, rehab, personal care, community living, pediatric autism, home infusion, and long term specialty pharmacy businesses (including pre-acquisition openings by Abode and OPPC).

•

Completed and integrated 12 acquisitions (eight provider and four pharmacy) that leverage our scale, end market presence and organizational capabilities and build upon our track record of successful M&A.

•	Grew revenue by $1.1 billion, or 23.3%, to $5.6 billion with numerous businesses growing organically into the double-digits and growth bolstered by strategic and accretive acquisitions.

•	Increased operating income by $101.9 million, or 160.9%, net income by $92.2 million, EBITDA by $128.5 million, or 58.9%, and Adjusted EBITDA by $79.5 million, or 23.9%.

•	Delivered $222.6 million in cash flow from operations.

Our Service Offerings

We are the largest independent provider of home and community-based health services in the United States delivering both provider and pharmacy solutions. We believe that our high-quality and complementary health service offerings to complex Senior and Specialty populations address important patient and stakeholder needs. We enhance patient outcomes through the coordination of multiple related services that high-need, high-cost patients require, which represents a unique and holistic care delivery model. Our services are principally delivered in patient-preferred and lower-cost settings over long periods of time, given the chronic nature of the patient conditions that we address. We believe our breadth of service capabilities and proven outcomes position us as a provider of choice for patients, families, referral sources, customers, and payors. We deliver services through two reportable segments: Home and Community Health Provider Services, or Provider Services, and Pharmacy Solutions.

The following table summarizes the revenues generated by each of our segments for the nine months ended September 30, 2021 and 2020:

	For the Nine Months Ended September 30,
($ in millions)	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Provider Services	$1,430.1	29.3%	$1,257.7	30.5%
Pharmacy Solutions	3,205.5	65.4%	2,664.1	64.9%
Other	261.0	5.3%	189.1	4.6%

Total revenues	$4,896.6	100.0%	$4,110.9	100.0%

The following table summarizes the revenues generated by each of our segments for the most recent three years:

	For the Years Ended December 31,
($ in millions)	2020		2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Provider Services	$1,683.8	30.2%	$1,286.6	28.4%	$—	0.0%
Pharmacy Solutions	3,635.9	65.1%	3,022.3	66.8%	2,536.1	100.0%
Other	260.7	4.7%	216.3	4.8%	—	0.0%

Total revenues	$5,580.4	100.0%	$4,525.2	100.0%	$2,536.1	100.0%

Home and Community Health Provider Services

In our Home and Community Health Provider Services segment, we provide a variety of impactful and valuable services to address chronic and complex patient conditions and help manage the whole-person health of our client and patients in their homes and communities. These services consist of both clinical and supportive care to over 30,000 Senior and Specialty populations today, with census for home health and hospices services having grown approximately 77% over the past year, and include the following:

Home Health Care

Our Home Health services provide patient-centric, highly skilled and compassionate clinical care primarily to Senior patients recovering from surgery or illness or living with chronic diseases. We serve an average daily census of approximately 9,000 across ten states through our over 1,700 home health skilled nurses and therapists. Our Home Health services include clinical care across a myriad of patient conditions and medication regimens, as well as innovative care management clinical programs that utilize care transitions, primary care, and physician specialist and hospital integration to coordinate health services and drive outcomes.

Our Hospice services provide physical, emotional and spiritual comfort and support primarily for Senior patients with terminal illnesses and their families. We serve an average daily census of over 4,000 patients across 15 states through our 1,400 hospice and palliative caregivers. Our hospice services span palliative nursing care, routine care, respite case, continuous care, social work, spiritual counseling, homemaker services, bereavement counseling, and other support including medical care, pain management and symptom alleviation. Our interdisciplinary hospice teams tailor unique and individualized plans for patients and their families based on a comprehensive understanding of their needs.

Our Personal Care services include supportive care and activities of daily living support that address social determinants of health, including dietary and nutrition management, fall risk management, transportation, cognitive and social engagement, skills building, companionship, and bathing and grooming, as well as professional nursing, medication support, Alzheimer’s/dementia care and other specialized chronic patient condition programs, respite care, other in-home programs, and geriatric care management. We serve over 18,000 patients monthly across 21 states through our network of 13,000 caregivers. Our services include short-term, transitional and long-term care that allows individuals to continue to live independently with improved safety and outcomes in their homes and communities.

Long-Term Specialty Care

Our Long-Term Specialty Care services provide both patient-centric clinical care and supportive care to Seniors, Behavioral, ABA, and NeuroRehab clients and patients living with age-related acute or chronic conditions, living with life-long indications (including I/DD and autism) or recovering from a catastrophic neuro event (ABI/TBI or stroke) requiring intensive therapy, respectively. These short, medium and long-term home and community-based services support individuals of all ages who need various forms of expert clinical care and therapy in addition to assistance with daily living due to serious medical issues they may have.

Our Rehab Therapy services provide specialized, highly-skilled and custom-designed rehabilitation services, including physical, speech and occupational therapy and ABA, for patients of all ages with a range of injuries and conditions, including brain and spinal cord injuries, stroke, pediatric neuro conditions and autism. We serve a daily average of over 4,800 patients both in their homes and in 30 clinics across 13 states through our network of 2,000 clinicians. Our custom-designed therapies span the continuum of care, including outpatient, in-home, transitional care, and longer-term residential.

In Community Living services, we serve over 11,400 patients across 24 states and delivered over 100 million hours of care in 2020 to clients with I/DD, autism and other cognitive and behavioral disorders. We offer a variety of programs, including group homes, supported living, behavioral therapy, short-term or medium-term transitional care, family living (host homes), vocational training, and case management.

As part of our goal to more fully engage the entire community of patients and provide the best choice of care, we also offer a variety of other innovative services including family and youth services and workforce development.

Pharmacy Solutions

We provide pharmacy services across many care settings, often in coordination with our Provider Services, and filled over 30 million prescriptions in 2020. We operate some of the largest pharmacy businesses in the United States, with services that include Senior Living Pharmacy, Behavioral Pharmacy, Hospice Pharmacy, In-Home Pharmacy, Home Infusion, and Specialty Pharmacy delivered to patients in homes and communities, as well as Hospital and Skilled Nursing and Rehabilitation Pharmacy for services delivered to facilities. We operate 178 pharmacies in total across all 50 states, with services to approximately 3,000 locations, more than 25,000 homes, and approximately 275,000 patients through over 5,200 unique payor contracts.

Pharmacy services are a universal need and ubiquitous connection point across medically complex populations and the overlapping patient services we provide across settings. Home and Community-Based Pharmacy and Facility-Based Pharmacy services to complex patients are extremely differentiated compared to retail pharmacy, with dramatically different and more challenging user needs and service requirements. High-need Senior and Specialty patients depend on closely managed daily medication regimens. As a result, medication appropriateness, accuracy and adherence are critical points of emphasis for managing chronic conditions, treating temporary episodes, and promoting the overall long-term health and well-being of patients.

Home and Community-Based Pharmacy

Our home and community-based pharmacy solutions ensure that medications are accessible in a timely manner for patients living in home and community-based residential settings that include senior living facilities

(ALFs and ILFs), patient homes for in-home pharmacy, mostly patient homes for hospice pharmacy, home infusion and Specialty pharmacy, I/DD group homes, and rehab settings. We purchase, repackage and dispense prescription and non-prescription pharmaceuticals in accordance with physician orders and deliver medications throughout the day to individual patients and residents.

Our Senior Living Pharmacy platform is designed to provide a consistent, best in-class experience for multi-state senior living providers accompanied with local concierge support for individual communities and residents in their homes. We do this through centralized intake and order entry that yields a standardized operations model to drive efficiencies and consistency of experience in all markets for the senior living provider.

Our Hospice Pharmacy provides hospice pharmacy and pharmacy benefit management, or PBM, services for people and families primarily in their homes, as well as in some inpatient units and skilled nursing and rehabilitation facilities where hospice patients can also reside. We believe we are one of the largest independent hospice pharmacies in the United States and have a unique local pharmacy model that delivers same-day medications directly to people’s homes from our own controlled pharmacies, for better patient and hospice provider experiences.

Our In-Home Pharmacy program called Continue Care was built for Home Health and Personal Care patients, for patient discharges to home from skilled nursing and rehabilitation facilities or hospitals, or for partnering with payors with a focus on any high-risk patient (member) who is living in their home with chronic conditions and an intensive polypharmacy medication need and regimen (typically eight to 12 or more medications). Polypharmacy is now widely acknowledged and appreciated as the number one marker for the highest risk patients. We have developed our Continue Care program over the past year to uniquely and effectively serve these patients in their homes through both medication therapy and risk management and ongoing care support.

We believe our Behavioral Pharmacy (including serving I/DD group homes) platform is one of the largest I/DD specialty pharmacy providers in the United States, designed purposefully for behavioral populations and their specific needs. In this business we provide customized medication management to ensure regulatory compliance through specialized packaging, calendar cycle fill aids, customized labelling with bar codes and medication pass times to ensure adherence and the right dose at the right time, integration with 42 eMAR/EHR products to ensure medication administration documentation, and flexible delivery schedules tailored to client and agency schedules and activities.

Our Home Infusion business provides specialty infusion services in the home focused on pharmaceutical therapies that require expert administration, offering high-touch clinical services to patients. Infusion therapy services are a specialty form of pharmaceuticals that involve the intravenous administration of medications that treat a wide range of acute and chronic health conditions – infections, auto-immune illnesses, cancer pain, multiple sclerosis, hemophilia, and nutritional deficiencies.

Our Specialty Pharmacy business provides dispensing of specialty drugs, care management and other related services to patients, oncology practices, and hospitals. As the leading independent specialty oncology pharmacy in the United States, our services encompass clinical coordination and review, nursing support and patient education, compliance with appropriate oncology protocols, patient assistance with insurance access and outside funding, and timely delivery of medication.

Facility-Based Pharmacy

We make sure critical medications and therapies are accessible in a timely and optimized manner for patients in skilled nursing and rehabilitation facilities and hospitals, in the process providing value well beyond medication delivery through proprietary operational, clinical, cost, regulatory, and educational support programs for our customers. We purchase, repackage, dispense, and deliver prescription and non-prescription pharmaceuticals in accordance with physician orders, typically to customer locations within a radius of 100 miles or less of our pharmacy locations at least once each day. We provide 24-hour, seven-day per week on-call pharmacist services for emergency dispensing and/or consultation with the facility’s staff or the resident’s attending physician.

Locations of Operations

We are headquartered in Louisville, Kentucky with operations in all 50 states, Puerto Rico and Canada. We deliver a higher proportion of services in select regions with favorable demographics and regulatory environments.

We serve patients across approximately 7,000 offices, customer locations and group homes, as well as serving approximately 125,000 patients in their own homes, with co-location of our provider and pharmacy services in approximately 75% of our states.

Payor Mix

We are characterized by payor diversification across our platform. Our payors are principally federal, state and local governmental agencies, commercial insurance, private, and other payors. No payor represents more than 35% of our revenue in the aggregate in 2020 or for the nine months ended September 30, 2021. Additionally, our Medicaid payors can be further broken down across 50 states with our top 10 Medicaid states representing 19% of total Company revenue. Our payor mix has become increasingly more diversified since 2018 primarily due to organic growth and acquisitions throughout our portfolio. The federal, state and local programs under which we operate are subject to legislative and budgetary changes that can influence reimbursement rates.

	For the Nine Months Ended September 30,
($ in millions)	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$1,641.0	33.5%	$1,391.3	33.9%
Medicaid	1,235.1	25.3%	1,128.1	27.4%
Commercial Insurance	884.8	18.1%	730.5	17.8%
Medicare A	554.1	11.3%	360.3	8.7%
Private & Other	298.4	6.1%	294.5	7.2%
Department of Labor	261.0	5.3%	189.1	4.6%
Medicare B	22.2	0.4%	17.1	0.4%

	$4,896.6	100.0%	$4,110.9	100.0%

	For the Years Ended December 31,
($ in millions)	2020		2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$1,903.7	34.1%	$1,590.5	35.1%	$1,357.7	53.6%
Medicaid	1,512.5	27.1%	1,172.7	25.9%	111.2	4.4%
Commercial Insurance	999.4	17.9%	816.8	18.1%	517.9	20.4%
Medicare A	494.3	8.9%	412.8	9.1%	444.2	17.5%
Private & Other	385.4	6.9%	299.5	6.6%	105.1	4.1%
Department of Labor	260.8	4.7%	216.3	4.8%	—	0.0%
Medicare B	24.3	0.4%	16.6	0.4%	—	0.0%

	$5,580.4	100.0%	$4,525.2	100.0%	$2,536.1	100.0%

We provide our services across all 50 states, Puerto Rico and Canada, with our top 10 states of operations comprising 57% of total Company revenue.

Trends and Other Factors Affecting Business (Recent Developments)

Continued Growth of our Home and Community Health Provider Services Patient Population

We focus on delivering high-touch and coordinated services to medically-complex Senior and Specialty patients in the home and community-based settings in which they live. As the baby boomer population ages, Seniors, who comprise a significant majority of our patients, will represent a higher percentage of the overall population. The U.S. Census Bureau projects that the U.S. population aged 65 and over will grow substantially from 15.2% of the population in 2016 to 20.6% of the population by 2030, and the population size of people over age 85 is expected to double by 2036. We believe patients will increasingly seek treatment and referral sources and payors will increasingly support treatment in homes more often than in higher cost, less convenient, higher acuity settings. Home health care can reduce 365-day post-discharge costs by more than $6,000 per patient, and as healthcare spending rises, home health care can improve the continuity of care while reducing overall costs. In addition, advancements in medical technology have allowed providers to expand access points and the breadth of services available for delivery in the home.

The vast majority of patients we serve in our provider businesses are served in the home, and we have purposefully continued to expand our service offering and footprint to serve patients in the home. In addition, we have meaningfully expanded our footprint in Home Health and Hospice, building on Personal Care, to better serve Seniors and Specialty patients in the home. For example, our total average daily census for our Home Health Care was 31,117 and 26,565 in September 2021 and 2020, respectively, with census for home health and hospice services growing at 77% year over year. Our multiple and complementary service lines addressing these patient populations will increasingly provide care coordination opportunities and cross-referrals with opportunities to provide our holistic care services to patients across health settings and stages.

Continued Growth of our Home and Community-Based Pharmacy Solutions Businesses

We focus on providing accessible medications in a timely manner to our patients receiving pharmacy solutions in alternative site home and community-based settings. Our Senior Living, Hospice, In-Home, Behavioral, Home Infusion, and Specialty pharmacy businesses serve patients in their place of residence and homes. Our high-need Senior and Specialty patients depend on closely managed daily medication regimens that are supported by pharmacist and nurse consultants and accessible in a timely manner. According to industry reports, pharmacy solutions tailored for the home environment, such as home infusion services, will continue to grow faster than the overall pharmacy market. Each of the end markets to these home and community-based pharmacy services are growing at attractive rates, and lack of appropriate pharmacy medication management and non-adherence among complex and polypharmacy patients in homes are significant contributor to ER visits, hospitalizations and increased costs.

We have continued to expand our pharmacy capabilities to serve this need. Overall in our home and community-based pharmacy we have grown our census of patients served and prescriptions by 41% and 52%, respectively, over the past year. Our service lines in this pharmacy segment are one of the largest independent pharmacy providers or a leading pharmacy provider in their respective market, and we expect to continue to increase our share across these pharmacy markets. From 2018 to 2020 the unique number of exclusive or limited distribution drugs we dispense has increased by 55%, and the annual revenue impact has increased by nearly 125%, as a result of our leading customer service and pharmaceutical drug manufacturer relationships.

Our Ability to Build De Novo Locations

We have a proven ability to expand our presence by opening new locations – across both of our operating segments in Provider Services and Pharmacy Solutions – across multiple geographies and generating consistent ramp-up performance at the site level. We believe our platform can continue to scale nationally, adding density to key markets as a lever to facilitate further growth. The Company’s scale and platform of complementary segments and service lines provides us with access to more de novo opportunities to consider and prioritize.

Since January 1, 2018, we have opened 75 de novo offices (branches/agencies) and clinics in new locations in 31 states across our home health, hospice, rehab (both home & community and outpatient), pediatric autism, personal care, community living (I/DD), home infusion, and specialty pharmacy businesses (including openings by Abode and OPPC prior to our acquisitions). Since beginning our de novo program in late 2018, we have accelerated the pace of our de novo openings, having opened eight in 2018, 22 in 2019, 30 in 2020 and 15 in the first nine months of 2021. We typically identify and open new locations within proximity of an existing location as we expand in markets, regions and states. Our support resources internally in real estate, purchasing, IT, credentialing, payor contracting, HR, and sales and marketing, along with our project management office, help to support and manage de novos from start to opening. We expect to continue to selectively and strategically expand our footprint within the United States and extend our service offerings to our patients, and we believe de novo investments are a meaningful organic growth driver for the Company.

Our Ability to Facilitate Cross-Referrals

Our operating model is purpose-built to increasingly navigate patients across our various service offerings, leading to improved patient, family, physician, referral source, and payor experiences, better outcomes, and cross-referral revenue opportunities as patients receive multiple required services and progress through their continuum of care. Our performance is driven partly on our appeal with our patients to provide these cross-referrals – either in the same setting at the same time or across settings and stages of health – within our collection of provider services and pharmacy solutions.

We provide multiple provider and pharmacy services to approximately 18,000 patients today, and we believe that there are over 550,000 additional opportunities to deliver our services to our current patient and customer base through care coordination and our expanding geographic and service footprint. For example, we have approximately 94% pharmacy penetration across our Behavioral (I/DD) provider business, which generates an incremental $69 million of revenue annually for the Company, and hospice patients on the provider side receive their medications from us.

Cross-referral opportunities exist not only between our two provider and pharmacy segments, but also within the provider service lines and within the pharmacy service lines. Within the provider segment, patients often transition from home health to hospice and can receive supportive are services concurrent with home health and hospice. Within the pharmacy segment, our Continue Care program is also aimed at providing continuous medication risk and therapy management longitudinally post discharge from hospitals and skilled nursing customers.

Culture of Quality and Compliance and Consistent Operations Execution

Quality and compliance are an ongoing focus at the Company and a key part of our culture, and quality results underpin referral source relationships and volume. We invest over $200 million annually in people, training, auditing, signature programs, accreditations, advocacy, and technologies to support quality, compliance and safety, as part of our “Quality First” framework. We have demonstrated high marks for service levels, satisfaction scores, and quality metrics that are most often at industry leading levels. We receive 4.2 and 4.3 patient/family satisfaction scores (on a 5-point scale) in our Seniors Personal Care and Behavioral (I/DD) services. In our Pharmacy Solutions segment, we have over 99.99% order accuracy, 99.77% order completeness and 98.59% on-time delivery serving long-term care patients in senior living and skilled nursing, our Home Infusion services have received a 95.4% patient satisfaction score, with 99.9% dispensing accuracy, and 95.9% therapy completion, and our Specialty pharmacy has a 3.6 day average turnaround time on referrals, a 96.6% medication possession ratio, and a 90.1 “world class” NPS among patients, all of these being reasons why we have been awarded 102 exclusive or limited distribution oncology drugs by pharma manufacturers.

Operational excellence is also an ongoing focus at the Company, including how we collect and share key metrics, hold operational reviews, and implement continuous improvement initiatives across the organization.

Led by a dedicated PMO team who shepherds and helps to monitor and manage key initiatives, we have realized approximately $35 million of savings in efficiency efforts. We have continued to make investments in automation, data and systems to support enhanced workflows, further scale and future growth across service lines, whether mobile EMRs and ERPs.

Stable Reimbursement Environment Across our Portfolio of Businesses

Our revenue is dependent upon our contracts and relationships with payors for our “must-serve” patient populations. We partner with a large and diverse set of payor groups nationally and in each of our markets to form provider networks and to lower the overall cost of care. We structure our payor contracts to help both providers and payors achieve their objectives in a mutually aligned manner. Maintaining, supporting and both deepening and increasing the number of these contracts and relationships, particularly as we continue to grow market share and enter new markets, is important for our long-term success.

We have observed relatively stable reimbursement rates from government and commercial payors in both our Home and Community Health Provider Services and Pharmacy Solutions businesses over a number of years, particularly for services provided to high-need, medically-complex populations. Due to the medical necessity of our services, which are lower cost than healthcare services provided in other settings and reduce ER, hospital and institutional utilization, we have a history of favorable reimbursement stability that delivered low-to-mid single digit rate increases across our lines of business over the past 10 years.

Aligning to Value-Based Care Reimbursement Models with Innovative Solutions

Our scale, depth and platform of diverse yet related services that all complex patients require position us at the forefront with government and commercial payors who are increasingly seeking ways to fund value-based reimbursement models. Such models are becoming more prevalent, and according to recent studies, 60% of U.S. healthcare payments made to providers in 2018 were linked to quality metrics. Our high-quality services that are delivered in patient and family-preferred settings at lower comparable costs are well-positioned for the long-term, as we continue to add wraparound care management capabilities and offerings to our core services. We believe our ability to enable more patients to move from the acute care setting to the home (and/or community clinics) represents a critical part of this industry transition effort, as we have demonstrated improved patient outcomes to payors while driving incremental revenue growth. We have a uniquely and comparatively large number of payor contracts across the organization today, which provide for relationships and opportunities for future partnerships.

Factors Affecting Results of Operations and Comparability

Acquisitions

In addition to organic growth, we have grown through acquisitions that have deepened and expanded our presence in current markets or facilitated entry into attractive adjacent markets.

During each of the years ended December 31, 2018, 2019 and 2020, we completed 12 acquisitions, excluding the 2019 BHS Acquisition, within the Provider Services and Pharmacy Solutions segments. Aggregate consideration, net of cash acquired, for these acquisitions was approximately $130.0 million, $187.5 million and $414.7 million, respectively. The 2018 acquisition totals include acquisitions completed by Provider Services prior to the BHS Acquisition. During the nine months ended September 30, 2021, we completed ten acquisitions within our Provider Services, Pharmacy Solutions, and Other segments. Aggregate consideration, net of cash acquired, for these acquisitions was approximately $909.5 million. Select highlights of these acquisitions are as follows:

•

On March 5, 2019, we completed the BHS Acquisition for approximately $1,350.6 million, net of cash acquired. With the purchase of BrightSpring Health Holdings Corp. and its subsidiaries, we expanded our services to include all of the Provider Services segment along with Pharmacy Solutions expansion of reach to the I/DD population serviced within the Provider Services segment. This acquisition was foundational to strategically provide the complementary and diversified platform of health services that we offer today, all to the same Senior and Specialty populations across the Provider Services and Pharmacy Solutions segments. We funded this acquisition through debt, equity investment and available cash. We believe that the BHS Acquisition affects the comparability of results across all periods as the results of operations of BrightSpring Health Holdings Corp. and its subsidiaries are included from the date of the acquisition. We describe the nature of these impacts below in “—Results of Operations.”

•

On May 24, 2019, we completed the acquisition of ProPac Payless Pharmacy, or ProPac, for approximately $136.2 million. We funded this acquisition through the delayed draw term loan portion of our First Lien Facilities and available cash. With the purchase of ProPac, we expanded our Pharmacy Solutions operations primarily in the Pacific Northwest states and further expanded into the attractive senior living pharmacy market with leading customers. The addition of ProPac supported our strategy of utilizing our scale and operating discipline to drive cost synergies while expanding our reach in attractive pharmacy markets.

•

On September 30, 2020, we completed the acquisition of OPPC for approximately $190.0 million. We funded the acquisition primarily through incremental borrowing on our Revolving Credit Facility and available cash. With the purchase of OPPC, we expanded our pharmacy offerings in the attractive Hospice Pharmacy services market with value added to the OPPC platform through accelerating de novo hospice pharmacies in new target markets, leveraging our existing national pharmacy network to locally fulfill hospice drug prescriptions directly to patient homes in more markets, enhancing sales through our hospice provider relationships, and driving purchasing and cost savings in further leveraging our scale. We are also rolling out these hospice pharmacy services internally to hospice patients that we serve in our Provider Services segment.

•

On April 15, 2021, we completed the acquisition of Abode for approximately $750.0 million, net of an acquired Medicare Advanced payment liability of $25.0 million. We funded the acquisition through the incurrence of incremental term loans under our First Lien Facilities and available cash. With the purchase of Abode, we expanded our growing home health and hospice offerings with a leading and high-quality provider in 12 new states that complement our existing home health and hospice states, leveraging operating infrastructure that had previously been assembled at BrightSpring, further strengthening our clinical service offerings, driving hospice pharmacy revenue synergies (and home health pharmacy revenue synergies in the future), and better positioning us to acquire “tuck-in” home health and hospice companies in the future.

Impact of COVID-19 and CARES Act

On January 31, 2020, the Secretary of HHS declared a national public health emergency due to a novel coronavirus. In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this novel coronavirus, a pandemic. This disease continues to spread throughout the United States and other parts of the world. The COVID-19 outbreak has adversely impacted economic activity and conditions worldwide, including workforces, liquidity, capital markets, consumer behavior, supply chains and macroeconomic conditions. After the declaration of a national emergency in the United States on March 13, 2020, in compliance with stay-at-home and physical distancing orders and other restrictions on movement and economic activity intended to reduce the spread of COVID-19, we altered numerous clinical, operational and business processes. While each of the states deemed healthcare services an essential business, allowing us to continue to deliver healthcare services to our patients, the effects of the pandemic have been wide-reaching. We have invested in equipment, technology and education that allows our workforce to provide continued support to our clinicians and caregivers who continue to care for our patients.

In recognition of the significant threat to the liquidity of financial markets posed by the COVID-19 pandemic, the Federal Reserve and Congress have taken dramatic actions to provide liquidity to businesses and the banking system in the United States. On March 27, 2020, the Coronavirus Aid, Relief, and Economic

Security Act, or CARES Act, a sweeping stimulus bill intended to bolster the U.S. economy, was signed into law. The Paycheck Protection Program and Health Care Enhancement Act, or PPPHCE Act, and the Consolidated Appropriations Act, or CAA, both expansions of the CARES Act, were signed into law on April 24, 2020 and December 27, 2020, respectively. In total, the CARES Act, the PPPHCE Act and the CAA authorize $178.0 billion in funding to be distributed to health care providers through the Provider Relief Fund. This funding is intended to support healthcare providers by reimbursing them for healthcare-related expenses or lost revenues attributable to COVID-19.

We have taken precautions to protect the safety and well-being of our employees and patients by purchasing and delivering significant additional quantities of PPE and other medical supplies to branches, pharmacies and regional offices across the country. We had, and continue to have, success in sourcing our PPE from both traditional and non-traditional suppliers and while we have been fortunate to secure the necessary PPE supplies, we have incurred significantly higher per unit costs for such items from time to time, as compared to pre-pandemic costs.

Our primary COVID-related impacts have been in prescription drug volume with our skilled nursing and rehabilitation facility customers. During 2020, we experienced a script reduction of approximately 2.7 million scripts when compared with our pre-pandemic levels early in January and February 2020. These script volume impacts were due largely to industry declines in skilled nursing and rehabilitation facility occupancy rates. We believe that these COVID related effects had an impact of approximately $134.3 million reduction in revenue in our Pharmacy Solutions segment, when compared to pre-pandemic levels. During the nine months ended September 30, 2021, we continued to experience script reductions when compared to our pre-pandemic levels early in January and February 2020, which equated to approximately 2.7 million scripts, and an estimated impact on revenue of approximately $(137.1) million. We took action quickly to reduce costs and mitigate the impact of these COVID-related declines. Additionally, due to the Company’s complementary diversification and mix of services we provide as a whole, we were able to continue to grow, despite the pandemic, and perform well in many of our other provider and pharmacy businesses, which helped to mitigate the impact of COVID-19 overall.

While we believe our patient and script volumes started to recover throughout 2021, the following factors could potentially alter this outlook and negatively impact our recovery from the pandemic: vaccine distribution, the continued increase or decrease in the number of COVID-19 cases nationwide, any future or prolonged shelter-in-place orders, the return of our patients’ and families’ confidence in skilled nursing and rehabilitation facilities and in allowing our caregivers into their homes, our ability to attract and retain qualified caregivers as a result of COVID-19 concerns and supplemental governmental benefits, cost normalization around PPE, and our ability to readily access referrals from hospitals.

Potential negative impacts of COVID-19 on our results include lower revenue, higher salary and wage expenses due to increased market rate expectations of caregivers, and increased PPE supply costs. The impacts to revenue may consist of lower volumes due to interruption of the operations of our customers and referral sources, patient unwillingness to receive care in a skilled nursing and rehabilitation facility or accept services in their homes, and prolonged school closures and lower reimbursement rates due to any negative impacts to state Medicaid budgets as a result of the pandemic.

We continually review and adjust our operations to adapt to the changing COVID-19 environment. We have remained fully operational and have continued to provide our patients with critical services during the pandemic. COVID-19, and the challenges to communities and sheltering that were associated with it, highlighted how our services are a “lifeline” for patients in their homes, community settings and facilities, and the value of our services has never been more evident than during the past eighteen months through COVID-19. In addition, we plan to continue to execute on our strategic business plans to grow our services both organically and through acquisitions.

CARES Act

The following portions of the CARES Act have impacted us in 2020 and 2021 and into 2022:

Provider Relief Fund:

Beginning in April 2020, funds were distributed to health care providers who provide or provided diagnosis, testing, or care for individuals with possible or actual cases of COVID-19. The payments received under the Provider Relief Fund, or PRF, are subject to certain terms and conditions. Payments are to be used to prevent, prepare for, and respond to COVID-19. In April 2020, the Company received grants in an aggregate principal amount of $4.0 million, for which it did not apply, from the PRF as part of the automatic general distributions by HHS. The Company returned certain of these funds in 2020, while keeping approximately $3.9 million as we met the criteria to keep the funds based on lost revenues or incremental costs. In October 2020, the Company received grants in an aggregate principal amount of $18.7 million from the PRF, for which we applied. The Company did not recognize any income related to these Provider Relief Funds in 2020. During April 2021, the Company received grants in an aggregate principal amount of $19.3 million from the PRF, for which we applied. We expect to use certain of these funds for healthcare related expenses attributable to COVID-19 as well as any lost revenues attributable to COVID-19 that were unreimbursed by other sources through June 30, 2022, in accordance with the current guidance issued by HHS. We will return any unused funds following the statutory use period, currently set for varying time periods through late 2022. We are required to properly and fully document the use of such funds in reports to HHS. The Company’s ability to utilize and retain some or all of such funds will depend on the magnitude, timing, and nature of the impact of the COVID-19 pandemic. As of December 31, 2020, we had received $22.6 million in PRF payments. As of September 30, 2021, we had received a total of $41.9 million in cumulative PRF payments. For the year ended December 31, 2020 and for the nine months ended September 30, 2021, we had recognized $0.0 million and $1.0 million of income related to these funds in our consolidated statements of income. The unrecognized amount of $40.9 million is recorded in our accrued expenses in our consolidated balance sheet at September 30, 2021.

In order to receive and use PRF funds, the Company has certified to various terms and conditions, as required by the HHS, including but not limited to: (1) it provides or provided after January 31, 2020 diagnosis, testing or care for individuals with possible or actual cases of COVID-19, (2) that the PRF funds will only be used to prevent, prepare for and respond to COVID-19, (3) such PRF funds shall reimburse the Company only for health care related expenses or lost revenues that are attributable to COVID-19, (4) the Company will not use the PRF funds to reimburse expenses or losses that have been reimbursed from other sources or that other sources are obligated to reimburse and (5) the Company will submit reports as HHS determines are needed to ensure compliance with conditions that are imposed on PRF funds.

The rules and regulations associated with the implementation of the CARES Act, including the terms and conditions of the PRF, have not been finalized and remain subject to publication and change. HHS has issued interim and informal guidance in the form of “Fact Sheets” and “FAQs” to address questions regarding PRF funds usage for various financial structures and arrangements, vaccine distribution and administration, and other specific questions health care providers have submitted to HHS for clarification. The final rules and regulations may be materially different from our current understanding. Such changes in the final rules and regulations may materially affect our ability to utilize and retain the PRF payments and may change our accounting for the use of such funds. The Company believes that it is in compliance with all applicable terms and conditions, regulations and interim guidance regarding the receipt and usage of PRF funds.

Deferred payment of the employer portion of social security tax:

We were permitted to defer payments of the employer portion of social security tax for 2020, which will be payable in 50% increments, with the first due by December 31, 2021 and the second 50% due by December 31, 2022. This deferral increased our 2020 cash flow from operations by approximately $66.7 million. As of

December 31, 2020 and September 30, 2021, we had deferred payment of approximately $66.7 million and $67.3 million, respectively, of social security tax in total, and this amount is reflected in current portion of deferred payroll tax liabilities and deferred payroll taxes in our consolidated balance sheet. The Company intends to pay its deferred portion of employer social security payroll taxes, as required by law, with $33.7 million paid in the fourth quarter of 2021 and the remaining in the fourth quarter of 2022.

Components of Our Consolidated Statement of Income (Loss)

Revenues. The Company recognizes the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. For transactions involving the transfer of goods, revenues are primarily recognized when the customer obtains control of the products sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. For transactions exclusively involving provision of services, revenues are recognized over time based on an appropriate measure of progress.

Cost of Services and Cost of Goods. We classify expenses directly related to providing services and goods, including depreciation and amortization, as cost of services and cost of goods. Direct costs and expenses principally include cost of drugs, net of rebates, salaries and benefits for direct care and service professionals, contracted labor costs, insurance costs, transportation costs for clients requiring services, certain client expenses such as food, supplies and medicine, residential occupancy expenses, which primarily comprise rent and utilities, and other miscellaneous direct service or goods related expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of expenses incurred in support of our operations and administrative functions and include labor costs, such as salaries, bonuses, commissions, benefits and travel-related expenses, distribution expenses, facilities rental costs, third-party revenue cycle management costs and corporate support costs including finance, information technology, legal, human resources, procurement and other administrative costs.

Interest Expense, net. Interest expense includes the debt service costs associated with our various debt instruments, including our First Lien Facilities and Second Lien Facility. Interest expense also includes the amortization of deferred financing fees, which are amortized over the term of the respective credit agreement.

Income Tax Expense (Benefit). Our provision for income taxes is based on permanent book/tax differences and statutory tax rates in the various jurisdictions in which we operate. Significant estimates and judgments are required in determining the provision for income taxes.

Results of Operations

Consolidated Results of Operations

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table sets forth, for the periods indicated, our consolidated results of operations from our unaudited statements of income:

	For the Nine Months Ended September 30,				Change
($ in thousands)	2021		2020
	Amount	% Revenues	Amount	% Revenues	Amount	%
Revenues:
Products	$3,205,467	65.5%	$2,664,131	64.8%	$541,336	20.3%
Services	1,691,116	34.5%	1,446,770	35.2%	244,346	16.9%

Total revenues	4,896,583	100.0%	4,110,901	100.0%	785,682	19.1%

Cost of goods	2,754,722	56.3%	2,269,328	55.2%	485,394	21.4%
Cost of services	1,229,264	25.1%	1,059,823	25.8%	169,441	16.0%

Gross profit	912,597	18.6%	781,750	19.0%	130,847	16.7%
Selling, general and administrative expenses	741,400	15.1%	654,040	15.9%	87,360	13.4%

Operating income	171,197	3.5%	127,710	3.1%	43,487	34.1%
Interest expense, net	121,792	2.5%	102,528	2.5%	19,264	18.8%

Income before income taxes	49,405	1.0%	25,182	0.6%	24,223	96.2%
Income tax expense	13,577	0.3%	3,555	0.1%	10,022	281.9%

Net income	35,828	0.7%	21,627	0.5%	14,201	65.7%
Net income attributable to noncontrolling interests	1,054	0.0%	377	0.0%	677	179.6%

Net income attributable to BrightSpring Health Services, Inc. and subsidiaries	$34,774	0.7%	$21,250	0.5%	$13,524	63.6%

Revenues

Revenue was $4,896.6 million for the nine months ended September 30, 2021, as compared with $4,110.9 million for the nine months ended September 30, 2020, an increase of $785.7 million or 19.1%. The increase primarily resulted from the following segment activity and factors:

•

an $172.4 million, or 4.2% growth on the nine months ended September 30, 2020 consolidated revenue, increase in Provider Services revenue. See additional discussion in “—Segment Results of Operations” below; and

•

a $541.3 million, or 13.2% growth on the nine months ended September 30, 2020 consolidated revenue, increase in Pharmacy Solutions revenue. See additional discussion in “—Segment Results of Operations” below.

Cost of Services and Cost of Goods

Cost of services and cost of goods were $1,229.3 million and $2,754.7 million, respectively, for the nine months ended September 30, 2021, as compared with $1,059.8 million and $2,269.3 million, respectively, for the nine months ended September 30, 2020, an aggregate increase of $654.8 million or 19.7%. The increase primarily resulted from the following segment activity and factors:

•

a $106.3 million, or 3.2% growth on the nine months ended September 30, 2020 consolidated cost of services and cost of goods, increase in Provider Services cost of services. See additional discussion in “—Segment Results of Operations” below; and

•

a $485.4 million, or 14.6% growth on the nine months ended September 30, 2020 consolidated cost of services and cost of goods, increase in Pharmacy Solutions cost of goods. See additional discussion in “—Segment Results of Operations” below.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $741.4 million for the nine months ended September 30, 2021, as compared with $654.0 million for the nine months ended September 30, 2020, an increase of $87.4 million or 13.4%. The increase primarily resulted from the following segment activity and factors:

•

a $55.9 million, or 8.5% growth on the nine months ended September 30, 2020 consolidated selling, general and administrative expenses, increase in Provider Services selling, general and administrative expenses. See additional discussion in “—Segment Results of Operations” below; and

•

a $26.4 million, or 4.0% growth on the nine months ended September 30, 2020 consolidated selling, general and administrative expenses, increase in Pharmacy Solutions selling, general and administrative expenses. See additional discussion in “—Segment Results of Operations” below.

Interest Expense

Interest expense was $121.8 million for the nine months ended September 30, 2021, as compared with $102.5 million for the nine months ended September 30, 2020, an increase of $19.3 million or 18.8%. The increase primarily resulted from the increase in outstanding debt as compared to the prior period.

Income Tax Expense

Income tax expense was $13.6 million for the nine months ended September 30, 2021, as compared with $3.6 million for the nine months ended September 30, 2020, an increase of $10.0 million. The increase was primarily the result of an increase in segment EBITDA growth and a prior year benefit as a result of certain provisions in the CARES Act. See additional discussion on segment EBITDA in “—Segment Results of Operations” below.

Years Ended December 31, 2020, 2019 and 2018

The following table sets forth, for the periods indicated, our consolidated results of operations:

($ in thousands)	For the Years Ended December 31,			’20 v ’19 Change		’19 v ’18 Change
	2020	2019(1)	2018(1)	Amount(1)	%(1)	Amount(1)	%(1)
Revenues:
Products	$3,635,898	$3,022,334	$2,536,053	$613,564	20.3%	$486,281	19.2%
Services	1,944,474	1,502,875	—	441,599	29.4%	1,502,875	n.m.

Total revenues	5,580,372	4,525,209	2,536,053	1,055,163	23.3%	1,989,156	78.4%

Cost of goods	3,099,365	2,564,669	2,160,144	534,696	20.8%	404,525	18.7%
Cost of services	1,432,269	1,126,634	—	305,635	27.1%	1,126,634	n.m.

Gross profit	1,048,738	833,906	375,909	214,832	25.8%	457,997	121.8%

($ in thousands)	For the Years Ended December 31,			’20 v ’19 Change		’19 v ’18 Change
	2020	2019(1)	2018(1)	Amount(1)	%(1)	Amount(1)	%(1)
Selling, general and administrative expenses	883,547	770,592	312,128	112,955	14.7%	458,464	146.9%.

Operating income	165,191	63,314	63,781	101,877	160.9%	(467)	(0.7)%
Interest expense, net	138,953	166,893	74,613	(27,940)	(16.7)%	92,280	123.7%

Income (loss) before income taxes	26,238	(103,579)	(10,832)	129,817	n.m.	(92,747)	n.m.
Income tax expense (benefit)	5,087	(32,491)	(3,211)	37,578	(115.7)%	(29,280)	n.m.

Net income (loss)	21,151	(71,088)	(7,621)	92,239	n.m.	(63,467)	n.m.

Net income attributable to noncontrolling interests	341	1,293	—	(952)	(73.6)%	1,293	n.m.

Net income (loss) attributable to BrightSpring Health Services, Inc. and subsidiaries	$20,810	$(72,381)	$(7,621)	$93,191	n.m.	$(64,760)	n.m.

(1)	The BHS Acquisition closed on March 5, 2019. Comparability of results for the years ended December 31, 2019 and 2018 are impacted as a result.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

BrightSpring, as it exists today, is the product of an acquisition on March 5, 2019 of BrightSpring Health Holdings Corp. and its subsidiaries in the BHS Acquisition. Under GAAP, BrightSpring Health Holdings Corp. and its subsidiaries are consolidated prospectively since the acquisition date of March 5, 2019. As a result, there are an additional 63 days of BrightSpring Health Holdings Corp. and its subsidiaries in our consolidated financial statements in 2020, compared to 2019.

($ in thousands)	For the Years Ended December 31,
	2020	2019	Change
Revenues:
Products	$3,635,898	$3,022,334	$613,564
Services	1,944,474	1,502,875	441,599

Total revenues	5,580,372	4,525,209	1,055,163

Cost of goods	3,099,365	2,564,669	534,696
Cost of services	1,432,269	1,126,634	305,635

Gross profit	1,048,738	833,906	214,832
Selling, general and administrative expenses	883,547	770,592	112,955
Net income (loss)	$21,151	$(71,088)	$92,239
Adjusted EBITDA	$412,028	$332,573	$79,455

See “—Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods presented in the table above.

The following discussion of our results of operations should be read in conjunction with the foregoing tables summarizing our consolidated results of operations.

Revenues

Revenue was $5,580.4 million for the year ended December 31, 2020, as compared with $4,525.2 million for the year ended December 31, 2019, an increase of $1,055.2 million or 23.3%. The increase primarily resulted from the following segment activity and factors:

•	a $319.6 million, or 7.1% growth on consolidated 2019 revenue, increase as a result of the BHS Acquisition; and

•	a $735.6 million, or 16.3% growth on consolidated 2019 revenue, increase as a result of growth in our other businesses. See additional discussion in “—Segment Results of Operations” below.

Cost of Services and Cost of Goods

Cost of services and cost of goods were $1,432.3 million and $3,099.4 million, respectively, for the year ended December 31, 2020, as compared with $1,126.6 million and $2,564.7 million, respectively, for the year ended December 31, 2019, an aggregate increase of $840.3 million or 22.8%. The increase primarily resulted from the following segment activity and factors:

•	a $242.1 million, or 6.6% growth on consolidated 2019 cost of services and cost of goods, increase as a result of the BHS Acquisition; and

•

a $598.2 million, or 16.2% growth on consolidated 2019 cost of services and cost of goods, increase as a result of growth in our other businesses. See additional discussion in “—Segment Results of Operations” below.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $883.5 million for the year ended December 31, 2020, as compared with $770.6 million for the year ended December 31, 2019, an increase of $113.0 million or 14.7%. The increase primarily resulted from the following segment activity and factors:

•	a $56.3 million, or 7.3% growth on consolidated 2019 selling, general and administrative expenses, increase as a result of the BHS Acquisition;

•

a $121.2 million, or 15.7% growth on consolidated 2019 selling, general and administrative expenses, as a result of growth in our other businesses. See additional discussion in “—Segment Results of Operations” below; and

•

a $(64.6) million, or (8.4)% change to consolidated 2019 selling, general and administrative expenses, decrease as a result of acquisition-related transaction expenses associated with various acquisitions but primarily associated with the BHS Acquisition in 2019, including a $31.7 million debt extinguishment.

Interest Expense

Interest expense was $139.0 million for the year ended December 31, 2020, as compared with $166.9 million for the year ended December 31, 2019, a decrease of $27.9 million or 16.7%. The decrease primarily resulted from the favorable repricing and LIBOR rates on the outstanding First Lien Facilities in early Q1 of 2020 and resulted in decreased interest expense year over year of $27.9 million.

Income Tax Expense (Benefit)

Income tax expense was $5.1 million for the year ended December 31, 2020, as compared with a benefit in the year ended December 31, 2019 of $(32.5) million resulting in an increase of $37.6 million for the year. The increase was primarily the result of the decrease in acquisition-related costs of $64.7 million in 2020 compared to 2019, which were primarily incurred during the BHS Acquisition on March 5, 2019, as well as the increased interest expense during 2019 as compared to 2020 of $27.9 million.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Under GAAP, BrightSpring Health Holdings Corp. and its subsidiaries are consolidated prospectively since the acquisition date of March 5, 2019, resulting in 302 days of BrightSpring Health Holdings Corp. and its subsidiaries in our consolidated financial statements in 2019.

($ in thousands)	For the Years Ended December 31,
	2019	2018	Change
Revenues:
Products	$3,022,334	$2,536,053	$486,281
Services	1,502,875	—	1,502,875

Total revenues	4,525,209	2,536,053	1,989,156

Cost of goods	2,564,669	2,160,144	404,525
Cost of services	1,126,634	—	1,126,634

Gross profit	833,906	375,909	457,997
Selling, general and administrative expenses	770,592	312,128	458,464
Net loss	$(71,088)	$(7,621)	$(63,467)
Adjusted EBITDA	$332,573	$163,819	$168,754

See “—Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net loss for each of the periods presented in the table above.

The following discussion of our results of operations should be read in conjunction with the foregoing tables summarizing our consolidated results of operations.

Revenues

Revenue was $4,525.2 million for the year ended December 31, 2019, as compared with $2,536.1 million for the year ended December 31, 2018, an increase of $1,989.2 million or 78.4%. The increase primarily resulted from the following segment activity and factors:

•	a $1,595.6 million, or 62.9% growth on consolidated 2018 revenue, increase as a result of the BHS Acquisition (including 1.7% estimated growth in the BHS business since the acquisition date); and

•	a $393.6 million, or 15.5% growth on consolidated 2018 revenue, increase as a result of growth in our other businesses. See additional discussion in “—Segment Results of Operations” below.

Cost of Services and Cost of Goods

Cost of services and cost of goods were $1,126.6 million and $2,564.7 million, respectively, for the year ended December 31, 2019, as compared with $0.0 million and $2,160.1 million, respectively, for the year ended December 31, 2018, an aggregate increase of $1,531.2 million or 70.9%. The increase primarily resulted from the following segment activity and factors:

•	a $1,202.3 million, or 55.7% growth on consolidated 2018 cost of services and cost of goods, increase as a result of the BHS Acquisition; and

•

a $328.9 million, or 15.2% growth on consolidated 2018 cost of services and cost of goods, increase as a result of growth in our other businesses. See additional discussion in “—Segment Results of Operations” below.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $770.6 million for the year ended December 31, 2019, as compared with $312.1 million for the year ended December 31, 2018, an increase of $458.5 million or 146.9%. The increase primarily resulted from the following segment activity and factors:

•	a $258.0 million, or 82.7% growth on consolidated 2018 selling, general and administrative expenses, increase as a result of the BHS Acquisition;

•

a $131.9 million, or 42.3% growth on consolidated 2018 selling, general and administrative expenses, increase as a result of growth in our other businesses. See additional discussion in “—Segment Results of Operations” below; and

•	a net increase in acquisition-related costs, primarily as a result of the BHS Acquisition of $68.6 million, and offset by certain acquisition-related synergies associated with the same acquisition.

Interest Expense

Interest expense was $166.9 million for the year ended December 31, 2019, as compared with $74.6 million for the year ended December 31, 2018, an increase of $92.3 million or 123.7%. The increase resulted from the incremental First Lien and Second Lien Facilities completed at the time of the BHS Acquisition. See “—Liquidity and Capital Resources—Debt.”

Income Tax Benefit

Income tax benefit was $32.5 million for the year ended December 31, 2019, as compared with a benefit in the year ended December 31, 2018 of $3.2 million, an increased benefit of $29.3 million for the year. The increased benefit was primarily the result of the increase in acquisition-related costs of $68.7 million year over year, which were primarily incurred during the BHS Acquisition as well as the increased interest expense during 2019 of $92.3 million.

Segment Results of Operations

Provider Services Segment

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table sets forth, for the periods indicated, our segment results of operations.

	Provider Services
($ in thousands)	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Revenues	$1,430,106	$1,257,661	$172,445	13.7%
Cost of services	1,003,441	897,127	106,314	11.9%

Gross profit	426,665	360,534	66,131	18.3%
Selling, general and administrative expenses	282,921	227,039	55,882	24.6%

Segment operating income	$143,744	$133,495	$10,249	7.7%
Segment EBITDA	$187,233	$169,103	$18,130	10.7%
Business Metrics
Home Health Care average daily census	29,807	25,597	4,210	16.4%
Long Term Specialty Care persons served	17,793	16,340	1,453	8.9%

Revenues

Revenue was $1,430.1 million for the nine months ended September 30, 2021, as compared with $1,257.7 million for the nine months ended September 30, 2020, an increase of $172.4 million or 13.7%. The increase primarily resulted from:

•	a $135.0 million, or 10.7%, increase as a result of the acquisitions of Abode, Sacred Journey Hospice and AbilisHealth; and

•	a $37.4 million, or 3.0%, increase associated with other revenue growth in the segment.

Cost of Services

Cost of services was $1,003.4 million for the nine months ended September 30, 2021, as compared with $897.1 million for the nine months ended September 30, 2020, an increase of $106.3 million or 11.9%. The increase primarily resulted from the aforementioned revenue growth in the period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $282.9 million for the nine months ended September 30, 2021, as compared with $227.0 million for the nine months ended September 30, 2020, an increase of $55.9 million or 24.6%. The increase primarily resulted from the aforementioned revenue growth and acquisitions in the period.

Segment EBITDA

Segment EBITDA was $187.2 million for the nine months ended September 30, 2021, as compared with $169.1 million for the nine months ended September 30, 2020, an increase of $18.1 million or 10.7%. The increase primarily resulted from the aforementioned revenue growth in the period.

Years Ended December 31, 2020, 2019 and 2018

The following table sets forth, for the periods indicated, our segment results of operations.

	Provider Services
($ in thousands)	For the Years Ended December 31,			’20 v ’19 Change		’19 v ’18 Change
	2020	2019(1)	2018(1)	Amount(1)	%(1)	Amount(1)	%(1)
Revenues	$1,683,840	$1,286,572	$—	$397,268	30.9%	$1,286,572	n.m.
Cost of services	1,207,135	935,769	—	271,366	29.0%	935,769	n.m.

Gross profit	476,705	350,803	—	125,902	35.9%	350,803	n.m.
Selling, general and administrative expenses	295,551	234,505	—	61,046	26.0%	234,505	n.m.
Segment operating income	$181,154	$116,298	$—	$64,856	55.8%	$116,298	n.m.
Segment EBITDA	$229,561	$154,270	$—	$75,291	48.8%	$154,270	n.m.
Business Metrics
Home Health Care average daily census	25,831	23,845	—	1,986	8.3%	n.m.	n.m.
Long Term Specialty Care persons served	16,594	15,252	—	1,342	8.8%	n.m.	n.m.

(1)	The BHS Acquisition closed on March 5, 2019. Comparability of results for the years ended December 31, 2019 and 2018 are impacted as a result.

2020 Compared to 2019

Revenues

Revenue was $1,683.8 million for the year ended December 31, 2020, as compared with $1,286.6 million for the year ended December 31, 2019, an increase of $397.3 million or 30.9%. The increase primarily resulted from the following segment activity and factors:

•	a $255.0 million, or 19.8%, increase as a result of the BHS Acquisition;

•

a net $90.9 million, or 7.1%, increase due to strong volume in our Home Health and Hospice businesses and certain Long-Term Specialty Care services, favorable rates in our Behavioral services within Long-Term Specialty Care and both offset by net COVID-19-related impacts in certain clinic and, to a lesser extent, home-based services that were impacted in 2020 by the shutdown of certain clinic locations and a temporary decline in home-based service access; and

•	a $51.4 million, or 4.0%, increase as a result of the acquisition of Advanced Home Care.

Cost of Services

Cost of services was $1,207.1 million for the year ended December 31, 2020, as compared with $935.8 million for the year ended December 31, 2019, an increase of $271.4 million or 29.0%. The increase primarily resulted from the following segment activity and factors:

•	a $187.9 million, or 20.1%, increase as a result of the BHS Acquisition; and

•	a $83.5 million, or 8.9%, increase associated with the aforementioned revenue growth in the segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $295.6 million for the year ended December 31, 2020, as compared with $234.5 million for the year ended December 31, 2019, an increase of $61.0 million or 26.0%. The increase primarily resulted from the following segment activity and factors:

•	a $40.1 million, or 17.1%, increase as a result of the BHS Acquisition; and

•	a $20.9 million, or 8.9%, increase as a result of the aforementioned revenue growth in the segment.

Segment EBITDA

Segment EBITDA was $229.6 million for the year ended December 31, 2020, as compared with $154.3 million for the year ended December 31, 2019, an increase of $75.3 million or 48.8%. The increase primarily resulted from the following segment activity and factors:

•	a $27.0 million, or 17.5%, increase as a result of the BHS Acquisition;

•

a $43.7 million, or 28.3%, increase as a result of volume increases in our Home Health and Hospice businesses, rate increases in our Personal Care business, volume growth in certain of our Long-Term Specialty Care services, favorability in certain administrative costs, and COVID-19-related favorability in rate and certain volumes offset by lost revenues for closures of certain programs; and

•	a $4.6 million, or 3.0%, increase associated with the acquisitions of Advanced Home Care.

2019 Compared to 2018

Revenues

Revenue was $1,286.6 million for the year ended December 31, 2019, as compared with no revenue for the year ended December 31, 2018. The increase was primarily a result of the BHS Acquisition which contributed $1,264.2 million in revenue (including 2.1% estimated growth in the BHS business since the acquisition date).

Cost of Services

Cost of services was $935.8 million for the year ended December 31, 2019, as compared with none for the year ended December 31, 2018. The increase was primarily a result of the BHS Acquisition.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $234.5 million for the year ended December 31, 2019, as compared with none for the year ended December 31, 2018. The increase was primarily a result of the BHS Acquisition.

Segment EBITDA

Segment EBITDA was $154.3 million for the year ended December 31, 2019, as compared with none for the year ended December 31, 2018. The increase was primarily a result of the BHS Acquisition.

Pharmacy Solutions Segment

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table sets forth, for the periods indicated, our segment results of operations.

	Pharmacy Solutions
($ in thousands, except per script data)	For the Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Revenues	$3,205,467	$2,664,131	$541,336	20.3%
Cost of goods	2,754,722	2,269,328	485,394	21.4%

Gross profit	450,745	394,803	55,942	14.2%
Selling, general and administrative expenses	293,626	267,231	26,395	9.9%

Segment operating income	$157,119	$127,572	$29,547	23.2%
Segment EBITDA	$239,071	$197,952	$41,119	20.8%
Business Metrics
Prescriptions dispensed	24,111,838	22,082,133	2,029,705	9.2%
Revenue per script	$132.94	$120.65	$12.29	10.2%
Gross profit per script	$18.69	$17.88	$0.81	4.5%

Revenues

Revenue was $3,205.5 million for the nine months ended September 30, 2021, as compared with $2,664.1 million for the nine months ended September 30, 2020, an increase of $541.3 million or 20.3%. The increase primarily resulted from:

•

a $440.5 million, or 16.5%, increase primarily as a result of volume growth across our Home and Community-Based Pharmacy business line and inclusive of the impact of decrease in volumes due to COVID-19-related occupancy declines primarily in our Facility-Based Pharmacy business, as well as favorable rate and mix impacts across the Pharmacy Solutions businesses; and

•	a $100.8 million, or 3.8%, increase associated with the acquisitions of OPPC and OptionOne Pharmacy.

The increase in revenue per prescription dispensed is due to an increase in volume growth in certain limited distribution Specialty brand drugs which carry a higher revenue per prescription dispensed offset by the impact of decrease in volumes due to COVID-19-related occupancy declines primarily in our skilled nursing and rehabilitation facility business.

Cost of Goods

Cost of goods was $2,754.7 million for the nine months ended September 30, 2021, as compared with $2,269.3 million for the nine months ended September 30, 2020, an increase of $485.4 million or 21.4%. The increase primarily resulted from the aforementioned revenue growth. Gross profit margin for the nine months ended September 30, 2021 was 14.1% compared to 14.8% for the nine months ended September 30, 2020. The decrease in gross profit margin is due to lower gross profit per prescription dispensed associated with certain limited distribution Specialty brand drugs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $293.6 million for the nine months ended September 30, 2021, as compared with $267.2 million for the nine months ended September 30, 2020, an increase of $26.4 million or 9.9%. The increase primarily resulted from the aforementioned revenue growth and amortization of definite-lived intangibles associated with acquisitions.

Segment EBITDA

Segment EBITDA was $239.1 million for the nine months ended September 30, 2021, as compared with $198.0 million for the nine months ended September 30, 2020, an increase of $41.1 million or 20.8%. The increase primarily resulted from:

•

a $32.3 million, or 16.3%, increase associated with growth in revenue across our Home and Community-Based Pharmacy business line, and, as noted, the Segment EBITDA growth in the Pharmacy Solutions segment was dampened by the COVID-19-related volume impacts based on pre-pandemic occupancy levels at our Facility-Based Pharmacy customers; and

•	a $8.8 million, or 4.4%, increase associated with the acquisitions of OPPC and OptionOne Pharmacy.

Years Ended December 31, 2020, 2019 and 2018

The following table sets forth, for the periods indicated, our consolidated results of operations.

	Pharmacy Solutions
($ in thousands, except per script data)	For the Years Ended December 31,			’20 v ’19 Change		’19 v ’18 Change
	2020	2019(1)	2018(1)	Amount(1)	%(1)	Amount(1)	%(1)
Revenues	$3,635,898	$3,022,334	$2,536,053	$613,564	20.3%	$486,281	19.2%
Cost of goods	3,099,365	2,564,669	2,160,144	534,696	20.8%	404,525	18.7%

Gross profit	536,533	457,665	375,909	78,868	17.2%	81,756	21.7%
Selling, general and administrative expenses	357,844	305,442	226,393	52,402	17.2%	79,049	34.9%
Segment operating income	$178,689	$152,223	$149,516	$26,466	17.4%	$2,707	1.8%
Segment EBITDA	$275,492	$249,524	$216,463	$25,968	10.4%	$33,061	15.3%
Business Metrics
Prescriptions dispensed	30,003,876	30,489,165	29,441,236	(485,289)	(1.6)%	1,047,929	3.6%

	Pharmacy Solutions
($ in thousands, except per script data)	For the Years Ended December 31,			’20 v ’19 Change		’19 v ’18 Change
	2020	2019(1)	2018(1)	Amount(1)	%(1)	Amount(1)	%(1)
Revenue per script	$121.18	$99.13	$86.14	$22.05	22.2%	$12.99	15.1%
Gross profit per script	$17.88	$15.01	$12.77	$2.87	19.1%	$2.24	17.6%

(1)	The BHS Acquisition closed on March 5, 2019. Comparability of results for the years ended December 31, 2019 and 2018 are impacted as a result.

2020 Compared to 2019

Revenues

Revenue was $3,635.9 million for the year ended December 31, 2020, as compared with $3,022.3 million for the year ended December 31, 2019, an increase of $613.6 million or 20.3%. The increase primarily resulted from the following segment activity and factors:

•

a $497.4 million, or 16.5%, increase as a result of volume growth across our Home and Community-Based Pharmacy business line and inclusive of the impact of decrease in volumes due to COVID-19-related occupancy declines primarily in our Facility-Based Pharmacy business, as well as favorable rate and mix impacts across the Pharmacy Solutions businesses;

•	a $92.4 million, or 3.1%, increase associated with the acquisitions of ProPac Payless Pharmacy, Advanced Home Care and OPPC; and

•	a $23.7 million, or 0.8%, increase as a result of the BHS Acquisition (including 5.3% estimated growth in the BHS business since the acquisition date).

The increase in revenue per prescription dispensed is due to an increase in volume growth in certain limited distribution Specialty brand drugs which carry a higher revenue per prescription dispensed offset by the impact of decrease in volumes due to COVID-19-related occupancy declines primarily in our skilled nursing and rehabilitation facility business.

Cost of Goods

Cost of goods was $3,099.4 million for the year ended December 31, 2020, as compared with $2,564.7 million for the year ended December 31, 2019, an increase of $534.7 million or 20.8%. The increase primarily resulted from the following segment activity and factors:

•	a $516.1 million, or 20.1%, increase as a result of the aforementioned revenue growth; and

•	a $18.6 million, or 0.7%, increase as a result of the BHS Acquisition.

Gross profit margin for the year ended December 31, 2020 was 14.8% compared to 15.1% for the year ended December 31, 2019. The decrease in gross profit margin is due to lower prescription volumes resulting from the impact of decrease in volumes due to COVID-19-related occupancy declines primarily in our skilled nursing and rehabilitation facility business partially offset by higher gross profit per prescription dispensed associated with certain limited distribution Specialty brand drugs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $357.8 million for the year ended December 31, 2020, as compared with $305.4 million for the year ended December 31, 2019, an increase of $52.4 million or 17.2%. The increase primarily resulted from the aforementioned revenue growth.

Segment EBITDA

Segment EBITDA was $275.5 million for the year ended December 31, 2020, as compared with $249.5 million for the year ended December 31, 2019, an increase of $26.0 million or 10.4%. The increase primarily resulted from the following segment activity and factors:

•	a $13.4 million, or 5.4%, increase associated with the acquisitions of ProPac Payless Pharmacy, Advanced Home Care and OPPC;

•

a $7.9 million, or 3.2%, increase associated with growth in revenue across our Home and Community-Based Pharmacy business and other pharmacy service lines, partially offset by the COVID-19-related volume impacts based on pre-pandemic occupancy levels at our Facility-Based Pharmacy customers; and

•	a $4.6 million, or 1.9%, increase as a result of the BHS Acquisition (including 59.1% estimated growth in the BHS business since the acquisition date).

2019 Compared to 2018

Revenues

Revenue was $3,022.3 million for the year ended December 31, 2019, as compared with $2,536.1 million for the year ended December 31, 2018, an increase of $486.3 million or 19.2%. The increase primarily resulted from the following segment activity and factors:

•	a $260.1 million, or 10.3%, increase associated primarily with volume increases in our Home and Community-Based Pharmacy business;

•	a $115.1 million, or 4.5%, increase as a result of the BHS Acquisition (including 3.2% estimated growth in the BHS business since the acquisition date); and

•	a $111.2 million, or 4.4%, increase associated with the acquisitions of Pro Pac Payless and Kerr Health Long Term Care.

The increase in revenue per prescription dispensed is due to an increase in volume growth in certain limited distribution Specialty brand drugs which carry a higher revenue per prescription dispensed.

Cost of Goods

Cost of goods was $2,564.7 million for the year ended December 31, 2019, as compared with $2,160.1 million for the year ended December 31, 2018, an increase of $404.5 million or 18.7%. The increase primarily resulted from the following segment activity and factors:

•	a $311.0 million, or 14.4%, increase in cost of goods associated with the aforementioned revenue growth; and

•	a $93.6 million, or 4.3%, increase as a result of the BHS Acquisition.

The increase in gross profit margin is due to higher gross profit per prescription dispensed associated with certain limited distribution Specialty brand drugs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $305.4 million for the year ended December 31, 2019, as compared with $226.4 million for the year ended December 31, 2018, an increase of $79.1 million or 34.9%. The increase primarily resulted from the following segment activity and factors:

•	a $9.0 million, or 4.0%, increase in selling, general and administrative expenses associated with bad debt expense in 2019 compared to 2018;

•	an $8.4 million, or 3.7%, increase in selling, general and administrative expenses associated with increased long term incentive compensation in 2019 over 2018; and

•	a $61.7 million, or 27.3%, increase associated with the aforementioned revenue growth.

Segment EBITDA

Segment EBITDA was $249.5 million for the year ended December 31, 2019, as compared with $216.5 million for the year ended December 31, 2018, an increase of $33.1 million or 15.3%. The increase (decrease) primarily resulted from the following segment activity and factors:

•	a $18.6 million, or 8.6%, increase as a result of the BHS Acquisition (including 49.4% estimated growth in the BHS business since the acquisition date);

•	a $16.3 million, or 7.5%, increase associated with the aforementioned volume growth;

•	a $15.6 million, or 7.2%, increase associated with acquisitions in the period, including ProPac Payless and Kerr Health Long Term Care;

•	an $(8.4) million, or (3.9)%, increase in selling, general and administrative expenses associated with increased long-term incentive compensation in 2019 over 2018; and

•	a $(9.0) million, or (4.2)%, increase in selling, general and administrative expenses associated with bad debt expense in 2019 compared to 2018.

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with GAAP, which we have discussed above, we also evaluate our financial performance using EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before income tax expense (benefit), interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including non-cash, share-based compensation; acquisition-related costs; restructuring-related and other costs; certain startup costs; legal costs and settlements associated with certain historical matters for PharMerica; significant projects; management fees; and unreimbursed COVID-19 related costs. As non-GAAP financial measures, our computations of Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis if this measure impracticable.

Management believes our computations of Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at Adjusted EBITDA, management considers both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which management does not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs in the years 2020, 2019 and 2018 and the nine months ended September 30, 2021 and 2020. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides management a normalized view of our core, ongoing operations after integrating our acquired companies, which is an important measure in assessing our performance.

Given our determination of adjustments in arriving at our computations of EBITDA and Adjusted EBITDA, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

($ in thousands)	For the Years ended December 31,			For the Nine Months ended September 30,
	2020	2019	2018	2021	2020
Net income (loss)	$21,151	$(71,088)	$(7,621)	$35,828	$21,627
Income tax expense (benefit)	5,087	(32,491)	(3,211)	13,577	3,555
Interest expense	138,953	166,893	74,613	121,792	102,528
Depreciation and amortization	181,502	154,868	81,169	147,249	131,672

EBITDA	$346,693	$218,182	$144,950	$318,446	$259,382
Non-cash share-based compensation	6,268	3,709	3,106	3,325	4,646
Acquisition-related costs (1)	12,100	76,756	8,085	17,027	7,576
Restructuring-related and other costs (2)	16,631	17,832	1,483	10,340	11,385
Startup costs (3)	4,269	5,460	—	2,841	2,358
Legal costs and settlements (4)	12,278	7,013	4,695	8,183	6,471
Significant projects (5)	3,480	861	—	3,340	2,187
Management fee (6)	4,220	2,760	1,500	3,086	3,079
Unreimbursed COVID-19 related costs (7)	6,089	—	—	1,327	4,253

Total Adjustments	$65,335	$114,391	$18,869	$49,469	$41,955

Adjusted EBITDA	$412,028	$332,573	$163,819	$367,915	$301,337

(1)

Represents (i) transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, finance and accounting diligence and documentation, transaction-related payments to the Managers, and integration cost incurred including any facility consolidation, integration travel or severance associated with the integration of an acquisition. These costs were $12.1 million for the year ended December 31, 2020, $45.1 million for the year ended December 31, 2019 and $8.1 million for the year ended December 31, 2018. These costs were $17.0 million and $7.6 million for the nine months ended September 30, 2021 and 2020, respectively. The year ended December 31, 2019 included significant transaction-related and integration costs associated with the BHS Acquisition; and (ii) the debt extinguishment costs incurred in connection with the BHS Acquisition of $31.7 million in 2019.

(2)	Represents costs associated with restructuring-related activities, including closure and severance expenses associated with certain enterprise-wide or significant business line cost-savings measures.
(3)	Represents costs associated with certain de novo start-ups.
(4)	Represents potential settlement accruals and defense costs associated with certain PharMerica litigation matters associated primarily with three historical cases.
(5)	Represents costs associated with certain transformational projects and primarily include the implementation of, and transition to, new general ledger and business intelligence systems.
(6)

Represents annual management fees payable to the Managers under the Monitoring Agreement. This Monitoring Agreement will be terminated upon completion of an initial public offering, including this offering. See “Certain Relationships and Related Party Transactions—Monitoring Agreement.”

(7)	Represents unreimbursed COVID-19 related costs incurred by the Company such as incremental PPE in care of our patients as well as certain hazard pay to our caregivers.

Quarterly Results of Operations

The following table sets forth our historical quarterly results of operations as well as certain key metrics for each of our most recent nine quarters. This information should be read in conjunction with the audited consolidated financial statements and related notes thereto and unaudited condensed consolidated financial statements and related notes thereto, each included elsewhere in this prospectus.

(In thousands)	For the Quarters Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Revenues:
Products	$1,122,702	$1,080,980	$1,001,785	$971,767	$915,640	$868,013	$880,478	$824,266	$793,428
Services	613,454	564,998	512,664	497,704	497,127	485,165	464,478	461,825	460,089

Total revenues	1,736,156	1,645,978	1,514,449	1,469,471	1,412,767	1,353,178	1,344,956	1,286,091	1,253,517

Cost of goods	976,132	920,739	857,851	830,037	783,514	743,479	742,335	696,791	672,179
Cost of services	438,371	411,100	379,793	372,446	358,948	351,357	349,518	347,172	343,477

Gross profit	321,653	314,139	276,805	266,988	270,305	258,342	253,103	242,128	237,861
Selling, general and administrative expenses	253,719	260,203	227,478	229,507	218,492	222,656	212,892	210,929	197,168

Operating income	67,934	53,936	49,327	37,481	51,813	35,686	40,211	31,199	40,693
Interest expense, net	43,136	42,048	36,608	36,425	30,169	33,118	39,241	44,034	49,674

Income (loss) before income taxes	24,798	11,888	12,719	1,056	21,644	2,568	970	(12,835)	(8,981)
Income tax expense (benefit)	7,463	3,512	2,602	1,532	6,886	(3,579)	248	9,386	(9,956)

Net income (loss)	$17,335	$8,376	$10,117	$(476)	$14,758	$6,147	$722	$(22,221)	$975

EBITDA	$117,390	$104,517	$96,539	$87,311	$95,715	$79,414	$84,253	$74,534	$85,853

Adjusted EBITDA	$129,657	$128,839	$109,419	$110,691	$109,934	$95,126	$96,277	$98,306	$99,488

Quarterly GAAP to Non-GAAP Reconciliation

(In thousands)	For the Quarters Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net income (loss)	$17,335	$8,376	$10,117	$(476)	$14,758	$6,147	$722	$(22,221)	$975
Income tax expense (benefit)	7,463	3,512	2,602	1,532	6,886	(3,579)	248	9,386	(9,956)
Interest expense	43,136	42,048	36,608	36,425	30,169	33,118	39,241	44,034	49,674
Depreciation and amortization	49,456	50,580	47,213	49,830	43,902	43,728	44,042	43,334	45,160

EBITDA	$117,390	$104,516	$96,540	$87,311	$95,715	$79,414	$84,253	$74,534	$85,853
Non-cash share-based compensation	1,325	1,000	1,000	1,622	1,613	1,681	1,352	2,690	197
Acquisition-related costs (1)	4,490	8,057	4,480	4,524	3,635	1,921	2,020	8,974	4,029
Restructuring-related and other costs (2)	1,202	8,094	1,044	5,246	3,156	5,629	2,600	6,120	2,299
Startup costs (3)	889	1,133	819	1,911	411	760	1,187	1,887	1,741
Legal costs and settlements (4)	2,225	2,856	3,102	5,807	2,290	3,294	887	1,973	1,786
Significant projects (5)	808	1,433	1,099	1,293	687	809	691	233	337
Management fee (6)	1,027	1,027	1,032	1,141	1,026	1,133	920	1,895	3,246
COVID-19 related costs, net of reimbursed costs (7)	301	722	304	1,836	1,401	485	2,367	—	—

Total Adjustments	$12,267	$24,322	$12,880	$23,380	$14,219	$15,712	$12,024	$23,772	$13,635

Adjusted EBITDA	$129,657	$128,838	$109,420	$110,691	$109,934	$95,126	$96,277	$98,306	$99,488

Liquidity and Capital Resources

Our principal sources of cash have historically been from operating activities. Our principal source of liquidity in excess of cash from operating activities has historically been from proceeds from our debt facilities and issuances of common stock. Our principal uses of cash and liquidity have historically been for acquisitions, debt service requirements and financing of working capital. As permitted by the CARES Act, we deferred payment of approximately $66.7 million of payroll taxes as of December 31, 2020, which increased our net cash provided by operating activities and available cash on hand. These deferred payroll taxes required payments to the Internal Revenue Service of 50% by December 31, 2021 and will require 50% by December 31, 2022. We believe that our operating cash flows, available cash on hand, and availability under our Revolving Credit Facility and the LC Facility will be sufficient to meet our cash requirements for the next twelve months and beyond. Our future capital requirements will depend on many factors that are difficult to predict, including the size, timing and structure of any future acquisitions, future capital investments and future results of operations. We cannot assure you that cash provided by operating activities or cash and cash equivalents will be sufficient to meet our future needs. If we are unable to generate sufficient cash flows from operations in the future, we may have to obtain additional financing. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all. See “Risk Factors—Risks Related to Our Indebtedness.”

We evaluate our liquidity based upon the availability we have under our First Lien Facilities and the Second Lien Facility in addition to the net cash (used in) or provided by operating, investing and financing activities. Specifically, we review the activity under the Revolving Credit Facility and the LC Facility and consider period end balances outstanding under the Revolving Credit Facility and the LC Facility. Based upon the outstanding borrowings and letters of credit under the Revolving Credit Facility and the LC Facility, we calculate the availability for incremental borrowings under the Revolving Credit Facility and the LC Facility. Such amount, in addition to cash on our balance sheet, is what we consider to be our “Total Liquidity.”

The following table provides a calculation of our Total Liquidity for the nine months ended September 30, 2021 and for the years 2020 and 2019, respectively:

($ in thousands)	For the Nine Months ended September 30,	For the Years ended December 31,
	2021	2020	2019
Revolving Credit Facility Rollforward
Beginning Revolving Credit Facility balance	$—	$26,150	$—
(Repayments) proceeds from swingline debt, net	—	(26,150)	26,150

Ending Revolving Credit Facility balance	$—	$—	$26,150

Calculation of Revolving Credit Facility and LC Facility availability
Revolving Credit Facility and LC Facility limit	$375,000	$375,000	$320,000
Less: outstanding Revolving Credit Facility balance	—	—	(26,150)
Less: outstanding letters of credit	(56,530)	(54,100)	(51,000)

End of period Revolving Credit Facility and LC Facility availability	318,470	320,900	242,850
End of period cash balance	249,505	262,005	18,295

Total Liquidity, end of period	$567,975	$582,905	$261,145

Cash Flow Activity

Nine Months Ended September 30, 2021 and 2020

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

($ in thousands)	For the Nine Months ended September 30,
	2021	2020
Net cash provided by operations	$291,224	$225,200
Net cash used in investing activities	$(928,384)	$(294,559)
Net cash provided by financing activities	$624,660	$83,988

Operating Activities

Net cash provided by operating activities increased by $66.0 million, from $291.2 million for the nine months ended September 30, 2021, to $225.2 million for the nine months ended September 30, 2020. The increase was primarily due to an increase in operating income of $43.5 million and realized cash benefits from Provider Relief Funds totaling approximately $18.3 million, net of amounts recognized, in 2021 as permitted by the CARES Act.

Investing Activities

Net cash used in investing activities was $928.4 million for the nine months ended September 30, 2021, as compared to $294.6 million for the nine months ended September 30, 2020. We paid an aggregate of $887.0 million, net of cash acquired, for the 2021 acquisitions and paid an aggregate of $257.4 million, net of cash acquired, for the 2020 acquisitions.

Financing Activities

Net cash provided by financing activities was $624.7 million for the nine months ended September 30, 2021, primarily attributable to $675.6 million in long term borrowings and issuance of common stock of $12.8 million. These proceeds were offset by repayments on our debt of $21.4 million, payment of debt issuance costs of $17.6 million, payment of acquisition earn-outs of $14.2 million, and other financing activities.

Net cash provided by financing activities was $84.0 million for the nine months ended September 30, 2020, primarily attributable to $140.0 million in proceeds from long-term revolving credit facility, net. These proceeds were offset by repayments on our debt of $13.8 million, $26.2 million of repayments of swingline debt, and other financing activities.

Years Ended December 31, 2020, 2019 and 2018

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

($ in thousands)	For the Years ended December 31,
	2020	2019	2018
Net cash provided by operations	$222,641	$110,912	$76,454
Net cash used in investing activities	$(452,867)	$(1,532,218)	$(37,336)
Net cash provided by (used in) financing activities	$473,936	$1,409,077	$(32,208)

Operating Activities

Net cash provided by operating activities increased by $111.7 million, from $110.9 million for 2019, to $222.6 million for 2020. The increase was primarily due to three items:

•

our operating income, excluding the effect of a $33.6 million debt extinguishment cost that was recorded in 2019 when the Company entered into the First Lien Credit Agreement (as defined below under “—Debt”) in March of 2019, increased by $68.3 million in 2020 as compared to 2019;

•	we realized cash benefits from the deferral of payment of $66.7 million in social security payroll taxes and PRF funds totaling approximately $22.6 million in 2020 as permitted by the CARES Act; and

•

partially offset by a net $60.8 million increase in strategic inventory purchases in 2020 and an approximately $18.9 million settlement payment in 2020 related to historical acquisition-related legal matters that had been accrued in a prior period.

Net cash provided by operating activities increased by $34.5 million, from $76.5 million for 2018, to $110.9 million for 2019. The increase was primarily due to the BHS Acquisition, offset by certain transaction costs as well as the non-cash charge in 2019 for the extinguishment of debt in the amount of $33.6 million.

Investing Activities

Net cash used in investing activities was $452.9 million in 2020, as compared to $1,532.2 million in 2019. The decrease in 2020 was due to acquisition activity in 2019, which included the BHS Acquisition for approximately $1,350.6 million. We paid an aggregate of $402.0 million, net of cash acquired for the 2020 acquisitions and paid an aggregate of $1,482.4 million, net of cash acquired for the 2019 acquisitions. Together with 2020 purchases of property and equipment of $51.9 million, 2020 net cash used in investing activities was $452.9 million. Together with 2019 purchases of property and equipment of $51.2 million, 2019 net cash used in investing activities was $1,532.2 million.

Net cash used in investing activities was $1,532.2 million in 2019, as compared to $37.3 million in 2018. The significant increase in 2019 net cash used in investing activities results from the BHS Acquisition along with other acquisitions during 2019 totaling $1,482.4 million. There were no material acquisitions in 2018. Together with 2018 purchases of property and equipment of $33.2 million, 2018 net cash used in investing activities was $37.3 million. The primary driver of net cash used in investing activities in 2019 was due to acquisitions during the year.

Financing Activities

Net cash provided by financing activities was $473.9 million in the year ended December 31, 2020, primarily attributable to $550.0 million in long term borrowings incurred primarily to fund acquisitions. These proceeds were offset by repayments on our debt of $18.4 million, repayments on our Revolving Credit Facility of $26.2 million, payment of debt issuance costs of $14.3 million, payment of capital lease obligations of $12.3 million and other financing activities.

For the year ended December 31, 2019, net cash provided by financing activities was $1,409.1 million, primarily attributable to our long term borrowings of $2,250.0 million in connection with the BHS Acquisition and repayment of the $1,002.9 million of the previous PharMerica first lien facilities, $26.2 million of net borrowings under the Revolving Credit Facility, payment of debt issuance costs of $104.0 million, partially offset by $273.4 million of new stock issuances and stock buybacks, payment of capital lease obligations of $6.8 million and other financing activities.

For the year ended December 31, 2018, net cash used in financing activities was $32.2 million primarily attributable to $23.0 million of repayments on the Revolving Credit facility and from the repayments of $6.1 million on the previous PharMerica first lien facilities, and other financing activities.

Purchases of Property and Equipment

Nine Months Ended September 30, 2021 and 2020

We manage our purchases of property and equipment, or capital expenditure, based upon a percentage of revenue. Our capital expenditures expressed as a percentage of revenue was as follows for the periods presented:

($ in thousands)	For the Nine Months ended September 30,
	2021	2020
Purchases of property, plant and equipment	$42,684	$37,963
Percentage of total revenue	0.9%	0.9%

The increase in our capital expenditures for the nine months ended September 30, 2021 from 2020 was primarily the result of acquisitions.

Years Ended December 31, 2020, 2019 and 2018

We manage our purchases of property and equipment, or capital expenditure, based upon a percentage of revenue. Our capital expenditures expressed as a percentage of revenue was as follows for the periods presented:

($ in thousands)	For the Years ended December 31,
	2020	2019	2018
Purchases of property, plant and equipment	$51,908	$51,221	$33,201
Percentage of total revenue	0.9%	1.1%	1.3%

The increase in our capital expenditures in the years ended December 31, 2020 and 2019 from 2018 was primarily the result of the BHS Acquisition.

Debt

We typically incur debt to finance mergers and acquisitions, and we borrow under our Revolving Credit Facility from time to time for working capital purposes, as well as to finance acquisitions, as needed. Below is a summary of our long-term indebtedness obligations as of September 30, 2021 and December 31 of 2020 and 2019.

We were in compliance with all applicable financial covenants under the First Lien Facilities and the Second Lien Facility as of September 30, 2021 and December 31 of 2020 and 2019.

First Lien Credit Agreement

On March 5, 2019, we entered into the First Lien Credit Agreement, or the First Lien Credit Agreement, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor, Inc., as Borrower, the several lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent.

The First Lien Credit Agreement originally provided for first lien term loans with the principal amount of $1,650.0 million. In May 2019, an additional delayed draw of $150.0 million was made, resulting in gross first lien term loans of $1,800.0 million, or, collectively, the Initial Term Loans. In addition, the First Lien Credit Agreement also provides for revolving loans, or the Revolving Credit Facility, initially in an aggregate principal amount outstanding not in excess of $187.5 million, less swingline loans and letters of credit issued under the LC Sublimit (as defined below) outstanding at such time. The letter of credit issuer may issue standby letters of credit at any time, in an aggregate stated amount outstanding not in excess of $82.5 million, or the LC Sublimit, and the swingline lender may issue swingline loans, in an aggregated amount outstanding not in excess of $50.0 million. In September 2019, we completed a revolver upsize that increased the Revolving Credit Facility availability to $320.0 million.

On January 30, 2020, the Company amended the terms of the Initial Term Loans to change the applicable margin from 4.50% to 3.25%. The Initial Term Loans bear interest at a rate equal to, at our option, (a) London Interbank Offered Rate, or LIBOR (with a floor of 0.00%), plus 3.25% or (b) ABR (as defined in the First Lien Credit Agreement) plus 2.25%. Principal payments are due on the last business day of each quarter, commencing in September of 2019 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026. Borrowings under the Revolving Credit Facility bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 4.25% or (b) ABR plus 3.25%. Swingline loans bear interest at a rate equal to ABR plus 3.25%.

On June 30, 2020, the Company amended the First Lien Credit Agreement to provide for an additional $55.0 million of letter of credit commitments, or the LC Facility, which are not subject to the LC Sublimit. The total availability under the Revolving Credit Facility was $320.0 million as of December 31, 2020, with an additional $55.0 million available for letters of credit under the LC Facility. The aggregate amounts of letters of credit outstanding under the LC Facility as of December 31, 2020 and under the Revolving Credit Facility as of December 31, 2019 were $54.1 million and $51.0 million, respectively.

On October 7, 2020, the Company again amended the First Lien Credit Agreement to provide for the establishment of a new Tranche B-2, or Tranche B-2 Term Loans, in an aggregate principal amount equal to $550.0 million. The Tranche B-2 Term Loans initially bore interest at a floating rate of the sum of (A) LIBOR for such interest period (with a floor of 0.50%), plus the applicable margin of 3.75%, as defined by the First Lien Credit Agreement. Principal payments are due on the last business day of each quarter, commencing on March of 2021 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

On April 8, 2021, the Company entered into Amendment No. 4 to the First Lien Credit Agreement. The amendment updated the terms on the existing Tranche B-2 Term Loans. The purpose of the update was to reduce the cost of debt and align the terms of the existing debt with the Tranche B-3 Term Loans described below. Following the execution of the amendment, Tranche B-2 Term Loans bear interest at a floating interest rate equal to the sum of (A) LIBOR, plus (B) an applicable margin of 3.50% with no floor.

On April 16, 2021, the Company entered into Amendment No. 5 to the First Lien Credit Agreement. The amendment provides for the establishment of a new Tranche B-3, or Tranche B-3 Term Loans, in an aggregate principal amount equal to $675.0 million. The Tranche B-3 Term Loans bear interest at a floating rate of the sum of (A) LIBOR for such interest period, plus (B) the applicable margin of 3.50%, as defined in the First Lien Credit Agreement. Principal payments are due on the last business day of each quarter, commencing on June 30, 2021, and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

Second Lien Credit Agreement

On March 5, 2019, we entered into a $450.0 million Second Lien Credit Agreement, or the Second Lien Credit Agreement, among Holdings, the Borrower, the several lenders party thereto and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent, for a second lien senior secured term loan facility, or the Second Lien Facility.

Borrowings under the Second Lien Facility are subordinated to the First Lien Facilities and bear interest at a floating rate of the sum of (A) LIBOR for such interest period (with a floor of 1.0%), plus (B) the applicable margin of 8.50% as defined by the Second Lien Credit Agreement. The aggregate principal is due with a balloon payment in March 2027.

The First Lien Credit Agreement and the Second Lien Credit Agreement described above contain customary negative covenants, including, but not limited to, restrictions on the Company and its restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change their lines of business or fiscal year. In addition, under the Revolving Credit Facility, the Company will not permit the consolidated first lien secured debt to consolidated EBITDA (as defined in the First Lien Credit Agreement) ratio to be greater than 6.90 to 1.00, which shall be tested as of the end of the most recent quarter at any time when the aggregate revolving credit loans exceed 35% of the total revolving credit commitments.

The table below summarizes the total outstanding debt of the Company:

	Long term obligation and note payable			Interest Expense
(In thousands)	September 30, 2021	December 31, 2020	December 31, 2019	Nine Months Ended September 30, 2021	Fiscal Year 2020	Fiscal Year 2019
First Lien - payable to lenders at LIBOR plus applicable margin (3.34%, 3.40% and 6.21% as of September 30, 2021, December 31, 2020 and 2019, respectively)	$1,759,658	$1,773,090	$1,791,000	$45,019	$71,169	$98,693
First Lien Tranche B-2 - payable to lenders at LIBOR plus applicable margin (3.59% and 4.25% as of September 30, 2021 and December 31, 2020, respectively)	545,882	550,000	—	15,934	5,584	—
First Lien Tranche B-3 - payable to lenders at LIBOR plus applicable margin (3.59% as of September 30, 2021)	671,625	—	—	11,290	—	—
Second Lien - payable to lenders at LIBOR plus applicable margin (9.50%, 9.50% and 10.24% as of September 30, 2021, December 31, 2020 and 2019, respectively)	450,000	450,000	450,000	31,859	43,693	40,416
Swingline/Base Rate - payable to lenders at LIBOR plus applicable margin (6.50%, 6.50% and 8.00% as of September 30, 2021, December 31, 2020 and 2019, respectively)	—	—	26,150	—	1,069	1,047
Notes payable and other	11,013	10,460	760	408	128	1
Amortization of Deferred Financing Costs & Other	—	—	—	17,282	17,310	27,736

Total	$3,438,178	$2,783,550	$2,267,910	$121,792	$138,953	$166,893

Deferred financing costs, net	(93,469)	(89,710)	(85,579)

Total debt, net of deferred financing costs	3,344,709	2,693,840	2,182,331

Less: Current portion of long-term debt	40,438	22,495	18,477

Total long-term debt	$3,304,271	$2,671,345	$2,163,854

Funds from the March 2019 issuance of the Initial Term Loans and Second Lien Facility were used, in part, to pay-off existing Phoenix Guarantor Inc. debt of $998.5 million. The Company recorded a loss on debt extinguishment of $31.7 million, primarily related to the write-off of debt issuance costs, during the year ended December 31, 2019. Funds from the October 2020 issuance of the Tranche B-2 Term Loans were held for use to expedite funding for future acquisitions. Funds from the April 2021 issuance of the Tranche B-3 Term Loans were used to fund acquisitions.

Our Company leverage, as calculated under our First Lien Credit Agreement and the Second Lien Credit Agreement, was 5.68x, 5.35x and 5.55x at September 30, 2021, December 31, 2020 and December 31, 2019, respectively.

We expect to use the net proceeds from this offering and the Concurrent Offering to repay $             million outstanding aggregate amount under the Second Lien Facility, which will reduce our cost of capital and debt service obligations. For more information, please see “Use of Proceeds.”

Off-Balance Sheet Arrangements

As of December 31, 2020, 2019 or 2018, we did not have any material off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPEs, which would have been established for the purpose of facilitating off balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2020, 2019 and 2018, we were not involved in any unconsolidated SPE transactions. We do enter into letters of credit in the normal course of our operations.

Critical Accounting Policies and Use of Estimates

In preparing our consolidated financial statements in conformity with GAAP, we must use estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures and the reported amounts of revenue and expenses. In general, our estimates are based on historical experience and various other assumptions we believe are reasonable under the circumstances. We evaluate our estimates on an ongoing basis and make changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from those estimates.

We consider our critical accounting policies and estimates to be those that involve significant judgments and uncertainties and may potentially result in materially different results under different assumptions and conditions. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus for a summary of all of our significant accounting policies.

Revenue Recognition

The Company recognizes the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. For transactions involving the transfer of goods, revenues are primarily recognized when the customer obtains control of the products sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. For transactions exclusively involving provision of services, revenues are recognized over time based on an appropriate measure of progress. Additionally, as a policy, where we are required to collect sales taxes from our customers, revenue is recognized net of any taxes collected and the sales tax amounts are recorded as a liability until remitted to the governmental taxing authorities.

Revenues and the associated receivables are based upon the actual reimbursements to be received and include contractual allowances based upon historical trends, contractual reimbursement terms and other factors which may impact ultimate reimbursement. Amounts are adjusted to actual reimbursed amounts based upon cash receipts.

Provider Services

Provider Services revenues are generated from providing care services directly to consumers under contracts with state, local and other governmental agencies, as well as commercial insurance companies, long-term care insurance policies, private pay customers and management contracts with private operators. Generally, these contracts, which are negotiated based on current contract practices as appropriate for the payor, establish the terms of a customer relationship and set the broad range of terms for services to be performed at a stated rate. The contracts do not give rise to rights and obligations until a service request is placed with the Company. Contract terms vary but generally are for one year or less with available renewal options and a 30 – 60-day reimbursement period. When a service request is placed with the Company, it creates the performance obligation to provide a defined quantity of service hours per patient. Performance obligations to deliver patient care services are satisfied over time using a time-based input method to measure progress against the contract between the Company and the customer, given that consumers simultaneously receive and consume the benefits provided by the Company as the services are performed. Revenues are recognized over a period of time as the services are rendered at the contractual rate established at or before the time services are rendered; thus, there are no forms of variable consideration associated with the various revenue streams.

Pharmacy Solutions

Pharmacy Solutions revenues are generated from the services and products provided in association with the distribution of prescription drugs to consumers primarily under contracts with Prescription Drug Plans, or PDPs, under Medicare Part D, state Medicaid programs, long-term care institutions, third party insurance companies and private payors. Services provided include individualized medication management and support, staff and patient support programs and solutions, regulatory support and product delivery. When an order for a prescription is placed with the Company, it creates the performance obligation to deliver a prescription and related services. The performance obligation is satisfied at a point in time upon shipment for specialty pharmacies and upon delivery for other home and community based pharmacies and facility based pharmacies. Revenues are recognized at a point in time when the associated performance obligations are satisfied at the contractual rate established at or before the time the performance obligation is satisfied.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consists of amounts due from PDPs under Medicare Part D, institutional healthcare providers, the respective state Medicaid programs, other government agencies, third-party insurance companies and private payors. The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration factors such as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to the extent it is probable that a portion or all of a particular account will not be collected, with the related expense recorded as a component of selling, general and administrative expenses.

Goodwill and Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more-likely-than-not reduce the fair value of the reporting unit below its carrying amount.

The Company performs an annual goodwill impairment test on the first day of the fourth quarter of each year for each reporting unit. The Company first assesses certain qualitative factors to determine whether the existence of events or circumstances would indicate that it is more-likely-than-not that the fair value of a reporting unit was less than its carrying amount. If after assessing the totality of events and circumstances, we were to determine that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then we would perform quantitative impairment testing. The quantitative impairment test is a single-step process. The process requires the Company to estimate and compare the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, the goodwill is not considered impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, the reporting unit’s goodwill is deemed impaired, and an impairment charge is recognized based on the excess of a reporting unit’s carrying amount over its fair value.

A reporting unit is either an operating segment or one level below the operating segment, referred to as a component. The Company has seven reporting units and engages a third-party valuation firm to assist in calculating each reporting unit’s fair value, which is derived using a combination of both income and market approaches. The third-party valuation firm performs a weighted average of 50% for each approach in calculating the enterprise value of each reporting unit.

In 2020, the Company performed a quantitative assessment of all reporting units as of October 1, 2020. We utilized a combination of the discounted cash flow analysis or “income approach” (50%) and the “market approach” (50%). Our 2020 goodwill impairment analysis concluded that the fair value of each reporting unit was in excess of the carrying amount of each reporting unit. Subsequent to completing our goodwill impairment tests, no indicators of impairment were identified.

In 2019 and 2018, we performed a qualitative assessment for our annual impairment test for all reporting units as of December 31. The Company assessed qualitative factors, such as current macroeconomic conditions, state of the equity and capital markets and the overall financial and operating performance, to determine the likelihood that the fair value of a reporting unit is less than its carrying amount. As a result of our analyses, we determined that it was more-likely-than-not that the fair values of our reporting units were greater than their carrying values.

The Company’s intangible assets are comprised primarily of trade names, customer contracts and relationships, and licenses, which are amortized on a straight-line basis over their estimated useful lives, which is generally two to twenty years. The Company’s indefinite-lived intangible assets are reviewed for impairment annually or more frequently if events occur or circumstances change that would more-likely-than-not reduce the fair value of the intangible asset below its carrying amount. We elected to perform a qualitative assessment for our indefinite-lived intangible assets for our annual impairment test in the fourth quarter of 2020, 2019 and 2018. As a result of our qualitative analyses, we determined that it was more-likely-than-not that the fair values of our intangible assets were greater than their carrying values. During years ended December 31, 2020, 2019 and 2018, respectively, we recorded no intangible impairment.

The estimates and assumptions we use to estimate fair values when performing quantitative assessments are highly subjective judgments based on our experience and knowledge of our operations. Significant changes in the assumptions used in our analysis could result in an impairment charge related to goodwill or the indefinite-lived intangible assets. Circumstances that could result in changes to future estimates and assumptions include, but are not limited to, expectations of lower revenue growth, which can be caused by a variety of factors, fluctuations in comparable company and acquisition market multiples, increases in income tax rates and increases in discount rates.

Self-insurance

The Company is self-insured for a substantial portion of the Company’s general and professional liability, automobile, workers’ compensation and health benefit risks.

The Company’s self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost of reported claims and claims incurred but not reported as of the balance sheet date. The Company’s provisions for losses for workers’ compensation and health benefit risks are based upon actuarially determined estimates and include an amount determined from reported claims and an amount based on past experiences for losses incurred but not reported. The Company’s provisions for general and professional and automobile liabilities are recorded on a claims-made basis, which includes estimates of fully developed losses for both reported and unreported claims. Accruals for general and professional and automobile liabilities are based on analyses performed internally by management.

On a quarterly basis, the Company evaluates the assumptions and the valuations to determine the adequacy of the self-insurance liabilities. The following are certain of the key assumptions and other factors that significantly influence the Company’s estimate of self-insurance liabilities: historical claims experience; trending of loss development factors; trends in the frequency and severity of claims; coverage limits of third-party insurance; demographic information; medical cost inflation; and payroll dollars. Any adjustments to the liabilities are reflected in earnings in the period identified.

The time period to resolve claims can vary depending upon the jurisdiction, the nature, and the form of resolution of the claims. The estimation of the timing of payments beyond a year can vary significantly. In addition, if current and future claims differ from historical trends, our estimated liabilities for self-insured claims may be significantly affected. The Company’s self-insurance liabilities for workers’ compensation are discounted based on actuarial estimates of claim payment patterns.

The Company believes the provision for loss is adequate for claims that have been reported but not paid and for claims that have been incurred but not reported. Due to the considerable variability that is inherent in such estimates, there can be no assurance the ultimate liability will not exceed management’s estimates. If actual results are not consistent with the assumptions and judgments, the Company may be exposed to gains or losses that could be material.

Recent Accounting Pronouncements

Refer to Note 1 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Quantitative and Qualitative Disclosures About Market Risk

Impact of Inflation

Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. The impact of inflation on the Company is primarily in the area of labor costs. The healthcare industry is labor intensive. There can be no guarantee we will not experience increases in the cost of labor, particularly given the shortage of qualified caregivers in our markets, and the demand for homecare services is expected to grow.

In addition, increases in healthcare costs are typically higher than inflation and impact our costs under our employee benefit plans. Managing these costs remains a significant challenge and priority for us. While we believe the effects of inflation, if any, and labor shortages on our results of operations and financial condition have not been significant, there can be no guarantee we will not experience the effect of inflation in the future.

In addition, suppliers pass along rising costs to us in the form of higher prices, which impacts us primarily in the area of pharmaceutical drug costs in our Pharmacy Solutions segment. Changes in costs of drugs can be accompanied by a change in rate that we pass along to our customers. Additionally, our supply chain efforts have enabled us to effectively manage and mitigate any inflationary impacts in our supply chain over recent years. However, we cannot predict our ability to cover future cost increases.

We have little or no ability to pass on certain of these increased costs associated with providing services to Medicare and Medicaid patients due to federal and state laws that establish fixed reimbursement rates.

Interest Rate Risk

Our interest expense is sensitive to changes in market interest rates. Our long-term debt outstanding at December 31, 2020 was composed primarily of variable-rate debt with interest based on LIBOR plus an applicable margin. A hypothetical 1% increase in interest rates would decrease our net income and cash flows by $27.7 million on an annual basis based upon our borrowing level at December 31, 2020.

BUSINESS

Who We Are

We are a leading home and community-based healthcare services platform, focused on delivering complementary provider and pharmacy services to complex patients. We have a differentiated approach to care delivery, with a purpose-built and scaled model that addresses the three critical services that the highest-need and highest-cost patients require. With a focus on Senior and Specialty patients, which includes Behavioral populations, our platform provides clinical services, supportive care and pharmacy solutions in lower-cost home and community settings to Medicare, Medicaid and commercially-insured populations. We are an essential part of our nation’s health delivery network as a front-line provider of high-quality and cost-effective care to a large and growing number of people, who increasingly require a combination of specialized solutions to enable holistic health care management. Our presence spans all 50 states, we serve over 330,000 patients daily through our approximately 10,000 clinical providers and pharmacists, and our services make a profound impact in the lives and communities of the people we serve.

Our model focuses on delivering high-touch and coordinated services to medically-complex clients and patients, which is a large, growing and underserved population in the U.S. healthcare system. These high-need and high-cost Senior and Specialty patients comprise a market of over $1.5 trillion across our business lines. The chronic conditions and long-term health needs of these patients not only represent an outsized share of health care spend today, but also are expected to drive a disproportionate share of future expenditures. Americans with five or more chronic conditions make up 12% of the population and account for 41% of total health care spending, on average spending 14 times more on health services than those without chronic conditions. These patients require clinical services, supportive care and pharmacy solutions to achieve quality outcomes, but must often navigate disjointed and separately-administered health services. This can result in uncoordinated care delivery with adverse medical consequences, as compared to receiving timely, proximal and complete care support in the home and community that improves health and reduces cost.

We have built a significant presence and expertise in delivering complementary and high-touch daily healthcare services and programs to complex patients in their homes and in communities in order to address their multiple health needs and requirements more completely. Our provider health services consist of both clinical and supportive care that are customized to individual patient needs. Clinical services consist of Home Health and Hospice to Seniors, as well as Home-Based Primary Care, Rehab Therapy and nursing to Senior and Specialty populations, including Neuro and Behavioral patients. Supportive care consists of services that address activities of daily living and social determinants of health for both Senior and Specialty populations as well. Often in tandem with our provider services, we provide alternative site daily pharmacy solutions across many home and community settings, including Senior Living communities, Hospice sites of care, homes of Seniors who are on a significant number of medications, Neuro and Behavioral clients’ and patients’ homes, Home Infusion, and Specialty Pharmacy (primarily oncology), as well as providing pharmacy solutions to skilled nursing and rehabilitation facilities and hospitals. By providing a complementary and purpose-built suite of services, our care model is designed to address more patient needs and better integrate health services delivery to improve outcomes and patient experiences, while reducing overall costs.

We believe that our care model is well-positioned for the long-term, as it is underpinned by several characteristics and capabilities that suggest continued differentiation and growth:

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Purpose-built suite of complementary services that address whole person health – We purposely built a healthcare platform that brings together provider and pharmacy care to address the full spectrum of interrelated and chronic needs of Senior and Specialty patients. Through our comprehensive care capabilities and unique programs, we are able to develop a multi-year whole-person view of our patients, which enables us to provide skilled clinical services, more closely manage daily medication requirements and adherence, and address social determinants of health and daily care needs. Moreover, we believe that this “whole person” model and capability set will increasingly be the most effective approach for providing high-need and high-cost Senior and Specialty populations the care services and pharmacy solutions they require. In addition to driving quality outcomes through each of our complementary service lines, we derive incremental volume and revenue from providing multiple required services to the same patient, either concurrently or in transitions of care as patient conditions and needs evolve. Our breadth of service mix, presence and expertise in related markets allows us to capitalize on opportunities across multiple markets, including the ability to assess and enter adjacent markets and services that can enhance growth.

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Serving complex patients in the home and community setting – With over 40 years of experience caring for “must-serve” client and patient populations, we deliver longitudinal care in preferred and lower-cost settings with strong quality results. Five percent of the patients in the United States account for 50% of the spending, and our services reduce cost by providing care for many of these individuals in non-institutional home and community settings and reducing hospitalizations. For example, in our Provider Services business, our complex Behavioral clients, often with three or more comorbidities and requiring eight or more medications, spend 360 days a year at home on average. We achieve an 85% overall rating of care in Hospice and a patient satisfaction level of 99% in Rehab. 70% more ABI/TBI and Stroke patients attain independence in our programs. 73% of our Home Health patients are discharged in their communities staying in their homes. Our long-term care pharmacies achieve 99.99% order accuracy, 99.77% order completeness and 98.59% on-time delivery, with “excellent” and “world class” Net Promoter Scores, or NPS, of 51, across several businesses, with the benefits of medication adherence capable of reducing cost for an average patient by $2,400 a year and helping to reduce hospitalizations. We believe that we are positioned to more effectively deliver care, identify potential medical problems that often go undetected and avoid adverse events due to our presence in the home and community and highly proximate position to patients.

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Market-leading scale with a focus on operational excellence and coordinated front-line care – We manage one of the nation’s largest independent platforms of both provider and pharmacy services offered on a daily basis in home and community settings – to address the multiple needs of medically complex Senior and Specialty patients. Our leading scale across all 50 states has important benefits. Our scale provides exposure and access to a broader set of market growth opportunities, while also providing diversification and risk mitigation in payor sources, geographies and end markets. Further, we leverage economies of scale and best practices across the company, including in purchasing, quality, technology, human resources, and advocacy and payor relations. Also, the unique combination of our size and proven operational capabilities positions us well to capitalize on additional acquisition and consolidation opportunities in our large and fragmented markets. These important enablers in turn facilitate continued growth and increases in our reach. Our scale and services allow us to effectively deliver and coordinate a portfolio of integrated solutions to and across care settings, which we believe will be important in the ongoing development of value-based care solutions. Ultimately, our track record of building market density, expanding into complementary service lines, and replicating this model across new geographies underpins both our historical results as well as our growth strategies.

We are the largest independent provider of community-based health services in the United States, offering skilled, impactful and complementary health and related care solutions. Almost all of the clients and patients that we serve have chronic conditions and the vast majority of them receive their services on a recurring basis over long periods of time, with our Provider Services patient base having an average of six chronic conditions per patient. Our leading clinical and supportive care services delivered over 16 million hours of quality and compassionate care in 2020 to Home Health, Hospice and Senior home care patients, with a current census of over 30,000, and delivered approximately four million hours of clinical care and an additional one-and-a-half million hours of therapy in 2020 to Rehab and Behavioral patients in our Long-Term Specialty Care business, with a current census over 18,000. With an average of nine prescriptions per patient, our daily pharmacy solutions are delivered from 178 pharmacy centers, specialty infusion centers and specialty oncology locations that we operate across all 50 states, with a fast, local, “white-glove” delivery model. In 2020, we provided over 30 million prescriptions across many different patient types and patient settings from our pharmacies and supporting clinical teams. Combined, our daily provider services and pharmacy solutions serve from and to approximately 7,000 office, clinic and customer locations across the country, with over 330,000 patients serviced at any one time, including over 125,000 patients served in their homes at any one time. These provider services and pharmacy solutions are delivered by our approximately 37,000 dedicated full-time equivalent employees across the country, who are focused on improving outcomes in the most efficient way.

We believe our historical results and success are due to both our scale and diversified yet complementary businesses and service models, which enable us to grow and pursue opportunities in attractive, preferred and targeted markets that are principally based in home and community delivery settings. We target markets and services that can leverage a mix of offerings and provide multiple required services to patients to improve quality, increase revenue per patient, reduce healthcare system costs, and provide a greater opportunity set of strategic and accretive acquisitions. Our 2020 Home and Community Health Provider Services segment revenue was $1,683.8 million, accounting for 30.2% of total revenue, and our 2020 Home and Community Health Provider Services Segment EBITDA was $229.6 million, accounting for 43.6% of total Segment EBITDA. Our 2020 Pharmacy Solutions segment revenue was $3,635.9 million, accounting for 65.2% of total revenue, and our 2020 Pharmacy Solutions Segment EBITDA was $275.5 million, accounting for 52.3% of total Segment EBITDA. Across all of our lines of business, we believe that aggregate market growth combined with our scale, operating capabilities, integrated platform of provider and pharmacy services, and acquisition opportunity set have allowed us to grow and increase market share.

From 2018 to 2020, we have grown revenue from $2,536.1 million to $5,580.4 million, largely due to acquisitions, with the BHS Acquisition contributing $1,915.1 million and other acquisitions collectively contributing $386.4 million to our total revenue. We incurred $1,800.0 million of the first lien term loans and $450.0 million of second lien term loans in 2019 and an additional $550.0 million first lien term loans in 2020 to primarily fund our acquisitions, including to refinance the existing debt incurred to fund prior acquisitions, with the remainder being used for general corporate purposes. From 2018 to 2020, we have grown net income (loss) from $(7.6) million to $21.2 million and Adjusted EBITDA from $163.8 million to $412.0 million. For the nine months ended September 30, 2021, our total revenue was $4,896.6 million, representing a 19.1% increase from

$4,110.9 million in the nine months ended September 30, 2020. For the nine months ended September 30, 2021 and 2020, our net income was $35.8 million and $21.6 million, respectively. We recorded Adjusted EBITDA of $367.9 million in the nine months ended September 30, 2021, representing a 22.1% increase from $301.3 million in the nine months ended September 30, 2020. We incurred an additional $675.0 million of first lien term loans in the nine months ended September 30, 2021 primarily to fund our acquisition of Abode. See “Summary—Summary Historical Consolidated Financial and Other Data” for a definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to net income (loss).

Our Value Proposition

We believe that our care model offers a compelling value proposition for numerous constituents, including our clients, patients, customers, strategic partners, referral sources (including physicians, hospital systems and states), payors, policymakers, federal, state and municipal legislators, clients’ and patients’ families, employees, other healthcare industry stakeholders, and future investors. The medically complex patient populations who we serve need closely managed and integrated daily clinical services, supportive care and pharmacy solutions in low-risk, conducive and optimal settings in order to achieve outcomes that are both high-quality and comparatively cost-effective. Our model is uniquely focused on delivering multiple required client and patient services and whole person care solutions – featuring clinical, supportive and pharmacy care – to high-need, high-cost patients, which provides significant value to the healthcare system through better health outcomes at lower costs.

We bring value to high-need, medically complex patients

We have purposely built our platform with an intention to provide optimal care for the highest-need, highest-cost and most complex Senior and Specialty patients in the homes and communities in which they live. Our mission is to make a difference in people’s lives and communities, in helping them live more independently and achieve patient-specific health goals and outcomes. We believe our ability to provide multiple service disciplines and unique programs to these patients enables us to more holistically care for their medical and social determinants of health needs through our breadth of provider and pharmacy services and as patients care needs evolve. Our technology-enabled and high-touch, complementary care model allows us to provide daily care to our patients while effectively tracking outcomes and progress related to patient conditions. As a result, patients spend more days at home than otherwise, and many of our patients have the opportunity to uniquely receive multiple services from us for improved experiences and outcomes, for example our Behavioral patients receive clinical, supportive care and pharmacy services all together from one provider, hospice patients also have their medications coordinated and delivered by us, and residents or patients in assisted living or at home can have their home health, hospice, supportive care, pharmacy services, and primary care jointly provided and coordinated by us.

Our consistent quality performance in providing services for patients with challenging conditions is evidenced over time by strong and leading metrics. Our Home Health Star Ratings average greater than 4 (out of 5) and exceed the national average, with a 73% discharge rate of patients in the community, which is higher than the national average of 60%, and an 89% composite score on Home Health CAHPS, which is higher than the national average score of 85%. Our 99% Hospice Information Set, or HIS, score (an index comprising seven key quality measures) is seven percent above the national average. Patients in long-term Behavioral care spend an average of 360 days at home, despite significant medical complexity and acuity. We have over 99% patient and family satisfaction with our Rehab services, where there is an eight times increase in the amount of time a patient can be left alone after therapy, and 88% of our Rehab patients do not require rehospitalization after therapy. Our long-term care pharmacy patients receive their medications accurately, completely and on-time, at industry leading rates of 99.99%, 99.77% and 98.59%, respectively. Our “excellent” and “world class” NPS ratings of 51 in long-term care pharmacy and 90 in Specialty pharmacy, respectively, also speak to our quality and customer and patient satisfaction. As highlighted above, our patient quality has not only been strong, but it has also been consistent across all company services.

We bring value to payors and are well positioned for potential shifts towards value-based care arrangements

We believe that proximal, attentive and quality home and community-based services combined with our whole-person approach to care reduces costs in the healthcare system for medically complex populations, while also delivering improved member outcomes. The complex patient populations that our services are particularly impactful for represent a disproportionate share of medical, pharmacy and LTSS spend for payors, and we believe each of our services and the holistic approach to care that we have built provides value to such payors, with the potential to provide more value in the future. Collectively, we have over 6,400 unique contracts with different payor sources across the organization, including Medicare Parts A, B and D, commercial insurers and managed care, state Medicaid, managed Medicaid, the Veterans Administration, Workers Compensation, hospice providers, behavioral health providers, hospitals, skilled nursing customers, and private pay.

In addition to our demonstrated strong quality results and serving patients in home or community settings they prefer, we have also demonstrated significant cost and performance benefits for our payors. We provide home-based primary care, which is associated with a 50% reduction in hospital readmission and a 20% reduction in emergency room visits. We estimate that the average cost per day of home care is 80% less than hospital care, and the use of personal care is key to delaying or preventing unnecessary facility placement, as well as reducing costs by roughly half relative to the per day cost of institutional long-term care. We reduce the cost of long-term care for Behavioral patients by $115,000 - $165,000 per person per year. Furthermore, our value is uniquely and significantly enhanced by our ability to provide complementary pharmacy solutions. Our daily pharmacy solutions allow our customers and patients to benefit from our proprietary programs to optimally manage medication regimens and drug utilization and minimize adverse medical effects, which result in average savings of approximately $600 per patient, with the potential for $2,400 savings from increased medication adherence.

Today, we have numerous payor contracts that reflect newer and innovative structures and payment models, such as quality incentives and per member per month payments. We participate in multiple value-based purchasing states in Home Health, we are an approved track two participant in CMMI’s Comprehensive Primary Care Plus (CPC+) program, we have now recently been selected for approval in CMS’s Primary Care First model, and we have multiple unique contracts with Managed Care that reflect quality incentive payments – related to transitions of care, timely start of care, optimal care planning, and hospital (re)admission reduction, which we have consistently achieved. The holistic and daily care solutions we deliver for our patients results in significant quality improvement and cost reduction, and this impact for patients and to the health care system is magnified as the utilization of the number of our complementary provider and pharmacy services increases. As a result, we aspire to be viewed as the “partner of choice” for payors in the future, including Medicare and Medicaid, given our national scale and scope, the critical importance and integration of pharmacy solutions, and our proven quality outcomes and the cost reducing nature of our services. Our access, existing contracts, and large number of relationships with payors today gives us the ability to expand services more readily with them.

We believe our complementary services enable us to provide high-quality and cost-effective care, positioning us for emerging value-based care models made possible by the intersection of clinical services, supportive care and pharmacy solutions and augmented by more recent care management resources and capabilities. Our preferred provider relationships and partnerships with health systems and ACOs, our joint ventures, and our ongoing build out of Primary Care, a Clinical (Nursing) Hub, and the proprietary Continue Care program, all represent continued progress in the development of population health management initiatives. Integrating our provider and pharmacy services to effectively measure success across quality, costs and patient experience provide potential opportunities to pursue additional per member per month, shared savings and risk-taking (capitated) payment models and contracts, subsequent to current quality-based incentives in multiple payor contracts today. For example, the Continue Care program consists of medication therapy and risk management, care coordination, and pro-active and preventative in-home care for the highest risk and highest acuity patients. It is aimed at optimizing medication regimens and adherence, preventing avoidable ER visits, preventing or reducing hospitalizations, and lowering the overall cost of care for ultimate success in value-based care arrangements. We have the ability to add Continue Care as a service to our 30,000 Home Health and Personal Care patients we serve today, with the number of Home Health patients we serve likely to continue to increase in the future, and the approximately 400,000 patients that discharge from our skilled nursing and rehabilitation facility pharmacy customers per year. With respect to the pharmacy component of Continue Care, by conducting an in-person medication reconciliation with a consultant pharmacist regimen review, we are able to identify and correct non-adherence, conflicting prescriptions and optimize drug regimens, ultimately leading to fewer ER visits and hospitalizations, with the potential for annual savings per payor member of $2,400.

We bring value to families and communities that care about our clients and patients

By being able to offer multiple, complementary services across various modes of care, and by providing services in the home, as well as community clinic settings, we significantly reduce the caregiving burden on clients’ and patients’ family members. Our broad set of services are available in care settings where our patients live, and these services are intimately connected to the quality of life of a patient and their family in the broader community. Clients, patients, families and guardians have 24/7 access to our providers and pharmacists, including through our “Respect and Care” line, on-call services, 24/7 pharmacies and afterhours pharmacy hubs. Our expert order and prescription intake, insurance authorization and billing processes, which are also a competitive advantage amidst complicated industry billing requirements, help to ensure timely access to appropriate and required care and accurate out-of-pocket or customer payments. Additionally, our size, scale and breadth of provider and pharmacy service coverage create greater access points for families to find care for their loved ones, particularly in underserved areas with unmet needs.

As a result, and for example, our patient and family satisfaction scores are 99% in our Rehab services, 95% in pharmacy home infusion, 89% for Home Health CAHPS, which is higher than the national average of 85%, and 85% for Hospice CAHPS, and Seniors and Behavioral supportive care recipients and families (and guardians) report an average satisfaction score of well over 4 (out of 5). In addition to the daily provision of quality and people-focused health care services, our employees are afforded and take advantage of many opportunities to contribute in their communities through charitable activities and organizations, dedicating their time and resources to build up and support others. Most recently, in 2020 and 2021, our Company has committed over $1.7 million to underserved communities, in support of children and to nursing and hospice foundations. Additionally, to help create opportunities for people in the future, the BrightSpring Brighter Futures Scholarship provides college tuition to outstanding and deserving high schoolers each year who require financial support.

We bring value to employees who serve our medically complex patient population

Our national scale and comprehensive range of healthcare solutions creates flexibility of care provision and breadth and depth of services for our providers. For our approximately 37,000 full-time equivalent clinicians, caregivers and support employees, we offer a compelling mission and opportunity to serve complex client and patient populations, forming meaningful relationships and encouraging clients and patients to live their best possible lives. Across all business and service segments, our infrastructure, technology, training and operational processes provide support, flexibility in work schedules and reduce administrative burdens for our teammates to help them concentrate on providing quality care for patients. We continually invest in recruitment, onboarding and retention of employees and have continued to invest more in people and improve key people metrics over time.

We have well-known brands and strong reputations in many markets, with comprehensive training, career path, and awards and recognition programs in our company. A large number of our leaders and employees have received national and industry awards over the past several years, we were named a Diversity Jobs Top Employer for 2021, and our support center was named one of Louisville’s Best Places to Work. As an organization we have been committed to creating opportunities for people of all backgrounds and types of skills. We are proud that 81% of our employees are female, 47% of our employees are people of color and of our top 550 managers across the enterprise 73% are female. We have multiple affinity programs internally, including a Veterans program that supports the employment, training and careers for many employees who are Veterans, and our SHARE (Support Help Assistance Relief Effort) program aids fellow employees that have been affected by an emergency or disaster, with over $1.5 million in awards made in the past four years.

We bring value to many healthcare partners, including physicians, health systems, customers, and drug manufacturers by driving shared success

We have a strong and well-established base of care delivery physician and health system referral sources and partners that has been built on years of customer service and quality results. In many locations, we have built deeper, preferred and contractual relationships with these partners. Our company has 425 formal strategic partnerships and contracts with health systems, including approximately 20 home health partnerships and contracts with leading hospital systems and ACOs across multiple states related to high performance networks, care transitions, indigent patient management, high-risk patient programs, and therapy and heart failure bundles.

In addition to health systems and ACOs, we have a unique mobile integrated healthcare program in hospice in partnership and coordination with emergency medical services and fire departments to triage episodes in the home and reduce hospitalizations, which is just part of the reason we have been named best hospice in San Antonio, Texas. We also have multiple joint ventures in the organization, which we execute in unique circumstances, including a pharmacy joint venture in Ohio with leading skilled nursing and senior living providers.

We have preferred or exclusive relationships with pharmaceutical manufacturers in specialty oncology drugs, as manufacturers select and prefer to work with our pharmacy due to leading patient service, reimbursement navigation, nursing support, speed of drug delivery, IT and data solutions, and other proprietary value-add services. At present we have 93 limited distribution oncology drugs, with another nine in the pipeline still to launch, including six exclusive and 43 ultra-narrow and high-control drugs with limited pharmacy access. These exclusive and limited access drugs awarded to us by manufacturers represent 92% of our Specialty pharmacy revenue.

In addition to providing strong results in each service line, we believe our complementary provider and pharmacy services will create further opportunities for us to win more business with the aforementioned industry stakeholders focused on providing care across multiple services and settings, which we are able to do more effectively than standalone providers and pharmacies. The benefit to our partners will increasingly be whole-person care that improves clinical and quality of living outcomes, increases referrals and reduces cost.

We bring value to investors through our purpose-built, broad and diversified platform of services

We offer investors a purpose-built platform of leading scale that combines broad geographic, end market and reimbursement diversification among related and complementary business and service lines with unique levers to drive organic and inorganic growth. The Senior and Specialty patients we serve represent a market opportunity of over $1.5 trillion and are expected to drive a disproportionate share of future expenditures due to long-term secular tailwinds that include an aging population, increasing prevalence of chronic diseases, and increasing prevalence and number of behavioral indications and patients. Our scale and service mix provides us with the ability to both target the most attractive opportunities in our large addressable markets and also leverage our complementary service capabilities to provide multiple services that medically complex Senior and Specialty populations require: daily support care, closely-managed daily medication regimens, and expert clinical care. These services are primarily delivered in home and community settings, which also benefit from industry trends and tailwinds (further exacerbated post COVID-19), given patient preference, high-quality and the lower cost of services that characterizes these settings. Approximately 18,000 of our patients receive multiple services from us in their homes today, and we believe that there are over 550,000 additional opportunities to deliver our services to our current census of patients across settings. The “care relationship” with our patients has historically been multiyear, leading to strong revenue visibility and operational stability. As a result of the recurring nature of the specific patient care that we provide, we have six-month line of sight on approximately 80% of our service volume and 75% line of sight on our service volume over a year.

Our national footprint, leading scale, quality track record, and focus on operational execution position us as a provider of choice with services that are broadly supported by our mix of diversified payor sources and programs, including, as of December 31, 2020, 43% Medicare (34% Medicare Part D), 27% Medicaid (of which this percentage is further distributed at the state level), 18% Commercial, 5% government programs, and 7% private/other. As reimbursement models continue to evolve, our complementary, value-add services and diversified payor mix enables us to potentially enter into quality and value-based contracts that would allow us to realize greater incentives and savings than today and take risk. Moreover, the aforementioned company characteristics and capabilities have driven strong historical revenue and earnings growth, particularly for a company of our larger comparative size in our industry, with a capex and working capital profile that facilitates strong cash flow.

Our platform and financial profile also benefits from an extensive M&A track record and proven ability to source, execute and integrate strategic and accretive acquisitions across multiple fragmented industries. Since 2018, we have completed 46 acquisitions across multiple business lines, including strategic and tuck-in acquisitions. Our pace of acquisitions has been consistent, with 12 deals completed each year in 2018, 2019 (excluding the BHS Acquisition), and 2020, and ten deals completed in the nine months ended September 30, 2021. Our combined aggregate purchase consideration has totaled $1.6 billion since 2018, including over $900 million in the nine months ended September 30, 2021 due to our acquisition of Abode (and several other transactions). With access to more acquisition opportunities across our broad and large markets comparatively, and through our ability to leverage scale related synergies, we are able to selectively target attractive and value-enhancing acquisitions that we expect to continue to contribute meaningfully to the long-term success of the Company.

Industry Overview and Market Opportunity

Healthcare expenditures in the United States totaled $3.8 trillion in 2019 and were expected to reach $4.2 trillion in 2021. Through our platform we provide a comprehensive set of health services capabilities to high-need, high-cost, medically complex patients that address multiple patient needs. We provide these critical services across Medicare, Medicaid and commercial plans, which we believe creates over $1.5 trillion of opportunity for our specific and relevant services among the main healthcare funding sources and other pharmacy services payors in the United States.

Our markets include a range of home and community-based health services, which are each required by complex patients and increasingly recognized by industry experts as part of the solution to unsustainably high national healthcare demand and spending growth. According to CMS, Medicare and Medicaid are projected to grow at 7.8% and 5.7%, respectively, from 2021 to 2023. CMS also projects the prescription drug market to grow at 5.4% from 2021 to 2023. High-quality home and community-based health services continue to grow in recognition and utilization for multiple compelling and long-term reasons. Growth is mainly driven by:

•	the rising number of individuals with chronic, often lifelong medical conditions;

•	continued aging of the U.S. population;

•	increases in the prevalence and number of people with behavioral conditions;

•	patients and families increasingly preferring home and community-based healthcare solutions as an alternative to institutional care settings;

•	payors increasingly diverting care from higher cost facility settings to the home and community;

•	strong quality and cost savings resulting from services delivered in home and community settings; and

•	advancements in medical technology that allow providers to expand the breadth of services available for delivery in the home.

Within our over $1.5 trillion market opportunity, our platform is able to benefit from a broad and comprehensive set of capabilities that address a number of favorable underlying markets and trends. For example, as the baby boomer population ages and life expectancy increases, Seniors, who comprise a large portion of our patients, will represent a higher percentage of the overall population. The CMS Office of the Actuary projects that the United States population aged 65 and older will grow, on average, by 3% annually over the next five years. Specialty populations, who have unique, specialized and most often chronic/life-long health conditions and needs, are expected to increase by a compound annual growth rate of approximately 5% over the same period. Within our Provider businesses, Home Health expenditures are expected to increase by approximately 5% - 7% over the next five years, with Hospice expenditures expected to increase by 6% - 8% over the same period. Additionally, Personal Care spending is expected to grow by 7% - 9%. In our Pharmacy Solutions segment, our Home and Community-Based Pharmacy markets are expected to grow at a weighted average growth rate of approximately 9% over the next five years.

We believe these trends will continue to drive sustainable growth in our markets and greater utilization of our services in the future, creating opportunities for scaled providers to continue to gain share through our focus on medically-complex Senior and Specialty patient populations with intensive healthcare needs. In the home and community settings where we operate, these chronically ill patients often require daily care, specialized clinical treatment, and closely-managed medication regimens. We also provide pharmacy services in facility-based settings. In situations in which we provide either clinical, supportive or pharmacy services to our patients, we are often the principal provider of such services. We believe that our nation’s demographic trends should drive greater utilization of our services in the future, and we believe that there is synergistic opportunity between our Home and Community Health Provider Services and Pharmacy Solutions to benefit from each other through continued and greater cross-referrals over time.

We operate in a highly competitive industry as well. Within our markets, we compete with a broad and diverse set of businesses spanning both provider and pharmacy services. In our Home and Community Health Provider Services segment, we compete with local, regional and national providers of clinical services and supportive care. Within clinical services, our principal competitors are comprised of other home and community health providers, including Amedisys, Inc., Encompass Health Corporation and LHC Group, Inc. Generally, competition in our Personal Care service line comes from local and regional providers, as well as other national providers including Addus HomeCare Corporation. In our Home and Community Health Provider Services segment, we also compete for, among other things, physicians, nurse practitioners, physician assistants and other medical and non-medical personnel.

In our Pharmacy Solutions segment, we compete with local, regional and national pharmacies. While no other company competes with us singularly across all of our pharmacy service lines, on a nationwide basis we compete with several national companies depending on service line. In our Home & Community-Based Pharmacy business, we compete in the large and fragmented home infusion and specialty pharmacy markets for contracts with managed care organizations and other third-party payors. Competitors within the home infusion and specialty pharmacy markets include Coram CVS/specialty infusion services (a division of CVS Health),

Accredo Health Group, Inc. (a unit of Cigna), Optum Specialty Pharmacy (a subsidiary of OptumRx, which is a unit of the UnitedHealth Group), Option Care Health, Inc. and various regional and local providers. In our Facility-Based Pharmacy business, owners of skilled nursing and rehabilitation facilities may also provide pharmacy (and provider) services, and on a nationwide basis we compete with Omnicare, Inc., a division of CVS Health, and several others.

Our Platform

Our Service Offerings

We believe our high-quality and complementary health services offerings address significant and important patient and stakeholder needs. Our service model represents a unique and holistic care delivery capability that minimizes the potential disruption associated with procuring multiple services from multiple providers and improves quality of care and patient outcomes through enhanced coordination of provider and pharmacy services. These outcomes are achieved across our Senior patients and Specialty patients, which include our Behavioral, Neuro and Specialty Pharmacy populations, with our services principally delivered in patient-preferred and lower-cost settings. We believe our service capabilities and outcomes position us as a provider of choice for clients, patients, families, referral sources, and payors. Our service capabilities extend across all 50 states in the United States, with co-location of our provider and pharmacy services in approximately 75% of our states. We deliver services through two reportable segments: Home and Community Health Provider Services and Pharmacy Solutions.

Home and Community Health Provider Services

In our Home and Community Health Provider Services segment, we provide a variety of impactful and valuable services to address chronic and complex patient conditions and help manage the whole-person health of our client and patients in their homes and communities. These services consist of both clinical and supportive care to over 30,000 Senior and Specialty populations today, with census for home health and hospice services having grown approximately 77% over the past year, and include the following:

Home Health Care

Our Home Health services provide patient-centric, highly skilled and compassionate clinical care primarily to Senior patients recovering from surgery or illness or living with chronic diseases. We serve an average daily census of approximately 9,000 across ten states through our over 1,700 home health skilled nurses and therapists. Our Home Health services include clinical care across a myriad of patient conditions and medication regimens, as well as innovative care management clinical programs that utilize care transitions, primary care, and physician specialist and hospital integration to coordinate health services and drive outcomes. Our Home Health services also have strong quality outcomes with our Home Health agencies receiving an average of four or more Stars in the 2020 CMS STAR Ratings, 73% discharge of patients in the community, which is higher than the national average of 60%, and an 89% composite score on Home Health CAHPS, which is higher than the national average score of 85%. As a result, our services help patients avoid unnecessary hospitalizations, speed up recovery time, and allow people to stay in their own homes where they can feel safe and secure. Over $40 billion in annual U.S. health care spending is attributed to hospital readmissions. In particular, the transition from the hospital to the home introduces significant risk for preventable adverse outcomes, with nearly 25% of readmissions considered preventable, and closer follow-up reduces complications and readmissions. Home health care can reduce 365-day post-discharge costs by more than $6,000 per patient, and as healthcare spending rises, home health care can improve the continuity of care while reducing overall costs.

Our Hospice services provide physical, emotional and spiritual comfort and support primarily for Senior patients with terminal illnesses and their families. We serve an average daily census of over 4,000 patients across 15 states through our 1,400 hospice and palliative caregivers. Our hospice services span palliative nursing care, routine care, respite case, continuous care, social work, spiritual counseling, homemaker services, bereavement counseling, and other support including medical care, pain management and symptom alleviation. Our interdisciplinary hospice teams tailor unique and individualized plans for patients and their families based on a comprehensive understanding of their needs. Generally, patients receiving hospice services have a life expectancy of six months or less. Our Hospice patients all require daily pharmacy support, which we deliver and are fully rolling out internally through our Hospice Pharmacy business. Our HIS composite score of 99% is seven percent above the national average, and we have a score of 85% for Hospice CAHPS, as we strive to provide this valuable service in a high-quality way. The palliative and support services available under the hospice benefit, ranging from pain and symptom management to bereavement services, can improve the quality of end-of-life care, reduce pain, and provide support to families, while being associated with reduced hospital use at the end of life and reduced Medicare expenditures for most enrollees of up to $5,000 per patient.

Our Personal Care services include supportive care and activities of daily living support that address social determinants of health, including dietary and nutrition management, fall risk management, transportation, cognitive and social engagement, skills building, companionship, and bathing and grooming, as well as professional nursing, medication support, Alzheimer’s/dementia care and other specialized chronic patient condition programs, respite care, other in-home programs, and geriatric care management. We serve over 18,000 patients monthly across 21 states through our network of 13,000 caregivers. Our services include short-term, transitional and long-term care that allows individuals to continue to live independently with improved safety and outcomes in their homes and communities, with historical patient satisfaction scores of 4.2 (on a 5-point scale). Seniors receive quality, compassionate and highly individualized care and support programs in their homes, while maximizing their dignity, privacy and independence. Medicare spends an average of three times more on older adults with functional limitations, and we believe supportive care services will continue to become a focus for payors due to the growing importance of managing the social determinants of healthcare to improve outcomes and delay or prevent unnecessary facility placement. By helping our patients and their families understand their medical conditions, how to manage them and how to maximize the quality of their lives while living with a chronic disease or other health condition, we improve the patient experience, lower healthcare costs and drive better clinical outcomes, when compared to institutional settings of care.

Our patients often receive multiple Home Health Care services from the Company, including Home Health-to-Hospice transitions, Home Health and Personal Care, and Hospice and Personal Care, to improve patient outcomes. In 2021 we launched our Continue Care program, which is a longitudinal medication therapy and risk management program for our Home Health patients, which includes in-home patient assessments, medication reconciliations and medication synchronization with subsequent multi-dose medication delivery on 30 day cycles, all supported by nurse and consultant pharmacist check-ins and interventions. Studies have shown that all-cause hospitalizations are higher in patients with poor medication adherence. We see significant potential for continued and future referral opportunities to our provider segment from patients being served by our pharmacy services in skilled nursing and rehabilitation facilities, who discharge approximately 400,000 patients a year. We offer a Discharge Rx program to our skilled nursing customers today to help with the consistency and accuracy of medications for patients post-discharge and to help skilled nursing and rehabilitation facilities manage 30-day hospital readmission post-discharge, and these referral channels enable us to provide continuity of care following a discharge from skilled nursing into our Home Health, Personal Care and Hospice in the future. Our assisted living and home infusion pharmacy customers and patients also provide us with relationships to increasingly introduce Home Health, Personal Care and Hospice in the future. As many patients continue to express a preference to stay at home as long as possible over the life of their care needs, our integrated provider and pharmacy offerings make this option more and more practical for patients and care professionals.

Long-Term Specialty Care

Our Long-Term Specialty Care services provide both patient-centric clinical care and supportive care to Seniors, Behavioral, ABA, and NeuroRehab clients and patients living with age-related acute or chronic conditions, living with life-long indications (including I/DD and autism) or recovering from a catastrophic neuro event (ABI/TBI or stroke) requiring intensive therapy, respectively. These short, medium and long-term home and community-based services support individuals of all ages who need various forms of expert clinical care and therapy in addition to assistance with daily living due to serious medical issues they may have. The majority of patients in Long-Term Specialty Care receive daily pharmacy support, delivered through our Home and Community-Based Pharmacy business (with a 94% penetration rate), along with ongoing behavioral therapy consults and primary care medical care, which is increasingly being delivered through our Home-Based Primary Care practice.

Within Long-Term Specialty Care, we are continuing to build out primary care capabilities through our Home-Based Primary Care medical home model and platform, which we view as central to the future of optimizing client and patient management, including client and patient experiences, outcomes and cost. Our Home-Based Primary Care clinicians see and manage both Seniors and Behavioral (including I/DD) patients in senior living communities, in individual homes and in group homes, as well as in transitional care visits after patients leave hospitals and skilled nursing facilities. We believe the expertise of primary care clinicians applied to settings where complex patients reside every day results in more proactive, insightful and patient-centric care that incorporates not only clinical and therapy needs of the patient, but also daily living and support needs, which are as important to maintaining independence outside of an institutional setting. By engaging with a patient more frequently and where they reside, our Home-Based Primary Care can mitigate health issues before they escalate further and conduct many applicable procedures in a home and community setting instead of in a hospital. Home-Based Primary Care, and its associated support team, serves as the care steward of the patient, pulling together previously disparate information and contact points into one place for more coordinated and informed patient care. Our Home-Based Primary Care platform currently operates across several states, participates in the CMS/CMMI innovation program Comprehensive Primary Care Plus in a per-member-per-month payment model with quality thresholds, and was selected among competing practices across the country into the next generation CMS model called Primary Care First, which is a five-year model that rewards value and quality through an innovative payment structure. Our practice benefits from greater patient access points - through both our pharmacy customers’ locations and patients and our provider segment services and patients, such as Home Health and Personal Care - and focuses on integrating the care services of its patient base to drive superior quality outcomes that result in lower costs.

Our Rehab Therapy services provide specialized, highly-skilled and custom-designed rehabilitation services, including physical, speech and occupational therapy and ABA, for patients of all ages with a range of injuries and conditions, including brain and spinal cord injuries, stroke, pediatric neuro conditions and autism. We serve a daily average of over 4,800 patients both in their homes and in 30 clinics across 13 states through our network of 2,000 clinicians. Our custom-designed therapies span the continuum of care, including outpatient, in-home, transitional care, and longer-term residential. Our approach starts with understanding the patient’s (and family’s) health status and lifestyle goals from a broader perspective. We then assemble a team of professionals, including physical, speech and occupational therapists, board certified behavior analysts, speech-language pathologists, and psychologists, to create and implement a tailored therapy program. Our Rehab services make a dramatic impact on the trajectory of a patient’s independence, skills and life and significantly lower longer-term costs. For example, with our brain and spinal cord injury and stroke patients, 50% of the patients no longer require 24/7 supervision after three months of therapy, and the percent of patients who can be left alone for at least eight hours increased from 22% to 74%. Patients see profound improvements, and 99% of patients are either satisfied or very satisfied with our services and 97% would recommend our services. Our census across our rehab and behavioral therapy services has grown by over 25.8% over the past year. These patients are also increasingly receiving their medications through our Home and Community-Based Pharmacy.

In Community Living services, we serve over 11,400 patients across 24 states and delivered over 100 million hours of care in 2020 to clients with I/DD, autism and other cognitive and behavioral disorders. We offer a variety of programs, including group homes, supported living, behavioral therapy, short-term or medium-term transitional care, family living (host homes), vocational training, and case management. Our programs are principally administered in individuals’ homes, supported by day programs, and predominantly based on individual support and clinical care plans designed to encourage greater independence, develop daily living skills and social determinants of health goals, and manage medical conditions, as the majority of I/DD individuals have multiple chronic conditions and require eight or more medications. The majority of these patients receive daily pharmacy support, delivered exclusively through our Home and Community-Based Pharmacy business (with a 94% penetration rate), along with ongoing behavioral therapy consults and primary care medical care, which is increasingly being delivered through our Home-Based Primary Care practice. We also utilize our proprietary Rest Assured remote monitoring technology and support team to both augment or provide alternative staffing in select states with reimbursement coverage and to respond immediately to emergencies through personal emergency response system, or PERS. As a result, by providing tailored and whole-person care through our range of supportive and clinical care and pharmacy management for these populations, and through over four-and-a-half million clinical care hours delivered in 2020, we received a 4.3 family/guardian satisfaction score (on a 5-point scale), and our patients spend an average of 360 days at home a year.

As part of our goal to more fully engage the entire community of patients and provide the best choice of care, we also offer a variety of other innovative services including family and youth services and workforce development. Through our family and youth services, we help connect children and youth who need homes to trained families that can provide the quality of care that youth need to live better lives.

Pharmacy Solutions

We provide pharmacy services across many care settings, often in coordination with our Home and Community Health Provider Services, and filled over 30 million prescriptions in 2020. We operate some of the largest pharmacy businesses in the United States, with services that include Senior Living Pharmacy, Behavioral Pharmacy, Hospice Pharmacy, In-Home Pharmacy, Home Infusion, and Specialty Pharmacy delivered to patients in homes and communities, as well as Hospital and Skilled Nursing and Rehabilitation Pharmacy for services delivered to facilities. We operate 178 pharmacies in total across all 50 states, with services to approximately 3,000 locations, more than 25,000 homes, and approximately 275,000 patients through over 5,200 unique payor contracts. Our best-in-class pharmacy support across settings is achieved through medication availability and reliability, cost containment, staff and patient support programs and solutions, regulatory support, and leading customer service. We have grown our patient census in the long-term care pharmacy service lines of Senior Living, Behavioral, Hospice, In-Home and Skilled Nursing Pharmacy for nine straight quarters since the merger of BrightSpring and PharMerica, with large growth rates in Home Infusion and Specialty Pharmacy. We also have a unique opportunity to increasingly provide more pharmacy services in the future to our provider patients and to patients transitioning across settings of care.

Pharmacy services are a universal need and ubiquitous connection point across medically complex populations and the overlapping patient services we provide across settings. Home and Community-Based Pharmacy and Facility-Based Pharmacy services to complex patients are extremely differentiated compared to retail pharmacy, with dramatically different and more challenging user needs and service requirements. High-need Senior and Specialty patients depend on closely managed daily medication regimens. The average Senior fills approximately 46 medication prescriptions per year and the average BrightSpring pharmacy patient is usually prescribed approximately nine medications at a given time, or at least three times more than the average

Senior. As a result, medication appropriateness, accuracy and adherence are critical points of emphasis for managing chronic conditions, treating temporary episodes, and promoting the overall long-term health and well-being of patients. Non-adherence causes approximately 40% of chronic disease treatment failures and 125,000 deaths per year in the United States. Furthermore, approximately one in five new prescriptions are never filled, and among those filled, approximately 50% are taken incorrectly. A 2015 study published by the Annals of Pharmacotherapy showed there is over $500 billion of costs from the lack of medication adherence, and the resulting illnesses, hospitalizations and deaths, a figure that represented 16% of U.S. healthcare expenditures. Our integrated Pharmacy Solutions are designed to drive medication adherence, patient outcomes and customer efficiency and compliance in a number of areas. We deliver on these goals with over 99.99% order accuracy, 99.77% order completeness and 98.59% on-time delivery. We promote overall savings to customers and the healthcare system through programs that result in an 87.6% generic dispensing rate.

Home and Community-Based Pharmacy

Our home and community-based pharmacy solutions ensure that medications are accessible in a timely manner for patients living in home and community-based residential settings that include senior living facilities (assisted living facilities, or ALFs, and independent living facilities, or ILFs), patient homes for in-home pharmacy, mostly patient homes for hospice pharmacy, home infusion and Specialty pharmacy, I/DD group homes, and rehab settings. We purchase, repackage and dispense prescription and non-prescription pharmaceuticals in accordance with physician orders and deliver medications throughout the day to individual patients and residents. Our footprint of 178 pharmacies that covers all 50 states is unique, and our “white-glove” and local pharmacy model is differentiating, as it allows for faster response time for delivery (for first-time, recurring and stat orders) and a better customer and patient experience. Depending on the specific location, we service customer and patient locations typically within a radius of approximately 100 miles or less of our pharmacy locations multiple times a day and 24/7 as needed.

Our Senior Living Pharmacy platform is designed to provide a consistent, best in-class experience for multi-state senior living providers accompanied with local concierge support for individual communities and residents in their homes. We do this through centralized intake and order entry that yields a standardized operations model to drive efficiencies and consistency of experience in all markets for the senior living provider. For individual communities and residents, our scale of clinical resources supports programs that proactively identify risks (such as falls) and risk factors (both pharmacological and non-medication related), and our pharmacists optimize medication regimens by eliminating unnecessary medications and addressing potential adverse drug reactions that enables residents to age in place. Our local pharmacies focus on critical pharmacy service elements such as accurate and timely dispensing, reliable emergency and after-hours support, and timely eMAR profiling, leading to quality, consistency and reliability. We have dedicated local account management resources for training, issue resolution and single point-of-contact for local communities, and our concierge billing services process prior authorizations timely and create accurate and timely resident-specific bills. Additional value-add services and capabilities include a leading OTC program, on-demand, cycle-fill, and anniversary fill dispensing capabilities, flexible packaging capabilities that include multi-dose pouches or cards.

Our Hospice Pharmacy provides hospice pharmacy and PBM services for people and families primarily in their homes, as well as in some inpatient units and skilled nursing and rehabilitation facilities where hospice patients can also reside. We believe we are one of the largest independent hospice pharmacies in the United States and have a unique local pharmacy model that delivers same-day medications directly to people’s homes from our own controlled pharmacies, for better patient and hospice provider experiences. We offer hospices nationwide flexible and adaptable solutions for their hospice pharmacy needs through filling prescriptions, creating custom compounds and formularies, enabling electronic ordering and EMR integrations, providing home deliveries, and managing pharmacy benefits for approximately 28,000 patients per day. Our 15 dedicated hospice pharmacy locations are, importantly, also supported by our large national network of other long-term care pharmacies to most effectively achieve maximum geographic coverage in serving more than 350 hospice programs.

Our In-Home Pharmacy program called Continue Care was built for Home Health and Personal Care patients, for patient discharges to home from skilled nursing and rehabilitation facilities or hospitals, or for partnering with payors with a focus on any high-risk patient (member) who is living in their home with chronic conditions and an intensive polypharmacy medication need and regimen (typically eight – 12 or more medications). Polypharmacy is now widely acknowledged and appreciated as the number one marker for the highest risk patients. We have developed our Continue Care program over the past year to uniquely and effectively serve these patients in their homes through both medication therapy and risk management and ongoing care support. Our medication therapy and risk management consists of medication regimen reviews and synchronization by pharmacists, prescriber engagement for orders, changes to orders and reorders, and patient care needs, and we offer easy-to-use multi-dose pillow packaging on 30 day cycles, with monthly home delivery. Our ongoing care support consists of an initial in-home assessment, which is critical in order to see the patient’s home environment directly, medication call reminders, condition monitoring and virtual nurse check-ins, 24/7 triage support, and coordination of additional in-home or community/clinic services as needed based on the patient’s condition. Our Continue Care program is a care management program that targets one of the biggest challenges and opportunities in healthcare, which is the ongoing management of high-risk, high-cost, complex patients in their homes to reduce adverse health events and hospitalizations. While multimorbidity and polypharmacy are common in the United States, the optimal approach to improving medication management for patients in homes using complex regimens can involve multiple interventions, with highly integrated medication management models associated with improved adherence and decreased costs of approximately $2,400 per member per year.

We believe our Behavioral Pharmacy (including serving I/DD group homes) platform is one of the largest I/DD specialty pharmacy providers in the United States, designed purposefully for behavioral populations and their specific needs. In this business we provide customized medication management to ensure regulatory compliance through specialized packaging, calendar cycle fill aids, customized labelling with bar codes and medication pass times to ensure adherence and the right dose at the right time, integration with 42 eMAR/EHR products to ensure medication administration documentation, and flexible delivery schedules tailored to client and agency schedules and activities. Behavioral specific clinical services include pharmacist and nurse consulting and education with I/DD clinical experts that possess an understanding of the unique and relevant epidemiology required to offer drug regimen advice, reduce polypharmacy, and avoid inappropriate prescribing such as overprescribing of sedatives. We also help make the billing process as seamless as possible for provider customers through expedited prior authorization support and processing, competitive OTC pricing, and pre-shipment approval of any non-covered items.

Our Home Infusion business provides specialty infusion services in the home focused on pharmaceutical therapies that require expert administration, offering high-touch clinical services to patients. Infusion therapy services are a specialty form of pharmaceuticals that involve the intravenous administration of medications that treat a wide range of acute and chronic health conditions – infections, auto-immune illnesses, cancer pain, multiple sclerosis, hemophilia, and nutritional deficiencies. These medications are high-cost and require special handling, comprehensive planning, and extensive patient training that is provided through our registered nursing staff. We also provide extensive clinical monitoring and patient follow-up to ensure therapy adherence and to proactively manage patients’ conditions. Our infusion services receive a 95.4% patient satisfaction score, with 99.9% dispensing accuracy, and 95.9% therapy completion. An in-network strategy facilitates easier decision-making for referral sources and provides us with the ability to pre-authorize patients, auto adjudicate, and bill electronically, enabling faster prescription turnaround. We have 536 payor contracts with Medicare (Part D), Commercial and Medicaid, and 11 contracts with hospitals as a specialty drug partner, including in 340B.

Our Specialty Pharmacy business provides dispensing of specialty drugs, care management and other related services to patients, oncology practices, and hospitals. As the leading independent specialty oncology pharmacy in the United States, our services encompass clinical coordination and review, nursing support and patient education, compliance with appropriate oncology protocols, patient assistance with insurance access and outside funding, and timely delivery of medication. Our highly trained, certified oncology pharmacists are available 24/7 to provide critical clinical and care management support for patients and caregivers while working in close coordination with their physicians. We coordinate the administration of medications directly to the patient at the appropriate point of treatment. We work directly with the payors to bill insurance companies for the medication provided, ensuring all prior authorizations and approvals are obtained. We have strong and productive relationships with pharma manufacturers and biotech as a proven partner to ensure their therapies reach patients as quickly as possible and are administered as accurately as possible. Our customer service and quality metrics are best-in-class, such as time-to-first-fill (3.6 day average turnaround time), as compared to peers, and we offer value-add services including technology integrations and real-time analytics on key metrics for both suppliers and payors. We have a large sales force that effectively liaisons with prescribers to educate and support them to help ensure patients receive optimal and innovative therapies from our drug partners. As a result of our unique capabilities in serving pharmaceutical manufacturers and biotech, we have exclusive or preferred relationships in specialty oncology drugs, as manufacturers select our pharmacy – exclusively or as part of a group of a few other pharmacies – to distribute and support their therapies in the market. We currently have 93 limited distribution oncology drugs in the market, with an additional nine in the pipeline still to launch, including 49 exclusive and ultra-narrow and high-control drugs with limited pharmacy access. These exclusive and limited access drugs awarded to us by manufacturers represent 92% of our Specialty pharmacy revenue. We have broad contracting coverage with payors, with 150 Medicare (Part D), Commercial and Medicaid contracts, as well as 351 contracts with hospitals as a specialty drug partner, including in 340B. In 2020, and, again, as a testament to our leading quality and service, we achieved a “world-class” NPS score of 90 from the patients of one of our largest contracted PBMs, which, according to the PBM, only 1% of their pharmacies achieve, and which triggered a quality incentive payment in 2021.

Facility-Based Pharmacy

We make sure critical medications and therapies are accessible in a timely and optimized manner for patients in skilled nursing and rehabilitation facilities and hospitals, in the process providing value well beyond medication delivery through proprietary operational, clinical, cost, regulatory, and educational support programs for our customers. We purchase, repackage, dispense, and deliver prescription and non-prescription pharmaceuticals in accordance with physician orders, typically to customer locations within a radius of 100 miles or less of our pharmacy locations at least once each day. We provide 24-hour, seven-day per week on-call pharmacist services for emergency dispensing and/or consultation with the facility’s staff or the resident’s attending physician.

In addition to our very strong service delivery metrics, we reduce the costs and complexity of drug procurement, supporting greater efficiency and sustainability for care facilities with a 99.9% generic efficiency rate (the percent of drugs dispensed as generic, when both brand and generic versions of a drug are available) and saving customers an average of $64 per therapeutic interchange. As compared to bulk packaging used by most retail pharmacies, we offer unit dose medications that are packaged for dispensing in individual doses, which improves control over the storage and ordering of drugs and reduces errors in drug administration. We also offer a Discharge Rx program to ensure patients have their required medications when transitioning to their next care setting to reduce ER/hospitalization risk, with approximately 400,000 patients discharging from the facilities we serve every year. Electronically transmitted physician orders and medication administration data is formulated into hourly, daily, weekly, and monthly operations reports on medication status, patient care and quality assurance. Our proprietary operating dashboards are designed to improve efficiencies in personnel time (both in our pharmacies and at customer facilities) and greatly reduce opportunities for drug errors, drug waste and drug diversion.

We aim to ensure compliance with all federal, state and local laws and regulations regarding prescription medications. As an example, our 225 consultant pharmacists review patient drug regimens to assess the appropriateness of drug therapies, reduce errors and minimize polypharmacy. They also participate in quality assurance, monitoring and reporting on drug utilization. Our over 100 nurse consultants also underpin improved results for customers through our service, as our pharmacies perform better than the national average, for example, on antipsychotic usage and percent of patients experiencing falls, with our patients consistently outperforming non-patients on CMS quality measures overall. Our nurses also help customers reduce “F-Tags” (citings for compliance deficiency). As a result, more of our pharmacy customers received incentive payments and at a higher rate under the CMS Skilled Nursing Facility Value-Based Purchasing program than non-customers. Overall, we believe we have certain comparative strengths in this large and fragmented pharmacy market due to our lower drug purchasing costs, broader distribution and breadth of customer support programs.

We believe we have a competitive advantage in this large and fragmented pharmacy market due to our lower drug purchasing costs, broader distribution and breadth of customer support programs. We are deeply embedded into the operations of our customers, integrated into 42 different eMAR systems, and moving forward we are making our more comprehensive Continue Care program (an augmentation of the Discharge Rx program) now available to customers as a value-add service to help them improve their 30-day post-discharge rehospitalization performance. We will also have further opportunities in the future to coordinate care transitions for patients discharging from skilled nursing and rehabilitation facilities and hospitals into their homes to ensure that patients receive appropriate in-home provider and pharmacy services to improve quality and reduce health risks and costs.

Our Team and Culture

We believe an engaged and connected team of employees across the Company is an essential component of our platform and growth strategy. Our dedicated clinicians, caregivers, field, corporate and other administrative support employees, managers, and leaders are the critical elements that have enabled us to build an industry leading and differentiated healthcare platform. We have a combination of long-standing employees at all levels who have worked together for years and newer employees that help to contribute best practices and innovation – all bringing a wealth of experience in healthcare.

Our leadership team has driven a clearly defined vision and mission through the organization. It has fostered and developed a focus on quality, operational excellence and growth across our enterprise, underpinned by strong people and efficient processes. The Company has consistently innovated its service models to drive results and augment our positioning as a valuable partner to industry stakeholders. Our culture is at the heart of all we do, enabling execution of our strategies. Our mission of “making a difference in people’s lives and communities” and our commitment and passion for helping people guides the way our care and services are delivered, one patient at a time. We have built and embedded our own “LEGACY” culture throughout the Company and across all care locations, which serves as the fabric of our values.

Our LEGACY focus guides every member of our team to act as professionally and responsibly as possible with an attention to the following core behaviors:

•	Leadership: Everyone is a leader. Establish purpose and coach to make others better.

•	Environment: Work together among a trusting team, and reward good performance.

•	Get Going: Think. Plan. Act. Take action to set and hit our goals.

•	Attitude: Take a positive, can-do approach, because that is contagious.

•	Communication: Connect, coordinate and collaborate, so that everyone is in the know.

•	You: Be an example. Stop and reflect. Set high standards, and note progress and wins.

These LEGACY standards run through all areas of operations, including strategic planning, budgeting, quality and compliance, operations, sales and marketing, technology, management review systems, performance reviews, compensation, and promotions. We believe our culture supports our ability to operate at the highest levels to maximize our collective impact in fulfilling our mission and delivering critically needed care to our clients and patients in a high-quality way. If we do this, we believe that sound and responsible financial results will follow, which enable further investment in people, technology and continuous improvement efforts.

Operational Excellence

Operational excellence is a focus of our Company. It is a key aspect of our performance, and we believe it will be a driver of our continued growth. Our senior leadership’s attention to how we operate and manage both our businesses and enterprise support functions is reflected in continuous improvement efforts in both volume and cost efficiency related areas for improved results. In field operations, processes and teams are empowered with clear strategies and goals and managed from the local level up through regions, with key enterprise functions such as finance and accounting, revenue cycle, information technology, quality, compliance, human resources, legal, payroll, accounts payable, communications, sales and marketing, and government relations working to support front-line and field employees and managers to be as knowledgeable and impactful as possible. In addition to large finance and human resources organizations, dedicated PMO, IMO, and Procurement teams have been in place for the last four years and serve as control functions, as they evaluate opportunities, drive continuous improvement projects and support the execution of critical initiatives across all business and enterprise functions in the Company as we have continued to grow. Working collaboratively, these teams have a broad mandate and are empowered from the CEO office to support further growth and realize savings through new strategies to drive volume, people and culture enhancements, process improvements and operational efficiencies, synergy capture from acquisitions, and improved purchasing that leverages our scale. In 2020, the implementation of our continuous improvement program over the past four years has resulted in approximately $35 million of savings from improved processes and working smarter, and these efficiencies have been used to reinvest in employees (both existing employees through wages and benefits and new employees to support key strategies, innovation and infrastructure needs to further scale), quality, technology, and growth initiatives.

We have continued to make investments to improve the overall efficiency and workflow of our business and position ourselves for continued future growth. For example, investments in technology and information systems to support our businesses in recent years have included new and improved EMR and ERP systems across businesses for continued usability improvements, enabling mobile and electronic visit verification, implementation of daily pay and other employee support applications, and enhancements to financial, revenue cycle, recruiting and training systems. We have also addressed customer opportunities and integrations and “Connected Home” technologies deployed across group homes to support Rest Assured remote monitoring, EMR and eMAR deployment and connectivity. Our cloud-based data lake (storage) and business intelligence (analytics) capabilities are now a single digital platform and set up to feed real-time quality, operational and financial metrics tracking across the Company. In 2020, we also completed the implementation of a financial systems transformation, including the implementation of Oracle Fusion and a new budgeting and forecasting system. Continued enhancements to best practice in revenue cycle have included a new accounts receivable collections system to prioritize accounts and team activity and drive DSOs, implementation of our “One Touch” billing and collections program in pharmacy (to comparatively excel in a complicated industry billing environment with dedicated billing specialists assigned to facilities to proactively lower costs and optimize customer experiences), lockbox capability, and online bill pay. Employee and vendor initiatives have included payroll and accounts payable systems enhancements and conversions to automate field and people processes, a new enterprise recruiting, hiring and onboarding system, enhanced training systems and programs, introduction of an employee App, or OutReach, that also includes capability for employees to receive daily pay, and a new enterprise travel system to implement policy controls and bulk purchasing for better rates. In turn, we have continued to refine and leverage our scale with IT infrastructure consolidations and efficiencies and ongoing IT security investments in support of enterprise systems and data. Moreover, the Company is on a course to digitize as much information as possible and to automate relevant processes and tasks, and we continue to identify opportunities to take advantage of Robotic Process Automation, a discipline we introduced into the Company that has resulted in the automation of many wrote, manual processes, saving time and freeing up employees for higher value-add activities.

Quality and compliance are central to our strategies and mission. We have demonstrated leading and excellent service and customer/patient/family satisfaction scores across the organization, as referenced in prior sections of this prospectus. We invest over $200 million a year in people, training, auditing, signature programs, accreditations, advocacy, and technologies to support quality, compliance and safety as part of our “Quality First” framework. We continue to invest in quality and compliance resources with 108 quality team members (excluding the Clinical (Nursing) Hub) and 44 compliance team members conducting over 100 quality audits in the provider business, approximately 190 pharmacy compliance audits of company-wide field operations annually, and monthly record reviews of 10% of patient charts – in all of these audits the quality and compliance teams using more recently created electronic applications to enter and track data. Our field operations also conduct monthly site visits of each group home and regular pharmacy operations reviews. We have over 900 pharmacies, branches/agencies, and service locations accredited by the leading national accreditation bodies, including ACHC, CHAP, Joint Commission, CARF, ACHC, NABP, URAC, and DMEPOS.

The strength of our quality has been reinforced over the past two years during the COVID-19 pandemic, during which the Company has focused on implementing best practices in infection control, visitor management, employee screening, streamlined reporting, and triage protocols to optimally support clients, patients, employees, families and communities. To date, the company has experienced an overall infection rate that is much less than the general U.S. population, with client/patient and employee infection rates of only 3.6% and 4.7%, respectively, which is less than half of the U.S. national average of 10.2%, despite the Company serving a comparatively higher-risk population. We have reported our preparation plans, tactics, experience, and data in numerous peer-reviewed research publications, and the World Health Organization, the International Long-Term Care Network, and the London School for Economics included these publications in their policy briefs. Over the past two years, the Company has published and presented on outcomes, value and best practices from our various services, as well as in COVID-19 management, in 14 different venues, including in eight different peer-reviewed journals.

Looking ahead, the ongoing build-out of Home-Based Primary Care and the Clinical (Nursing) Hub should further optimize quality outcomes and reduce unnecessary ER visits and hospitalizations across all provider service lines, as they will increase transitional care and primary care visits in the homes of high-risk patients, centralize on-call and teletriage, perform high-risk patient monitoring and intervention (utilizing telehealth), monitor home health and hospice utilization algorithms and bridging, conduct “Aftercare” patient calls, manage care coordination opportunities, and support the Continue Care program with patient monitoring, touch points and care services coordination as needed. These continued investments in innovation and quality resources will add capabilities to support evolved models of quality and payment initiatives with payors in a value-based construct in the future.

Competitive Advantages

As compared to other health services providers, our Company has unique size and scale, our complementary services address multiple needs of the highest cost complex patients, our markets are uniquely large in the aggregate with tangible demand drivers, our services are delivered in preferred lower-cost home and community settings aligned to secular trends, our patients require long-term care and support that results in a high recurring revenue profile, our services produce excellent and proven quality metrics, and our M&A track record and platform is extensive. Moreover, the combination of our services delivered in homes and communities provides for a greater opportunity set of commercial and clinical alternatives to pursue and deepen in, and it produces a unique model for improved patient and cost outcomes for complex patients and the healthcare system. Both of these advantages and capabilities have led to strong historical growth, augmented by significant M&A execution amidst fragmented markets, and underpinned by a capable, seasoned and proven management team.

Scaled National Platform Focused on Complex Patients in Home and Community Settings

Our reach, breadth and scaled national platform of provider and pharmacy services improve the consistency of results and is designed to solve critical pain points for payors in managing overall healthcare costs for their most complex patients. We are able to drive clinical outcomes and lower cost of care due to our presence in the home and community and highly proximate position to the patients we serve. In 2020, we provided approximately 120 million hours of care and delivered over 30 million prescriptions across all 50 states in the process of serving over 330,000 people per day. We estimate our total addressable market opportunity to be over $1.5 trillion, and the complex populations we serve both comprise the majority of this spend and drive the highest growth within healthcare services. As no competitors offer complementary and integrated daily provider and pharmacy services at a similar scale or address a similar overall patient population, we believe this comparatively enhances our growth and new contract opportunities and provides us with significantly greater long-term potential size, supporting the continued growth of our platform and reaching more high-need patients on a recurring basis. We believe our scaled national platform of integrated service offerings establishes our position as a healthcare provider of choice for patients, families, referral sources, customers, and payors across the platform.

Complementary Service Lines That Address Whole Person Health Over Long Periods of Time

We offer complementary provider and pharmacy services and unique, proprietary programs across our platform that high-need, high-cost and complex patients require, and we have significant engagement with our patients in their homes and communities. Each of our provider and pharmacy services offers patients higher quality care and provides greater efficiency and effectiveness when integrated, with a streamlined partner available to payors to deliver improved outcomes and cost savings. The holistic mix of services that we provide at the scale that we provide them creates both stability – through business, end market, geographic, and payor diversification and relevance – and more revenue opportunities in providing multiple services to patients as a “one-stop” provider and in capturing additional services across settings and transitions of care, as compared to standalone providers and pharmacies. The steadily increasing density of our network and proximity to patients allows us to increasingly drive referrals and follow patient needs longitudinally and across their individual care continuum. The vast majority of patients we serve not only have multiple service needs, but also have life-long conditions with long-term, chronic care needs, which results in significant revenue visibility – 79% of our patients are on service for at least six months, 75% of our patients are on service for at least 12 months, which provides for a unique level of recurring revenue comparatively.

Excellent Quality and Compliance with a Focus on Care Coordination

We have demonstrated leading quality metrics and cost-effective care across all service lines of the Company, coordinating high-need and complex individuals with caregivers and support services to improve outcomes for clients, patients and families. Our provider care management tools and programs help to keep our patients safe, enhance their independence, improve their outcomes, and lower their health care costs. Our goal is to try to ensure that every individual receives the right care, at the right time, in the safest environment possible. For example, our Home Health agencies received an average of four or more Stars in the 2020 CMS STAR Ratings, and our infusion services received a 95.4% patient satisfaction score. Our pharmacies address ubiquitous patient medication needs across all settings and our industry-leading solutions ensure accurate and timely access to needed medications, control costs, enhance customer education, improve patient outcome measures, and support customer compliance with state and federal regulations. We have dedicated a large and growing amount of resources to support quality and compliance throughout the organization, and we continue to invest in efforts to innovate further towards value-based care capabilities, for example through care transition and coordination programs in partnerships with health systems and ACOs, primary care patient oversight, our Connected Home model of care featuring optimized EHRs, eMARs, telecare, remote monitoring, and care management with Behavioral patients, our Clinical (Nursing) Hub build-out to support pro-active patient risk management and triage, and our Continue Care program that combines medication therapy and risk management and clinical and supportive care as needed to improve the outcomes of high-risk Seniors in their homes. Together, our quality and compliance programs create an outcomes-based environment centered around clients and patients that enables them to live their best life.

Track Record of Strategic and Accretive M&A Across Our Platform with Proven Ability to Execute

Acquisitions are a key strategic advantage and value creation driver for BrightSpring. We have an established M&A track record and proven capabilities, positioning us to continue to be effective in acquiring businesses across our service lines in fragmented areas of healthcare. We have successfully acquired 46 businesses since 2018 and our scale and breadth of services creates meaningful opportunities to achieve significant revenue and cost synergies with businesses we acquire. We have an established process for sourcing and transaction execution and a disciplined approach to integrating new businesses and improving acquired operations. Our M&A capabilities have been honed through years of experience, and today we are able to generate significant synergies beginning on the first day post-closing.

We believe we are an attractive partner for many businesses, who need additional infrastructure, referral source expansion, and purchasing and negotiating power to succeed.

Our M&A platform in health services is advantageous for multiple reasons: our scale enables both revenue and cost synergies; our complementary service line mix provides us with a broader and larger opportunity set of acquisition targets; our well-resourced corporate development team’s ability to identify and execute attractive acquisitions; our IMO team that has extensive experience in managing all elements of the acquisition process pre and post-close and helping to ensure the successful integration of both platform and tuck-in acquisitions into our organization; and the comparatively large amount of our cash flow to fund acquisitions. We deliberately balance strategic acquisitions with lower-multiple and highly accretive “tuck-in” acquisitions, the latter afforded to us due to our presence in some of our specific markets and access to respective companies. All markets we participate in are still highly fragmented and benefit from scale, which provides for large, continued consolidation opportunities.

We completed and integrated 12 acquisitions in 2020 that leverage our scale, end market presence and organizational capabilities and build upon our track record of successful M&A. Of note, in 2021 and 2020 we completed the acquisitions of Abode (home health and hospice) and OPPC (hospice pharmacy), respectively, which not only highlight the capabilities of our M&A team and process, but also demonstrate the strategic nature of our approach, as both of these acquisitions added scale in target and attractive business areas and benefited from internal revenue synergies across our business lines. We have a proven M&A playbook that facilitates the prompt execution and integration of attractive targets, with an intentional approach to acquiring companies that has led to consistent results.

Experienced Management Team with a Successful Track Record of Building Companies

Our management team, led by our President and Chief Executive Officer Jon Rousseau, has an average of 23 years of healthcare experience, with combined backgrounds across different industries and disciplines and with collective experience in building healthcare platforms. Mr. Rousseau’s background has included over 25 years of strategy, operations, sales and marketing, business development and acquisitions, and management and leadership roles in product, technology and services companies, including at Kindred Healthcare where he helped build the largest home health, hospice and rehabilitation businesses in the United States by sites of services, and in investment banking and private equity roles across sectors. Senior management has a track record of successfully building home health and hospice platforms, managing large pharmacy businesses, turning around and improving businesses, driving volume growth, entering adjacent and new markets, integrating acquisitions, completing joint ventures, executing on de novos, improving quality, implementing new systems and continuous improvement programs, generating stable cash flows, and creating organizations with strong cultures and talented people. Our management team is tenured and has driven revenue growth of over three-and-a-half times since 2017, integrating enterprise infrastructure and processes across clinical, supportive care and pharmacy markets.

Our Growth Strategy

Drive Organic Growth in Home and Community Health Provider Services and Pharmacy Solutions

We expect to continue to pursue and capitalize on compelling growth opportunities in our existing core provider and pharmacy businesses through five principal mechanisms.

First, we plan to benefit from market penetration in both our legacy and newer markets. Through our scale, our delivery of multiple needed patient services, and our ability to improve outcomes for patients, we are able to drive increased penetration of these stable, growing and attractive end markets. While we have leading share and scale in a number of our markets that we have served for longer periods of time, our market share in numerous other service lines and markets that we have more recently entered is still emerging with a large opportunity for further growth. Also, despite the large size of our markets, many potential clients and patients unfortunately still go without care services today, either due to waitlists (Medicaid), lack of knowledge of available services, or access/payment barriers. Continued recognition for the clear value of home and community-based services, which has been exacerbated and demonstrated again by COVID-19, and continuing referral source, client/patient and family education will drive further increases in the number of clients and patients on service.

Second, beyond increasing market penetration and increasing access to existing eligible and appropriate clients and patients, our core business is characterized by markets with favorable demographic and social trends that include an aging population, an increasing number of individuals with chronic, life-long medical conditions, an increasing number of individuals with behavioral and mental health indications, and an increasing preference for home and community-based health solutions. In our core provider services such as Home Health Care and Long-Term Specialty Care, as well as our pharmacy solutions in Home and Community-Based Pharmacy and Facility-Based Pharmacy, there remains significant opportunity to benefit from continued growth in our industries and in the number of available patients in need of our services. Seniors over the age of 65 are expected to grow at three percent a year by 2030, and the population size of people over age 85 is expected to double by 2036. There is an estimated six percent growth rate in the number of Seniors needing supportive care services, and 70% of adults over the age of 65 will need assistance at some point. Hospice services and NeuroRehab services are estimated to grow at six percent. In Pharmacy Solutions, the Senior Living market is expected to grow by seven percent, demand for home infusion is expected to grow at nine percent, and specialty drug spend has historically grown at 15%, with oncology being the biggest and highest growth market within the specialty pharmacy industry and having a large number of innovative therapies in the pipeline.

Third, we believe that we have significant opportunity to serve more patients by further building out our network of locations through high return de novo expansions. Again, it is our scale and complementary service line offerings that afford us this comparatively sized de novo opportunity. We continuously focus on identifying areas of need and gaps in coverage that we can fill by opening new locations. Incremental service coverage represents not only standalone growth, but also represents an opportunity to provide additional integrated care and referral revenues across our various business lines. Our successful track record of de novo expansions highlights our execution and that we have been able to achieve with our model and gives us conviction to continue to invest in new locations to drive long term value creation. Our knowledge of markets, competitors, referral sources, customers, people and our payor contacts and contracts from across businesses helps to inform our selection of new markets for a service line. We have expanded to 75 new locations in 31 states since 2018, having opened eight in 2018, 22 in 2019, 30 in 2020, and 15 in the first nine months of 2021. We believe we can replicate our historical performance of opening 20 – 30 de novo locations per year. We have historical performance that indicates that our operating model can succeed across different markets, and, given our size, available service lines and opportunity set of new service locations to choose from, we have prioritized service lines and target markets that we believe will be appealing opportunities for strategic development. While de novos typically take three to five years to reach full maturity, our 75 de novo openings since 2018 have reached profitability within five months on average. In the nine months ended September 30, 2021, our 75 de novo locations opened since 2018 generated total revenue of $77.2 million, representing 269.2% growth compared to the nine months ended September 30, 2020. Our de novo revenue growth in the nine months ended

September 30, 2021 contributed approximately 1.4% to our overall Company revenue growth of 19.1% compared to the nine months ended September 30, 2020.

Fourth, there are numerous, attractive adjacent and ancillary market opportunities available for continued expansion and revenue growth to the Company – both adjacent markets that we have recently entered and additional, new adjacent markets. These adjacent markets and/or ancillary services represent opportunities for future growth, as we continue to grow and scale our services in these markets as compared to today’s levels. Leveraging our current service lines and capability set, we have a demonstrated track record of identifying and entering adjacent markets that we believe make sense, both organically and through acquisitions. More recent historical examples of this include home health, hospice, pediatric autism (ABA) therapy, behavioral therapy, outpatient rehab therapy, senior living pharmacy, hospice pharmacy, in-home pharmacy, ambulatory infusion centers, and primary care, after expanding into behavioral pharmacy, home infusion, and specialty pharmacy in earlier years. All of these adjacent markets and/or ancillary services entered into represent opportunities for future growth, as we continue to advance and scale our services in these markets. Additionally, there are several other adjacent markets that we are currently evaluating, including, for example, additional care settings for infusion and specialty drug therapies. While we are focused on further growing in our longer-standing markets, we will continue to focus on dedicating appropriate resources to grow in newer markets with significant potential, and we will continue to be agile and responsive to attractive new segment and channel opportunities in the broader provider and pharmacy industries.

Fifth, underpinning multiple levers to drive continued growth is a stable reimbursement environment across the various services we provide to our high-need patient population. Our services have significant and evident value. They deliver high quality, reduce costs in the healthcare system, and are provided in patient and family-preferred settings. In order to continue to provide care access and funding solutions to an aging U.S. population, which is increasingly defined by chronic and behavioral health conditions, increased funding for home and community-based services like ours is imperative. Historically, our markets have a demonstrated track record of governmental and payor support and reimbursement stability, which we are optimistic will continue into the future. Reimbursement rates for hospice services have increased by 2.0% on average per year since 2014, and home health rates have grown by 0.2% on average over the past three years, with patient driven grouping models, or PDGM, in 2020 impacting rates. We are optimistic that after PDGM the home health industry will receive continued and appropriate annual rate increases, with a 3.2% increase included in the final 2022 language as of November. Reimbursement rates, largely Medicaid, in personal (supportive) care and behavioral health (including I/DD) have increased for the past ten years, with a CAGR of 3.3% and 3.7%, respectively, since 2014. In Pharmacy Solutions, our long-term care pharmacy revenue and gross profit per script has increased at 1.7% and 3.1%, respectively, since 2014, and home infusion and specialty gross profit per script has also increased consistently since 2014. Funding for home and community-based services for the highest-need and highest-cost populations will continue to result in better healthcare system outcomes, in terms of patient access, patient and family preference, and overall cost.

Leverage Complementary Services, Market Presence and Care Management Capabilities to Increase Internal Referral Coordination and Exposure to Emerging Value-Based Care Models

As a combined platform, we provide a holistic set of capabilities, which results in internal quality, care coordination, cross-referral and synergy opportunities. In addition to expanding our footprint more deeply within each service line and respective market and more broadly across the United States, we are focused on pursuing a localized, accretive market development strategy by offering a diverse mix of our Home and Community Health Provider Services and Pharmacy Solutions across our medically complex patient populations. Therefore, we expect continued increases in the number of patients that receive multiple, integrated services for improved outcomes and a better and more coordinated patient and family experience. Most all of the complex patients that we serve require clinical services, supportive care and pharmacy solutions. While our Company’s capability to provide multiple required services to Seniors and Specialty populations increases our overall total addressable market size, overall revenue potential, M&A opportunity set, and de novo possibilities, it also enables us to provide higher-quality and more efficient whole-person care with increased service volume and revenue.

Today, we provide multiple clinical/supportive care and pharmacy services to approximately 18,000 patients, and we believe that there are over 550,000 additional opportunities to deliver our services to current patients, which represents a meaningful future opportunity to better coordinate care and improve patient outcomes and experiences. For example, approximately 400,000 of our skilled nursing and rehabilitation facility pharmacy patients are discharged each year from our facility customers, which represents a large care coordination and referral opportunity to our provider services and Continue Care program. As our density of coverage with multiple services in the same geographic market continues to grow, our proximity to patients and the resulting care network should result in further care provision among our patients across multiple service lines. Our Company’s care management and value-based care approach and model today is predicated on and defined by our (i) Home Based Primary Care, (ii) Clinical (Nursing) Hub (supporting real-time care insights and coordination) and (iii) Continue Care program (addressing risk and optimization of medication regimens for patients in homes), and the ongoing build-out and roll-out of these programs will be fundamental to provide augmented care management capabilities to drive more whole-person care in the future.

We know that home and community-based settings have demonstrated value, as home health, hospice, home-based primary care, supportive care, and pharmacy are lower cost alternative care settings that achieve high-quality outcomes for complex patients. There are opportunities for government and private/commercial payors to improve outcomes and costs for their members by pro-actively managing at-risk and highest-risk patients with chronic conditions and/or polypharmacy utilizing high-touch, holistic and coordinated care management solutions. Healthcare spending is highly concentrated, and frail Seniors and dual-eligible individuals with behavioral needs are among the highest spenders. Medicare beneficiaries with four to five chronic conditions have 33% more hospital admissions, 86% more 30-day readmissions, and 500% greater healthcare spending, and beneficiaries with six or more chronic conditions have 186% more hospital admissions, 243% more 30-day readmissions, and 1,500% greater healthcare spending. The top five percent of health spenders account for 50% of the spending and cost approximately $43,000 a year on average, and the top one percent of health spenders account for 23% of healthcare expenditures and cost approximately $98,000 a year. Individuals within seven to nine, four to six, and one to three months of end of life have an MLR (medical loss ratio) that is 135%, 175%, and 375% higher, respectively, and individuals with polypharmacy (as defined by five or more medications) have a 20% to 30% higher risk of hospitalization and mortality. We believe there is a continuum of options for organizations to increasingly participate in value-based care in mutually beneficial partnerships with payors.

Some of our payors continue to explore and pursue partnerships and pilot programs to achieve cost-savings through value-based care models. As these models continue to emerge, we are well-positioned to grow with this shift due to the fact that (i) our payors recognize our ability to execute on cost-savings initiatives without sacrificing quality of care; (ii) our high quality, cost-effective holistic care and our complementary services sit at the intersection of clinical services, supportive care addressing activities of daily living and social determinants of health, behavioral supports, and pharmacy solutions; and (iii) our national reach and scale that allow us to partner with payors across larger geographies. Our daily, interactive patient care relationships lend themselves towards measurable success across improved outcomes, which is an important foundation for risk-based contracts. Preferred provider relationships that are based on quality performance and/or care coordination/management programs, which may have payment incentives for performance thresholds, are the first step in this healthcare system evolution, and we have numerous relationships and contracts in this area today. We believe that these relationships will proliferate among our payor base. For example, in January 2021, CMS announced its intent to expand its Home Health Value-Based Purchasing Model, and in November 2021, CMS issued a final rule expanding the HHVBP Model to all Medicare-certified home health agencies in the 50 states, the District of Columbia and the territories beginning January 1, 2022, and ending the original HHVBP Model one year early. To date, the CMS model has resulted in an average 4.6% improvement in home health agencies’ quality scores and generated over $141 million in annual Medicare savings during its pilot phase. Data and patient centric partnerships are a second step and deeper form of strategic preferred provider relationships that feature shared patient and service data among providers and payors with a focus on executing to patient-specific goals and care plans. Alternative payor models and full value-based care is a third step, which can feature shared savings and risk sharing models and ultimately lead to full risk payor contracts and/or direct contracting with Medicare and

Medicaid. We continue to work through these various opportunities through payor discussions in a thoughtful way, and we believe that value-based payment structures in the future – supported by holistic care (in our care management and value-based care model) and data-driven models – represent meaningful opportunities over the next decade, as we continue to support and focus on innovation that benefits clients, patients and families, and all stakeholders in healthcare.

Execute Strategic and Accretive M&A Through Add-on and Tuck-in Acquisitions

We believe we can continue to utilize our size, national presence, existing operations in related markets, integrated platform, deal sourcing capabilities, transaction execution skills, and significant cash flow as an experienced strategic consolidator in fragmented markets made up of mostly smaller and mid-sized local and state-based operators. We also believe there is a robust landscape of potential acquisitions across our target markets that can supplement organic growth, and that in continuing to pursue our M&A strategy we will be able to achieve significant census expansion, improve operational efficiencies, and augment delivery of our care. Industry dynamics continue to support and necessitate scale in our markets, due to the importance of volume growth, investing in people, technology systems, and data and analytics, driving quality best practices, leveraging overhead costs, and working productively with payors.

Due to our scale, breadth of offerings, quality reputation, approach to integrating new companies, and management team, we believe we are an acquirer of choice and a natural consolidator. We expect to continue to execute on strategic and accretive acquisitions that are a fit with our existing provider and pharmacy services. Our long and extensive track record of successfully integrating acquired companies further demonstrates the value proposition of our M&A platform. The greater our scale, market share and density through organic growth and acquisitions, the greater our competitive advantage in future acquisitions. While some provider localities, states and markets in home health and hospice and other services are defined by larger double digit market shares, overall no provider has more than several percent market share in their respective business on a national basis, which highlights the consolidation potential that is present across our fragmented markets.

Our access to and presence in more complementary markets compared to other healthcare service providers allows us to benefit from increased deal opportunity flow, and it also allows us access to acquire certain “tuck-in” companies at lower and highly accretive multiples. We will continue to execute upon both strategic, higher-growth and higher-margin acquisitions in highly-valued markets, which continue to enhance care capabilities, with “tuck-in” acquisitions that have significant synergies and help manage to a target blended acquisitions multiple. Our IMO will continue to be a key asset in executing on transactions and ensuring solid integration of acquired operations into our Company, including the attainment of synergies and post-close growth plans. This is evident through the 46 acquisitions we completed since 2018 and our consistent pace of around 12 acquisitions per year. Due to our scale, breadth of offerings, quality reputation, approach to integrating new companies, and management team, we believe we are an acquirer of choice and a natural consolidator.

Our Competition

The U.S. healthcare industry in which we operate is highly competitive. We compete with a broad and diverse set of businesses spanning both provider and pharmacy services. In our Home and Community Health Provider Services segment, we compete with local, regional and national providers of clinical services and supportive care. Within clinical services, our principal competitors are comprised of other home and community health clinical providers, including Amedisys, Inc., Encompass Health Corporation and LHC Group, Inc. Generally, competition in our Personal Care service line comes from local and regional providers, as well as other national providers including Addus HomeCare Corporation. In our Home and Community Health Provider Services segment, we also compete for, among other things, physicians, nurse practitioners, physician assistants and other medical and non-medical personnel. In particular, we face significant competition in attracting and retaining qualified providers.

In our Pharmacy Solutions segment, the distribution of pharmaceuticals is highly competitive. In each geographic market, there exist local, regional and national competitor pharmacies. While no other company competes with us singularly across all of our pharmacy service lines, on a nationwide basis we compete with several national companies depending on service line. In our Home & Community-Based Pharmacy business, we compete in the large and highly fragmented home infusion and specialty pharmacy markets for contracts with managed care organizations and other third-party payors to receive referrals from physicians, case managers and hospital discharge planners. Competitors within the home infusion and specialty pharmacy markets include Coram CVS/specialty infusion services (a division of CVS Health), Accredo Health Group, Inc. (a unit of Cigna), Optum Specialty Pharmacy (a subsidiary of OptumRx, which is a unit of the UnitedHealth Group), Option Care Health, Inc. and various regional and local providers. In our Facility-Based Pharmacy business, owners of skilled nursing and rehabilitation facilities may also provide pharmacy (and provider) services. Our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is robust. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse impact on us. In our Facility-Based Pharmacy business, on a nationwide basis we compete with Omnicare, Inc., a division of CVS Health, and several others.

Our principal competitors in both of our segments vary considerably in type, identity and size by market. Our business could be adversely affected if we are not able to continue to penetrate existing markets, successfully expand into new markets, maintain or establish new relationships with health plans and providers, recruit qualified employees, or if we experience significant customer attrition to our competitors. See “Risk Factors—Risks Related to Our Business.”

Sales and Marketing

We receive substantially all of our Provider Services clients and patients through third-party referrals, including healthcare providers, such as physicians, hospitals, skilled nursing and rehabilitation facilities, and assisted living facilities, state, county and city departments on aging, rehabilitation, mental health, behavioral health, and social services, MCOs, and other healthcare and social services providers, discharge planners and case managers. We receive our patients in Pharmacy Solutions through physician and hospital referral sources and senior living, hospice, I/DD and home health providers (through direct contracts) across our Home and Community-Based Pharmacy businesses. We contract directly skilled nursing and rehabilitation facility and hospital customers in our Facility-Based Pharmacy business.

In our Provider Services and Home Infusion and Specialty Pharmacy businesses, potential referrals sources are generally made aware of available in-home and clinic-based services or community-based services alternative living arrangements through our team of clinical/account liaisons, patient care coordinators, clinicians, and operators. These individuals focus on initiating, building and maintaining professional and trusting relationships underpinned by value-add and up-to-date education about client/patient conditions and needs, regulatory guidelines and client/patient eligibility, the benefit of relevant and authorized services, and our specific approach to care and outcomes. We also provide ongoing education and outreach in the communities we serve in order to inform the community about federal, state and locally sponsored care options and to communicate our role in providing quality home and community-based health services. In our Pharmacy Solutions businesses that contract with healthcare providers, our development teams work closely with such providers to discuss their specific needs and our unique capabilities, including proprietary programs, clinical support, and performance measures.

We have continued to invest in our development teams and leadership across the organization by growing the team and broadening its geographic coverage, rolling out new and updated training curriculum and programs, and optimizing the use of time through targeting analytics. We augment this team through marketing resources that provide optimized messaging and tools and develop and manage market-specific digital lead generation and education vehicles. We utilize customer relationship management, or CRM, technology tools to plan, track and manage initiatives, activities and results across teams. We have built an inside lead generation team as well, who works in close coordination with the development and marketing teams. Our centralized communications team catalogues and publishes important ongoing news and events, as well as client/patient testimonials, quality results and white papers, which have been published in numerous peer-reviewed journals. We also have a dedicated function in the organization that educates and advocates with policymakers at a higher level in partnership with industry associations and advocates, as champions for our clients/patients and employees. During COVID-19, we have provided additional education and services, such as COVID-19 FAQ awareness, programs and protocols, testing, vaccinations, and ancillary immunizations.

Over the past several years we have increasingly worked with key healthcare system stakeholders, such as health systems (hospitals) and payors, to develop new, direct and value-add relationships that focus on patient experiences and quality, including ACOs and MCOs that contract with CMS and the states for the servicing of federal and state Medicaid programs, respectively. We expect to work more directly with payors and at-risk providers in the future to mutually construct “win-win” programs and payment constructs that are based on quality and overall outcomes, our unique blend of service offerings and innovative care management programs that we continue to build.

Our Payors

We are reimbursed for substantially all of our services by federal, state and local government programs, such as Medicare and Medicaid state programs, MCOs and other state agencies. In addition, we are reimbursed by commercial insurance and private pay consumers. Depending on the type of service, coverage for services may be predicated on a case manager, physician or nurse determination that the care is necessary or on the development of a plan for care in the home.

Medicare

Medicare is a federal program that provides medical services to persons aged 65 or older and other qualified persons with disabilities or end-stage renal disease. Each of our hospice and home care agencies must comply with the extensive conditions of participation in the Medicare program in order to continue receiving Medicare reimbursement.

Hospice

Medicare beneficiaries who have a terminal illness and a life expectancy of six months or less may elect to receive hospice benefits in lieu of standard Medicare coverage for treatment. Hospice services are paid by Medicare as a daily rate for each day a patient is enrolled in the hospice benefit. Hospice payment rates increased by 2.4% for federal fiscal year 2021, which reflects a 2.4% market basket update. CMS requires various providers, including hospice providers, to submit quality reporting data each year. Hospices that do not satisfy quality reporting requirements are subject to a 2 percentage point reduction to the market basket percentage update. Additionally, hospice companies are subject to two specific payment limit caps under the Medicare program each federal fiscal year: the inpatient cap and the aggregate cap. The inpatient cap limits the number of inpatient care days provided to no more than 20% of the total days of hospice care provided to Medicare patients for the year. If a hospice exceeds the number of allowable inpatient care days, the hospice must refund any amounts received for inpatient care that exceed the total of: (i) the product of the total reimbursement paid to the hospice for inpatient care multiplied by the ratio of the maximum number of allowable inpatient days to the actual number of inpatient care days furnished by the hospice to Medicare patients; and (ii) the product of the number of actual inpatient days in excess of the limitation multiplied by the routine home care rate. The aggregate cap, which is calculated each federal fiscal year, limits the amount of Medicare reimbursement a hospice may receive based on an annual per-beneficiary cap amount and the number of Medicare patients served. If a hospice’s Medicare payments exceed its aggregate cap, it must repay Medicare for the excess amount. In federal fiscal years 2021 and 2022, the aggregate caps are $30,683.93 and $31,297.61, respectively.

Home Health

Effective January 1, 2020, CMS transitioned to 30-day periods of care within each 60-day certification of patient eligibility period and implemented the Patient-Driven Groupings Model, or PDGM, as the payment model for services provided to Medicare patients with dates of service on or after January 1, 2020. The PDGM replaced the case-mix system, which used the number of visits to determine payment, and classified patients based on clinical characteristics.

The intent of the PDGM is to shift toward a value-based payment system and remove the incentive to overprovide care. CMS updates the Home Health Prospective Payment System, or HHPPS, payment rates each calendar year. For calendar year 2021, HHPPS rates increased by 2.0%, which reflects a 2.3% market basket update, reduced by a multifactor productivity adjustment of 0.3 percentage points. CMS expects Medicare payments to home health agencies in 2022 to increase in the aggregate by 3.2% after accounting for the 0.7 percent increase in the home health payment update percentage as a result of an updated fixed-dollar loss ratio and an estimated 0.1 percent decrease in payments to home health agencies due to changes in the rural add-on percentages mandated by the Bipartisan Budget Act of 2018. Home health providers that do not comply with quality data reporting requirements are subject to a 2 percentage point reduction to their market basket update.

Historically, CMS paid home health providers 50% to 60% of anticipated payment at the beginning of a patient’s care episode through a request for anticipated payment, or RAP. CMS has phased out RAP payments, and in calendar year 2021, CMS did not provide any up-front payments in response to a RAP but will continue to require home health providers to submit streamlined RAPs as notice that a beneficiary is under a home health period of care. In calendar year 2022, CMS will replace the RAP with a “Notice of Admission.”

Medicaid Programs

Medicaid is a state-administered program that provides certain social and medical services to qualified low-income individuals and is jointly funded by the federal government and individual states. Reimbursement rates and methods vary by state and service type, but are typically based on an hourly or unit-of-service basis. Rates are subject to adjustment based on statutory and regulatory changes, administrative rulings, government funding limitations and interpretations of policy by individual state agencies. Within guidelines established by federal statutes and regulations, and subject to federal oversight, each state establishes its own eligibility standards, determines the type, amount, duration and scope of services, sets the rate of payment for services and administers its own program. States typically cover Medicaid beneficiaries for intermittent home health services as well as continuous services for children and young adults with complicated medical conditions and cover home and community-based services for seniors and people with disabilities.

Some states are moving the administration of their Medicaid personal care programs to MCOs. This transition is due to an overall desire to better manage the costs of the Medicaid long-term care programs. In addition, hospice and home health services are also reimbursed by MCOs in some states. Reimbursement from the MCOs for personal care services is generally on an hourly, fee-for-service basis with rates consistent with or as a percentage of the individual state funded rates.

Currently, home and community-based healthcare services are largely reimbursed on a fee-for-service basis. States receive permission from CMS to provide personal care services under waivers of traditional Medicaid requirements. In an effort to control escalating Medicaid costs, states are increasingly requiring Medicaid beneficiaries to enroll in managed care plans for better coordination of home and community-based healthcare services.

Other

Other sources of funding are available to support home and community based healthcare services in different states and localities. In addition, many states appropriate general funds or special use funds through targeted taxes or lotteries to finance personal care services for senior citizens and individuals with disabilities. Depending on the state, these funds may be used to supplement existing Medicaid programs or for distinct programs that serve non-Medicaid eligible consumers.

Commercial Insurance

Most long-term care insurance policies contain benefits for in-home services. Policies are generally subject to dollar limitations on the amount of daily, weekly or monthly coverage provided.

Private Pay

Our private pay services are provided on an hourly or type of services basis. Our rates are established to achieve a pre-determined gross margin, and are competitive with those of other local providers. We bill our private pay consumers for services rendered weekly, bi-monthly or monthly. Other private payors include workers’ compensation programs/insurance, preferred provider organizations and employers.

Supply

Historically, in our Pharmacy Solutions segment, we have purchased most of the generic and brand pharmaceuticals that we dispense through wholesaler and GPO agreements. In certain situations, we also purchase branded pharmaceuticals directly from drug manufacturers. We have a sizable and experienced centralized procurement team that oversees inventory management and coordinates all purchasing across suppliers and vendors across the organization to leverage our scale and ensure optimal and cost-effective products.

Intellectual Property

We rely on a combination of intellectual property laws, internal procedures and contractual provisions to protect our intellectual property and proprietary rights. We believe our trademarks are valuable assets, including various trademarks and service marks registered with the U.S. Patent and Trademark Office.

Information Technology

Our information technology systems are essential to our day-to-day operations as well as to our long-term growth strategies. Technology is integrated across all business functions throughout the organization, including in coding, eMAR/EHR, clinical operations, pharmacy operations, billing and collections, compliance, human resources, scheduling, payroll, accounts payable, purchasing, sales and marketing, management business reviews, and financial reporting and accounting functions. The focus of information technology for the Company is to deliver effective and secure solutions that enable our employees to perform their daily responsibilities of delivering services and care as best possible, while also determining new and innovative ways to improve both employee and patient experiences. We view information technology as critical enabler of future results, and we believe that it is a differentiator for our Company that must help support consistent, efficient processes and quality in a scaled organization with a large number of offices, customers and patient service locations.

Our technology capabilities are delivered through a combination of services that utilize third-party software-as-a-service, or SaaS, cloud-based solutions, provider hosted colocation, and on-premises systems. The ability to leverage these different delivery methods allows our Company to customize solutions that meet customers’ needs, support growth, leverage decision systems, and take advantage of evolving technology trends. Paramount in the delivery of all information technology services throughout the organization is a focus on data security and technology-based security solutions that protect the Company’s data with responsible stewardship and efforts to safeguard of data. We have continued to invest greater amounts into technology resources and systems that we believe are required, will provide for continuous improvements, and reflect leading infrastructure and applications standards in our industries, including automation, digitization, standardization, and modernization initiatives.

We will continue to drive new and innovative approaches to supporting our employees, clients, patients, customers, referral sources, payors, and all stakeholders through integrated technology solutions that help to optimize workflows, data/analytics sharing and quality and cost outcomes. Over the past several years, we have deployed upgraded and new systems across clinical and compliance (e.g., eMAR/EHR), pharmacy ERP, revenue cycle, finance, business intelligence, or BI, payroll, human resources, training, sales and marketing platforms, and employee connectivity applications. We are continuing to advance the integration of different systems across the enterprise, and by establishing an electronic lifecycle that supports a continuum of care for a patient, we are focused on continued improvements in the experience and quality of patient care, for example, in addressing healthcare industry challenges related to the navigation of multiple discharge/admissions processes, missing information from previous stages/sites of care, and connecting all patient care services. We believe we can provide a better patient and family experience during an individual’s progression of care through more coordinated care enabled by user-friendly technology.

For more information regarding risks related to our information technology, see “Risk Factors—Risks Related to Our Business.”

Employees and Human Capital Resources

As a leading mission-driven and quality-focused health services organization, our valued employees are fundamental to our ability to maximize our Company impact in serving clients, patients, families, customers, referrals sources and partners, and all healthcare stakeholders. Focusing on the interests and development of our employees is a top priority, and our ability to attract and retain compassionate and skilled caregivers and pharmacy professionals, as well as talented functional and managerial staff, is fundamental to our future. We believe the team we have built across the Company, including all of our dedicated clinicians, caregivers, employees, managers, and leaders, are the critical elements that have enabled us to build an industry leading and differentiated healthcare platform. Over the past two years during COVID-19 our mission of making a difference in people’s lives and communities has never more necessary, important and evident.

We have approximately 600 human resources professionals in the Company supporting our businesses and enterprise functions, in groups and teams spanning recruiting, learning, training and organizational development, compensation and benefits, leadership development, M&A integration, employee relations, HR compliance, HR information technology, and generalist HR activities and business partners. A key strategy of the Company is effectively recruiting, attracting, onboarding, and retaining well-qualified and motivated employees. We use a comprehensive mix of initiatives and tactics to accomplish this, including traditional recruiting resources, traditional media, community events, open houses, job fairs, mailings, digital media candidate lead generation, targeted outreach, and partnerships with job boards, colleges and non-profits. We continue to focus on the hiring, onboarding and training process to make it as streamlined and meaningful as possible. Our LEGACY culture and core behaviors focus on fostering good environments for our employees, healthy communication and collaboration, and positive attitudes and actions that are recognized and rewarded. As a result, our retention rates across our Company continue to improve year-over-year.

Recognizing the importance of our employee base, we have consistently increased investments in compensation and benefits in support of our multi-faceted efforts to attract and retain people. We offer innovative technology solutions to our employees that allow them the option to access their pay daily. Looking ahead, we are building out apprenticeship programs to attempt to grow the pool of available, qualified candidates for rewarding professions and create higher-paying jobs for people through career paths. These career paths are being designed to address many different roles in the Company and to provide new skills and on-the-job training for employees to elevate their position. We have developed active affinity programs, for example including a program for Veterans and families of Veterans, which connects with targeted individuals and provides employment opportunities and support during and after their service time. We also invest in our employees through the Company’s SHARE (Support Help Assistance Relief Effort) program, which is a non-profit 501(c)(3) charity helping employees during times of significant need. Since its inception in 1993, SHARE has helped thousands of people when they needed it most and when faced with unexpected hardships. In short, the SHARE program exemplifies what our culture is all about.

As of September 30, 2021, we had approximately 37,000 full-time equivalent employees at the Company. Approximately 6,450 full-time equivalent employees are represented by labor unions. We maintain strong working relationships with these organizations, and we have numerous collective bargaining agreements in place, which are renegotiated from time to time. See “Risk Factors—Risks Related to Our Business—Our business may be harmed by labor relation matters.”

Overall, we believe that we have healthy employee relations, and we are committed to inclusion and policies and procedures to maintain a safe work environment. The health and safety of our employees, clients, patients, and customers are of primary interest. During the COVID-19 pandemic, we have taken significant steps to protect and support our workforce, clients and patients, including, but not limited to, distributing and training on updated infection control policies and procedures, procuring personal protective equipment, remote work, visitor management, employee screening, streamlined reporting, triage protocols, implementing face-covering usage, self-monitoring processes, and social distancing protocols consistent with guidelines issued by federal, state and local law. We remained committed to executing on our vision to be the leading provider of health services in the United States and doing so through a strong and stable workforce.

Properties

Our principal executive offices are located in Louisville, Kentucky, where we lease approximately 100,000 square feet. We also own 77 properties and lease almost 2,000 properties, with an additional 125 service sites, in the United States and lease one property in Canada. Of the leased properties, approximately 90% are provider properties and 10% are pharmacy locations.

Regulation

Our operations are subject to extensive federal, state and local governmental laws and regulations. These laws and regulations require us to meet various standards relating to, among other things, arrangement and provision of covered health care services to our patients and customers, operation and management of provider and pharmacy solutions, dispensing of pharmaceuticals, the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, arrangements with physicians and other licensed healthcare professionals, manufacturers and referral sources, facility licensure, personnel qualifications, and maintenance of proper records and quality assurance programs. If any of our operations are found to violate applicable laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, financial condition, results of operations, cash flows, reputation and stock price, including:

•	suspension, termination or exclusion of our participation in government payor programs;

•	loss of our licenses required to operate provider and pharmacy solutions in the states in which we operate;

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criminal or civil liability, fines, damages or monetary penalties relating to healthcare fraud and abuse, including the Stark Law, federal Anti-Kickback Statute, Civil Monetary Penalties Law, the FCA and/or state analogs to these federal enforcement authorities, or violations of other regulatory requirements, including state corporate practice of medicine and fee splitting laws;

•	mandated changes to our practices or procedures that significantly increase selling, general and administrative expenses or decrease our revenue;

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imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our business practices which could lead to potential fines, among other things;

•	termination or restructuring of various relationships and/or contracts related to our business, including joint venture arrangements, contracts with government payors and real estate leases;

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changes in and reinterpretation of rules and laws by a regulatory agency, legislature or court, such as state corporate practice of medicine laws, that could affect the structure and management of our business;

•	negative adjustments to government payment models including, but not limited to, Medicare Parts B, C and D and Medicaid; and

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harm to our reputation, which could negatively impact our business relationships, the terms of government payor contracts, our ability to attract and retain patients, customers and referral sources, our ability to obtain financing and our access to new business opportunities, among other things.

We expect that our industries will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. Our activities could be subject to investigations, audits and inquiries by various government and regulatory agencies with whom we contract at any time in the future. See “Risk Factors—Risks Related to Our Regulatory Framework.”

Federal Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person does not need to have actual knowledge of the federal Anti-Kickback Statute or have the specific intent to violate it.

Federal criminal penalties for the violation of the federal Anti-Kickback Statute include imprisonment, fines and exclusion of the provider from future participation in federal healthcare programs, including Medicare and Medicaid. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years, fines of up to $100,000 per kickback or both. Larger fines can be imposed upon corporations under the provisions of the U.S. Sentencing Guidelines and the Alternate Fines Statute. Individuals and entities convicted of violating the federal Anti-Kickback Statute are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal healthcare programs for a minimum of five years in the case of criminal conviction. Civil penalties for violation of the Anti-Kickback Statute include up to $104,330 in monetary penalties per violation, repayments of up to three times the total payments between the parties to the arrangement and potential exclusion from participation in Medicare and Medicaid. Court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals.

The federal Anti-Kickback Statute includes statutory exceptions and regulatory safe harbors that protect certain arrangements. These exceptions and safe harbors are voluntary. Business transactions and arrangements that are structured to comply fully with an applicable safe harbor do not violate the federal Anti-Kickback Statute. However, transactions and arrangements that do not satisfy all elements of a relevant safe harbor do not necessarily violate the law. When an arrangement does not satisfy a safe harbor, the arrangement must be evaluated on a case-by-case basis in light of the parties’ intent and the arrangement’s potential for abuse. Arrangements that do not satisfy a safe harbor may be subject to greater scrutiny by enforcement agencies.

On December 2, 2020, CMS and the HHS OIG published final regulations in the Federal Register that addressed concerns regarding compensation arrangements between parties that participate in alternative payment models and novel financial arrangements that potentially implicated the Anti-Kickback Statute and the Stark Law. The final rules modified existing Anti-Kickback Statute safe harbors and created new safe harbors and exceptions that may impact our business, results of operations and financial condition. The regulations took effect on January 19, 2021, with the exception of certain revisions to group practice physician regulations, which will become effective on January 1, 2022.

Stark Law

The Stark Law generally prohibits a physician who has (or whose immediate family member has) a financial relationship with a provider from making referrals to that entity for “designated health services” if payment for the services may be made under Medicare or Medicaid. If such a financial relationship exists, referrals are prohibited unless a statutory or regulatory exception is available. “Designated health services” include clinical laboratory services, inpatient and outpatient hospital services, physical and occupational therapy services, outpatient speech-language pathology services, certain radiology services, radiation therapy services and supplies, durable medical equipment and supplies, parenteral and enteral nutrients equipment and supplies, prosthetics, orthotics and prosthetic devices and supplies, home health services and outpatient prescription drugs. The types of financial arrangements between a physician and an entity providing designated health services that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The Stark Law prohibits any entity providing designated health services that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. Similarly, the Stark Law prohibits an entity from “furnishing” a designated health service to another entity in which it has a financial relationship when that entity bills for the service. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the Anti-Kickback Statute, the Stark Law is a strict liability statute where unlawful intent need not be demonstrated.

If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions. Sanctions for violation of the Stark Law include denial of payment for claims for services provided in violation of the prohibition, refunds of amounts collected in violation of the prohibition, a civil penalty of up to $25,820 for each service arising out of the prohibited referral, a civil penalty of up to $172,137 against parties that enter into a scheme to circumvent the Stark Law prohibition, civil assessment of up to three times the amount claimed and potential exclusion from the federal healthcare programs, including Medicare and Medicaid. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. Furthermore, Stark Law violations and failure to return overpayments in a timely manner can form the basis for FCA liability, as discussed below. If the CMS or other regulatory or enforcement authorities determine that claims have been submitted for referrals by us that violate the Stark Law, we would be subject to the penalties described above.

On December 2, 2020, CMS and the HHS OIG published final regulations in the Federal Register that established exceptions to the Stark Law for certain value-based compensation arrangements between or among physicians, providers, and suppliers. The regulations also created a new exception for arrangements under which a physician receives limited remuneration for items or services actually provided by the physician, established a new exception for donations of cybersecurity technology and related services, and amended an exception for electronic health records items and services. The regulations took effect on January 19, 2021, with the exception of certain revisions to group practice physician regulations, which will become effective on January 1, 2022. These regulations may impact our business, results of operations and financial condition.

Fraud and Abuse under State Law

Some states have laws prohibiting physicians from having financial interests in or with healthcare facilities to which they refer patients. States also have laws similar to or stricter than the Anti-Kickback Statute that may affect our ability to enter into financial relationships with certain entities or individuals. Some state anti-kickback laws also include civil and criminal penalties. Some of these laws include exemptions that may be applicable to our physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, may include no explicit exemption for certain types of agreements and/or relationships entered into with physicians. If these laws are interpreted to apply to physicians who hold equity interests in our pharmacies and/or centers or to physicians who hold our publicly traded stock, and for which no applicable exception exists, we may be required to terminate or restructure our relationships with these physicians and could be subject to criminal, civil and administrative sanctions, refund requirements and exclusions from government healthcare programs, including Medicare and Medicaid, which could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price.

Similarly, states have beneficiary inducement prohibitions and consumer protection laws that may be triggered by the offering of inducements, incentives and other forms of remuneration to patients and prospective patients. Violations range from civil to criminal and could have a material adverse effect on our business, results of operations and financial condition.

The False Claims Act

The FCA is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the FCA authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•	knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•	knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

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knowingly makes, uses or causes to be made or used a false record, report or statement material to an obligation to pay the government, or knowingly conceals or knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•	conspires to commit the above acts.

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Under the FCA, private parties can also bring qui tam, or “whistleblower,” suits against healthcare facilities that submit false claims for payments to, or improperly retain overpayments from, governmental payors. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the False Claims Act.

The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes. The ACA provides that claims for payment that are tainted by a violation of the federal Anti-Kickback Statute (which could include, for example, illegal incentives or remuneration in exchange for enrollment or referrals) are false for purposes of the FCA. In addition, amendments to the FCA and Social Security Act impose severe penalties for the knowing and improper retention of overpayments from government payors. Under these provisions, within 60 days of identifying and quantifying an overpayment, a healthcare provider is required to notify the CMS or the Medicare Administrative Contractor of the overpayment and the reason for it and return the overpayment. An overpayment impermissibly retained could subject us to liability under the FCA, exclusion from government healthcare programs and penalties under the federal Civil Monetary Penalty statute. As a result of these provisions, our procedures for identifying and processing overpayments may be subject to greater scrutiny.

The penalties for a violation of the FCA range from $5,500 to $11,000 (periodically adjusted for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. The Department of Justice has adjusted the per claim penalty range from $11,665 to $23,331 for penalties assessed after June 19, 2020, so long as the underlying conduct occurred after November 2, 2015.

In addition to civil enforcement under the FCA, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government. Any allegations or findings that we have violated the FCA could have a material adverse impact on our reputation, business, results of operations and financial condition.

In addition to the FCA, the various states in which we operate have adopted their own analogs of the FCA. States are becoming increasingly active in using their false claims laws to police the same activities listed above, particularly with regard to capitated government-sponsored healthcare programs, such as Medicaid fee-for-service and Managed Medicaid programs.

Civil Monetary Penalties Statute

The Civil Monetary Penalties Statute, 42 U.S.C. § 1320a-7a, authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

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presenting, or causing to be presented, claims, reports or records relating to payment by Medicare, Medicaid or other government payors that the individual or entity knows or should know are for an item or service that was not provided as claimed, is false or fraudulent or was presented for a physician’s service by a person who knows or should know that the individual providing the service is not a licensed physician, obtained licensure through misrepresentation or represented certification in a medical specialty without in fact possessing such certification;

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offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider;

•	arranging contracts with or making payments to an entity or individual excluded from participation in the federal health care programs or included on CMS’s preclusion list;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal health care program;

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making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal health care program; and

•	failing to report and return an overpayment owed to the federal government.

We could be exposed to a wide range of allegations to which the federal Civil Monetary Penalty Statute would apply. Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalty Statute and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state healthcare programs.

We perform checks on our providers and certain affiliates and vendors using government databases to confirm that these individuals have not been excluded from federal programs. However, should an individual become excluded and we fail to detect it, a federal agency could require us to refund amounts attributable to all claims or services performed or sufficiently linked to an excluded individual. Thus, we cannot foreclose the possibility that we will face allegations subject to the Civil Monetary Penalty Statute with the potential for a material adverse impact on our business, results of operations and financial condition.

Licensing Laws

Our facilities, healthcare professionals, and provider and pharmacy solutions are subject to various federal, state and local licensure and certification requirements in connection with our provision of health care and other services. Certain states in which we operate have certificate of need programs regulating the establishment or expansion of healthcare facilities, including our provider and pharmacy solutions. The initial and continued licensure of our facilities and certification to participate in government healthcare programs depends upon many factors including various state licensure regulations relating to quality of care, environment of care, equipment, services, staff training, personnel and the existence of adequate policies, procedures and controls. Federal, state and local agencies survey our facilities on a regular basis to determine whether the facilities are in compliance with regulatory operating and health standards and conditions for participating in government healthcare programs. In addition, physicians and other clinicians also must be licensed or certified, as applicable, in the states in which they are providing services.

Our healthcare facilities are also subject to federal, state and commercial payor audits to validate the accuracy of claims submitted to government healthcare programs and commercial payors. If these audits identify overpayments, we could be required to make substantial repayments, subject to various appeal rights. Several of our facilities have undergone claims audits related to their receipt of payments during the last several years. Liability from audits could potentially exceed established reserves, and any excess could potentially be substantial. Further, Medicare and Medicaid regulations, as well as commercial payor contracts, also provide for withholding or suspending payments in certain circumstances, which could adversely affect our cash flow.

Any failure to comply with federal, state and local licensing and certification laws, regulations and standards could result in a variety of consequences, including cessation of our services, loss of our contracts, prior payments by government payors being subject to recoupment, requirements to make significant changes to our operations or civil or criminal penalties. Further, failure to obtain CON approval of certain activities can result in our inability to complete an acquisition, expansion or replacement, the imposition of civil penalties, the inability to receive Medicare or Medicaid reimbursement, or the revocation of a facility’s license, any of which could harm our business. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we endeavor to comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, the laws and regulations in these areas are complex, changing and often subject to varying interpretations.

Data Privacy and Security

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the Processing, access to, confidentiality and security of personal information, including health-related information. For example, HIPAA requires us to provide certain rights to individuals with respect to their health information. HIPAA extensively regulates the use and disclosure of PHI and requires covered entities, which include healthcare providers and their business associates, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. HIPAA also provides individuals with substantive rights with respect to their health information.

HIPAA also requires us to enter into written agreements with certain contractors, known as business associates, to whom we disclose PHI. Covered entities may be subject to penalties for, among other activities, failing to enter into a business associate agreement where required by law or as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity and acting within the scope of the agency. Business associates are also directly subject to liability under HIPAA. In instances where we act as a business associate to a covered entity, there is the potential for additional liability beyond our status as a covered entity.

Covered entities must notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach by a covered entity or its agents. Reporting must also be made to the HHS Office for Civil Rights and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. All impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless an exception to the definition of breach applies or the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving personal information without regard to the probability of the information being compromised.

Violations of HIPAA by providers like us, including, but not limited to, failing to implement appropriate administrative, physical and technical safeguards, have resulted in enforcement actions and in some cases triggered settlement payments or civil monetary penalties. HIPAA violations may result in significant civil or criminal penalties Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance with HIPAA in our maintenance of PHI. States attorneys general may also negotiate settlements for related cases and on behalf of their respective residents.

HHS proposed revisions to HIPAA regulations in December 2020 that, if finalized as proposed, would modify existing provisions regarding individuals’ rights to access health information, increase information sharing between healthcare organizations, including through direct sharing of electronic health records, and restrict certain fees that we may charge for medical record retrieval services. If certain of these proposed amendments are finalized as proposed, we will be required to establish and implement new policies and procedures to ensure compliance with such amendments.

In addition to HIPAA, numerous state, federal and foreign laws and regulations govern the Processing of PHI and personal information, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Data privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing. For example, on July 15, 2020, the Substance Abuse and Mental Health Services Administration, or SAMHSA, issued a final rule on the protection of substance use disorder, or SUD, treatment records under 42 C.F.R. Part 2, or the Part 2 Rule. The Part 2 final rule aims to reduce delays and burdens in care coordination by more closely aligning Part 2 with the HIPAA privacy rule, while maintaining certain privacy protections specific to Part 2. This final rule became effective August 14, 2020. Under the CARES Act, Congress also made significant modifications to the authorizing statute for the Part 2 regulations and required greater alignment of the Part 2 laws with HIPAA. The law directs the Secretary of HHS to revise the Part 2 regulations such that the amendments would apply to uses and disclosures of SUD records on or after the date that is 12 months after the date of enactment of the CARES Act, which was enacted on March 27, 2020. To date, HHS has not issued proposed regulations.

Further, the CCPA went into effect on January 1, 2020, and limits how we may Process personal information about California residents and which may require us to modify our data Processing practices and policies and incur substantial compliance-related costs and expenses. The CCPA imposes severe statutory damages and provides consumers with a private right of action for certain data breaches. In November 2020, California voters passed the CPRA, which expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. The requirements and effects of both the CCPA and the CPRA are potentially far-reaching and may require us to modify certain policies and practices regarding the Processing of certain personal information.

Additionally, in Canada, PIPEDA and similar provincial laws may impose obligations with respect to Processing personal information. PIPEDA requires companies to obtain an individual’s consent when collecting, using or disclosing that individual’s personal information. Individuals have the right to access and challenge the accuracy of their personal information held by an organization, and personal information may only be used for the purposes for which it was collected. If an organization intends to use personal information for another purpose, it must again obtain that individual’s consent. Failure to comply with PIPEDA could result in significant fines and penalties.

Data privacy and security laws and regulations are often contradictory and subject to change or differing and evolving interpretations. The complex, dynamic legal landscape regarding privacy, data protection and information security creates significant compliance challenges for us, potentially restricts our ability to Process data (including personal information), and exposes us to additional expense, and, if we cannot comply with applicable laws in a timely manner or at all, adverse publicity, harm to our reputation and liability. Although we make reasonable efforts to comply with all applicable laws and regulations and have invested and continue to invest in data privacy compliance efforts, there can be no assurance that we will not be subject to regulatory action, including fines, in the event of an incident or other claim. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, results of operations or financial condition.

Healthcare Reform Efforts

The U.S. federal and state governments continue to enact and seriously consider many broad-based legislative and regulatory proposals that have had a material impact on or could materially impact various aspects of the healthcare system and our business, operating results and/or cash flows. In addition, state and federal budgetary shortfalls and constraints pose potential risks for our revenue streams. We cannot predict how government payors or health care consumers might react to federal and state healthcare legislation and regulation, whether already enacted or enacted in the future, nor can we predict what form many of these regulations will take before implementation. Some examples of legislative and regulatory changes impacting our business include:

In March 2010, broad healthcare reform legislation was enacted in the United States through the ACA. There have since been numerous political and legal efforts to expand, repeal, replace or modify the ACA, some of which have been successful, in part, in modifying the law, as well as court challenges to the constitutionality of the law. The U.S. Supreme Court rejected the latest such case on June 17, 2021, when the Court held that the plaintiffs lacked standing to challenge the ACA’s requirement to obtain minimum essential health insurance coverage, or the individual mandate. Federal regulatory agencies continue to modify ACA regulations and guidance related to the ACA, often as a result of presidential directives. For example, on January 28, 2021, President Biden issued an executive order expressing the Administration’s commitment to protecting and strengthening Medicaid and the ACA. Federal agencies must examine agency actions to determine whether they are consistent with that commitment, and begin rulemaking to suspend, revise or rescind any inconsistent actions. Additionally, in response to the executive order, HHS opened a special enrollment period starting February 15, 2021 and continuing through August 15, 2021. We anticipate continued changes with respect to the ACA, either through Congress, court challenges, executive actions or administrative actions, which may significantly impact our business operations and results of operations.

In February 2018, Congress passed the Bipartisan Budget Act of 2018, which, among other things, adopted policies further integrating Medicare and Medicaid benefits for dual-eligible beneficiaries, repealed the Independent Payment Advisory Board that was established by the ACA and intended to reduce the rate of growth in Medicare spending, and extended sequestration cuts to Medicare payments through 2027. As a result of the CARES Act and subsequent legislation, the 2% aggregated reductions to Medicare payments will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, and a reduction of 1% from April 1, 2022 through June 30, 2022.

In March 2020, ONC and CMS issued complementary new rules that are intended to clarify provisions of the Cures Act regarding interoperability and information blocking and create significant new requirements for healthcare industry participants. It is unclear at this time what the costs of compliance with the new rules will be, and what additional risks there may be to our business.

While there may be significant changes to the healthcare environment in the future, the specific changes and their timing are not yet apparent. Specifically, changes in Medicare and Medicaid could lower provider and pharmacy solutions rates or increase our expenses. Any failure to successfully implement strategic initiatives that respond to future legislative, regulatory, and executive changes could have a material adverse effect on our business, results of operations and financial condition.

In December 2020, CMS and the HHS OIG issued final regulations to establish exceptions to the physician self-referral or Stark Law for certain value-based compensation arrangements between or among physicians, providers, and suppliers. The regulations also created a new exception for arrangements under which a physician receives limited remuneration for items or services actually provided by the physician, established a new exception for donations of cybersecurity technology and related services, and amended an exception for electronic health records items and services. These changes in federal regulations are anticipated to have a significant impact on healthcare providers and other stakeholders. In addition, we anticipate that additional changes will continue to be proposed in the future.

Other Regulations

Our operations are subject to various state hazardous waste and non-hazardous medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from medical services. Occupational Safety and Health Administration regulations require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including our provider and pharmacy solutions, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.

Federal and state law also governs the dispensing of controlled substances by pharmacists and physicians. For example, the Prescription Drug Marketing Act governs the distribution of drug samples. Any allegations or findings that we or our providers have violated any of these laws or regulations could have a material adverse impact on our reputation, business, results of operations and financial condition.

Legal Proceedings

From time to time, we are involved in various legal and/or administrative proceedings and subject to claims that arise in the ordinary course of business. We do not believe the ultimate liability, if any, for outstanding proceedings or claims, individually or in the aggregate, in excess of amounts already provided in our consolidated financial statements, will have a material adverse effect on our business, financial condition or results of operations. It is reasonably possible that an adverse determination might have an impact on a particular period. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. See “Risk Factors—Risks Related to Our Business—We may be subject to substantial malpractice or other similar claims” and “Risk Factors—Risks Related to Our Business—We are exposed to various risks related to governmental inquiries, regulatory actions and whistleblower lawsuits that could adversely affect our operating results. Our insurance may not cover all claims against us.”

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers and directors, their respective ages as of September 30, 2021 and a brief account of the business experience of each of them.

Name	Age	Position
Jon Rousseau	48	President and Chief Executive Officer and Director
Jim Mattingly	42	Executive Vice President and Chief Financial Officer
Bob Dries	55	President, PharMerica
Bob Barnes	50	President, Community Health Services
Rexanne Domico	56	President, Home Health Care and Rehabilitation Services
Mike McMaude	53	President, Hospice Services
Steve Reed	60	Chief Legal Officer
Lisa Nalley	47	Chief of Staff and Senior Vice President of Human Resources
Hunter Craig	38	Director
Johnny Kim	30	Director
Olivia Kirtley	70	Director Nominee*
Max Lin	40	Director
Patricia Ludwig	34	Director
Roger Phillips	64	Director
John Standley	58	Director

*	To be elected to the board upon or before the consummation of this offering.

Executive Officers

Jon Rousseau has served as our President and Chief Executive Officer and as a member of our board of directors since September 2016. Prior to joining the Company, Mr. Rousseau was an executive vice president at Kindred Healthcare, Inc. with multiple leadership roles from June 2013 – July 2016, including president of Kindred Rehabilitation Services and prior to that president of the Care Management Division and Kindred at Home, Kindred’s home health, hospice, home care and home-based primary care businesses. Before Kindred, Mr. Rousseau held a number of senior leadership positions at other market-leading health care product and technology companies, including vice president of global marketing, strategy and commercial development at Mylan, Inc. and global senior director of the continuous glucose monitoring franchise with Medtronic PLC (2006 – 2013). For the first part of his career, Mr. Rousseau worked at Friedman Fleischer & Lowe LLC in private equity (1998 – 2005) and at Morgan Stanley in investment banking (1996 – 1998). He received his MBA from Harvard Business School and his A.B. degree from Princeton University. We believe Mr. Rousseau’s qualifications to serve on our board of directors include his extensive executive and leadership experience in the healthcare industry and his multi-disciplinary background.

Jim Mattingly has served as our Executive Vice President and Chief Financial Officer since October 2017. Prior to joining the Company in 2017, Mr. Mattingly served as senior vice president and chief financial officer at Kindred Rehabilitation Services from April 2017 to October 2017. Prior to that, he served as vice president and chief financial officer at Kindred Rehabilitation Services from October 2015 to April 2017, and prior to that, Mr. Mattingly served as vice president of finance and controller for Kindred at Home, and he held several senior financial positions at Fortune Brands and Yum!. Mr. Mattingly has a Bachelor of Arts degree in economics and philosophy from Bellarmine University and a Master of Business Administration from Indiana University Bloomington.

Bob Dries has served as our President of PharMerica and Executive Vice President of BrightSpring Health Services since March 2019. Previously, Mr. Dries served as the Executive Vice President and Chief Financial

Officer of PharMerica since January 2017. Mr. Dries brings more than 30 years of operational financial experience and a deep knowledge of pharmacy services and the health care industry. Prior to joining PharMerica, Mr. Dries served as Executive Vice President and Chief Financial Officer at Healthways and, from 1996 to 2016, held several senior level positions at Omnicare, Inc. Mr. Dries began his career KPMG LLP, where he served both public and private companies. Mr. Dries obtained a Bachelor of Science degree in Accounting and Finance from the University of Kentucky and CPA designation (inactive).

Bob Barnes has served as our President of ResCare Community Living since July 2018. Prior to joining the Company, Mr. Barnes was the Senior Vice President of Operations at Trilogy Health Services, LLC from July 2016 to July 2018 where he directed national health care operations in the Midwest. Prior to Trilogy Health Services, Mr. Barnes served as the Chief Operating Officer at Affinity Health Services, Inc. and held operational leadership roles at Guardian Elder Care Holdings, Inc. Mr. Barnes holds a B.S. in Nursing from Mount Aloysius College and earned a Nursing Home Administration certification from Slippery Rock University.

Rexanne Domico has served as our President of Home Health Care and Rehabilitation Services since September 2017. Prior to joining the Company, Ms. Domico led LHC Group Inc.’s Hospice and market development teams across the country. She was also a founding member of the Hospice Promise Foundation and served as its President from 2014 to 2017. Ms. Domico held multiple senior leadership roles at Gentiva Health Services, Inc. including being the Senior Vice President for Mergers and Acquisitions. She serves as active executive board member for the Association for Home and Hospice Care of North Carolina. Ms. Domico has a B.A. in communications from Elon University.

Mike McMaude has served as our President of Hospice Services since April 2021 and the Chief Executive Officer of Abode since he founded the company in 2012. Prior to Abode, Mr. McMaude was the Chief Executive Officer of Voyager HospiceCare from 2007 to 2010. Prior to Voyager HospiceCare, Mr. McMaude founded and was the Chief Executive Officer of Accumed, a skilled-nursing homecare business. Earlier in his career, Mr. McMaude was the President of the Home Health division of Amedisys and held various positions with Columbia HCA, where his responsibilities included overseeing home health and hospice operations in the Central and Western United States. Mr. McMaude has a B.A. degree in business administration from Hardin-Simmons University, where he is currently a member of the board of Development. Mr. McMaude is also a member of the Advisory Board for Grant Avenue Capital, a member of the board of Overland International, LLC, and a member of the board of Community Health Accreditation Partner.

Steve Reed has served as our Chief Legal Officer since April 2013. His legal experience includes working in private practice, serving as the U.S. Attorney and an Assistant U.S. Attorney for the Western District of Kentucky, being the Deputy General Counsel for Kentucky Governor Brereton C. Jones and clerking for Chief Judge Edward H. Johnstone, U.S. District Court for the Western District of Kentucky. He has also served on numerous boards, including Res-Care, Inc., BrightSpring Health Service’s predecessor, the University of Kentucky Board of Trustees (and as chair), the Professional Ethics Executive Committee for the American Institute of CPA’s, Baptist Healthcare of Kentucky and Delta Dental of Kentucky.

Lisa Nalley has served as our Chief of Staff since February 2017 and Senior Vice President of Human Resources since August 2020, and also serves as the leader of the Executive Project Management Office. Prior to joining the Company, Ms. Nalley was a business consultant at Barrel Consulting, LLC, and before that, Ms. Nalley served as Sr. Director of Strategic Initiatives for Kindred Rehabilitation Services and Kindred at Home, as well as several other business improvement roles from 2003 to 2016 at Kindred Healthcare, Inc. Ms. Nalley has a B.S. in paralegal science from Marshall University.

Directors

Hunter Craig has served as a member of our board of directors since May 2020. Mr. Craig is a Director and has served as a member of the Health Care industry team within KKR & Co.’s Americas Private Equity platform since April 2020. Prior to joining KKR & Co., he was previously a vice president at GTCR LLC (2013-2020), where he was involved in investments across the healthcare sector. Mr. Craig began his career as an investment banking analyst in the global industrial & services group at Credit Suisse (2006-2008), before joining GTCR LLC as an Associate in 2008. Mr. Craig holds a B.B.A., magna cum laude, in Accountancy and Theology from the University of Notre Dame and an M.B.A. from Harvard Business School. We believe Mr. Craig’s qualifications to serve on our board of directors include his significant business, financial and investment experience related to the healthcare industry.

Johnny Kim has served as a member of our board of directors since 2019. Mr. Kim is a Director and has served as a member of the Health Care industry team within KKR & Co.’s Americas Private Equity platform since 2015. Mr. Kim currently serves on the Board of Directors of Argenta, Clarify Health Solutions, Global Medical Response, and Therapy Brands. He was also involved in KKR & Co.’s investments in EchoNous, Envision Healthcare and Zimmer Biomet, among others. Prior to joining KKR & Co., Mr. Kim was with Goldman Sachs (2013-2015) where he was involved in a number of mergers, acquisitions, and financing transactions. He holds an Honors B.A. with distinction from the Ivey Business School, Western University and was an Ivey Scholar. We believe Mr. Kim’s qualifications to serve on our board of directors include his significant business, financial and investment experience related to the healthcare industry.

Olivia Kirtley has been nominated to serve on our board of directors. Ms. Kirtley, a Certified Public Accountant and Chartered Global Management Accountant, has worked as a business consultant focused on strategic, risk and corporate governance issues since 2000, and prior to 2000, she served as a senior manager at a predecessor to the accounting firm Ernst & Young LLP and as chief financial officer and treasurer of Vermont American Corporation. Ms. Kirtley served as President and Chairman of the International Federation of Accountants (2014-2016), and also served as Chairman of the American Institute of Certified Public Accountants, or AICPA (1998-1999), and Chairman of the AICPA Board of Examiners. Ms. Kirtley has served on the board of Papa John’s International since 2004 and on the board of U.S. Bancorp since 2006, and previously served on the board of Rangold Resources Ltd (2017-2019) and on the board of a predecessor of the Company, ResCare, Inc. (1998-2019). She holds a B.A. in Accounting from Florida Southern College, and a Master’s Degree in Taxation from Georgia State University. We believe Ms. Kirtley’s qualifications to serve on our board of directors include her extensive audit, financial reporting, and risk management experience and experience serving on public company boards.

Max Lin has served as a member of our board of directors since 2017. Mr. Lin is a Partner at KKR & Co. where he leads the Health Care industry team within its Americas Private Equity platform and serves as a member of the Investment Committee and Portfolio Management Committee for Americas Private Equity, the Health Care Strategic Growth Investment Committee, and the Global Conflicts and Compliance Committee. Mr. Lin was involved in KKR & Co.’s investments in Coherus BioSciences, Covenant Physician Partners, Envision Healthcare, Global Medical Response, HCA, Heartland Dental, PetVet Care Centers, PRA Health Sciences, Therapy Brands, and Zimmer Biomet, among others. Prior to joining KKR & Co., Mr. Lin was with Morgan Stanley where he was involved in a number of mergers, acquisitions, and financing transactions. He holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Lin’s qualifications to serve on our board of directors include his significant business, financial and investment experience related to the healthcare industry and prior involvement with KKR Stockholder’s investment in the Company.

Patricia Ludwig has served as a member of our board of directors since August 2020. Ms. Ludwig is a principal at KKR & Co. on the KKR Capstone team, the portfolio operations group within KKR & Co. Ms. Ludwig joined KKR & Co. in 2015 and has worked closely with KKR portfolio companies including our Company, Channel Control Merchants and Optiv. During 2020, Ms. Ludwig took an interim role at Optiv serving as their Division Vice President of Services Operations. Prior to joining KKR, Ms. Ludwig was at the Boston Consulting Group where she worked across multiple industries including retail and healthcare. Ms. Ludwig holds a B.A., magna cum laude, from Williams College and an M.B.A. from Stanford University

Graduate School of Business where she was an Arjay Miller Scholar. We believe Ms. Ludwig’s qualifications to serve on our board of directors include her significant business and investment experience related to the healthcare industry.

Roger Phillips has served as a member of our board of directors since January 2021. Mr. Phillips is Vice President, Global Mergers and Acquisitions for Walgreens Boots Alliance, Inc., and has held this position since 2015. Prior to his current role at Walgreens Boots Alliance, Mr. Phillips was Director, Mergers and Acquisitions for Alliance Boots from 2011 through 2014. He initially joined Alliance Boots in 2003, serving in various mergers and acquisitions and corporate development roles. Prior to his role at Alliance Boots, Mr. Phillips held corporate finance roles with several U.S. commercial and investment banks and a governmental finance authority. Mr. Phillips holds an A.B. from Dartmouth College and an M.B.A. from Cornell University. We believe Mr. Phillips’ qualifications to serve on our board of directors include his significant executive and leadership experience related to the healthcare industry.

John Standley has served as a member of our board of directors since February 2021. Mr. Standley has served as executive vice president of Walgreens Boots Alliance, Inc. and president of Walgreens since August 2020. Prior to joining Walgreens, he was president (September 2008 to June 2013), chief executive officer (June 2010 to August 2019) and chairman (June 2012 to October 2018) of Rite Aid Corp. He was a director of Rite Aid from June 2009 to July 2019 and Chief Operating Officer from September 2008 to June 2010. Mr. Standley first joined Rite Aid in December 1999, serving as chief financial officer, chief administrative officer and senior executive vice president during his original tenure. Mr. Standley served as chief executive officer and board member of Pathmark Stores, Inc. from August 2005 to December 2007 and held executive financial positions at several other grocery and retail companies. He is also a former chairman of the National Association of Chain Drug Stores from April 2014 to April 2015 and previously served on the boards of CarMax, Inc. from August 2016 to January 2018 and SuperValue, Inc. from April 2013 to July 2015. Mr. Standley holds a B.S. from Pepperdine University. We believe Mr. Standley’s qualifications to serve on our board of directors include his extensive executive leadership and management experience and experience serving on public company boards.

There are no family relationships among our directors, director nominees and executive officers.

Composition of Our Board of Directors after this Offering

Our business and affairs are managed under the direction of our board of directors. Our second amended and restated certificate of incorporation will provide for a classified board of directors, with      directors in Class I (expected to be              ,              and             ),      directors in Class II (expected to be             ,              and             ) and      directors in Class III (expected to be             ,              and             ). See “Description of Capital Stock.”

In addition, pursuant to the existing stockholders agreement, each of KKR Stockholder and Walgreen Stockholder has the right to designate nominees to our board of directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Controlled Company Exemption

After the completion of this offering, KKR Stockholder and Walgreen Stockholder will continue to collectively beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our board of directors have a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following this offering, we may utilize one or more of these exemptions since our board of directors has not yet made a determination with respect to the independence of any directors.

In the future, we expect that our board of directors will make a determination as to whether other directors, including directors associated with KKR Stockholder or Walgreen Stockholder, are independent for purposes of the corporate governance standards described above. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on our board of directors’ independence determination with respect to our then-current directors, we may be required to add additional directors to our board of directors in order to achieve such compliance within the applicable transition periods.

Board Leadership Structure and Our Board of Director’s Role in Risk Oversight

Committees of Our Board of Directors

After the completion of this offering, the standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable.

Our chief executive officer and other executive officers will regularly report to the non-executive directors and the Audit Committee, the Compensation Committee and the Nominating and Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by KKR Stockholder and Walgreen Stockholder.

Audit Committee

Upon the completion of this offering, we expect to have an Audit Committee, consisting of             , who will be serving as the Chair,              and             . We believe that              will qualify as an independent director under the corporate governance standards of and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We also believe that each of             ,              and              will qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	assisting the board of directors in evaluating the qualifications, performance, and independence of our independent registered public accounting firm;

•	assisting the board of directors in monitoring the quality and integrity of our consolidated financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	reviewing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The SEC rules and the Nasdaq rules require us to have one independent audit committee member upon the listing of our common stock on Nasdaq, a majority of independent directors on the audit committee within 90 days of the effective date of the registration statement, and all independent audit committee members within one year of the effective date of the registration statement. Ms.              and Mr.              qualify as independent directors under Nasdaq listing standards and the independence standards of Rule 10A-3 of the Exchange Act.

Our board of directors will adopt a written charter for the Audit Committee, which will be available on our website upon the completion of this offering.

Compensation Committee

Upon the completion of this offering, we expect to have a Compensation Committee, consisting of             ,              and             , who will serve as the Chair.

The purpose of the Compensation Committee is to assist our board of directors in discharging its responsibilities relating to:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving, or making recommendations to the board of directors with respect to, our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure when such disclosure is required by SEC rules;

•	preparing the compensation committee report to be included in our annual proxy statement when such report is required by SEC rules; and

•	reviewing and making recommendations with respect to our equity compensation plan.

Our board of directors will adopt a written charter for the Compensation Committee, which will be available on our website upon the completion of this offering.

Nominating and Governance Committee

Upon the completion of this offering, we expect to have a Nominating and Governance Committee, consisting of             ,              and             , who will serve as the Chair.

The purpose of the Nominating and Governance Committee is:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

•	overseeing the evaluation of the board of directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our board of directors.

Our board of directors will adopt a written charter for the Nominating and Governance Committee, which will be available on our website upon the completion of this offering.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be a person who is or has been at any time one of our executive officers or team members. None of our executive officers will serve or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

We are parties to certain transactions with KKR Stockholder, Walgreen Stockholder and their respective affiliates described in the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Code of Ethics and Business Conduct

We will adopt a new Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officer. Our Code of Ethics and Business Conduct will be available on our website upon the completion of this offering. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our executive compensation philosophy and the material elements of compensation awarded to, earned by, or paid to our named executive officers with respect to the year ended December 31, 2021. Our executive compensation plan is designed to attract and retain individuals qualified to manage and lead our Company and to also motivate them to contribute to the achievement of our financial and operational goals and ultimately create and grow our equity value.

Our named executive officers for 2021 were:

Name	Title
Jon Rousseau	President and Chief Executive Officer
Jim Mattingly	Executive Vice President and Chief Financial Officer
Bob Dries	President, PharMerica
Bob Barnes	President, Community Health Services
Mike McMaude	President, Hospice Services

Compensation Philosophy, Objectives & Process – How We Make Compensation Decisions

Our Compensation Philosophy and Objectives

Our primary executive compensation philosophy and objectives are to:

•	attract, reward and retain the people that drive quality, operations, efficiency, growth and profitability;

•	provide fair and competitive compensation opportunities that appropriately reward executives for their contributions to our success; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

We seek to maintain a quality and performance-oriented culture and a compensation approach that rewards our named executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation if our goals and objectives are not achieved. Consistent with this philosophy, we have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements and fixed versus contingent payments in ways that we believe are most appropriate to motivate them.

Transition of Our Executive Compensation Programs

Our compensation approach is tied to our stage of development. Prior to this offering, we were a privately-held company. As a result, we have not been subject to any stock exchange listing or SEC rules related to Board and compensation committee structure and function. In April 2021, we engaged Meridian Compensation Partners, a compensation consulting firm, to provide executive compensation consulting services to help align executive pay with market practices for executive pay decisions following this offering.

As our executive compensation program evolves as a public company, we expect that it will reflect the belief that the total amount earned by our executives will depend on achieving performance objectives designed to enhance stockholder value. We intend to continue to evaluate and possibly make changes to our executive compensation programs with the goal of aligning our programs with our executive compensation philosophy as a public company. Accordingly, the compensation paid to our named executive officers for 2021, and the form and manner in which it was paid, is not necessarily indicative of how we will compensate our named executive officers after this offering.

Role of Our Board of Directors and Executive Officers

Prior to this offering, we were a privately-held company and, with the exception of equity compensation, the compensation of our executive officers was largely set by our Chief Executive Officer, except with respect to himself. Our compensation committee and our Board of Directors have determined and approved long-term executive compensation for our executive officers after taking into consideration the recommendations of our Chief Executive Officer, except with respect to his own long-term executive compensation. Our compensation committee and our Board of Directors annually review our Chief Executive Officer’s performance and approve any changes to his compensation package in light of such review. Our Chief Executive Officer does not participate in deliberations regarding his own compensation. Our Chief Executive Officer periodically reviews each other named executive officer’s performance with our Board of Directors and recommends an appropriate base salary, annual incentive payout, relevant discretionary bonuses, if applicable, and grants of long-term equity incentive awards.

Except where the context requires otherwise, the terms “Board” or “Board of Directors” as used in this “Executive Compensation” section refer to the Board of Directors of BrightSpring Health Services, Inc. (formerly known as Phoenix Parent Holdings Inc.).

Role of the Compensation Consultant

In April 2021, we engaged Meridian Compensation Partners, a compensation consulting firm, or the Consultant, to provide executive compensation consulting services to help align executive pay with market practices following this offering.

In connection with this offering, the Consultant performed a variety of work, including but not limited to: assisting in the development of a market-based executive compensation program and conducting a review of the competitiveness of our executive compensation program. To assist our Board of Directors in its review and evaluation of each of these areas in connection with this offering, the Consultant established a peer group composed of 20 companies described below. The peer group was selected based on weighted parameters and financial information and is intended to ensure that the Company remains within a reasonable range of the peer median in terms of revenue, headcount, and market value.

Acadia Healthcare Company, Inc.	Encompass Health Corporation	Quest Diagnostics Incorporated
Amedisys, Inc	Laboratory Corporation of America Holdings	Select Medical Holdings Corporation
AMN Healthcare Services, Inc.	LHC Group, Inc.	Tenet Healthcare Corporation
Brookdale Senior Living Inc.	Magellan Health, Inc.	The Ensign Group, Inc.
Chemed Corporation	MEDNAX, Inc.	Triple-S Management Corporation
Community Health Systems, Inc.	Molina Healthcare, Inc.	Universal Health Services, Inc.
DaVita Inc.	Option Care Health, Inc.

Elements of Compensation – What We Pay and Why

Base Salary

Base salary compensates executives for performing the requirements of their positions and provides executives with a predictable and stable level of cash income with respect to a portion of their total compensation. Base salaries are intended to reward performance and to attract and retain key executives. Base salaries may be adjusted annually and, in certain circumstances, adjusted mid-year to address competitive pressures or changes in job responsibilities.

Base salary rates for 2021 were as follows:

Name	2021 Base Salary Rate
Jon Rousseau	$800,000
Jim Mattingly	$413,154
Bob Dries	$500,000
Bob Barnes	$410,862
Mike McMaude	$450,000

Effective June 1, 2021, Messrs. Mattingly and Barnes received a base salary increase of 2.5% each. None of our other named executive officers received increases to their base salaries in 2021.

Annual Cash Incentive Program

We provide our named executive officers with the opportunity to share in our success through annual cash incentive awards under three separate short-term incentive compensation plans. During 2021, Messrs. Rousseau, Mattingly and Barnes participated in the BrightSpring Health Services Short Term Incentive Compensation Plan, or the BHS STIC, Mr. Dries participated in the PharMerica Short Term Incentive Compensation Plan, or the PMC STIC, and Mr. McMaude participated in the Hospice Short Term Incentive Compensation Plan, or the Hospice STIC and, collectively with the BHS STIC and PMC STIC, the STICs. Each of the plans is designed to provide each participant with a “balanced scorecard” for his annual cash incentive award. The “balanced scorecard” establishes specific corporate performance goals balanced by goals from the officer’s individual area of responsibility and his expected level of contribution to the Company’s achievement of its corporate goals. Payouts under our STICs are based on our achievement of predefined financial and operational performance targets included within the balanced scorecard. For 2021, our STICs focused on our ability to grow total company-wide profitability (EBITDA, calculated as described in the “Summary—Summary Historical Consolidated Financial and Other Data” section of this prospectus) and our ability to improve company-wide or business unit performance in the areas of quality, people, efficiency and growth. The balanced scorecard approach is designed to encourage a consistent, long-term management approach to enhancing stockholder value.

For 2021, performance objectives were set at levels that we believed would reflect strong performance based on historical performance and the then-prevailing relevant market conditions in our businesses and macroeconomic conditions. We believe the combination of these performance measures and the proportionate weighting assigned to each reflected our overall goals for 2021, which balanced the achievement of our financial performance with the other scorecard categories. Each of the STICs requires that a minimum EBITDA trigger be met as the “gate” into the plan. If this minimum EBITDA trigger is not achieved for the calendar year performance period, then the plan will not be funded and payouts will not be made to the participant. In addition, awards under the STICs, if earned, are generally contingent upon the participant remaining in continuous employment through the payment date.

The following table illustrates the weighting of each of the scorecard objectives under the applicable STIC for each named executive officer:

Name	Financial Company-Wide or Operating Unit EBITDA	Additional Operating Unit Financial(1)	Quality and People(2)	Company-Wide or Operating Unit Efficiency(3)	Company-Wide or Operating Unit Revenue Growth
Jon Rousseau	60%	0%	20%	10%	10%
Jim Mattingly	60%	0%	20%	10%	10%
Bob Dries	60%	0%	15%	15%	10%
Bob Barnes	50%	10%	20%	10%	10%
Mike McMaude	50%	0%	0%	0%	50%

(1)	The additional operating unit financial objectives for Mr. Barnes were Service Verification Process (SVP) and Consolidated Community Living DSO.
(2)	Mr. Dries only has quality objectives on his balanced scorecard.
(3)

Free cash flow for Messrs. Rousseau and Mattingly. Consolidated PMC Inventory Days on Hand, A/R DSO and SG&A as a percentage of revenue for Mr. Dries. Consolidated community living overtime hours as a percentage of total hours worked for Mr. Barnes. Free cash flow is defined as operating cash flow less capital expenditures.

Payouts are based on threshold, target and maximum levels of achievement of the performance objectives applicable to participants. Threshold refers to the minimum acceptable level of performance required for bonus payout consideration, target is the desired level of performance and maximum is aspirational performance. We focus on matching rewards with results and encourage executive officers to make significant contributions toward our financial results by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals. We believe that establishing a maximum payout amount under our STICs deters excessive risk-taking, while having an equitable payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold. Notwithstanding the forgoing, we have reserved the ability to adjust the actual financial performance results to exclude the effects of extraordinary, unforeseen, unusual, or infrequently occurring events.

The following tables also illustrate the EBITDA trigger percentage for plan funding and payout.

BHS STIC

Messrs. Rousseau, Mattingly and Barnes

Plan Funding Trigger as Percentage of Executive’s EBITDA Target	Payout as a Percentage of Target Award
	Threshold (%) 95% Achievement Level	Target (%) 100% Achievement Level	Maximum (%) 120% Achievement Level
95%	35%	100%	200%

Under the BHS STIC, if achievement with respect to any performance objective falls between the threshold and target payout percentages, or between the target and maximum payout percentages, the achievement factor for that particular performance objective will be interpolated on a straight-line mathematical basis. If achievement with respect to any performance objective does not reach threshold payout percentage, then that objective will be deemed to have 0% attainment.

PMC STIC

Mr. Dries

	EBITDA Payout as a Percentage of Target Award			All Other Scorecard Payout as a Percentage of Target Award
Plan Funding Trigger as Percentage of Executive’s EBITDA Target	Threshold (%) 95% Achievement Level	Target (%) 100% Achievement Level	Maximum (%) 120% Achievement Level	Threshold (#) 90% Achievement Level	Target (#) 100% Achievement Level	Maximum (#) 110% Achievement Level
95%	35%	100%	200%	90%	100%	110%

Under the PMC STIC, with respect to PMC Consolidated EBITDA, if achievement falls between the threshold and target payout percentages, or between the target and maximum payout percentages, the achievement factor will be interpolated on a straight-line mathematical basis. However, for all other scorecard objectives there is no interpolation between achievement levels and participants must fully achieve the next level of performance on the scale to achieve a higher payout. If achievement with respect to any performance objective does not reach threshold payout percentage, then that objective will be deemed to have 0% attainment.

Hospice STIC

Mr. McMaude

Plan Funding Trigger as Percentage of Executive’s EBITDA Target	Payout as a Percentage of Target Award
	Threshold (%) 95% Achievement Level	Target (%) 100% Achievement Level	Maximum (%) 120% Achievement Level
95%	35%	100%	200%

Under the Hospice STIC, if achievement with respect to any performance objective falls between the threshold and target payout percentages, or between the target and maximum payout percentages, the achievement factor for that particular performance objective will be interpolated on a straight-line mathematical basis. If achievement with respect to any performance objective does not reach threshold payout percentage, then that objective will be deemed to have 0% attainment.

For each of the performance objectives, the achievement factor is determined by calculating the payout percentage against the target award opportunity based on the pre-established scale for each plan illustrated in the tables below. The weighted achievement factor for each of the performance objectives is determined by multiplying the weight attributed to each performance objective by the applicable achievement factor for each measure. The following tables outline the calculation of the funding attainment based on the pre-established scale associated with our actual results against the targets and the resulting weighted achievement factors:

BHS STIC

Messrs. Rousseau and Mattingly

Performance Objective	Weighting	Threshold Achievement	Target Achievement	Actual Achievement	Percent Achievement (% of Target)	Percent Payout (%)
Financial
Company-Wide EBITDA ($ in millions)(1)	60%	433.22	456.02	464.86	101.94%	105%
Quality
Roll-Up of Field Quality Metrics	10%	90.25%	95%	96.31%	101.37%	106.87%
People
G&A as a % of Revenue
- Executive dept. (for Mr. Rousseau)	10%	0.09%	0.09%	0.08%	107.17%	135%
- Accounting & Finance dept. (for Mr. Mattingly)	10%	0.46%	0.43%	0.44%	98.63%	74%
Efficiency
Free Cash Flow(2) ($ in millions)	10%	133.0	140.0	188.0	134.29%	200%
Growth
Company-wide Revenue ($ in millions)	10%	6,301.73	6,633.4	6,668.68	100.53%	100%

(1)	EBITDA trigger for plan funding was 95% of target, which was also threshold performance under the balanced scorecard.
(2)	Free cash flow is defined as operating cash flow less capital expenditures.

PMC STIC

Mr. Dries

Performance Objective	Weighting	Threshold Achievement	Target Achievement	Actual Achievement	Percent Achievement (% of Target)	Percent Payout (%)
Financial
PMC Consolidated EBITDA ($ in millions)(1)	60%	304.9	320.95	319.2	99.46%	87%
Quality
LTC Pharmacy - On-Time Delivery	7.5%	96%	97%	97.78%	100.8%	100%
LTC Pharmacy - Order Completeness	7.5%	97%	98%	99.59%	101.62%	110%
Efficiency
PMC Consolidated Inventory Days on Hand(2)	5%	31.6	31.0	25.8	116.77%	110%
PMC Consolidated A/R DSO(3)	5%	32.5	31.9	30.6	104.08%	110%
PMC Consolidated SG&A as a % of revenue	5%	17.6%	16.8%	16.56%	101.43%	100%
Growth
PMC Consolidated Revenue ($ in millions)	10%	4,108.84	4,325.1	4,357.42	100.75%	100%

(1)	EBITDA trigger for plan funding was 95% of target, which was also threshold performance under the balanced scorecard.
(2)	Inventory Days on Hand (DOH) – Determines how quickly PharMerica utilizes the average inventory available at its disposal.
(3)	Days Sales Outstanding (DSO) – Average collection period for accounts receivable expressed as Accounts Receivable divided by Average Sales per Day.

BHS STIC

Mr. Barnes

Performance Objective	Weighting	Threshold Achievement	Target Achievement	Actual Achievement	Percent Achievement (% of Target)	Percent Payout (%)
Financial
Consolidated Community Living EBITDA ($ in millions)(1)	50%	131.87	138.81	144.12	103.83%	115%
Community Living - Service Verification Process (SVP) ($ in millions)(2)	5%	(2.23)	(2.12)	(0.36)	183.12%	200%
Community Living DSO	5%	36.33	34.6	38.2	89.6%	0%
Quality
Aggregate Quality Measures	10%	90.25%	95%	108.11%	113.8%	168.5%
People
Turnover (Consolidated Community Living)(3)	10%	65%	61.9%	66.6%	92.32%	0%

Performance Objective	Weighting	Threshold Achievement	Target Achievement	Actual Achievement	Percent Achievement (% of Target)	Percent Payout (%)
Efficiency
Consolidated Community Living Overtime Hours as a % of Total Hours Worked	10%	16.6%	15.8%	19.4%	77.36%	0%
Growth
Consolidated Community Living Revenue ($ in millions)	10%	1,004.35	1,057.22	1,092.28	103.32%	115%

(1)	EBITDA trigger for plan funding was 95% of target, which was also threshold performance under the balanced scorecard.
(2)	Service Verification Process (SVP) – unauthorized services provided.
(3)	Turnover – the rolling 12 months of terminations excluding quick quits divided by the total number of employees at the beginning of the measurement period.

Hospice STIC

Mr. McMaude

Performance Objective	Weighting	Threshold Achievement	Target Achievement	Actual Achievement	Percent Achievement (% of Target)	Percent Payout (%)
Financial
Hospice Consolidated EBITDA ($ in millions)(1)	50%	35.53	37.4	36.62	97.92%	64.8%
Growth
Hospice Consolidated Revenue ($ in millions)	50%	180.17	189.66	184.51	97.29%	64.8%

(1)	EBITDA trigger for plan funding was 95% of target, which was also threshold performance under the balanced scorecard.

For 2021, our named executive officers’ target annual cash incentive award as a percentage of earned base salary was 100% for Messrs. Rousseau, Mattingly and Dries, 60% for Mr. Barnes and 50% for Mr. McMaude. Actual amounts paid under the STICs were calculated separately for each scorecard performance objective by multiplying each named executive officer’s base salary earned in 2021 by (i) the executive’s STIC target award opportunity (which is reflected as a percentage of earned base salary) and (ii) the executive’s weighted performance objective achievement factor for that objective, and then adding the results together.

The following table illustrates the calculation of the payout earned under the applicable STIC by each of our named executive officers.

Name	Base Salary Earned	Target Award as a percentage of Base Salary	Target Award Opportunity ($)	Payout Earned Under Balanced Scorecard ($)	Payout as a percentage of Target Award
Jon Rousseau	$800,000	100%	$800,000	$937,497	117%
Jim Mattingly	$413,154	100%	$413,154	$458,960	111%
Bob Dries	$500,000	100%	$500,000	$469,750	94%
Bob Barnes	$410,862	60%	$246,517	$236,287	96%
Mike McMaude	$320,548	50%	$160,274	$103,858	65%

Notwithstanding the establishment of the performance components and the formula for determining the STIC award payment amounts as described above, we have the ability to exercise positive or negative discretion and award a greater or lesser amount than determined by the above formula if, in the exercise of our business judgment, we determine that a greater or lesser amount is warranted under the circumstances.

For 2021, we made discretionary increases to the balanced scorecard payouts for Messrs. Mattingly and Dries based on our desire to provide equitable compensation and retain these executives in consideration of the overall business circumstances in the aggregate and in light of the extensive efforts made by them to respond to the COVID-19 business environment. The amounts of these bonuses are shown below:

Name	Discretionary Bonus
Jon Rousseau	—
Jim Mattingly	$100,000
Bob Dries	$54,000
Bob Barnes	—
Mike McMaude	—

Additional details regarding the dollar value of threshold, target and maximum bonus payout opportunities for 2021 are provided under “Executive Compensation Tables—Grants of Plan-Based Awards.”

Home Health and Hospice Bonus

In September 2021, we entered into an arrangement, which arrangement we refer to as the Home Health and Hospice bonus, pursuant to which we granted Mr. McMaude 15,950 “phantom shares.” Each phantom share represents the right to receive a cash payment equal to the excess, if any, of the fair market value of a hypothetical interest in our Home Health and Hospice business on the relevant date over $907.23, the “strike price” of the phantom share. The value of the hypothetical interest in our Home Health and Hospice business is calculated based on the following formula: EBITDA (as determined for our most recently completed fiscal year) multiplied by 11.0x divided by the total number hypothetical interests in our Home Health and Hospice business as of the relevant date, subject to certain adjustments.

The phantom shares are subject to both time-based and performance-based vesting. The phantom shares become time vested in three tranches, with 2,392.50 phantom shares eligible to time-vest on June 30, 2024, 3,190 phantom shares eligible to time-vest on June 30, 2025, and the remaining 10,367.50 phantom shares eligible to time-vest on June 30, 2026. Time-vested phantom shares are eligible to performance vest based on achievement of a specified EBITDA target for the Home Health and Hospice business (excluding the expense related to the phantom shares and subject to certain adjustments, including with respect to acquisitions) with respect to the relevant performance year as follows:

Performance Year	EBITDA Target ($)
July 1, 2023 through June 30, 2024	121,200,000
July 1, 2024 through June 30, 2025	138,500,000
July 1, 2025 through June 30, 2026	152,700,000

To the extent that the EBITDA target for the applicable performance year is not achieved, a portion of the phantom shares eligible to vest in the applicable performance year will become vested as follows:

Percentage of EBITDA Target Achieved	Percentage of Phantom Shares Performance Vesting
<85%	0%
85%	50%
87.5%	60%
90%	70%
92.5%	77.5%
95%	85%
97.5%	92.5%
≥100%	100%

There is no interpolation between performance levels, and to the extent that performance falls between two performance levels, the lower vesting percentage will apply. To the extent that the minimum EBITDA target is not achieved with respect to the performance years ending June 30, 2024 and/or June 30, 2025, the time-vested phantom shares for such years will remain outstanding and eligible to vest in a future performance year upon achievement of target EBITDA for such later year.

The maximum amount payable in respect of a phantom share granted to Mr. McMaude is $1,500 per phantom share, and we believe that establishing a maximum payout amount deters excessive risk-taking, while having an equitable payout amount that can be earned at defined performance thresholds encourages goal attainment. No payout is made for performance below the minimum threshold. We focus on matching rewards with results and encourage Mr. McMaude to make significant contributions toward the financial results for the Home Health and Hospice business by providing a reward for reaching threshold expectations, plus an upside for reaching our target goals. In addition, payments in respect of the phantom shares are contingent upon Mr. McMaude remaining in continuous employment through the payment date.

Discretionary Retention Bonus

From time to time, we may award sign-on, retention and other discretionary bonuses to attract, reward or retain executive talent. In 2021, Mr. Barnes received an additional cash retention bonus award in the aggregate amount of $280,000.

Long-Term Incentive Program

In addition to base salary and cash bonus compensation, each of our named executive officers is eligible for long-term equity awards. The LTI program is designed to reward for future Company performance, align with the long-term interests of our stockholders and to retain executives over multi-year vesting periods. LTI compensation provides an opportunity for executive officers to increase their ownership interest in the Company through grants of equity-based awards.

The Board of Directors adopted the 2017 Stock Plan, effective January 24, 2018. To date, the only form of equity award granted to our executive officers have been stock options under the 2017 Stock Plan. The 2017 Stock Plan will be terminated upon the consummation of this offering and, following this offering, it is not expected that any equity awards will be issued under the 2017 Stock Plan.

Since the adoption of the 2017 Plan, equity awards have been granted in connection with an executive’s initial employment, and upon a significant performance contribution or increase in responsibility or job scope. Our Board of Directors determines the amount of long-term executive compensation for our executive officers after taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding holdings of each executive officer, organizational significance of their position, and individual performance (both historical and expected future performance). Only Mr. McMaude received an equity grant in 2021.

Option Awards Granted in 2021

In May 2021, our Board of Directors granted 8,750 stock options to Mr. McMaude. The stock options are divided into time-vesting options (50% of the stock options granted) and performance-vesting options (50% of the stock options granted, of which 50% are 2.0x performance-vesting stock options and 50% are 2.5x performance-vesting stock options). The grant date fair value, calculated in accordance with Topic 718, for this award is reported in the Summary Compensation Table. Additional details regarding the equity award described above, including grant date and exercise price, are provided under “Executive Compensation Tables — Outstanding Equity Awards at December 31, 2021.”

The stock options have a ten-year term and vest as follows:

•

The time-vesting stock options vest ratably over five years, with 20% vesting on each of the first five anniversaries of a specified vesting reference date, subject to continued employment or service through each applicable vesting date.

•

The 2.0x performance-vesting stock options vest when and if the KKR Stockholder receives cash proceeds with respect to or in exchange for equity securities of the Company equal to a 2.0x multiple on its investment, subject to continued employment or service through each applicable measurement date.

•

The 2.5x performance-vesting stock options vest when and if the KKR Stockholder receives cash proceeds with respect to or in exchange for equity securities of the Company equal to a 2.5x multiple on its investment, subject to continued employment or service through each applicable measurement date.

Subject to the call rights described below, in connection with a termination of employment for “cause” or in the event of a “restrictive covenant violation” (each as defined in the applicable stock option award agreements), all stock options, whether vested or unvested, will be immediately forfeited.

Option Awards Granted in 2020

In May 2020, our Board of Directors granted 12,000 and 750 stock options, respectively, to Mr. Dries and Mr. Barnes. The stock options are divided into time-vesting options (50% of the stock options granted) and performance-vesting options (50% of the stock options granted, of which 50% are 2.0x performance-vesting stock options and 50% are 2.5x performance-vesting stock options). Additional details regarding the equity awards described above, including grant dates and exercise prices, are provided under “Executive Compensation Tables—Outstanding Equity Awards at December 31, 2021.”

The stock options have a ten-year term and vest as follows:

•

With respect to Mr. Dries, the time-vesting stock options vest ratably over three years with one-third vesting on each of the first three anniversaries of a specified vesting reference date subject to continued employment or service through each applicable vesting date. With respect to Mr. Barnes, the time-vesting stock options vest ratably over five years, with 20% vesting on each of the first five anniversaries of a specified vesting reference date, subject to continued employment or service through each applicable vesting date.

•

The 2.0x performance-vesting stock options vest when and if the KKR Stockholder receives cash proceeds with respect to or in exchange for equity securities of the Company equal to a 2.0x multiple on its investment, subject to continued employment or service through each applicable measurement date. In the case of Mr. Dries, after March 5, 2022, vesting is no longer subject to his continued employment or service.

•

The 2.5x performance-vesting stock options vest when and if the KKR Stockholder receives cash proceeds with respect to or in exchange for equity securities of the Company equal to a 2.5x multiple on its investment, subject to continued employment or service through each applicable measurement date. In the case of Mr. Dries, after March 5, 2022, vesting is no longer subject to his continued employment or service.

Subject to the call rights described below, in connection with a termination of employment for “cause” or in the event of a “restrictive covenant violation” (each as defined in the applicable stock option award agreements), all stock options, whether vested or unvested, will be immediately forfeited.

Option Awards Granted in 2019

In September 2019, our Board of Directors granted 47,000 and 9,000 stock options, respectively, to Mr. Mattingly and Mr. Barnes. In October 2019, our Board of Directors granted 243,480 and 60,000 stock options, respectively, to Mr. Rousseau and Mr. Dries. The stock options are divided into time-vesting options (50% of the stock options granted) and performance-vesting options (50% of the stock options granted, of which 50% are 2.0x performance-vesting stock options and 50% are 2.5x performance-vesting stock options). Additional details regarding the equity awards described above, including grant dates and exercise prices, are provided under “Executive Compensation Tables—Outstanding Equity Awards at December 31, 2021.”

The stock options have a ten-year term and vest as follows:

•

The time-vesting stock options vest, with respect to Messrs. Mattingly and Barnes, over five years, with 20% vesting on each of the first five anniversaries of a specified vesting reference date, with respect to Mr. Rousseau, over five years, with 20% vesting on March 5, 2020, with an additional 5% vesting on each subsequent quarterly anniversary of that date and, and with respect to Mr. Dries, as to 3,713 stock options on October 16, 2019, 4,950 stock options on December 7, 2019, 3,811 stock options on March 5, 2020, 4,951 stock options on December 7, 2020, 3,812 stock options on March 5, 2021, 4,951 stock options on December 7, 2021, and 3,812 stock options on March 5, 2022, in each case, subject to continued employment or service through each applicable vesting date. In the case of Mr. Rousseau, upon this offering and upon each date following this offering upon which the KKR Stockholder or the Walgreen Stockholder, or the Investors, sell our common stock, a number of Mr. Rousseau’s then-unvested time-vesting stock options will vest such that the percentage of vested time-vesting stock options as of the relevant sale date (to the extent that relevant percentage of time-vesting stock options has not already vested in the ordinary course) will equal the percentage of the total equity securities held by the Investors before this offering being sold by the Investors on the relevant sale date.

•

The 2.0x performance-vesting stock options vest when and if the KKR Stockholder receives cash proceeds with respect to or in exchange for equity securities of the Company equal to a 2.0x multiple on its investment, subject to continued employment or service through each applicable measurement date. In the case of Mr. Dries, after March 5, 2022, vesting is no longer subject to his continued employment or service.

•

The 2.5x performance-vesting stock options vest when and if the KKR Stockholder receives cash proceeds with respect to or in exchange for equity securities of the Company equal to a 2.5x multiple on its investment, subject to continued employment or service through each applicable measurement date. In the case of Mr. Dries, after March 5, 2022, vesting is no longer subject to his continued employment or service.

Subject to the call rights described below, in connection with a termination of employment for “cause” or in the event of a “restrictive covenant violation” (each as defined in the applicable stock option award agreements), all stock options, whether vested or unvested, will be immediately forfeited.

Call Rights

The stock options held by our named executive officers are subject to call rights as set forth in the stockholders agreement described under “Certain Relationships and Related Party Transactions”, as follows:

•

If the named executive officer’s employment with us is terminated by us for cause, or if a restrictive covenant violation occurs, we have the right, but not the obligation, for a 12-month period following such termination of employment or restrictive covenant violation, as applicable, to purchase the shares issued upon the exercise of a stock option held by such named executive officer at a price per share equal to the lesser of fair market value and cost, which means that such shares will be effectively forfeited; and

•

If the named executive officer’s employment with us is terminated for any reason other than as set forth above, we have the right, but not the obligation, for a 12-month period following such termination of employment, to purchase the shares issued upon the exercise of a stock option held by such named executive officer at a price per share equal to fair market value and, if a change in control or an initial public offering occurs during the three-month period following our exercise of the call right, the named executive officer will be entitled to receive an amount equal to the excess, if any, of the fair market value per share on the date of the change in control or initial public offering, as applicable, over the fair market value per share paid by us when we exercised the call right.

For more information on vesting and other treatment of these stock options upon specified termination events or a change in control, see “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”

Executive and Broad-Based Employee Benefits

Our named executive officers are eligible to receive the same medical, dental, vision and voluntary benefits offered to all other full-time employees. Additionally, our named executive officers, other than Mr. McMaude, are eligible to receive enhanced life and disability benefits, including group term life and accidental death & dismemberment insurance (2.0x their annual base salary up to $1.5 million), full income replacement as a result of a short term disability for up to 26 weeks, and a long term disability benefit of 70% of monthly earnings up to a maximum of $20,000 per month. The enhanced short-term disability benefit program is self-funded (i.e., no premiums are paid to a third-party insurer) and thus there is no incremental cost to the Company to provide this benefit, as no specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.

During 2021, we sponsored and maintained a plan qualified under Section 401(k) of the Internal Revenue Code for all eligible employees, including our named executive officers, which we refer to as our 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to defer a portion of their compensation, up to the limit prescribed by the Internal Revenue Service. None of our named executive officers received any employer matching contributions under our 401(k) Plan with respect to 2021.

In addition, in 2021, under our BrightSpring Health Services Nonqualified Deferred Compensation Plan, management and other highly compensated employees were permitted to defer up to 50% of their annual salary. None of our named executive officers elected to defer any compensation with respect to 2021.

Severance Arrangements

Our employment arrangements with each of our named executive officers provide for payments and other benefits in connection with certain qualifying terminations of employment. Our Board of Directors believes that these severance benefits: (1) help secure the continued employment and dedication of our named executive officers; (2) enhance our value to a potential acquirer because our named executive officers have non-competition, non-solicitation and confidentiality provisions that apply after any termination of employment, including after a change in control; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the severance arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer who are currently employed by the Company had his employment terminated on December 31, 2021, is provided under “Termination and Change in Control Arrangements.”

Actions Taken in Connection with This Offering

Post-IPO Long-Term Incentive Plan

In connection with this offering, our Board of Directors expects to adopt, and we expect our stockholders to approve, our 2022 Incentive Plan, which will allow us to implement a new market-based long-term incentive program to align our executive compensation package with similarly situated public companies. See “Equity Incentive Plans—2022 Incentive Plan” below for additional details.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jon Rousseau President and Chief Executive Officer	2021	800,000	—	—	937,497	2,551	1,740,048
	2020	800,000	300,000	—	831,654	2,530	1,934,184
Jim Mattingly Executive Vice President and Chief Financial Officer	2021	413,154	100,000	—	458,960	2,163	974,277
	2020	406,994	290,000	—	418,010	2,140	1,117,144
Bob Dries President, PharMerica	2021	500,000	54,000	—	469,750	2,263	1,026,013
	2020	500,001	280,000	256,740	400,001	13,640	1,450,382
Bob Barnes President, Community Health Services	2021	410,862	280,000	—	236,287	2,161	929,310

Mike McMaude President, Hospice Services	2021	320,548	—	496,125	103,858	—	920,531

(1)

Amounts reflect the named executive officer’s annual base salary earned during the applicable year (or, with respect to Mr. McMaude, the portion of 2021 beginning on his commencement of employment with us on April 15, 2021) taking into account increases, if any, in base salary during the course of the year.

(2)

For Mr. Barnes, amount reflects the retention bonus awarded to Mr. Barnes during 2021 as described in “Elements of Compensation—What We Pay and Why—Discretionary Retention Bonus” and, for Messrs. Mattingly and Dries, the discretionary portion of the 2021 annual cash incentive awards described above under “Elements of Compensation—What We Pay and Why—Annual Cash Incentive Program.”

(3)

Amounts reflect the aggregate grant date fair value of time-vesting stock options granted to Mr. McMaude by us in 2021 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or Topic 718, disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 10 to our audited consolidated financial statements included elsewhere in this prospectus. The 2.0x performance-vesting stock options and 2.5x performance-vesting options are subject to market conditions as defined under applicable accounting standards. The grant date fair value of the performance-vesting stock options was computed based upon the probable outcome of the performance conditions as of the grant date in accordance with Topic 718. Achievement of the performance conditions for the performance-vesting stock options was not deemed probable on the grant date and, accordingly, no value is included in the table for these awards pursuant to the SEC’s disclosure rules. Assuming achievement of the performance conditions, the aggregate grant date fair values of the performance-vesting stock options granted to Mr. McMaude would have been $259,350.

(4)

Amounts reflect the aggregate short-term cash incentive plan payouts for the named executive officers earned in 2021. See under “Elements of Compensation—What We Pay and Why—Annual Cash Incentive Program.”

(5)	“All Other Compensation” for 2021 consists of the following:

Name	Enhanced LTD Insurance Premium ($)	GTL Insurance Premium ($)	AD&D Insurance Premium ($)	Total ($)
Jon Rousseau	1,687	684	180	2,551
Jim Mattingly	1,687	377	99	2,163
Bob Dries	1,687	456	120	2,263
Bob Barnes	1,687	375	99	2,161
Mike McMaude	—	—	—	—

Grants of Plan-Based Awards

The following table provides information on bonus opportunity ranges under the applicable 2021 cash incentive plan for, and stock options granted in 2021 to, each of our named executive officers.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)(1)	Target ($)	Maximum ($)
Jon Rousseau	BHS STIC	2/9/2021	168,000	800,000	1,600,000
Jim Mattingly	BHS STIC	2/9/2021	86,762	413,154	826,307
Bob Dries	PMC STIC	2/9/2021	105,000	500,000	820,000
Bob Barnes	BHS STIC	2/9/2021	43,140	246,517	493,034
Mike McMaude	Time- Vesting Stock Options	5/12/2021				4,375	$250	496,125
	Performance- Vesting Stock Options	5/12/2021				4,375	$250	—
	Phantom Shares(3)	9/17/2021	—	4,275,085	23,925,000
	Hospice STIC	4/15/2021	28,048	160,274	320,548

(1)

Amounts reflect, with respect to each of our named executive officers, the possible payouts of cash incentive compensation under our STICs and, with respect to Mr. McMaude, the possible payouts of cash incentive compensation under the Home Health and Hospice bonus. Under our STICs, the threshold amount is calculated as the minimum amount that could be payable under the applicable plan to the participating executive assuming satisfaction of the initial EBITDA trigger required to fund the particular plan (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s achievement of other balanced scorecard objectives). If the Company had achieved exactly the threshold level of EBITDA required to fund the applicable STIC plan (and no higher), the payout percentage would be the amount reflected in this column. The actual amounts paid, with respect to the STICs, are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)

Amounts reflect the aggregate grant date fair value of time-vesting stock options granted to Mr. McMaude by us in 2021 computed in accordance with Topic 718 disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 10 to our audited consolidated financial statements included elsewhere in this prospectus. The 2.0x performance-vesting stock options and 2.5x performance-vesting stock options are subject to market conditions as defined under applicable accounting standards. The grant date fair value of the performance-vesting stock options was computed based upon the probable outcome of the performance conditions as of the grant date in accordance with Topic 718. Achievement of the performance conditions for the performance-vesting stock options was not deemed probable on the grant date and, accordingly, no value is included in the table for these awards pursuant to the SEC’s disclosure rules.

(3)

Amount reflects the grant of 15,950 phantom shares pursuant to the Home Health and Hospice bonus. The threshold and target amounts estimated possible payouts of the phantom shares assuming threshold- and target-level performance. The phantom shares are subject to a maximum payout per phantom share equal to $1,500. The phantom shares are accounted for as a profit sharing arrangement under Financial Accounting Standards Board Accounting Standards Codification Topic 710 as they do not represent a substantive form of equity and are not indexed to the price of our common stock. See under “Elements of Compensation—What We Pay and Why—Home Health and Hospice Bonus.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021

Employment Arrangements

We have entered into written arrangements with each of our named executive officers governing the terms of their respective employment with us.

Rousseau Employment Agreement

We entered into an employment agreement with Mr. Rousseau, effective as of March 5, 2019, which we refer to as the Rousseau employment agreement. The Rousseau employment agreement provides that Mr. Rousseau will serve as our President and Chief Executive Officer. The Rousseau employment agreement has an initial term that ends on December 31, 2023 that automatically renews on an annual basis unless terminated in accordance with the Rousseau employment agreement. The Rousseau employment agreement also provides for (i) an initial salary of $800,000, subject to review for increase at least annually and (ii) eligibility to receive an annual bonus, with a target bonus equal to 100% of base salary. Mr. Rousseau is also entitled to participate in our employee benefit arrangements and to receive reimbursement for certain membership fees.

The Rousseau agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client and customer non-solicitation and mutual non-disparagement covenants. The confidentiality covenant and Mr. Rousseau’s covenant not to disparage us have an indefinite term (whereas our directors’ and executive officers’ obligation not to disparage Mr. Rousseau applies during employment and for three years following Mr. Rousseau’s termination of employment). The non-competition and non-solicitation covenants are effective both during Mr. Rousseau’s employment with us and until the 24-month anniversary of termination of employment for any reason.

The Rousseau agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”

Mattingly Employment Agreement

We entered into an employment agreement with Mr. Mattingly, dated December 14, 2017, which we refer to as the Mattingly employment agreement. The Mattingly employment agreement provides that Mr. Mattingly will serve as the Chief Financial Officer for Res-Care, Inc. The Mattingly employment agreement has an initial term ending on December 31, 2018 that automatically renews on an annual basis unless terminated in accordance with the Mattingly employment agreement. The Mattingly employment agreement also provides for an initial annual base salary of $325,000, subject to adjustment from time to time. Mr. Mattingly is also entitled to participate in our employee benefit arrangements.

The Mattingly agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee non-solicitation, employee no-hire, client and customer non-solicitation and mutual non-disparagement covenants. The confidentiality and mutual non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation and no-hire covenants are effective both during the executive’s employment and until the first anniversary of termination of employment for any reason.

The Mattingly employment agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”

Dries Employment Agreement

We entered into an employment agreement with Mr. Dries, effective as of March 5, 2019, which we refer to as the Dries employment agreement. The Dries employment agreement provides that Mr. Dries will serve as President of PharMerica Corporation. The Dries employment agreement has an initial term of three years, unless earlier terminated in accordance with the Dries employment agreement. The Dries agreement also provides for (i) an annual base salary of $500,000, subject to annual review by the Chief Executive Officer or the Compensation Committee and (ii) eligibility to receive an annual bonus, with a target bonus equal to 100% of base salary. Mr. Dries is also entitled to participate in our employee benefit arrangements.

The Dries agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee non-solicitation, employee no-hire, client and customer non-solicitation and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation and no-hire covenants are effective both during the executive’s employment and until the second anniversary of termination of employment for any reason. The non-solicitation and no-hire covenants may be extended to the third anniversary of termination of employment upon the occurrence of certain events, as described be under “Termination and Change in Control Provisions.”

The Dries employment agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”

Barnes Employment Agreement

We entered into an employment agreement with Mr. Barnes, effective as of July 9, 2018, which we refer to as the Barnes employment agreement, pursuant to which Mr. Barnes serves as our President, Community Health Services. The Barnes employment agreement provides for (i) an initial annual base salary of $400,000, subject to adjustment from time to time and (ii) eligibility to receive an annual bonus, with a target bonus equal to 60% of base salary. Mr. Barnes is also entitled to participate in our employee benefit arrangements.

The Barnes employment agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, noncompetition, employee non-solicitation, employee no-hire, client and customer non-solicitation and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation and no-hire covenants are effective both during the executive’s employment and until the 12-month anniversary of termination of employment for any reason.

The Barnes employment agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”

McMaude Employment Agreement

We entered into an employment agreement with Mr. McMaude, effective as of April 15, 2021, which we refer to as the McMaude employment agreement, pursuant to which Mr. McMaude serves as our President, Hospice Services. The McMaude employment agreement has an initial term of 12 months that automatically renews on an annual basis unless terminated in accordance with the McMaude employment agreement. The McMaude employment agreement also provides for (i) an initial salary of $450,000, subject to adjustment from time to time and (ii) eligibility to receive an annual bonus, with a target bonus equal to 50% of base salary. Mr. McMaude is also entitled to participate in our employee benefit arrangements.

The McMaude employment agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client, patient and customer non-solicitation and mutual non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation and no-hire covenants are effective both during the executive’s employment and until the 24-month anniversary of termination of employment for any reason.

The McMaude employment agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2021

The following table provides information as of December 31, 2021, regarding the outstanding stock options held by our named executive officers. See “Long-Term Incentive Program” for more information.

		Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(3)	Option Awards
Name	Grant Date						Option Exercise Price	Option Expiration Date
Jon Rousseau	10/16/2019	66,957	(4)	54,783	(4)	121,740	$100	10/16/2029

Jim Mattingly	9/24/2019	9,400		14,100		23,500	$100	9/24/2029

Bob Dries	10/16/2019	26,188	(5)	3,812	(5)	30,000	$100	10/16/2029
	5/12/2020	2,000		4,000	(6)	6,000	$110	5/12/2030

Bob Barnes	9/24/2019	1,800		2,700		4,500	$100	9/24/2029
	5/12/2020	75		300		375	$110	5/12/2030

Mike McMaude	5/12/2021	—		4,375		4,375	$250	5/12/2031

(1)

With respect to Messrs. Mattingly, Barnes and McMaude, reflects time-vesting stock options that vest as to 20% of such options on each of the first five anniversaries of March 5, 2019, with respect to grants made in 2019, May 12, 2020, with respect to Mr. Barnes’ 2020 grant, and May 12, 2021, with respect to Mr. McMaude’s 2021 grant.

(2)	For information on vesting upon specified termination events or change in control, see “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control.”
(3)

Reflects performance-vesting stock options (of which half are 2.0x performance-vesting stock options and half are 2.5x performance-vesting stock options). The vesting terms of these performance-vesting stock options are described under “Elements of Compensation—What We Pay and Why—Long-Term Incentive Program.”

(4)

With respect to Mr. Rousseau, reflects time-vesting stock options that vest over five years, with 20% vesting on March 5, 2020, with an additional 5% vesting on each subsequent quarterly anniversary of that date. Of these options, 24,047.41 are held by an irrevocable trust for which Mr. Rousseau’s spouse serves as trustee and 28,500 are held by Mr. Rousseau’s spouse.

(5)

With respect to Mr. Dries, reflects time-vesting stock options that vest as follows: 3,713 on October 16, 2019, 4,950 on December 7, 2019, 3,811 on March 5, 2020, 4,951 on December 7, 2020, 3,812 on March 5, 2021, 4,951 on December 7, 2021, and 3,812 on March 5, 2022.

(6)	With respect to Mr. Dries, reflects time-vesting stock options that vest as to one-third of such options on each of the first three anniversaries of May 12, 2020.

Options Exercised and Stock Vested

None of our named executive officers exercised any stock options during 2021. Stock options are the only form of equity award held by our named executive officers as of December 31, 2021.

Pension and Nonqualified Deferred Compensation Benefits

We did not offer pension or nonqualified deferred compensation benefits to our named executive officers during 2021.

Termination and Change in Control Arrangements

Severance Arrangements

Mr. Rousseau. Pursuant to the terms of the Rousseau employment agreement, if Mr. Rousseau’s employment is terminated (i) by us without “cause” (as defined in the Rousseau employment agreement) or (ii) for “good reason” (as defined in the Rousseau employment agreement), Mr. Rousseau will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•	An amount equal to 2.0x the sum of Mr. Rousseau’s (i) then-current base salary and (ii) target incentive bonus, payable in equal monthly installments over two years;

•	Any earned but unpaid prior year annual incentive bonus, payable at the time that annual bonuses are paid to our employees in the ordinary course, which we refer to as the prior year bonus;

•

A pro-rated annual incentive bonus for the year of termination, based on actual performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course, which we refer to as the pro-rated bonus; and

•

If Mr. Rousseau timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), continued health insurance coverage, at active employee rates, for 18 months following termination of employment or, if earlier, until the date on which Mr. Rousseau becomes eligible for health benefits from a subsequent employer.

Upon a termination of Mr. Rousseau’s employment as a result of the non-renewal of the term by us, Mr. Rousseau will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•	An amount equal to 2.0x Mr. Rousseau’s then-current base salary, payable in equal monthly installments over two years;

•	Any prior year bonus; and

•

If Mr. Rousseau timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 18 months following termination of employment or, if earlier, until the date on which Mr. Rousseau becomes eligible for health benefits from a subsequent employer.

Upon a termination of Mr. Rousseau’s employment due to his death or as a result of his disability, Mr. Rousseau will be entitled to any prior year bonus and the pro-rated bonus.

Our obligation to provide the severance benefits described above (other than those payable upon a termination of Mr. Rousseau’s employment due to his death or as a result of his disability) are contingent upon Mr. Rousseau’s execution and non-revocation of a release of claims in favor of us and our affiliates.

Mr. Mattingly. Pursuant to the terms of the Mattingly employment agreement, if Mr. Mattingly’s employment is terminated (i) by us without “cause” (as defined in the Mattingly employment agreement) or (ii) for “good reason” (as defined in the Mattingly employment agreement), Mr. Mattingly will be entitled to receive the following payments and benefits, in addition to certain accrued obligations:

•	An amount equal to 1.0x Mr. Mattingly’s then-current base salary, payable in equal installments in accordance with our payroll practice;

•	A pro-rated annual incentive bonus, based on target performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course; and

•	If Mr. Mattingly timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 12 months.

Our obligation to provide the severance benefits described above are contingent upon Mr. Mattingly’s execution of a release of claims in favor of us and our affiliates.

Mr. Dries. Pursuant to the terms of the Dries employment agreement, if Mr. Dries’ employment is terminated (i) by us without “cause” (as defined in the Dries employment agreement) or (ii) for “good reason” (as defined in the Dries employment agreement), Mr. Dries will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•	An amount equal to 3.0x the sum of Mr. Dries’ then-current base salary, payable in equal installments over two years in accordance with our payroll practice;

•	A pro-rated annual incentive bonus, based on target performance, and payable in the first calendar quarter of the calendar year following the year of termination;

•	Any prior year bonus; and

•

If Mr. Dries timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 18 months following termination of employment or, if earlier, until the date on which Mr. Dries becomes eligible for health benefits from a subsequent employer.

Upon a termination of Mr. Dries’ employment due to his death or as a result of his disability, Mr. Dries will be entitled to any prior year bonus.

In addition, if (i) Mr. Dries remains employed through March 5, 2022, we will pay Mr. Dries an additional $500,000, which we refer to as an extension payment, payable in equal installments during the year following a termination of employment, (ii) Mr. Dries’ employment terminates before March 5, 2022 as a result of a termination by us without “cause” or for “good reason”, we will pay Mr. Dries the extension payment, payable in equal installments during the year following such termination, or (iii) Mr. Dries’ employment terminates for any reason or no reason before March 5, 2022 (other than a termination of employment by us without “cause” or for “good reason”), we may elect to pay Mr. Dries the extension payment. Any extension payment will be payable in equal installments during the year following a termination of employment and, as discussed above under “Employment Arrangements—Dries Employment Agreement,” if we are required to, or elect to pay, the extension payment to Mr. Dries, the non-solicitation and no-hire covenants shall be extended from two years following termination of employment to three years following termination of employment.

Our obligation to provide the severance benefits described above (other than those payable upon a termination of Mr. Dries’ employment due to his death or as a result of his disability, but including any extension payment) are contingent upon Mr. Dries’ execution and non-revocation of a release of claims in favor of us and our affiliates.

Mr. Barnes. Pursuant to the terms of the Barnes employment agreement, if Mr. Barnes’ employment is terminated (i) by us without “cause” (as defined in the Barnes employment agreement) or (ii) for “good reason” (as defined in the Barnes employment agreement), Mr. Barnes will be entitled to receive the following severance payment and benefits, in addition to certain accrued obligations:

•	An amount equal to 1.0x Mr. Barnes’ then-current base salary, payable in equal installments in accordance with our payroll practice;

•	A pro-rated annual incentive bonus, based on target performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course; and

•	If Mr. Barnes timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 12 months.

Our obligation to provide the severance benefits described above are contingent upon Mr. Barnes’ execution and non-revocation of a release of claims in favor of us and our affiliates.

Mr. McMaude. Pursuant to the terms of the McMaude employment agreement, if Mr. McMaude’s employment is terminated (i) by us without “cause” (as defined in the McMaude employment agreement) or (ii) for “good reason” (as defined in the McMaude employment agreement), Mr. McMaude will be entitled to receive the following payments and benefits, in addition to certain accrued obligations:

•	An amount equal to 2.0x Mr. McMaude’s then-current base salary, payable in equal installments in accordance with our payroll practice;

•	Any prior year bonus; and

•

If Mr. McMaude timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for the earlier of 24 months or when Mr. McMaude becomes eligible for health insurance coverage from a new employer.

Upon a termination of Mr. McMaude’s employment due to his death or as a result of his disability, Mr. McMaude will be entitled to any prior year bonus.

Our obligation to provide the severance benefits described above (other than any prior year bonus) are contingent upon Mr. McMaude’s execution of a release of claims in favor of us and our affiliates.

Equity Awards

Termination without “cause”, by the executive for “good reason”, or as a result of death or disability

Mr. Rousseau. The Rousseau option agreement provides that, in the event of a termination of employment by us without “cause,” by Mr. Rousseau for “good reason,” or as a result of Mr. Rousseau’s death or disability, (i) a pro rata portion of the time-vesting options eligible to vest in the quarter of termination based on the number of days Mr. Rousseau was employed from the immediately preceding vesting date will vest, (ii) the remaining unvested time-vesting options will remain outstanding and eligible to vest upon the occurrence of a change in control within the nine-month period following the termination and (iii) all performance-vesting options will remain outstanding and eligible to vest to the extent that the applicable performance vesting conditions are satisfied during the nine-month period following the termination.

Mr. Dries. If either (i) Mr. Dries is employed through March 5, 2022 and his employment is subsequently terminated other than for “cause,” or (ii) Mr. Dries’ employment is terminated by us without “cause” or by Mr. Dries for “good reason” before March 5, 2022, then the time-vesting options granted to Mr. Dries in 2020 will remain outstanding and eligible to vest on the applicable vesting date (or, if earlier, upon a change in control). In addition, provided that Mr. Dries is in continuous employment with us on March 5, 2022 or if Mr. Dries’ employment is terminated by us without “cause” or by Mr. Dries for “good reason” before March 5, 2022, the performance-vesting options granted to Mr. Dries will remain outstanding and eligible to vest upon the achievement of the applicable performance conditions prior to the expiration of the option term.

Messrs. Mattingly, Barnes and McMaude. There is no additional vesting (or eligibility to vest) in connection with a termination of employment with respect to the stock options held by Messrs. Mattingly, Barnes or McMaude.

Change in control

Messrs. Rousseau, Mattingly, Dries, Barnes and McMaude. If a change in control (as defined in the stockholders agreement described under “Certain Relationships and Related Party Transactions”) occurs during the executive’s employment (i) the time-vesting options will become fully vested and exercisable immediately prior to the effective time of such change in control and (ii) all performance-vesting options that have not vested before the change in control and that will not vest in connection with the change in control shall be automatically forfeited in connection with the change in control (except in the case of a change in control that results in the KKR Stockholder and its affiliates receiving any non-cash or cash equivalent proceeds as consideration, in which case a portion of the proceeds received by the KKR Stockholder and its affiliates will be placed in escrow, subject to the original vesting terms of the performance-vesting options).

Termination of employment in connection with a change in control

Mr. Rousseau. In the event that Mr. Rousseau’s termination of employment is either at the request or suggestion of a potential acquirer or occurs on or after the date of entry into a binding letter of intent that (x) grants a buyer exclusivity for a period of time and (y) is for a transaction that would, if consummated, constitute a change in control, or a pre-CIC termination, (i) a pro rata portion of the time-vesting options eligible to vest in the quarter of termination based on the number of days Mr. Rousseau was employed from the immediately preceding vesting date will vest and the remaining unvested time-vesting options will remain outstanding and eligible to vest upon the consummation of the change in control to which such termination relates, even if the consummation occurs more than nine months following termination of Mr. Rousseau’s employment and (ii) all performance-vesting options will remain outstanding and eligible to vest to the extent that the applicable performance vesting conditions are satisfied in connection with the change in control to which such termination relates.

Messrs. Mattingly, Dries, Barnes and McMaude. There is no additional vesting (or eligibility to vest) in connection with a pre-CIC termination of employment with respect to the stock options held by Messrs. Mattingly, Dries, Barnes or McMaude.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments and benefits that would have been payable to our named executive officers assuming an eligible termination (as described above under “Termination and Change in Control Arrangements”) of their employment on the last business day of 2021 and a change in control also occurring on such date.

The amounts shown in the table below do not include:

•	distributions of previously vested plan balances under our 401(k) Plan;

•

amounts that may have been payable to a named executive officer upon the sale or purchase of his vested equity pursuant to the exercise of call rights, which rights expire in connection with this offering; and

•

payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers.

				Change of Control
Name	Involuntary Termination without Cause or Resignation for Good Reason ($)	Termination Due to Non-Renewal of the Term by the Company ($)	Termination Due to Death or Disability ($)	Without Termination ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)
Jon Rousseau
Cash Severance(1)(2)(3)	4,000,000	1,600,000	800,000	—	4,000,000
Acceleration of Equity Awards(4)	521,743	—	521,743	16,434,900	16,434,900
Health & Welfare Benefits(5)	24,006	24,006	—	—	24,006
Total	4,545,749	1,624,006	1,321,743	16,434,900	20,458,906

Jim Mattingly
Cash Severance(1)	826,308	—	—	—	826,308
Acceleration of Equity Awards(4)	—	—	—	4,230,000	4,230,000
Health & Welfare Benefits(5)	15,087	—	—	—	15,087
Total	841,395	—	—	4,230,000	5,071,395

Bob Dries
Cash Severance(1)(3)	2,500,000	—	—	—	2,500,000
Acceleration of Equity Awards(4)	—	—	—	2,303,600	2,303,600
Health & Welfare Benefits(5)	21,271	—	—	—	21,271
Total	2,521,271	—	—	2,303,600	4,824,871

Bob Barnes
Cash Severance(1)	821,724	—	—	—	821,724
Acceleration of Equity Awards(4)	—	—	—	897,000	897,000
Health & Welfare Benefits(5)	3,750	—	—	—	3,750
Total	825,474	—	—	897,000	1,722,474

Mike McMaude
Cash Severance(1)(3)	1,125,000	—	—	—	1,125,000
Acceleration of Equity Awards(4)	—	—	—	656,250	656,250
Health & Welfare Benefits(5)	35,518	—	—	—	35,518
Total	1,160,518	—	—	656,250	1,816,768

(1)

For purposes of the cash severance amounts in the table above, upon a termination of the named executive officer’s employment by us without “cause” or by the named executive officer for “good reason,” cash severance includes the following:

•

Mr. Rousseau—2.0x the sum of his (x) then-current base salary ($800,000) and (y) target incentive bonus ($800,000), as well as (i) any earned but unpaid prior year bonus and (ii) a pro-rated annual incentive bonus, based on actual performance for the year of termination. With respect to Mr. Rousseau’s pro-rated annual incentive bonus, achievement of target performance has been assumed.

•	Mr. Mattingly—1.0x the sum of his then-current base salary ($413,154), as well as a pro-rated annual incentive bonus, based on target performance.

•

Mr. Dries—3.0x the sum of his then-current base salary ($500,000), plus an additional $500,000 extension payment, as well as (i) any earned but unpaid prior year bonus and (ii) a pro-rated annual incentive bonus, based on target performance.

•	Mr. Barnes—2.0x the sum of his then-current base salary ($410,862), as well as a pro-rated annual incentive bonus, based on target performance.

•	Mr. McMaude—2.0x the sum of his then-current base salary ($450,000), as well as (i) any earned but unpaid prior year bonus and (ii) a pro-rated annual incentive bonus, based on target performance.

For purposes of this column, we assume that there is no earned but unpaid prior year bonus outstanding.

(2)

Upon a termination of Mr. Rousseau’s employment as a result of our non-renewal of the term of Mr. Rousseau’s employment agreement, cash severance is equal to 2.0x his then-current base salary ($800,000), as well as any earned but unpaid prior year bonus. For purposes of this column, we assume that there is no earned but unpaid prior year bonus outstanding.

(3)

In the event of death or disability, Messrs. Rousseau, Dries and McMaude are entitled to any earned but unpaid prior year bonus, and, in the case of Mr. Rousseau only, a pro-rated annual incentive bonus, based on actual performance for the year of termination. For purposes of this column, we assume that there is no earned but unpaid prior year bonus outstanding, and with respect to Mr. Rousseau’s pro-rated annual incentive bonus, achievement of target performance has been assumed.

(4)

Upon a change of control, unvested time-vesting stock options would become immediately vested. Amounts are based on the most recent valuation prior to December 31, 2021 of the “fair market value” of a share of the Company’s common stock of $400 as determined as of November 30, 2021. With respect to the performance-vesting awards, no amounts have been reported in connection with a change in control as we have assumed that the performance-vesting options would not have vested because the performance condition would not have been satisfied. With respect to Mr. Rousseau only, upon a termination of his employment (i) by us without “cause,” (ii) by him for “good reason,” (iii) as a result of his death or disability or (iv) as a result of a buyer’s request that his employment be terminated in connection with a change in control, in each case, a pro rata portion of his time-vesting options eligible to vest in the quarter of termination based on the number of days Mr. Rousseau was employed from the immediately preceding vesting date will vest.

(5)

Amounts shown represent the estimated cost of providing the executive officer with continued medical insurance under COBRA for a period of 24 months, for Mr. McMaude, a period of 18 months, for Messrs. Rousseau and Dries, and a period of 12 months, for Messrs. Mattingly and Barnes, in each case, assuming 2021 rates.

Equity Incentive Plans

2017 Stock Incentive Plan

The Board of Directors adopted the 2017 Stock Plan, effective January 24, 2018. Under the 2017 Stock Plan, we granted options to purchase shares of our common stock to eligible individuals. The 2017 Stock Plan will be terminated effective as of the consummation of this offering and, following this offering, it is not expected that any equity awards will be issued under the 2017 Stock Plan.

The principal purpose of the 2017 Stock Plan was to provide a means through which to attract, motivate and retain key personnel. Awards under the 2017 Stock Plan were permitted to be granted to any (i) individual employed by us or our subsidiaries; (ii) director or officer of us or our subsidiaries (other than U.S. employees covered by a collective bargaining agreement unless and to the extent that such eligibility was set forth in such collective bargaining agreement or similar agreement); or (iii) consultant or advisor to us or our subsidiaries who was able to be offered securities registrable under Rule 701 of the Securities Act.

Our Board of Directors administered the 2017 Stock Plan and had the authority to, among other powers, designate participants, determine the terms and conditions of any award and to make all decisions and determinations and to take any other action that the Board of Directors deemed necessary for the administration of the 2017 Stock Plan.

The 2017 Stock Plan provided for awards granted of non-qualified stock options and other equity-based awards tied to the value of our shares. In connection with an award of stock options under the 2017 Stock Plan, each participant entered into an award agreement, which provided the number of shares subject to the stock option and the terms of such grant, as determined by our Board of Directors. The 2017 Stock Plan reserved 1,132,819 shares for issuance.

Awards are generally subject to adjustment in the event of any (i) dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, extraordinary sale, repurchase or exchange of shares of common stock or other securities, or other similar transactions or events or (ii) unusual or nonrecurring events affecting us, including changes in applicable laws, rules or regulations, or the dissolution or liquidation of the company. In addition, in connection with any change in control, the Board of Directors may, in its sole discretion, provide for the (a) substitution or assumption of awards, or acceleration of the vesting of, exercisability of, or lapse of restrictions on, awards; (b) cancellation of any outstanding awards for payment to the holders thereof of the value of such awards, if any, as determined by the Board of Directors, including with respect to stock options, by payment in an amount equal to the excess, if any, of the fair market value of the shares of common stock subject to the stock option over the aggregate exercise price of the option (and, any stock option having a per share exercise price equal to, or greater than, the fair market value per share subject to the stock option may be canceled and terminated without any payment or consideration therefor); and/or (c) conversion or replacement of any award that is unvested as of the change in control event into, or with the right to receive a payment, based on the value of the award at the time of such conversion or replacement, as determined by our Board of Directors, that is subject to continued vesting on the same basis as the vesting requirements applicable to the corresponding award.

Pursuant to the terms of the 2017 Stock Plan, unless permitted by our Board of Directors, equity awards may be transferred except by will or the laws of descent and distribution.

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2017 Stock Plan or any portion thereof at any time, but no such amendment, alteration, suspension, discontinuance or expiration that would materially and adversely affect the rights of any participant (or holder or beneficiary) of an award will not be effective without the consent of the participants, holders or beneficiaries holding more than 50% of the number of shares of our common stock underlying the awards of all adversely affected participants, holders and beneficiaries.

All awards under the 2017 Stock Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board of Directors or Compensation Committee and as in effect from time to time and (ii) applicable law.

2022 Incentive Plan

Our Board of Directors expects to adopt, and we expect our stockholders to approve, the 2022 Incentive Plan prior to the completion of the offering, in order to provide a means through which to attract, motivate and retain key personnel. Awards under the 2022 Incentive Plan may be granted to any (i) individual employed by us or our subsidiaries (other than those U.S. employees covered by a collective bargaining agreement unless and to the extent that such eligibility is set forth in such collective bargaining agreement or similar agreement); (ii) director or officer of us or our subsidiaries; or (iii) consultant or advisor to us or our subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act. The 2022 Incentive Plan will be administered by the Compensation Committee or such other committee of our Board of Directors to which it has properly delegated power, or if no such committee or subcommittee exists, our Board of Directors.

The 2022 Incentive Plan initially reserves          shares for issuance, which is subject to increase on the first day of each year beginning with 2023 in an amount equal to the lesser of (i) the positive difference, if any, between (x)         % of the outstanding common stock on the last day of the immediately preceding year and

(y) the available plan reserve on the last day of the immediately preceding year and (ii) a lower number of shares of our common stock as determined by our Board; provided, however, that this automatic share reserve increase shall not apply following the tenth (10th) anniversary of the effective date of the plan.

All awards granted under the 2022 Incentive Plan will vest and/or become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee. Awards available for grant under the 2022 Incentive Plan include, non-qualified stock options and incentive stock options, restricted shares of our common stock, restricted stock units, other equity-based awards tied to the value of our shares, and cash-based awards.

Awards other than cash-based awards are generally subject to adjustment in the event of (i) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, or other similar transactions or events, or (ii) unusual or nonrecurring events affecting the company, including changes in applicable rules, rulings, regulations or other requirement. In addition, in connection with any change in control, the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Compensation Committee.

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2022 Incentive Plan or any portion thereof at any time, but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the 2022 Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the 2022 Incentive Plan. Any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

All awards granted under the 2022 Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board of Directors or the Compensation Committee and as in effect from time to time and (ii) applicable law.

Director Compensation

We do not currently pay our directors any compensation, including any stock awards or option awards, for their service as directors. The compensation paid to Jon Rousseau, in his capacity as our President and Chief Executive Officer, is presented in the Summary Compensation Table and the related explanatory tables. All of our directors are reimbursed for their reasonable out-of-pocket expenses related to their service as directors.

Effective upon the consummation of this offering, we expect to adopt an annual compensation policy covering each of our non-employee directors. Under this policy, each of our non-employee directors who is not employed by KKR Stockholder or Walgreen Stockholder will receive an annual cash retainer of $80,000, payable in arrears, and an annual equity award under the 2022 Incentive Plan consisting of restricted stock units valued at approximately $170,000, with a one-year vesting period. If such individual is not employed by KKR Stockholder or Walgreen Stockholder, our Audit Committee Chair and Audit Committee members will also receive an additional retainer of $25,000 and $15,000, respectively; our Compensation Committee Chair and Compensation Committee members will also receive an additional retainer of $15,000 and $7,500, respectively; and our Nominating and Corporate Governance Committee Chair and Nominating and Corporate Governance Committee members will receive an additional retainer of $15,000 and $7,500 respectively, in each case to be paid on a quarterly basis in arrears.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with the BHS Acquisition, we entered into the Amended and Restated Stockholders’ Agreement, dated as of March 5, 2019, with KKR Stockholder, Walgreen Stockholder and the other parties party thereto, or the Stockholders Agreement. The Stockholders Agreement grants each of KKR Stockholder and Walgreen Stockholder the right to nominate to our board of directors a number of designees equal to the product (rounded up or down to the nearest whole number) of (x) the total number of directors constituting the entire board of directors (in the case of Walgreen Stockholder, without taking into account the director that is also our Chief Executive Officer), multiplied by (y) the percentage of the issued and outstanding shares of our capital stock beneficially owned by KKR Stockholder or Walgreen Stockholder, as the case may be.

Registration Rights Agreement

On December 7, 2017, we entered into a registration rights agreement with KKR Stockholder and Walgreen Stockholder, or the registration rights agreement. Subject to certain conditions, the registration rights agreement provides KKR Stockholder with an unlimited number of “demand” registrations, and provides Walgreen Stockholder with five “demand” registrations following an initial public offering. Under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, with certain exceptions. The registration rights agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Monitoring Agreement

On March 5, 2019, or the Effective Date, in connection with the BHS Acquisition, our subsidiary, Phoenix Guarantor, Inc., entered into the Monitoring Agreement with the Managers pursuant to which the Managers provide consulting services to us. In accordance with the terms of the Monitoring Agreement, we pay an aggregate annual advisory fee equal to 1% of the Consolidated EBITDA (as defined under the First Lien Credit Agreement) for the preceding year, which fee is split between the Managers on a pro rata basis based on KKR Stockholder’s and Walgreen Stockholder’s respective ownership of our common stock. The Managers may also charge us a customary fee for services rendered in connection with acquisitions, divestitures or other transaction, including securing, structuring and negotiating equity and debt financings by us. Additionally, we are required to reimburse the Managers for any out-of-pocket expenses in connection with these services. The Monitoring Agreement continues in effect from year-to-year, unless amended or terminated by the Managers and us. We recognized advisory fees related to the Monitoring Agreement of approximately $4.2 million, $2.8 million and $1.5 million for the years ended December 31, 2020, 2019 and 2018, respectively, and approximately $3.1 million in each of the nine months ended September 30, 2021 and 2020. These expenses are included in selling, general and administrative expenses in the consolidated statements of income (loss).

The Monitoring Agreement terminates automatically upon the consummation of an initial public offering, including this offering, unless we elect otherwise. In the event of such a termination, if KKR Stockholder or its affiliates continue to collectively own or control at least 10% or more of the common stock or other equity interests of us and a designee of KKR Stockholder or its affiliates serves or is expected to serve as, or has a right to nominate, a member or observer on our board of directors, in addition to all unpaid monitoring fees and expenses, each Manager is entitled to the net present value of the advisory fees that would have been paid from the termination date through the earlier of (x) the date three years and 182 days from the termination date and (y) December 31, 2028. In connection with this offering, the Monitoring Agreement will terminate automatically in accordance with its terms and we expect to pay termination fees of approximately          to the Managers.

Transaction Fee

In connection with the BHS Acquisition, the Company paid transaction fees of $8.1 million to the Managers, which were recorded as selling, general and administrative expenses in the year ended December 31, 2019.

Relationship with KKR Capital Markets

KKR Capital Markets LLC, an affiliate of KKR Stockholder and an underwriter in this offering, acted as an arranger and bookrunner for various financing transactions under the First Lien Facilities and the Second Lien Facility, and received underwriter and transaction fees totaling approximately $2.5 million and $2.6 million for the years ended December 31, 2020 and 2019, respectively, and approximately $5.8 million and $2.5 million in the nine months ended September 30, 2021 and 2020, respectively.

Transactions with Directors and Officers

Management Stockholders’ Agreement

We and the KKR Stockholder have entered into a management stockholders’ agreement, or Management Stockholders’ Agreement, with certain of our senior executive officers and other employees who made an equity investment in us or were granted equity-based awards.

The Management Stockholders’ Agreement imposes significant restrictions on transfers of shares of our common stock and equity awards held by management stockholders. Generally, shares will be nontransferable by any means at any time prior to the earlier of (x) a “Change of Control” (as defined in the Management Stockholders’ Agreement) or (y) the date on which KKR Stockholder and its affiliates’ beneficial ownership in us is less than 10%, or the earlier of (x) or (y), the Lapse Date, except (i) after this offering and prior to the Lapse Date, transfers by management stockholders who are not subject to the reporting requirements of Section 16 of the Exchange Act, or Section 16, in amounts to be determined based on the amount of our common stock, or any warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, our common stock sold in public, registered offering(s) by the KKR Stockholder and its affiliates, (ii) transfers to a “Permitted Transferee” (as defined in the Management Stockholders’ Agreement); (iii) following the Initial Public Offering, transfers by management stockholders who are subject to the reporting requirements of Section 16 pursuant to the proper exercise of “piggyback” registration rights under the Management Stockholders’ Agreement; (iv) transfers approved by our board of directors in its sole discretion; or (v) transfers to us, or the KKR Stockholder or its affiliates.

Additionally, following this offering, management stockholders who are subject to the reporting requirements of Section 16 will have limited ‘‘piggyback’’ registration rights with respect to registered offering(s) to the extent the KKR Stockholder and its affiliates participate.

Other Arrangements

We have certain agreements with our directors and officers which are described in the section entitled “Executive Compensation.”

We intend to enter into indemnification agreements with our directors and executive officers. These agreements and our amended and restated bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.

Statement of Policy Regarding Transactions with Related Persons

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy,” that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on Nasdaq.

Our related person policy will require that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by the board of directors, any “related person transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our board of directors. No related person transaction entered into following this offering will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors and director nominee, (3) each of our named executive officers and (4) all directors, director nominee and executive officers as a group.

The number of shares of common stock outstanding and percentage of beneficial ownership before this offering are based on the number of shares to be issued and outstanding immediately prior to the consummation of this offering. The number of shares of common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of this prospectus.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Common Stock Beneficially Owned After this Offering
	Common Stock Beneficially Owned	Common Stock Beneficially Owned Prior to this Offering	Assuming Underwriters’ Option is Not Exercised	Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner(1)	Number	%	%	%
Greater than 5% Stockholders
KKR Stockholder(2)
Walgreen Stockholder(3)
Named Executive Officers(4):
Jon Rousseau
Jim Mattingly
Bob Dries
Bob Barnes
Michael McMaude
Directors and Director Nominee(4):
Hunter Craig
Johnny Kim
Olivia Kirtley(5)
Max Lin
Patricia Ludwig
Roger Phillips
John Standley
Directors, director nominee and executive officers as a group(4) (15 persons)

*	Less than 1 percent of common stock outstanding.
(1)

Unless otherwise indicated in the below, the address of each of the individuals named above is: c/o BrightSpring Health Services, Inc., Attention: Chief Legal Officer, 805 N. Whittington Parkway, Louisville, Kentucky 40222.

(2)

Represents          shares held by KKR Phoenix Aggregator L.P. KKR Phoenix Aggregator GP LLC, as the general partner of KKR Phoenix Aggregator L.P., KKR Americas Fund XII L.P., as the sole member of KKR Phoenix Aggregator GP LLC, KKR Associates Americas XII L.P., as the general partner of KKR Americas Fund XII L.P., KKR Americas XII Limited, as the general partner of KKR Associates Americas XII L.P., KKR Group Partnership L.P., as the sole member of KKR Americas XII Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR & Co. Inc., as the sole shareholder of KKR Group Holdings Corp., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc. and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in this footnote. The principal business address of each of the entities and persons identified in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, NY 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)

Walgreen Co. is a direct wholly-owned subsidiary of Walgreens Boots Alliance, Inc., a public company with its common stock listed on The Nasdaq Stock Market LLC. The principal business address of each of the entities identified in this footnote is 108 Wilmot Road, Deerfield, IL 60015.

(4)	The number of shares reported includes shares covered by options that are or will become exercisable within 60 days as follows:
(5)	To be elected to the board upon or before the consummation of this offering.

TANGIBLE EQUITY UNITS OFFERING

Concurrently with this offering, we are offering, by means of a separate prospectus,         % Tangible Equity Units (and, to the extent that the underwriters sell more than                  Units, up to an additional         % Tangible Equity Units that the underwriters in the Concurrent Offering have the option to purchase from us, at the initial public offering price thereof less the underwriting discount, within 13 days beginning on, and including, the date of the initial issuance of the Units), which we refer to as Units, each with a stated amount of $50.00.

Each Unit is comprised of two parts: (1) a prepaid stock purchase contract issued by us, which we refer to as a purchase contract, and (2) a senior amortizing note issued by us, which we refer to as an amortizing note. Unless settled earlier at the holder’s option or at our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on             , 2025, and we will deliver a specified number of shares of our common stock per purchase contract based upon applicable settlement rates and the market value of our common stock. Unless settled earlier as described below, each purchase contract that is a component of a Unit will settle automatically on the mandatory settlement date into between                  and                  shares of our common stock, subject to certain anti-dilution adjustments. The number of shares of common stock issuable upon settlement will be determined based on the average volume weighted average price per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding the mandatory settlement date in accordance with the purchase contract agreement. Assuming automatic settlement at the rate of                  shares of common stock per purchase contract, the maximum number of shares issuable upon automatic settlement of such purchase contracts based on an assumed initial public offering price of $             per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, is                  shares of common stock (or                  shares if the underwriters in the Concurrent Offering exercise in full their option to purchase additional Units), subject to certain anti-dilution adjustments.

At any time prior to the second scheduled trading day immediately preceding             , 2025, holders of the purchase contracts may elect to settle purchase contracts early and we will deliver shares of our common stock at the minimum settlement rate of shares of our common stock per purchase contract, subject to certain anti-dilution adjustments. Upon early settlement at the holder’s election, the market value of our common stock on the early settlement date will not affect the early settlement rate and the corresponding amortizing note will remain outstanding. If holders elect to settle any purchase contracts early in connection with a fundamental change, such purchase contracts will be settled at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. Upon early settlement in connection with a fundamental change, the corresponding amortizing note will remain outstanding.

On or after             , 2022, we may elect to settle all, but not less than all, outstanding purchase contracts at the maximum settlement rate per purchase contract unless the closing price per share of our common stock for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding date we provide notice of our election to settle in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding such date of notice exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case we may elect to settle at the minimum settlement rate, subject to certain anti-dilution adjustments. Upon early settlement at our election, holders will have the right to require us to repurchase their amortizing notes for cash at a price equal to the principal amount of such amortizing note, plus accrued and unpaid interest, calculated at an annual rate of         %.

The amortizing notes have a specified initial principal amount and a specified interest rate and we will make specified payments of interest and partial repayments of principal on quarterly installment payment dates.

We estimate that the net proceeds to us from the sale of Units in the Concurrent Offering, if completed, will be approximately $             million (or approximately $             million if the underwriters in the Concurrent

Offering exercise in full their option to purchase additional Units), in each case after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. The closing of this offering is not conditioned upon the closing of the Concurrent Offering, but the closing of the Concurrent Offering is conditioned upon the closing of this offering, and there can be no assurance that the Concurrent Offering will be completed on the terms described herein or at all.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our second amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon consummation of this offering, our authorized capital stock will consist of                  shares of common stock, par value $0.01 per share, and                  shares of preferred stock. Immediately following the completion of this offering, there are expected to be outstanding                  shares of common stock (or                  shares if the underwriters exercise in full their over-allotment option).

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock vote to elect our directors by a plurality of the votes cast. On all other matters other than those specified in our second amended and restated certificate of incorporation and amended and restated by-laws, where a 66 2⁄3% vote of the then outstanding shares of our common stock is required, the affirmative vote of a majority in voting power of shares present at a meeting of the holders of our common stock is required.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

We do not currently have any preferred stock outstanding. However, our second amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors will be able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

1)	the designation of the series;

2)

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

3)	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

4)	the dates at which dividends, if any, will be payable;

5)	the redemption rights and price or prices, if any, for shares of the series;

6)	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

7)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

8)

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

9)	restrictions on the issuance of shares of the same series or of any other class or series; and

10)	the voting rights, if any, of the holders of the series.

We will be able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the year in which the dividend is declared and/or the preceding year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Effects of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our second amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions or employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our second amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our second amended and restated certificate of incorporation and amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our second amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our second amended and restated certificate of incorporation will provide that any of KKR Stockholder, Walgreen Stockholder and their respective affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our second amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our second amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our second amended and restated certificate of incorporation and our amended and restated bylaws will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to KKR Stockholder and Walgreen Stockholder under the stockholders agreement, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our second amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that KKR Stockholder, Walgreen Stockholder and their respective affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These notice requirements will not apply to KKR Stockholder, Walgreen Stockholder and their respective affiliates for as long as the stockholders agreement remains in effect. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation will preclude stockholder action by written consent once KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Supermajority Provisions

Our second amended and restated certificate of incorporation and amended and restated bylaws will provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our second amended and restated certificate of incorporation. For as long as KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our second amended and restated certificate of incorporation will provide that once KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our second amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These supermajority provisions may have the effect of deterring hostile takeovers, delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These supermajority provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These supermajority provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The supermajority provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such supermajority provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such supermajority provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our second amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, which already provides that such claims must be brought exclusively in the federal courts. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, any of KKR Stockholder, Walgreen Stockholder or any of their respective affiliates or any director who is not employed by us or his or her affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any of KKR Stockholder, Walgreen Stockholder or any of their respective affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our second amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our second amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our second amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws will provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We also intend to enter into indemnification agreements with our directors and executive officers, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our second amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

We have applied to have our common stock listed on Nasdaq under the symbol “BTSG.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

First Lien Facilities

On March 5, 2019, we entered into the First Lien Credit Agreement (as amended by the Technical Amendment, dated May 13, 2019, as supplemented by the Joinder Agreement, dated as of September 30, 2019, as amended by Amendment No. 1, dated as of January 30, 2020, as amended by the Joinder Agreement and Amendment No. 2, dated as of June 30, 2020, as amended by the Joinder Agreement and Amendment No. 3, dated as of October 7, 2020, as amended by Amendment No. 4, dated as of April 8, 2021 and as amended by the Joinder Agreement and Amendment No. 5, dated as of April 16, 2021) among Phoenix Intermediate Holdings Inc., as Holdings, Phoenix Guarantor Inc., as the Borrower, the several lenders from time to time parties thereto and Morgan Stanley Senior Funding Inc. as administrative agent and collateral agent.

The First Lien Credit Agreement provides for (i) $1,800.0 million of the Initial Term Loans, $550.0 million of Tranche B-2 Term Loans and $675.0 million of Tranche B-3 Term Loans, (ii) a $320.0 million Revolving Credit Facility, including additional capacity for letters of credit, and (iii) a $55.0 million LC Facility. Upon the satisfaction of certain conditions, including but not limited to, the agreement of lenders to provide such facilities or commitments, we also have the option to add one or more incremental term loan or revolving credit facilities and/or increase commitments or loans in an aggregate amount of up to (a) the greater of (x) $370.0 million and (y) 100% of trailing four-quarter EBITDA (as defined in the First Lien Credit Agreement) (less, in each case, the aggregate outstanding principal amount of any second lien incremental facilities) plus (b) (i) all voluntary prepayments and voluntary permanent commitment reductions of the First Lien Term Loan Facility and incremental term facilities or incremental equivalent debt secured on a pari passu basis and (ii) all voluntary permanent commitment reductions of the Revolving Credit Facility and any incremental revolving facilities or incremental equivalent debt secured on a pari passu basis prior to the date of any such incurrence (in each case to the extent not funded with the proceeds of long term debt), plus (c) an additional amount subject to compliance with certain leverage-based criteria set forth in the First Lien Credit Agreement less (d) amounts already incurred prior to the date hereof.

As of September 30, 2021, we had approximately $2,977.2 million outstanding under the First Lien Term Loan Facility. As of September 30, 2021, we had no borrowings outstanding under the Revolving Credit Facility, with an available borrowing capacity under the Revolving Credit Facility of approximately $318.2 million (after giving effect to $1.8 million of letter of credit in excess of letters of credit outstanding under the LC Facility). As of September 30, 2021, we had $54.7 million of letters of credit outstanding under the LC Facility.

Amortization and Maturity

The First Lien Term Loan Facility will mature on March 5, 2026 and the Revolving Credit Facility will mature on March 5, 2024. Amounts borrowed under the First Lien Term Loan Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount, with the balance of the term loans payable on the maturity date for the First Lien Term Loan Facility. Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full on the maturity date for the Revolving Credit Facility.

Interest Rates and Fees

The First Lien Term Loan Facility bear interest on the outstanding unpaid principal amount at a rate equal to, at our option, (x) in the case of the Initial Term Loans, (a) LIBOR plus 3.25% or (b) ABR plus 2.25% and (y) in the case of the Tranche B-2 Term Loans and the Tranche B-3 Term Loans, (a) LIBOR plus 3.50% or (b) ABR plus 2.50%. The Revolving Credit Facility bears interest on the outstanding unpaid principal amount at a rate equal to, at our option, (a) LIBOR plus 4.25% or (b) ABR plus 3.25%. “ABR” refers to an adjusted base rate that is then highest of (i) (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in New York City, or the Prime Rate, (ii) the federal funds effective rate from time to time (which, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%.

From and after our delivery to the administrative agent of financial statements for the period ending at least one full quarter following the closing date (as defined in the First Lien Credit Agreement), (x) the applicable margins under the First Lien Term Loan Facility are subject to a step-down to 3.00% or 2.00%, as applicable based upon achievement of First Lien Leverage Ratio of 4.00x and (y) the applicable margins under the Revolving Credit Facility are subject (i) to a step-down to 4.00% or 3.00%, as applicable, based upon achievement of a First Lien Leverage Ratio of 4.00x and (ii) to a step-down to 3.75% or 2.75%, as applicable, based upon achievement of a First Lien Leverage Ratio of 3.50x “First Lien Leverage Ratio” means the ratio of (a) total first lien net debt (calculated net of unrestricted cash and cash equivalents) for borrowed money secured by first or super senior priority liens to (b) trailing four-quarter EBITDA (as defined in the First Lien Credit Agreement).

In addition to paying interest on outstanding principal under the First Lien Term Loan Facility, we are required to pay a commitment fee of 0.50% per annum on the undrawn portion of the revolving commitments, payable quarterly in arrears after the closing date (as defined in the First Lien Credit Agreement), or the Revolving Commitment Fee. From and after our delivery to administrative agent of financial statements for the period ending at least one full quarter following the closing date (as defined in the First Lien Credit Agreement), the Revolving Commitment Fee are subject to stepdowns to 0.375% and 0.250% based upon achievement of First Lien Leverage Ratios of 4.00x and 3.50x, respectively.

Mandatory and Voluntary Prepayments

Subject to certain exceptions and limitations, the term loans under the First Lien Term Loan Facility are required to be prepaid with: (a) 50% of excess cash flow, with step-downs to 25% and 0% upon achievement of First Lien Leverage Ratios of 0.50x and 1.00x less than the First Lien Leverage Ratio as of the closing date (as defined in the First Lien Credit Agreement), respectively; (b) 100% of net cash proceeds received from the incurrence of indebtedness (other than certain indebtedness permitted under the First Lien Term Loan Facility); and (c) 100% of the net cash proceeds of any non-ordinary course asset sales and other dispositions of collateral in excess of certain individual and aggregate amounts, with step-downs to 50% and 0% upon achievement of a First Lien Leverage Ratios equal to or less than 0.50x and 1.00x less than the First Lien Leverage Ratio as of the closing date (as defined in the First Lien Credit Agreement), unless such net cash proceeds are reinvested within 365 days or committed to be reinvested within 365 days and then reinvested no later than six months thereafter.

Term loans under the First Lien Term Loan Facility may be voluntarily prepaid at any time without premium or penalty; provided, however, that voluntary prepayments, refinancings or amendments of tranche B-3 term loans in connection with certain repricing transactions that occur prior to the six-month anniversary of April 8, 2021 shall be subject to a prepayment premium of 1.00% of the principal amount of the term loan so prepaid, refinanced or amended. We may voluntarily repay amounts outstanding under, and may voluntarily reduce commitments made under, the Revolving Credit Facility at any time without premium or penalty, other than customary breakage costs.

Security and Guarantees

Our obligations under the First Lien Facilities will be guaranteed by Holdings and by each of our direct and indirect wholly-owned material domestic restricted subsidiaries, subject to certain customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences. Such obligations and the related guarantees will be secured by a perfected first priority security interest in substantially all tangible and intangible assets and capital stock owned by us or by any guarantor, in each case subject to permitted liens and certain customary exceptions.

Covenants

The First Lien Facilities contains a number of customary affirmative and negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, make investments, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets or enter into transactions with affiliates, subject to certain exceptions.

The Revolving Credit Facility, but not the First Lien Term Loan Facility, contain a financial maintenance covenant with a maximum First Lien Leverage Ratio not to exceed 6.90:1.00, which is tested on a quarterly basis only if the aggregate principal amount of outstanding borrowings under the Revolving Credit Facility exceed 35% of the total facility amount.

Events of Default

Our First Lien Credit Agreement provides that, upon the occurrence of certain events of default, our obligations under the agreement and our obligations under the First Lien Facilities may be accelerated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

Second Lien Facility

On March 5, 2019, we entered into the Second Lien Credit Agreement among Phoenix Intermediate Holdings Inc., as Holdings, Phoenix Guarantor Inc., as the Borrower, the several lenders from time to time parties thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

The Second Lien Facility provides for term loans in an aggregate principal amount of $450.0 million. Upon the satisfaction of certain conditions, including but not limited to, the agreement of lenders to provide such facilities or commitments, we also have the option to add one or more incremental term loan or revolving credit facilities and/or increase commitments or loans in an aggregate amount of up to (a) the greater of (x) $370.0 million and (y) 100% of trailing four-quarter EBITDA (as defined in the Second Lien Credit Agreement) (less, in each case, the aggregate outstanding principal amount of any second lien incremental facilities) plus (b) (i) all voluntary prepayments and voluntary permanent commitment reductions of the Second Lien Facility and incremental term facilities or incremental equivalent debt secured on a pari passu basis, plus (c) an additional amount subject to compliance with certain leverage-based criteria set forth in the Second Lien Facility less (d) amounts already incurred prior to the date hereof.

As of September 30, 2021, we had $450.0 million outstanding under the Second Lien Facility. We expect to use the net proceeds from this offering and the Concurrent Offering to repay $             outstanding aggregate amount under the Second Lien Facility.

Amortization and Maturity

The Second Lien Facility will mature on March 5, 2027. Amounts borrowed under the Second Lien Facility have no amortization.

Interest Rates and Fees

The loans under the Second Lien Facility bears interest on the outstanding unpaid principal amount at a rate equal to, at our option, (a) LIBOR plus 8.50% or (b) ABR plus 7.50%. “ABR” refers to an adjusted base rate that is then highest of (i) the Prime Rate, (ii) the federal funds effective rate from time to time (which, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%.

From and after our delivery to the administrative agent of financial statements for the period ending at least one full quarter following the closing date (as defined in the Second Lien Credit Agreement), (x) the applicable margins under the Second Lien Facility are subject to a step-down to 7.25% or 8.25%, as applicable based upon achievement of a Total Secured Leverage Ratio of 5.15x. “Total Secured Leverage Ratio” means the ratio of (a) total secured net debt (calculated net of unrestricted cash and cash equivalents) for borrowed money secured by liens to (b) trailing four-quarter EBITDA (as defined in the Second Lien Credit Agreement).

Mandatory and Voluntary Prepayments

Subject to certain exceptions and limitations, the term loans under the Second Lien Facility are required to be prepaid with: (a) 50% of excess cash flow, with step-downs to 25% and 0% upon achievement of Second Lien Leverage Ratios of 0.50x and 1.00x less than the Second Lien Leverage Ratio as of the closing date (as defined in the Second Lien Credit Agreement), respectively; (b) 100% of net cash proceeds received from the incurrence of indebtedness (other than certain indebtedness permitted under the Second Lien Facility); and (c) 100% of the net cash proceeds of any non-ordinary course asset sales and other dispositions of collateral in excess of certain individual and aggregate amounts, with step-downs to 50% and 0% upon achievement of a Second Lien Leverage Ratios equal to or less than 0.50x and 1.00x less than the Second Lien Leverage Ratio as of the closing date (as defined in the Second Lien Credit Agreement), unless such net cash proceeds are reinvested within 365 days or committed to be reinvested within 365 days and then reinvested no later than six months thereafter.

Term loans under the Second Lien Facility may be voluntarily prepaid at any time without premium or penalty; provided, however, that voluntary prepayments, refinancings or amendments of such term loans that occur on and after the second anniversary of the closing date (as defined in the Second Lien Credit Agreement) and prior to the third anniversary of the closing date (as defined in the Second Lien Credit Agreement) shall be subject to a prepayment premium of 1.00% of the principal amount of the term loan so prepaid, refinanced or amended.

Security and Guarantees

Our obligations under the Second Lien Facility are guaranteed by Holdings and by each of our direct and indirect wholly-owned material domestic restricted subsidiaries, subject to certain customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences. Such obligations and the related guarantees will be secured by a perfected second priority security interest in substantially all tangible and intangible assets and capital stock owned by us or by any guarantor, in each case subject to permitted liens and certain customary exceptions.

Covenants

The Second Lien Facility contains a number of customary affirmative and negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, make investments, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets or enter into transactions with affiliates, subject to certain exceptions.

Events of Default

Our Second Lien Credit Agreement provides that, upon the occurrence of certain events of default, our obligations under the agreement and our obligations under the Second Lien Facility may be accelerated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur may adversely affect market prices of our common stock prevailing from time to time and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Furthermore, there may be sales of substantial amounts of our common stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors—General Risk Factors—Future sales or issuances, or the perception of future sales or issuances, by us or our existing stockholders in the public market following this offering, or the settlement of the purchase contracts, could cause the market price for our common stock to decline.”

Upon completion of this offering we will have a total of                  shares of our common stock outstanding (or                  shares if the underwriters exercise in full their over-allotment option). Of the outstanding shares, the                  shares sold in this offering (or                  shares if the underwriters exercise in full their over-allotment option) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers and other affiliates (including our existing stockholders), may be sold only in compliance with the limitations described below.

We will also have outstanding                 Units (or                 Units if the underwriters in the concurrent offering of the Units exercise in full their option to purchase additional Units), which will settle into up to                 shares of our common stock (or up to                 shares if the underwriters in the concurrent offering of the Units exercise in full their option to purchase additional Units), based on the assumed initial public offering price of $                 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts, subject to certain anti-dilution adjustments, subject to certain anti-dilution adjustments.

Lock-up Agreements

In connection with this offering, we, our directors and executive officers, and substantially all of our stockholders will agree, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of the representatives of the underwriters, for a period of 180 days after the date of this prospectus. See “Underwriting (Conflicts of Interest).”

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six month holding period for beneficial ownership of

“restricted shares” of our common stock, are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately                  shares immediately after this offering (or                  shares if the underwriters exercise in full their over-allotment option); or

•	the average reported weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to issuance under the existing 2017 Stock Plan and our 2022 Incentive Plan to be adopted in connection with this offering. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly shares of our common stock registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover                  shares of our common stock.

Registration Rights

For a description of rights some holders of common stock will have to require us to register the shares of common stock they own, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.

Following completion of this offering, the shares of our common stock covered by registration rights would represent approximately     % of our outstanding common stock (or approximately     %, if the underwriters exercise in full their option to purchase additional shares). These shares of common stock also may be sold under Rule 144, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (“the Code”), and the Treasury regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States gift taxes or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that such a change in law will not alter significantly the tax considerations we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership consider an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

As discussed above under “Dividend Policy,” we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted basis in our common stock, the excess will be treated as described below under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the Internal Revenue Service. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.- related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code, regardless of whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code, regardless of whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the shares of common stock described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC and Jefferies LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Goldman Sachs & Co. LLC
Jefferies LLC
KKR Capital Market LLC
Credit Suisse Securities (USA) LLC
Guggenheim Securities, LLC
SVB Leerink LLC
BofA Securities, Inc.
BMO Capital Markets Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                  additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $    .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Goldman Sachs & Co. LLC and Jefferies LLC for a period of 180 days after the date of this prospectus.

Our directors and executive officers, and substantially all of our stockholders, or such persons, hereinafter the lock-up parties, have entered into lock-up agreements with the underwriters pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus, or such period, the restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Goldman Sachs & Co. LLC and Jefferies LLC, (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant, or collectively with the common stock, the lock-up securities), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing.

Goldman Sachs & Co. LLC and Jefferies LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our common stock listed on Nasdaq under the symbol “BTSG”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, certain of the underwriters and their affiliates are lenders or agents under our existing credit facilities and, as a result, may receive a portion from the net proceeds from this offering. In addition, the underwriters or their affiliates may in the future become lenders or agents under our credit facilities, or may provide commitments pursuant to our revolving credit facility, and would receive customary fees and commissions in connection therewith. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of Interest

Affiliates of KKR & Co. beneficially own in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR & Co., is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus.                      has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.                      will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify                      against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. KKR Capital Markets LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or each, a Relevant State, no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant

State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, or as amended, FSMA,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2 of the UK Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins, LLP, New York, New York.

EXPERTS

The consolidated financial statements of BrightSpring Health Services, Inc. and subsidiaries as of and for the years ended December 31, 2020 and 2019 have been included herein and in the registration statement of which this prospectus forms a part in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

The financial statements for the year ended December 31, 2018 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus with the SEC. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

Following the completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website (www.brightspringhealth.com) under the heading “                    ”. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

BrightSpring Health Services, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BrightSpring Health Services, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of self-insurance liabilities

As discussed in Note 1 to the consolidated financial statements, the Company is self-insured for a substantial portion of their general and professional liabilities, automobile liabilities, and workers’ compensation liabilities. As discussed in Note 8 to the consolidated financial statements, accrued expenses include insurance reserves and automobile insurance reserves of $44.9 million and $4.5 million, respectively, and long-term liabilities include general and professional liability insurance reserves, workers’ compensation insurance reserves, and automobile insurance reserves of $6.0 million, $33.7 million, and $4.4 million, respectively, as of December 31, 2020. The liabilities recognized for workers’ compensation are actuarially determined estimates, while the other reserves are based on analyses performed by management.

We identified the evaluation of the self-insurance liabilities noted above as a critical audit matter. Specifically, evaluation of the Company’s determination of the claims incurred but not reported for workers’ compensation liabilities involved auditor judgment due to significant measurement uncertainty. In addition, evaluation of the Company’s estimates of the ultimate cost of reported claims related to general and professional liabilities, automobile liabilities, and workers’ compensation liabilities involved professionals with specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the Company’s ability to estimate self-insurance reserves, and assessed potential management bias, by comparing the prior year estimated reserves to subsequent adjustments to those reserves recorded in the current year. We involved actuarial professionals with specialized skills and knowledge, who assisted in:

•	assessing the methods used by the Company to determine their self-insurance liabilities by comparing them to generally accepted actuarial methods

•

evaluating the Company’s determination of the ultimate cost of reported claims by developing an independent estimate of the Company’s loss development factors and comparing them to the Company’s loss development factors used to determine the ultimate cost of reported claims

•

evaluating the Company’s expected loss rates used to determine claims incurred but not reported for workers’ compensation liabilities by developing an independent expectation of the loss rates using actuarial methodologies and independent assumptions and comparing them to the Company’s expected loss rates.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Louisville, Kentucky

September 7, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of BrightSpring Health Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows of BrightSpring Health Services, Inc. and subsidiaries, formerly known as PharMerica Corporation (the “Company”) for the year ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

July 6, 2021

We began serving as the Company’s auditor in 2017. In 2018 we became the predecessor auditor.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(In thousands, except share data)

	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$262,005	$18,295
Accounts receivable, net of allowance for doubtful accounts	625,635	567,130
Inventory	300,059	198,474
Prepaid expenses and other current assets	102,683	86,784

Total current assets	1,290,382	870,683

Property and equipment, net	205,695	209,474
Goodwill	1,669,390	1,410,894
Other intangible assets, net	1,095,898	1,066,277
Operating lease right-of-use asset	245,013	223,078
Other assets	34,695	36,931

Total assets	$4,541,073	$3,817,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$355,754	$252,755
Accrued expenses	296,031	279,718
Current portion of obligations under operating leases	58,251	59,786
Current portion of obligations under financing leases	10,260	11,234
Current portion of long-term debt	22,495	18,477

Total current liabilities	742,791	621,970

Obligations under operating leases, net of current portion	193,970	170,151
Obligations under financing leases, net of current portion	17,977	19,995
Long-term debt, net of current portion	2,671,345	2,163,854
Deferred income taxes, net	88,282	65,682
Long-term liabilities	91,333	65,456

Total liabilities	3,805,698	3,107,108

Commitments and contingencies
Redeemable noncontrolling interests	30,391	53,356
Shareholders’ equity:
Common stock, $100 par value, 8,750,000 shares authorized, 7,451,754 and 7,458,775 shares issued and outstanding at December 31, 2020 and 2019, respectively	745,175	745,878
Additional paid-in capital	11,376	5,147
Accumulated deficit	(51,752)	(94,284)
Accumulated other comprehensive income	185	132

Total shareholders’ equity	704,984	656,873

Total liabilities and shareholders’ equity	$4,541,073	$3,817,337

See accompanying notes to the consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the years ended December 31, 2020, 2019 and 2018

(In thousands, except per share amounts)

	For the Years Ended December 31,
	2020	2019	2018
Revenues:
Products	$3,635,898	$3,022,334	$2,536,053
Services	1,944,474	1,502,875	—

Total revenues	5,580,372	4,525,209	2,536,053

Cost of goods	3,099,365	2,564,669	2,160,144
Cost of services	1,432,269	1,126,634	—

Gross Profit	1,048,738	833,906	375,909
Selling, general and administrative expenses	883,547	770,592	312,128

Operating income	165,191	63,314	63,781
Interest expense, net	138,953	166,893	74,613

Income (loss) before income taxes	26,238	(103,579)	(10,832)
Income tax expense (benefit)	5,087	(32,491)	(3,211)

Net income (loss)	21,151	(71,088)	(7,621)
Net income attributable to redeemable noncontrolling interests	341	1,293	—

Net income (loss) attributable to BrightSpring Health Services, Inc. and subsidiaries	$20,810	$(72,381)	$(7,621)

Net income per common share attributable to BrightSpring Health Services, Inc. and subsidiaries:
Earnings (loss) per share - basic:	$2.79	$(10.26)	$(1.57)
Earnings (loss) per share - diluted:	$2.78	$(10.26)	$(1.57)
Weighted average shares outstanding:
Basic	7,452	7,055	4,847
Diluted	7,492	7,055	4,847

See accompanying notes to the consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2020, 2019 and 2018

(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Net income (loss)	$21,151	$(71,088)	$(7,621)
Foreign currency translation adjustments	53	132	—

Total comprehensive income (loss)	21,204	(70,956)	(7,621)
Comprehensive income attributable to noncontrolling interests	341	1,293	—

Comprehensive income (loss) attributable to BrightSpring Health Services, Inc. and subsidiaries	$20,863	$(72,249)	$(7,621)

See accompanying notes to the consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2020, 2019 and 2018

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Income	Total
	Shares	Amount
Balance at January 1, 2018	4,847,356	$484,736	$—	$(3,022)	$—	$481,714
Net loss	—	—	—	(7,621)	—	(7,621)
Share-based compensation	—	—	1,438	—	—	1,438

Balance at December 31, 2018	4,847,356	$484,736	$1,438	$(10,643)	$—	$475,531

Net loss	—	—	—	(72,381)	—	(72,381)
Foreign currency translation adjustment	—	—	—	—	132	132
Share-based compensation	—	—	3,709	—	—	3,709
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	(11,260)	—	(11,260)
Repurchase of shares of common stock	(122,900)	(12,290)	—	—	—	(12,290)
Issuance of common stock	2,734,319	273,432	—	—	—	273,432

Balance at December 31, 2019	7,458,775	$745,878	$5,147	$(94,284)	$132	$656,873

Net income	—	—	—	20,810	—	20,810
Foreign currency translation adjustment	—	—	—	—	53	53
Share-based compensation	—	—	6,268	—	—	6,268
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	21,722	—	21,722
Repurchase of shares of common stock	(10,850)	(1,085)	(39)	—	—	(1,124)
Shares issued under share-based compensation plan, including tax effects	3,829	382	—	—	—	382

Balance at December 31, 2020	7,451,754	$745,175	$11,376	$(51,752)	$185	$704,984

See accompanying notes to the consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2020, 2019 and 2018

(In thousands)

	For the Years ended December 31,
	2020	2019	2018
Operating activities:
Net income (loss)	$21,151	$(71,088)	$(7,621)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	181,502	154,868	81,169
Provision for bad debts	16,778	22,269	12,599
Amortization of deferred debt issuance costs	10,773	13,238	5,436
Share-based compensation	6,268	3,709	1,438
Deferred income taxes, net	22,600	(34,413)	(4,947)
Loss on divestiture	1,475	—	—
Loss on extinguishment of debt	—	31,705	—
(Gain) loss on disposition of fixed assets	(350)	(319)	153
Other	(1,473)	(2,580)	(1,578)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(58,915)	(53,945)	(31,408)
Prepaid expenses and other current assets	(8,190)	(16,594)	(3,567)
Inventory	(95,730)	(16,032)	16,558
Accounts payable	100,431	46,782	19,579
Accrued expenses	10,949	39,539	(722)
Accrued income taxes	(6,411)	(2,669)	4,554
Long-term liabilities and other	21,783	(3,558)	(15,189)

Net cash provided by operating activities	$222,641	$110,912	$76,454

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2020, 2019 and 2018

(In thousands)

	For the Years ended December 31,
	2020	2019	2018
Investing activities:
Purchases of property and equipment	(51,908)	(51,221)	(33,201)
Acquisitions of businesses, net of cash acquired	(402,011)	(1,482,409)	(2,411)
Other	1,052	1,412	(1,724)

Net cash used in investing activities	$(452,867)	$(1,532,218)	$(37,336)

Financing activities:
Long-term debt borrowings	550,000	2,250,000	—
Long-term debt repayments	(18,400)	(1,002,900)	(6,113)
(Repayments) proceeds from swingline debt, net	(26,150)	26,200	(23,000)
Payment of debt issuance costs	(14,275)	(104,000)	(1,500)
Issuance of common stock	—	273,432	—
Repurchase of shares of common stock	(1,124)	(12,290)	—
Shares issued under share-based compensation plan, including tax effects	382	—	—
Payment of acquisition earn-outs	(2,630)	(12,735)	(1,154)
Distributions to redeemable noncontrolling interests	(2,597)	(1,857)	—
Contributions from redeemable noncontrolling interests	1,013	—	—
Payment of financing lease obligations	(12,283)	(6,773)	(441)

Net cash provided by (used in) financing activities	$473,936	$1,409,077	$(32,208)

Net increase (decrease) in cash and cash equivalents	243,710	(12,229)	6,910
Cash and cash equivalents at beginning of year	18,295	30,524	23,614

Cash and cash equivalents at end of year	$262,005	$18,295	$30,524

Supplemental disclosures of cash flow information:
Cash paid for:
Interest paid	$129,567	$134,376	$65,425
Income taxes, net of refunds	$3,003	$3,724	$2,164
Supplemental schedule of non-cash investing and financing activities:
Notes issued and contingent liabilities in connection with acquisitions	$12,441	$2,354	$—
Financing lease obligations (Note 11)	$10,495	$11,922	$—
Purchases of property and equipment in accounts payable	$2,681	$2,299	$1,025

See accompanying notes to the consolidated financial statements

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Description of Business

BrightSpring Health Services, Inc. (“BrightSpring”, the “Company”, “we”, “us” or “our”) is a leading platform of complementary health services delivering provider and pharmacy solutions for complex populations in home and community settings. Our platform delivers clinical services and pharmacy solutions across Medicare, Medicaid and commercially-insured populations.

On December 7, 2017, affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Walgreens Boots Alliance, Inc. (“WBA”) purchased PharMerica Corporation (“PharMerica”). On March 5, 2019, the Company expanded with the acquisition of BrightSpring Health Holdings Corp (“BrightSpring Corp. Acquisition”). The surviving entity has been renamed as BrightSpring Health Services, Inc.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BrightSpring and its subsidiaries. All intercompany balances and transactions have been eliminated.

BrightSpring has a 70% ownership interest in Gateway Pediatric Therapy, LLC and a 55% ownership interest in Harvest Grove LTC, LLC, each of which meets the definition of a variable interest entity (“VIE”). The Company is deemed to be the primary beneficiary of these VIEs; therefore, the Company has consolidated the operating results, assets and liabilities of these VIEs, with the noncontrolled portion of net income presented as net income attributable to redeemable noncontrolling interests on the Company’s consolidated statement of income (loss) and our respective partners’ portion of equity presented as redeemable noncontrolling interests on the consolidated balance sheets. See Note 14.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and related disclosures. We rely on historical experience and on various other assumptions that we believe to be reasonable under the circumstances to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates are involved in the valuation of accounts receivable, inventory, long-lived assets, definite and indefinite-lived intangibles and goodwill. Actual amounts may differ from these estimates.

Revenue Recognition

The Company recognizes the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. For transactions involving the transfer of goods, revenues are primarily recognized when the customer obtains control of the products sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. For transactions exclusively involving provision of services, revenues are recognized over time based on an appropriate measure of progress. Additionally, as a policy, where we are required to collect sales taxes from our customers, revenue is recognized net of any taxes collected and the sales tax amounts are recorded as a liability until remitted to the governmental taxing authorities.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Home & Community Health Provider Services

Home and Community Health Provider Services (“Provider Services”) revenues are generated from providing care services directly to consumers under contracts with state, local and other governmental agencies, as well as commercial insurance companies, long-term care insurance policies, private pay customers and management contracts with private operators. Generally, these contracts, which are negotiated based on current contract practices as appropriate for the payor, establish the terms of a customer relationship and set the broad range of terms for services to be performed at a stated rate. The contracts do not give rise to rights and obligations until a service request is placed with the Company. Contract terms vary but generally are for one year or less with available renewal options and a 30 – 60-day reimbursement period. When a service request is placed with the Company, it creates the performance obligation to provide a defined quantity of service hours per patient. Performance obligations to deliver patient care services are satisfied over time using a time-based input method to measure progress against the contract between the Company and the customer, given that consumers simultaneously receive and consume the benefits provided by the Company as the services are performed. Revenues are recognized over a period of time as the services are rendered at the contractual rate established at or before the time services are rendered; thus, there are no forms of variable consideration associated with the various revenue streams.

Pharmacy Solutions

Pharmacy Solutions revenues are generated from the services and products provided in association with the distribution of prescription drugs to consumers primarily under contracts with Prescription Drug Plans (“PDPs”) under Medicare Part D, state Medicaid programs, long-term care institutions, third party insurance companies and private payors. Services provided include individualized medication management and support, staff and patient support programs and solutions, regulatory support and product delivery. When an order for a prescription is placed with the Company, it creates the performance obligation to deliver a prescription and related services. The performance obligation is satisfied at a point in time upon shipment for specialty pharmacies and upon delivery for other home and community based pharmacies and facility based pharmacies. Revenues are recognized at a point in time when the associated performance obligations are satisfied at the contractual rate established at or before the time the performance obligation is satisfied.

Contractual Allowances

Revenues and the associated receivables are based upon the actual reimbursements to be received and include contractual allowances based upon historical trends, contractual reimbursement terms and other factors which may impact ultimate reimbursement. Amounts are adjusted to actual reimbursed amounts based upon cash receipts.

Cost of Services and Cost of Goods

We classify expenses directly related to providing services and goods including associated depreciation and amortization expense, as cost of services and cost of goods. Direct costs and expenses principally include cost of drugs, salaries and benefits for direct care and service professionals, contracted labor costs, insurance costs, transportation costs for clients requiring services, certain client expenses such as food, supplies and medicine, residential occupancy expenses, which primarily comprise rent and utilities and other miscellaneous direct service or goods related expenses.

Supplier Rebates

Pharmacy Solutions receives rebates on purchases from select vendors and suppliers for achieving market share or purchase volumes. Rebates for brand name products are generally based upon achieving a defined market share tier

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

within a therapeutic class and can be based on either purchasing volumes or actual prescriptions dispensed. Rebates for generic products are primarily based on achieving purchasing volume requirements, or in the case of the Prime Vendor Agreement with AmeriSourceBergen Drug Corporation, an affiliate of WBA, contractually based requirements. The Company considers these rebates product discounts, and as a result, the rebates are recorded as a reduction of product cost and relieved through cost of goods upon the sale of the related inventory or as a reduction of inventory for drugs which have not yet been sold. The rebate recorded is adjusted, if necessary, after the third party validates the appropriate data and notifies the Company of its agreement under the terms of the contract.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and cash equivalents with original maturities of three months or less. The Company places its cash in financial institutions that are federally insured.

Accounts Receivable

Accounts receivable primarily consist of amounts due from PDPs under Medicare Part D, institutional healthcare providers, the respective state Medicaid programs, other government agencies, third party insurance companies and private payors. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to the extent it is probable that a portion or all of a particular account will not be collected, with the related expense recorded as a component of selling, general and administrative expense. The allowance for doubtful accounts totaled $61.4 million and $48.4 million as of December 31, 2020 and 2019, respectively, and is reflected in accounts receivable, net of allowance for doubtful accounts on our consolidated balance sheets.

Inventory

Inventory is primarily located at the Company’s pharmacy locations. Inventory consists solely of finished products (primarily prescription drugs) and is valued at the lower of first-in, first-out (“FIFO”) cost or net realizable value. Physical inventories are performed, at a minimum, on a quarterly basis at all pharmacy sites. Inventory and cost of goods are adjusted based upon the results of the physical inventory counts.

Investments

We consolidate investments when the entity is a VIE and we are the primary beneficiary or if we have controlling interests in the entity, which is generally ownership in excess of 50%. Third party equity interests in our consolidated joint ventures are reflected as noncontrolling interests in our consolidated financial statements.

We account for investments in entities in which we have the ability to exercise significant influence under the equity method if we hold 50% or less of the voting stock and the entity is not a variable interest entity in which we are the primary beneficiary. The book value of investments that we account for under the equity method of accounting totaled $2.5 million and $2.4 million as of December 31, 2020 and 2019, respectively, and is reflected in other assets within our consolidated balance sheets.

Goodwill and Other Definite and Indefinite-lived Intangible Assets

The Company tests goodwill and indefinite-lived intangible assets for impairment annually at the beginning of the fourth quarter, or more frequently if impairment indicators arise. In 2020, the Company changed the date of the annual impairment test from December 31 to the beginning of the fourth quarter. There has not been a lapse

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of more than 12 months between assessment dates and the change was not made with the intent of accelerating or delaying an impairment charge. The Company has seven reporting units for the purposes of goodwill testing: Long-Term Care Pharmacy, Home Infusion, Specialty Solutions, Hospice Pharmacy, Behavioral Health, Home Health & Neuro Therapies and Workforce Solutions.

In 2020, the Company performed a quantitative assessment of all reporting units as of October 1, 2020. We utilized a combination of the discounted cash flow analysis or “income approach” (50%) and the “market approach” (50%). Our 2020 goodwill impairment analysis concluded that the fair value of each reporting unit was in excess of the carrying amount of each reporting unit. Subsequent to completing our goodwill impairment tests, no indicators of impairment were identified.

In 2019 and 2018, we performed a qualitative assessment for our annual impairment test for all reporting units as of December 31. The Company assessed qualitative factors, such as current macroeconomic conditions, state of the equity and capital markets and the overall financial and operating performance, to determine the likelihood that the fair value of a reporting unit is less than its carrying amount. As a result of our analyses, we determined that it was more-likely-than-not that the fair values of our reporting units were greater than their carrying values.

Our intangible assets consist primarily of customer relationships, trade names and definite-lived licenses, which are amortized over two to twenty years, based on their estimated useful lives. We also have indefinite-lived intangible licenses.

The Company tests other indefinite-lived intangible assets for impairment at least annually, and more frequently if impairment indicators arise. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. We elected to perform a qualitative assessment for our indefinite-lived intangible assets for our annual impairment test in the fourth quarter of 2020, 2019 and 2018. As a result of our qualitative analyses, we determined that it was more-likely-than-not that the fair values of our indefinite-lived intangible assets were greater than their carrying values.

During years ended December 31, 2020, 2019 and 2018, respectively, we recorded no intangible impairment.

Debt Issuance Costs

The Company capitalizes financing fees related to acquiring or issuing new debt instruments. These expenditures include bank fees and premiums, legal costs and filing fees. Debt issuance costs are capitalized and amortized as interest expense over the terms of the related debt using the effective interest rate method. Debt issuance costs related to term loans and specified maturity borrowings are presented as a direct reduction of the carrying value of the debt. Debt issuance costs related to revolving credit facilities and lines of credit are presented as other assets in our consolidated balance sheets.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred assets if it is more-likely-than-not that some portion or all of the net deferred tax assets will not be realized.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes tax benefits that are considered more-likely-than-not. Recognized income tax positions are measured at the largest amount that is more-likely-than-not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Our policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as corporate general and administrative expense which is included as part of selling, general and administrative expenses.

Legal Contingencies

We are a party to numerous claims and lawsuits with respect to various matters. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 13.

Insurance Losses

We self-insure a substantial portion of our general and professional liability, automobile, workers’ compensation and health benefit risks. Provisions for losses for workers’ compensation risks and health benefits are based upon actuarially determined estimates and include an amount determined from reported claims and an amount based on past experiences for losses incurred but not reported. Estimates of workers’ compensation claims reserves have been discounted using a discount rate of 3.0% at December 31, 2020 and 2019. Provisions for general and professional and automobile liabilities are recorded on a claims-made basis, which includes estimates of fully developed losses for both reported and unreported claims. Accruals for general and professional and automobile liabilities are based on analyses performed internally by management. The liabilities are evaluated quarterly and any adjustments are reflected in earnings in the period identified. These liabilities are necessarily based on estimates and, while we believe that the provision for loss is adequate, the ultimate liability may differ than the amounts recorded.

Fair Value of Financial Instruments

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

(a) Level 1	Quoted prices in active markets for identified assets or liabilities.

(b) Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability.

(c) Level 3	Unobservable inputs used in valuations in which there is little market activity for the asset or liability at the measurement date.

At December 31, 2020 and 2019, the fair value of cash and cash equivalents, accounts receivable and accounts payable approximated their carrying values because of the short-term nature of these instruments. The carrying amounts of the Company’s long-term debt approximated fair value due to the variable rate nature of the agreements. All debt classifications represent Level 2 fair value measurements. Contingent consideration, which represents future earn-outs associated with acquisitions, is considered a Level 3 financial instrument as there is little or no market data available. Refer to Note 12 for further consideration.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

We adopted Accounting Standard Update (“ASU”) No. 2016-02, Leases (“Topic 842”) as of January 1, 2019, using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of 2019.

We determine if an arrangement is, or contains, a lease at contract inception and recognize a right-of-use asset and a lease liability at the lease commencement date. Leases with an initial term of 12 months or less are not recorded on the balance sheet for select asset classes. The lease liability is measured at the present value of future lease payments as of the lease commencement date, or the opening balance sheet date for leases existing at adoption of Topic 842. The right-of-use asset recognized is based on the lease liability adjusted for prepaid and deferred rent and unamortized lease incentives. Amortization of the right-of-use asset and accretion of the lease liability for an operating lease is recognized as a single lease cost, on a straight-line basis, over the lease term and is included in costs of services, cost of goods or selling, general and administrative expenses on our consolidated statements income (loss). A finance lease right-of-use asset is amortized on a straight-line basis over the lesser of the useful life of the leased asset or lease term, with interest costs reported separately. Variable common area maintenance and property tax expenses are expensed as incurred. Reductions of the right-of-use asset and the change in the lease liability are included within the changes in other long-term assets and liabilities within operating activities on our consolidated statement of cash flows.

As our leases do not provide an implicit discount rate, we use an incremental borrowing rate as the discount rate for our leases, which is equal to the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. We determine the incremental borrowing rate applicable to each lease by reference to our outstanding secured borrowings. We then obtain a corporate yield curve with the same rating from an external source to adjust for differing tenors to reflect differing lease terms. We have elected to use the portfolio approach in determining our incremental borrowing rate. The incremental borrowing rate for all existing leases as of the date of adoption of Topic 842 was based upon the remaining terms of the leases; the incremental borrowing rate for all new or amended leases is based upon the lease terms. The lease terms for all the Company’s leases include the contractually obligated period of the leases, plus any additional periods covered by Company options to extend the leases that the Company is reasonably certain to exercise.

Certain leases provide that the lease payments may be increased annually based on the fixed rate terms or adjustable terms such as the Consumer Price Index. Future base rent escalations that are not contractually quantifiable as of the lease commencement date are not included in our lease liability.

Prior to the adoption of Topic 842, we did not recognize assets and liabilities for the rights and obligations created by operating leases and recorded rental expense for operating leases on a straight-line basis over the lease term.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (generally three to ten years for equipment and software and twenty years for buildings). Leasehold improvements are depreciated over the shorter of their estimated useful lives or the terms of their respective leases (generally one to fifteen years).

We regularly review the carrying value of long-lived assets, including our right-of-use assets, with respect to any events or circumstances that indicate a possible inability to recover their carrying amount. Indicators of

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

impairment include, but are not limited to, loss of contracts, significant census declines, reductions in reimbursement levels, significant litigation and impact of economic conditions on service demands and levels. Our evaluation is based on undiscounted cash flows, operating results, as well as significant events or changes in the reimbursement or regulatory environment. If the undiscounted cash flows suggest the recorded amounts cannot be recovered, the carrying values of such assets are reduced to fair value. We concluded that there were no impairments for the years ended December 31, 2020, 2019 or 2018, respectively.

Segments

Operating segments are defined as components of a company that engage in business activities from which it may earn revenues and incur expenses, and for which separate financial information is available and is regularly reviewed by the Company’s chief operating decision maker (“CODM”), to assess the performance of the individual segments and make decisions about resources to be allocated to the segments. The Company’s operating segments have been identified based upon similar economic characteristics, nature of services, types of customers and how the CODM manages the business and allocates resources in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting. The Company has identified four operating segments. It has aggregated two of these operating segments into the Provider Services reportable segment. The Pharmacy Solutions operating segment is also a reportable segment and the Workforce Solutions operating segment did not meet the quantitative threshold for further disclosure.

In our Provider Services segment, we provide a variety of services to help manage the whole-person health of our patients in their homes and communities through services such as home health care and hospice care and long-term specialty care. This includes providing services to support individuals who need assistance with daily living due to an intellectual, developmental or cognitive disability (“I/DD”).

Our Pharmacy Solutions segment operates long-term institutional pharmacy services, specialty oncology pharmacies and home infusion centers. Our service offering is delivered through medication availability and reliability, cost containment, staff and patient support solutions and regulatory support. Our integrated Pharmacy Solutions segment is designed to drive medication adherence, patient outcomes, process efficiency and compliance in a number of areas.

Substantially all of the Company’s revenues are generated inside the United States, with the Provider Services segment generating insignificant amounts of revenue in Canada. Refer to Note 16 – Segment Information for additional information on the Company’s segments.

Weighted-Average Shares Outstanding

Basic earnings (loss) per share of common stock is calculated by dividing net income (loss) by the weighted average number of shares outstanding for the reporting period. Diluted earnings (loss) per share of common stock is computed similarly to basic earnings (loss) per share except the weighted average shares outstanding are increased to include potential shares outstanding resulting from share-based compensation awards, if dilutive. In periods of net loss, no potential common shares are included in the diluted shares outstanding as the effect is anti-dilutive. The number of additional shares of common stock related to stock option awards subject to only a time-based condition is calculated using the treasury stock method, if dilutive. Stock option awards subject to a performance condition are not included in the denominator of diluted earnings per share calculation using the treasury stock method as the performance condition has not been satisfied.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth, for the periods indicated, shares used in our computation of weighted-average shares outstanding, which are used to calculate our basic and diluted net income (loss) attributable to the Company:

	For the Years Ended December 31,
	2020	2019	2018
Weighted average number of shares outstanding - basic	7,451,846	7,055,494	4,847,356
Effect of dilutive securities:
Stock options	39,934	—	—

Weighted average number of shares outstanding - diluted	7,491,780	7,055,494	4,847,356

Anti-dilutive shares	67,994	418,093	146,428

Shared-Based Compensation

The Company measures and recognizes compensation expense for share-based payment awards based on the fair value of each award at its grant date and recognizes expense over the related service period on a straight-line basis necessary for each award to vest. The Company accounts for forfeitures of share-based compensation awards as they occur. Compensation expense is included in cost of services, cost of goods and selling, general and administrative expenses in our consolidated statements of income (loss).

Foreign Currency Translation

BrightSpring’s Canadian subsidiary designates its local currency as its functional currency. Operating results are translated into U.S. dollars using monthly average exchange rates, while balance sheet accounts are translated using period-end exchange rates. The resulting translation adjustments are included as a component of our accumulated other comprehensive income in shareholder’s equity. Operating results from foreign operations are not material to our consolidated financial statements.

Government Actions to Mitigate COVID-19’s Impact

On January 31, 2020, the Secretary of the U.S. Department of Health and Human Services (“HHS”) declared a national public health emergency due to a novel coronavirus. In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this novel coronavirus, a pandemic.

In recognition of the significant threat to the liquidity of financial markets posed by the COVID-19 pandemic, the Federal Reserve and Congress have taken dramatic actions to provide liquidity to businesses and the banking system in the United States. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a sweeping stimulus bill intended to bolster the U.S. economy, was signed into law. The Paycheck Protection Program and Health Care Enhancement (“PPPHCE”) Act and the Consolidated Appropriations Act (“CAA”) both expansions of the CARES Act, were signed into law on April 24, 2020 and December 27, 2020, respectively. In total, the CARES Act, the PPPHCE Act, and the CAA authorized $178 billion in funding to be distributed to health care providers through the Provider Relief Fund. This funding is intended to support healthcare providers by reimbursing them for healthcare-related expenses or lost revenues attributable to COVID-19.

In addition to the Provider Relief Fund, the CARES Act includes temporary changes to Medicare rules including temporarily lifting the Medicare sequester, which would have otherwise reduced payments to Medicare providers by 2.0%, from May 1, 2020 through March 31, 2021 (but also extending sequestration through 2030). The Medicare sequester relief resulted in an increase of $1.3 million to Provider Services’ net service revenues for the year ended December 31, 2020.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Provider Relief Funds

In April 2020, the Company received grants in an aggregate principal amount of $4.0 million, for which it did not apply, from the Provider Relief Fund as part of the automatic general distributions by HHS. The Company returned certain of these funds in 2020, while keeping approximately $3.9 million as we met the criteria to keep the funds based on lost revenues or incremental costs. In October 2020, the Company received grants in an aggregate principal amount of $18.7 million from the Provider Relief Fund, for which we applied. The Company did not recognize any income related to these Provider Relief Funds in 2020. We expect to use certain of these funds for healthcare related expenses attributable to COVID-19 as well as any lost revenues attributable to COVID-19 that were unreimbursed by other sources through December 31, 2021, in accordance with the current guidance issued by HHS. We will return any unused funds following the statutory use period, currently set for varying time periods through late 2022. We are required to properly and fully document the use of such funds in reports to HHS. The Company’s ability to utilize and retain some or all of such funds will depend on the magnitude, timing and nature of the impact of the COVID-19 pandemic.

Payroll Tax Deferral

The CARES Act also provides for certain federal income and other tax changes, including the deferral of the employer portion of social security payroll taxes. The Company received a cash benefit of approximately $66.7 million related to the deferral of employer payroll taxes for the period April 2, 2020 through December 31, 2020. The Company intends to pay its deferred portion of employer social security payroll taxes, as required by law, with $33.4 million in the fourth quarter of 2021 and the remaining in the fourth quarter of 2022.

Recently Adopted Accounting Standards

Accounting Standards Adopted at the Beginning of 2019

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-04, Intangibles –Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the measurement of goodwill by eliminating the requirement to calculate the implied fair value of goodwill (step 2 of the current impairment test) to measure the goodwill impairment charge. Instead, entities will record impairment charges based on the excess of a reporting unit’s carrying amount over its fair value. It was effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment test performed with a measurement date after January 1, 2017. The early adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued Topic 842, which supersedes the existing lease guidance under current U.S. GAAP. Topic 842 is based on the principle that entities should recognize assets and liabilities arising from leases. Under the new standard, a lessee will recognize on its balance sheet a lease liability and a right-of-use asset for all leases, including operating leases, with a term greater than 12 months. The new standard will also distinguish leases as either finance leases or operating leases. This distinction will affect how leases are measured and presented in the income statement and statement of cash flows. The new standard is effective for years beginning after December 15, 2018 and interim periods within those annual periods. Early adoption is permitted. We adopted the standard effective January 1, 2019 using the modified retrospective transition method. We elected the package of practical expedients available for expired or existing contracts, which allowed us to carryforward our historical assessments of (1) whether contracts are, or contain, leases, (2) lease classification and (3) initial direct costs. The most significant impact relates to the recognition of right-of-use assets and lease liabilities on our consolidated balance sheets as a result of our operating lease obligations, as well as the impact of new disclosure requirements. Adoption of the new standard did not have a significant impact on our results of operations or liquidity.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual reporting periods beginning after December 15, 2019 and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. The Company applied the new guidance prospectively to costs incurred in 2019 and thereafter. The adoption of this standard did not materially impact our consolidated financial statements.

Accounting Standards Adopted at the Beginning of 2018

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU changes the definition of a business to assist companies in evaluating when a set of transferred assets and activities constitutes a business. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is intended to simplify several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The updated guidance is effective for annual reporting periods beginning after December 15, 2017. The adoption of this standard did not materially impact our consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The guidance is effective for years beginning after December 15, 2017, including interim periods within those years. The adoption of this standard did not materially impact our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which provides for a single five-step model to be applied to all revenue from contracts with customers. The guidance also requires improved disclosures to help users of the financial statements better understand the nature, amount, timing and uncertainty of revenue that is recognized. The standard allows for either a full retrospective or modified retrospective transition method. In April 2016, the FASB issued ASU 2016-08 to clarify the implementation of ASU 2014-09. The guidance in ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption is permitted beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company applied the modified retrospective method of adoption. The adoption of this standard did not materially impact our consolidated financial statements.

Accounting Standards Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. It is effective for all entities as of March 12, 2020 through December 31, 2022. A company may elect to apply the amendments for contract modifications as of any date from the beginning of an interim period

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. The Company is currently evaluating the effect of the new guidance on our consolidated financial statements and related disclosures and has not adopted any of the transition relief available under the new guidance as of December 31, 2020.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions in Topic 740 and clarifying and amending existing guidance. It is effective for annual and interim periods beginning after December 15, 2020 and interim periods within those years. Early adoption is permitted. There are several adoption methods for different amendments in this ASU, including retrospective method for amendments related to separate financial statements of legal entities that are not subject to tax, modified retrospective method for amendments related to changes in ownership of foreign equity method investments or subsidiaries, either retrospective or modified retrospective method for amendments related to franchise taxes that are partially based on income and prospective method for all other amendments. The Company is currently evaluating the effect of the standard on our consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU enables financial statement users to obtain more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity as of each reporting date. This ASU replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. It is effective for public business entities beginning after December 15, 2019, including interim periods within those years. The Company has not adopted the standard as public entities that are not an SEC filer have a deferred adoption date. The Company is currently evaluating the effect of the new guidance on our consolidated financial statements and related disclosures and will adopt the standard as of January 1, 2020 in its first public filing as a public business entity.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Revenue

The Company is substantially dependent on revenues received under contracts with federal, state and local government agencies. Operating funding sources are generally earned from Medicaid, Medicare and other government reimbursement, DOL, private insurance reimbursement and from private and other payors. There is no single customer whose revenue was 10% or more of our consolidated revenue. The following tables set forth revenue by payor type for the years ended December 31, 2020, 2019 and 2018 (in millions):

	Provider Services
	For the Year Ended December 31,
	2020		2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$—	0.0%	$14.1	0.3%	$—	0.0%
Medicaid	1,194.1	21.4%	938.8	20.7%	—	0.0%
Commercial Insurance	98.1	1.7%	70.0	1.5%	—	0.0%
Medicare A	115.7	2.1%	46.0	1.0%	—	0.0%
Private & Other	273.9	4.9%	217.0	4.8%	—	0.0%
Medicare B	1.9	0.0%	0.7	0.0%	—	0.0%

	$1,683.7	30.1%	$1,286.6	28.3%	$—	0.0%

	Pharmacy Solutions
	For the Year Ended December 31,
	2020		2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$1,903.7	34.1%	$1,576.4	34.8%	$1,357.7	53.6%
Medicaid	318.4	5.7%	233.9	5.2%	111.2	4.4%
Commercial Insurance	901.3	16.2%	746.8	16.6%	517.9	20.4%
Medicare A	378.7	6.8%	366.8	8.1%	444.2	17.5%
Private & Other	111.5	2.0%	82.5	1.8%	105.1	4.1%
Medicare B	22.4	0.4%	15.9	0.4%	—	0.0%

	$3,635.9	65.2%	$3,022.3	66.9%	$2,536.1	100.0%

	Other
	For the Year Ended December 31,
	2020		2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Department of Labor	260.8	4.7%	216.3	4.8%	—	0.0%

	$260.8	4.7%	$216.3	4.8%	$—	0.0%

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidated
	For the Year Ended December 31,
	2020		2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$1,903.7	34.1%	$1,590.5	35.1%	$1,357.7	53.6%
Medicaid	1,512.5	27.1%	1,172.7	25.9%	111.2	4.4%
Commercial Insurance	999.4	17.9%	816.8	18.1%	517.9	20.4%
Medicare A	494.3	8.9%	412.8	9.1%	444.2	17.5%
Private & Other	385.4	6.9%	299.5	6.6%	105.1	4.1%
Department of Labor	260.8	4.7%	216.3	4.8%	—	0.0%
Medicare B	24.3	0.4%	16.6	0.4%	—	0.0%

	$5,580.4	100.0%	$4,525.2	100.0%	$2,536.1	100.0%

The Company’s contract assets, which relate to revenues derived through contracts with local and state governments primarily related to a business in within our Other segment, were $39.6 million, $30.3 million and $0.0 million at December 31, 2020, 2019 and 2018, respectively, and are reflected in accounts receivable, net of allowance for doubtful accounts on our consolidated balance sheets.

Refer to Note 16 for the disaggregation of revenue by segment.

3.	Acquisitions

2020 Acquisitions

During the year ended December 31, 2020, we completed twelve acquisitions within the Pharmacy Solutions and Provider Services segments. We entered into these transactions in order to expand our services and geographic offerings. Aggregate consideration net of cash acquired for these acquisitions was approximately $414.7 million. The operating results of these acquisitions are included in our consolidated financial statements from the date of each acquisition.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OnePoint Patient Care

The following table summarizes the consideration paid (in thousands) for the September 30, 2020 acquisition of OP Pharmacy, LLC (“OnePoint Patient Care”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments through December 31, 2020. OnePoint Patient Care is one of the nation’s largest providers of dedicated hospice pharmacy services and pharmacy benefits management services. Its results are consolidated within the Pharmacy Solutions segment.

Accounts receivable	$10,640
Inventory	1,360
Prepaids and other current assets	477
Operating lease right-of-use assets	3,393
Property and equipment	1,161
Other intangible assets	62,110
Goodwill	117,786
Trade accounts payable	(1,203)
Accrued expenses	(2,326)
Current portion of obligations under operating leases	(636)
Obligations under operating leases	(2,757)

Aggregate purchase price	$190,005

The purchase price is preliminary as the Company is finalizing working capital adjustments.

The other intangible assets consist of $41.4 million in customer relationships, $11.8 million in trade names, $8.3 million in technology assets and $0.6 million of covenants not to compete. Other intangible assets have an estimated weighted average useful life of 6.2 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition. As a part of the consideration provided to the seller, the Company executed a note payable of $10.0 million. See Note 5.

OnePoint Patient Care contributed $18.6 million in revenue and $0.02 million of operating income during the year ended December 31, 2020.

The following table contains unaudited pro forma condensed consolidated statement of income (loss) information for the years December 31, 2020 and 2019 assuming that the OnePoint Patient Care transaction closed on January 1, 2019 (in thousands, except per share amounts).

	For the Years Ended December 31,
	2020	2019
Revenue	$5,635,325	$4,601,680
Operating income	$164,719	$63,117
Net income (loss) attributable to BrightSpring Health Services, Inc.	$20,453	$(72,531)
Basic earnings per share	2.74	(10.28)
Diluted earnings per share	2.73	(10.28)

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) non-recurring transaction costs and (iii) income taxes based on the Company’s statutory tax rate. This

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

Sacred Journey Hospice

The following table summarizes the consideration paid (in thousands) for the December 9, 2020 acquisition of SJ Hospice Parent, LLC (“Sacred Journey Hospice”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments through December 31, 2020. Sacred Journey is a leading hospice provider in the Atlanta Metropolitan Area. Sacred Journey Hospice is a part of our Provider Services segment.

Accounts receivable	$3,640
Prepaids and other current assets	61
Operating lease right-of-use assets	2,763
Property and equipment	574
Other intangible assets	4,025
Goodwill	65,794
Trade accounts payable	(926)
Accrued expenses	(758)
Current portion of obligations under operating leases	(253)
Current portion of obligations under financing leases	(169)
Obligations under operating leases	(3,025)
Obligations under financing leases	(251)
Other long-term liabilities	(500)

Aggregate purchase price, net of cash acquired	$70,975

The purchase price is preliminary as the Company is finalizing working capital adjustments.

The other intangible assets consist primarily of $0.8 million in licenses and $3.2 million in trade names. Other intangible assets have an estimated weighted average useful life of 7.0 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

Sacred Journey Hospice contributed $1.6 million in revenue and $0.2 million of operating income during the year ended December 31, 2020. Pro forma financial data for the Sacred Journey Hospice acquisition has not been included as the results of the operations are not material to our consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advanced Home Care

The following table summarizes the consideration paid (in thousands) for the March 1, 2020 acquisition of Advanced Home Care, Inc. (“Advanced Home Care”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments through December 31, 2020. Advanced Home Care is a leading home health and infusion pharmacy company servicing Georgia, North Carolina, South Carolina, Tennessee and Virginia. Advanced Home Care is a part of our Provider Services and Pharmacy Solutions segments.

Inventory	$1,436
Prepaids and other current assets	785
Operating lease right-of-use assets	2,747
Property and equipment	697
Other intangible assets	40,590
Goodwill	24,463
Accrued expenses	(1,389)
Current portion of obligations under operating leases	(463)
Obligations under operating leases	(1,226)

Aggregate purchase price	$67,640

The other definite-lived intangible assets consist primarily of $32.8 million in licenses, $0.2 million in covenants not to compete, $7.1 million in doctor/payor network intangibles and $0.5 million in trade names. Other definite-lived intangible assets have an estimated weighted average useful life of 4.7 years. Licenses were assigned an indefinite life. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

Advanced Home Care contributed approximately $72.6 million in revenue and an operating income of $4.4 million during the year ended December 31, 2020.

The following table contains unaudited pro forma condensed consolidated statement of income (loss) information for the years December 31, 2020 and 2019 assuming that the Advanced Home Care transaction closed on January 1, 2019 (in thousands, except per share amounts).

	For the Years Ended December 31,
	2020	2019
Revenue	$5,590,847	$4,624,226
Operating income	$164,582	$67,674
Net income (loss) attributable to BrightSpring Health Services, Inc.	$20,349	$(69,059)
Basic earnings per share	2.73	(9.79)
Diluted earnings per share	2.72	(9.79)

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) non-recurring transaction costs and (iii) income taxes based on the Company’s statutory tax rate. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AbilisHealth

The following table summarizes the consideration paid (in thousands) for the December 31, 2020 acquisition of AbilisHealth, LLC (“AbilisHealth”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date. AbilisHealth is a leading home health care provider across Tennessee. AbilisHealth is a part of our Provider Services segment.

Accounts receivable	$2,790
Prepaids and other current assets	72
Operating lease right-of-use assets	563
Property and equipment	882
Other intangible assets	9,170
Goodwill	43,721
Trade accounts payable	(57)
Accrued expenses	(4,851)
Current portion of obligations under operating leases	(241)
Obligations under operating leases	(310)
Obligations under financing leases	(182)

Aggregate purchase price	$51,557

The purchase price is preliminary as the Company is finalizing working capital adjustments.

The other definite-lived intangible assets consist primarily of $8.9 million in licenses, $0.2 million in trade names and $0.1 million in covenants not to compete. Other definite-lived intangible assets have an estimated weighted average useful life of 3.8 years. Licenses were assigned an indefinite life. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

The results of operations from AbilisHealth were not significant for the year ended December 31, 2020 due to the acquisition date of December 31, 2020. Pro forma financial data for the AbilisHealth acquisition has not been included as the results of the operations are not material to our consolidated financial statements.

Others

The following table summarizes the consideration paid (in thousands) for 2020 acquisitions, excluding OnePoint Patient Care, Sacred Journey Hospice, Advanced Home Care and AbilisHealth, and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition dates, which are adjusted for measurement-period adjustments through December 31, 2020.

Inventory	$3,093
Prepaids and other current assets	54
Operating lease right-of-use assets	7,334
Property and equipment	474
Other intangible assets	25,138
Goodwill	5,985
Liabilities	(7,586)

Aggregate purchase price	$34,492

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate purchase prices are preliminary as the Company is finalizing working capital adjustments.

The other intangible assets consist primarily of $18.1 million in customer relationships, $3.3 million in licenses, $3.0 million in trade names and $0.7 million in covenants not to compete. Other definite-lived intangible assets have an estimated weighted average useful life of 5.1 years. Licenses were assigned an indefinite life. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisitions.

The above acquisitions contributed approximately $20.9 million in revenue and $1.6 million of operating income during the year ended December 31, 2020. Pro forma financial data for all other 2020 acquisitions has not been included as the results of the operations are not material to our consolidated financial statements.

During the year ended December 31, 2020, the Company incurred approximately $15.0 million in transaction costs related to all 2020 acquisitions. These costs are included in selling, general and administrative expenses in our consolidated statements of income (loss).

2019 Acquisitions

During the year ended December 31, 2019, we completed twelve acquisitions within the Pharmacy Solutions and Provider Services segments to expand our services offered in new geographic areas. Aggregate consideration for these acquisitions was approximately $1,538.1 million, net of cash acquired. The operating results of these acquisitions are included in our consolidated financial statements from the date of each acquisition.

BrightSpring Corp. Acquisition

The following table summarizes the final fair value of the identifiable net assets acquired (in thousands) for the BrightSpring Corp. Acquisition completed on March 5, 2019 and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments. The transaction had a purchase price of approximately $1,359.0 million or $1,350.6 million, net of cash acquired.

Accounts receivable	$242,530
Inventory	13,099
Prepaids and other current assets	16,844
Operating lease right-of-use assets	161,433
Property and equipment	104,144
Goodwill	746,370
Other intangible assets	538,985
Other non-current assets	15,504
Trade accounts payable and accrued expenses	(184,177)
Current portion of obligations under operating leases	(48,395)
Current portion of obligations under financing leases	(9,544)
Short-term debt	(303)
Deferred tax liability	(58,730)
Obligations under operating leases	(114,567)
Obligations under financing leases	(18,574)
Other long-term liabilities	(11,383)
Redeemable noncontrolling interest	(42,653)

Aggregate purchase price, net of cash acquired	$1,350,583

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount of goodwill and identifiable intangibles preliminary recorded related to the transaction was $748.9 million and $539.5 million, respectively, as of December 31, 2019. Post-acquisition working capital adjustments totaled $2.5 million. As a result, final goodwill and identifiable intangibles equaled $746.4 million and $539.0 million, respectively.

The other intangible assets consist primarily of $251.2 million in customer relationships, $249.2 million in licenses and $38.6 million in trade names. Other definite-lived intangible assets have an estimated weighted average useful life of 16.7 years. Licenses with a value of $6.3 million were assigned an indefinite life. We expect $175.6 million of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

The BrightSpring Corp. Acquisition contributed approximately $1,595.6 million in revenue and $52.7 million in operating income during the year ended December 31, 2019.

The following table contains unaudited pro forma condensed consolidated statement of income (loss) information for the years December 31, 2019 and 2018 assuming that the BrightSpring Corp. Acquisition transaction closed on January 1, 2018 (in thousands, except per share amounts).

	For the Years Ended December 31,
	2019	2018
Revenue	$4,855,163	$4,356,840
Operating income	$63,867	$114,267
Net income (loss) attributable to BrightSpring Health Services, Inc.	$(91,791)	$(40,248)
Basic & Diluted earnings per share	(13.01)	(0.12)

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) interest on additional debt required to fund the acquisition, (iii) non-recurring transaction costs and (iv) income taxes based on the Company’s statutory tax rate. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ProPac Payless Pharmacy

The following table summarizes the final consideration paid (in thousands) for the May 24, 2019 acquisition of Care RX, LLC (“ProPac Payless Pharmacy”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments.

Inventory	$5,959
Accounts receivable	16,669
Prepaids and other current assets	1,351
Operating lease right-of-use assets	4,723
Property and equipment	9,049
Other non-current assets	56
Other intangible assets	88,800
Goodwill	28,882
Trade accounts payable	(10,225)
Accrued expenses	(1,790)
Current portion of obligations under operating leases	(363)
Other long-term liabilities	(6,927)

Aggregate purchase price	$136,184

The other intangible assets consist primarily of $82.0 million in customer relationships, $2.8 million in trade names, $3.3 million in doctor/payor network intangibles and $0.7 million in covenants not to compete. Other definite-lived intangible assets have an estimated weighted average useful life of 7.3 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

ProPac Payless Pharmacy contributed approximately $95.6 million in revenue and $12.1 million of operating income during the year ended December 31, 2019.

The following table contains unaudited pro forma condensed consolidated statement of income (loss) information for the years December 31, 2019 and 2018 assuming that the ProPac Payless Pharmacy transaction closed on January 1, 2018 (in thousands, except per share amounts).

	For the Years Ended December 31,
	2019	2018
Revenue	$4,525,267	$2,536,221
Operating income	$63,308	$63,777
Net income (loss) attributable to BrightSpring Health Services, Inc.	$(72,385)	$(7,624)
Basic & Diluted earnings per share	(10.26)	(0.64)

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) non-recurring transaction costs and (iii) income taxes based on the Company’s statutory tax rate. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Others

The following table summarizes the final consideration paid (in thousands) for 2019 acquisitions, excluding BrightSpring Corp. Acquisition and ProPac Payless Pharmacy, and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition dates, which are adjusted for measurement-period adjustments.

Inventory	$960
Accounts receivable	4,660
Prepaids and other current assets	120
Operating lease right-of-use assets	4,058
Property and equipment	388
Other intangible assets	39,159
Goodwill	15,905
Liabilities	(13,932)

Aggregate purchase price	$51,318

The other intangible assets consist primarily of $19.8 million in customer relationships, $14.0 million in licenses, $3.3 million in trade names, $1.4 million in doctor/payor network intangibles and $0.7 million in covenants not to compete. Other definite-lived intangible assets have an estimated weighted average useful life of 5.9 years. Licenses were assigned an indefinite life. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisitions.

The above acquisitions contributed approximately $55.1 million in revenue and $4.2 million of operating income during the year ended December 31, 2019. Pro forma financial data for all other 2019 acquisitions has not been included as the results of the operations are not material to our consolidated financial statements.

During the year ended December 31, 2019, the Company incurred approximately $45.5 million in transaction costs related to the 2019 acquisitions. These costs are included in selling, general and administrative expenses in our consolidated statements of income (loss).

2018 Acquisitions

During the year ended December 31, 2018, we completed one acquisition within the Pharmacy Solutions segment to expand our services and geographic offerings. Aggregate consideration net of cash acquired for this acquisition was approximately $1.7 million. The operating results of this acquisition is included in our consolidated financial statements from the date of acquisition. The results of operations were not significant for the year ended December 31, 2018.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Goodwill and Other Intangible Assets

A summary of changes to goodwill is as follows (in thousands):

	Goodwill
	Pharmacy Solutions	Provider Services	Other	Total
Goodwill - January 1, 2019	$616,623	$—	$—	$616,623
Goodwill added through acquisitions	52,668	655,193	86,203	794,064
Foreign currency adjustments	—	207	—	207

Goodwill - December 31, 2019	$669,291	$655,400	$86,203	$1,410,894
Measurement period adjustments for 2019 acquisitions	(576)	1,255	—	679
Goodwill added through acquisitions	137,277	120,472	—	257,749
Foreign currency adjustments	—	68	—	68

Goodwill - December 31, 2020	$805,992	$777,195	$86,203	$1,669,390

Other intangible assets are as follows (in thousands):

	December 31, 2020			December 31, 2019
	Gross	Accumulated Amortization	Net Carrying Value	Gross	Accumulated Amortization	Net Carrying Value	Life (Years)
Customer relationships	$647,845	$136,361	$511,484	$588,346	$76,307	$512,039	15-20
Trade names	309,624	63,537	246,087	290,919	38,359	252,560	5-20
Licenses	233,714	22,023	211,691	242,732	9,977	232,755	20
Doctor/payor network	68,030	30,599	37,431	61,100	19,565	41,535	5-20
Covenants not to compete	16,482	9,206	7,276	13,794	6,673	7,121	2-5
Other intangible assets	8,339	300	8,039	8	1	7	5-20

Total definitive-lived assets	$1,284,034	$262,026	$1,022,008	$1,196,899	$150,882	$1,046,017
Licenses	73,890	—	73,890	20,260	—	20,260	Indefinite

Total intangible assets	$1,357,924	$262,026	$1,095,898	$1,217,159	$150,882	$1,066,277

Amortization expense on the intangible assets for the years ended December 31, 2020, 2019 and 2018 was $111.7 million, $94.0 million and $53.4 million, respectively.

As of December 31, 2020, total estimated amortization expense for the Company’s definite-lived intangible assets for the next five years and thereafter is as follows (in thousands):

2021	$123,822
2022	117,041
2023	114,259
2024	103,599
2025	95,005
Thereafter	468,282

$1,022,008

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Debt

First Lien Credit Agreement

On March 5, 2019, the Company entered into a First Lien Credit Agreement (the “First Lien”), with Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent.

The First Lien originally consisted of a principal amount of $1,650.0 million. In May 2019, an additional delayed draw of $150.0 million was made on the First Lien, resulting in a gross borrowing of $1,800.0 million. In addition, the Lenders extended credit in the form of Revolving Credit Loans (the “Revolver”) made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date (as defined in the First Lien), in an aggregate principal amount outstanding not in excess of $187.5 million less Swingline Loans and Letters of Credit issued under the LC Sublimit outstanding at such time. Also, the Letter of Credit Issuer may issue standby Letters of Credit at any time, initially in an aggregate stated amount outstanding not in excess of $82.5 million (the “LC Sublimit”) and the Swingline Lender may issue Swingline Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregated amount outstanding not in excess of $50.0 million. In September 2019, the Company completed a revolver upsize that increased revolving credit capacity to $320.0 million.

On January 30, 2020, the Company amended the terms of the First Lien. The amendment changed the applicable margin from 4.50% to 3.25%.

Borrowings of Tranche B-1 Term Loans (as defined in the First Lien) under the First Lien bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 3.25% or (b) ABR plus 2.25%. Principal payments are due on the last business day of each quarter, commencing in September of 2019 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026. Borrowings under the Revolver bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 4.25% or (b) ABR plus 3.25%. Borrowings under the Swingline bear interest at a rate equal to ABR plus 3.25%.

On June 30, 2020, the Company amended the First Lien to provide for an additional $55.0 million of letter of credit commitments, which are not subject to the LC Sublimit. The total availability under the Revolver was $320.0 million as of December 31, 2020, with an additional $55.0 million available for letters of credit. The aggregate amounts of letters of credit outstanding as of December 31, 2020 and 2019 was $54.1 million and $51.0 million, respectively.

First Lien Credit Agreement – Tranche B-2

On October 7, 2020, the Company again amended the First Lien. The amendment provides for the establishment of a new Tranche B-2 Term Loan (“Tranche B-2”) in an aggregate principal amount equal to $550.0 million. Borrowings under the Tranche B-2 bear interest at a rate equal to, at our option (a) LIBOR (with a floor of 0.50%) plus 3.75% or (b) ABR plus 2.75%. Principal payments are due on the last business day of each quarter, commencing on March 31, 2021 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

Second Lien Credit Agreement

On March 5, 2019, the Company entered into a $450.0 million Second Lien Credit Agreement (the “Second Lien”), with certain Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Borrowings under the Second Lien term are subordinated to the First Lien and bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 1.00%) plus 8.50% or (b) ABR plus 7.50%. The aggregate principal is due with a balloon payment in March 2027.

Obligations under the First Lien and Second Lien are guaranteed by Phoenix Guarantor, Inc., a subsidiary of the Company, and each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries.

The current credit facilities described above contain customary negative covenants, including, but not limited to, restrictions on the Company and its restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or change their lines of business or fiscal year. In addition, under the revolving credit facility, the Company will not permit the consolidated First Lien secured debt to consolidated EBITDA to be greater than 6.90 to 1.00, which shall be tested as of the end of the most recent quarter at any time when the aggregate Revolver loans exceed 35% of the total revolving credit commitments.

We were in compliance with all applicable financial debt covenants at December 31, 2020.

The table below summarizes the total outstanding debt of the Company (in thousands):

	December 31, 2020	December 31, 2019
First Lien - payable to lenders at LIBOR plus applicable margin (3.40% and 6.21% as of December 31, 2020 and 2019, respectively)	$1,773,090	$1,791,000
First Lien Tranche B-2 - payable to lenders at LIBOR plus applicable margin (4.25% as of December 31, 2020)	550,000	—
Second Lien - payable to lenders at LIBOR plus applicable margin (9.50% and 10.24% as of December 31, 2020 and 2019, respectively)	450,000	450,000
Swingline/Base Rate - payable to lenders at ABR plus applicable margin (6.50% and 8.00% as of December 31, 2020 and 2019, respectively)	—	26,150
Notes payable and other	10,460	760

Total debt	2,783,550	2,267,910
Deferred financing costs, net	(89,710)	(85,579)

Total debt, net of deferred financing costs	2,693,840	2,182,331
Less: Current portion of long-term debt	22,495	18,477

Total long-term debt	$2,671,345	$2,163,854

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020, maturities of long-term debt for the next five years and thereafter are as follows (in thousands):

2021	$22,495
2022	32,035
2023	22,035
2024	22,035
2025	22,035
Thereafter	2,662,915

$2,783,550

See Note 11 for maturities of obligations under operating and financing leases.

As part of the consideration for the OnePoint Patient Care acquisition, the Company executed a $10.0 million note payable. Borrowings under the note bear interest of 5.0%. The aggregate principal is due in September 2022.

Funds from the March 2019 issuance of the First Lien and Second Lien debt instruments were used, in part, to pay-off existing Company debt of $998.5 million. The Company recorded a loss on debt extinguishment of $31.7 million, primarily related to the write-off of debt issuance costs, during the year ended December 31, 2019. Funds from the October 2020 issuance of the Tranche B-2 were held for use to expedite funding for future acquisitions.

6.	Income Taxes

For the years ended December 31, 2020, 2019 and 2018, income (loss) before income taxes consists of the following (in thousands):

	For the years ended December 31,
	2020	2019	2018
U.S. Operations	$25,833	$(103,862)	$(10,832)
Foreign Operations	405	283	—

Income (loss) before income taxes	$26,238	$(103,579)	$(10,832)

Income tax expense (benefit) attributable to income (loss) before income taxes is summarized as follows (in thousands):

	December 31,
	2020	2019	2018
Current Provision
Federal	$(19,434)	$(43)	$—
State	1,862	1,517	1,736
Foreign	59	448	—

Total Current Provision	(17,513)	1,922	1,736
Deferred Provision
Federal	13,530	(20,732)	(3,235)
State	9,262	(13,681)	(1,712)
Foreign	(192)	—	—

Total Deferred Provision	22,600	(34,413)	(4,947)

Income tax expense (benefit)	$5,087	$(32,491)	$(3,211)

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the U.S. Federal income tax rate of 21.0% at December 31, 2020, 2019 and 2018 to income tax expense (benefit) expressed as a percent of pretax income (loss) follows:

	December 31,
	2020	2019	2018
Federal income tax at the statutory rate	21.0	21.0	21.0
Increase (decrease) in income tax expense (benefit):
State income taxes, net of federal benefits	2.7	3.4	2.8
Federal income tax rate change	—	—	5.8
Jobs tax credits, net	(7.0)	2.2	0.8
Research and development credit	—	—	4.6
State deferred rate change	23.1	2.4	(2.3)
Valuation allowances	—	—	(3.8)
Legal claims	2.1	—	—
Nondeductible expenses	0.4	(1.2)	(1.9)
CARES Act NOL Carryback	(29.2)	—	—
Oncomed opening balance sheet	—	1.8	—
Uncertain tax positions	1.6	—	—
Adjustments associated with prior year provision	6.6	0.8	4.9
Charitable contributions	—	—	1.4
Other	(1.9)	0.6	(3.6)

Total	19.4	31.0	29.7

On December 20, 2019, legislation was enacted that extended the jobs credit provisions through 2020. Accordingly, jobs credits generated during the year have been recognized in the 2020 provision for income tax.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Accrued expenses	$54,633	$37,612
Allowance for doubtful accounts	18,493	21,175
Net operating losses	34,570	45,293
Share-based compensation	2,793	1,305
IRC 163(j) interest	249	23,466
CARES Act general distribution	7,186	—
Other	22,593	21,271
Operating lease right-of-use asset	63,141	57,385
Valuation allowances	(14,318)	(13,814)

Deferred tax assets, net	189,340	193,693

Deferred tax liabilities:
Operating lease liability	(60,825)	(55,139)
Property and equipment	(29,037)	(19,374)
Goodwill and other intangible assets	(187,760)	(184,862)

Deferred tax liabilities, net	(277,622)	(259,375)

Deferred income taxes, net	$(88,282)	$(65,682)

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020, the Company has federal net operating loss carryforwards of $59.7 million ($12.5 million deferred tax asset). Of these net operating loss carryforwards, $14.5 million ($3.1 million deferred tax asset) resulted from stock acquisitions the Company completed from 2013 through 2019. These net operating losses are subject to limitations under IRC §382. However, the Company expects that it will more-likely-than-not be able to use the recorded amount which takes into account the limitations of the carryforwards. The deferred tax asset for state net operating loss carryforwards is $7.6 million, net of the federal tax impact and valuation allowances of $14.3 million. The state net operating losses have carryforward periods ranging from 1 to 20 years depending on the taxing jurisdiction.

With the enactment of the Tax Cuts and Jobs Act of 2019 (“TCJA”) on December 22, 2017, as of January 1, 2018 and as adjusted by the enactment of the CARES Act on March 25, 2020, the Company is subject to a limitation on interest expense in excess of 50% (30% pre-CARES Act) of adjusted taxable income calculated for purposes of IRC §163(j). The limitation in any given year may be carried forward indefinitely and deducted as interest expense in future periods. The Company utilized substantially all of the remaining deferred tax asset related to the federal portion of the IRC §163(j) limitation in the current period.

A valuation allowance for deferred tax assets was provided as of December 31, 2020 and 2019 related to state income tax net operating loss carryforwards. The realization of deferred tax assets is dependent upon generating future taxable income when temporary differences become deductible. Based upon the historical and projected levels of taxable income, we believe it is more-likely-than-not that we will realize the benefits of the deductible differences after consideration of the valuation allowance.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows (in thousands):

	December 31,
	2020	2019
Balance at beginning of year	$324	$417
Increase related to prior year tax positions	457	13
Lapse of statue of limitations	(168)	(106)

Balance at end of year	$613	$324

Included in the balance of total unrecognized tax benefits at December 31, 2020 are potential benefits of $0.1 million, which if recognized, would affect the effective tax rate for the year ending December 31, 2021. Unrecognized tax benefits that reduce a net operating loss, similar tax loss or tax credit carryforward are presented as a reduction to deferred income taxes.

We file numerous consolidated and separate income tax returns in the U.S. federal and various state and foreign jurisdictions. With few exceptions, we are no longer subject to income tax examinations by the taxing authorities for years prior to 2015. We believe that we have appropriate support for the income tax positions taken and to be taken on our income tax returns and that our accruals for income tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of the tax laws as applied to the facts of each matter. We expect that the amounts of unrecognized tax benefits will be reduced by $0.1 million within the next twelve months. Total accrued interest and penalties as of December 31, 2020 and 2019 are approximately $0.0 million and $0.1 million, respectively, and are included in accrued expenses.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Property and Equipment, Net

Property and equipment is summarized as follows (in thousands):

	December 31, 2020	December 31, 2019
Land and land improvements	$7,599	$7,363
Furniture and equipment	110,674	101,938
Software	104,970	86,041
Buildings	30,302	23,586
Leasehold improvements	45,317	30,883
Property and equipment under finance lease (Note 11)	47,772	39,649
Construction in progress	20,480	8,077

	367,114	297,537
Less accumulated depreciation and amortization	161,419	88,063

Net property and equipment	$205,695	$209,474

Depreciation expense is recorded within cost of services, cost of goods and selling, general and administrative expenses within our consolidated statements of income (loss), depending on the nature of the underlying fixed assets. Depreciation expense was $69.8 million, $59.8 million and $27.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.

8.	Detail of Certain Balance Sheet Accounts

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2020	December 31, 2019
Rebate receivable	$30,430	$33,490
Income tax receivable	23,714	2,392
Inventory returns receivable	10,653	9,756
Non-trade receivables	10,407	9,514
Prepaid insurance	6,218	4,495
Prepaid maintenance	4,852	3,764
Other prepaid expenses and current assets	16,409	23,373

Total prepaid expenses and other current assets	$102,683	$86,784

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other assets consist of the following (in thousands):

	December 31, 2020	December 31, 2019
Deposits	$8,046	$7,647
Cloud computing	7,072	—
Insurance recoveries	6,203	9,043
Deferred debt issuance costs	5,207	6,055
Equity method investments	2,476	2,369
Notes receivable	1,512	8,808
Other assets	4,179	3,009

Total other assets	$34,695	$36,931

Accrued expenses consist of the following (in thousands):

	December 31, 2020	December 31, 2019
Wages and payroll taxes	$99,735	$106,015
Compensated absences	26,490	20,631
Deferred revenue	22,758	3,311
Insurance reserves	44,913	39,212
CARES Act general distribution	22,642	—
Recoupment fees	15,291	9,322
Contingent consideration	14,103	12,308
Health insurance reserves	8,393	10,100
Audit, legal, and professional fees	8,013	10,311
Taxes other than income taxes	7,815	8,161
Interest	4,918	9,321
Automobile insurance reserves	4,543	4,089
Medicare advanced payments	3,247	—
Legal settlements	2,838	23,844
Other	10,332	23,093

Total accrued expenses	$296,031	$279,718

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-term liabilities consist of the following (in thousands):

	December 31, 2020	December 31, 2019
Workers’ compensation insurance reserves	$33,734	$34,191
Payroll tax deferral	33,358	—
General and professional liability insurance reserves	6,007	13,960
Employee incentives	5,353	4,684
Automobile insurance reserves	4,398	4,639
Legal settlements	4,000	500
Deferred gain	1,198	1,324
Other	3,285	6,158

Total long-term liabilities	$91,333	$65,456

9.	Benefit Plans

The Company has established 401(k) Plans, as defined contribution benefit plans, in accordance with

§401(k) of the Internal Revenue Code. The 401(k) plans are open to employees who meet certain eligibility requirements and allow participating employees to defer receipt of a portion of their compensation and contribute such amounts to one or more investment funds. Matching contributions are discretionary and subject to change by management. Our contributions to the plans were $8.9 million, $9.3 million and $6.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

10.	Common Stock and Share-Based Compensation

Common Stock

At December 31, 2020 and 2019, the total number of shares of capital stock which the Company has the authority to issue is 8,750,000, all of which shares are common stock having a par value per share of $100. The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. There are no preemptive, conversion, redemption or sinking fund provisions applicable to the Company’s common stock. In addition, the Company’s Credit Agreement imposes restrictions on its ability to pay cash dividends.

Stock Incentive Plan

In January 2018, the Compensation Committee of the Company’s Board of Directors approved a grant of 310,428 options in the Company under a stock option plan established in 2017 to key members of the Company’s management. The options are divided into tranches: (i) 50% vest based on the passage of time over five (5) years (the “Time Based Options”), (ii) 25% vest based on the achievement of annual adjusted EBITDA targets over five (5) years (the “Tier I Performance Options”) and (iii) 25% vest based on KKR recovering a specified return on its investment or internal rate of return (the “Tier II Performance Options”).

Following the BrightSpring Acquisition, the Compensation Committee of the Company’s Board of Directors approved the modification of the previously granted Tier I and Tier II Performance Options. Tier 1 Performance options now vest upon the attainment of Sponsor Month over Month (“MoM”) (quotient obtained by dividing sponsor cash available by sponsor cash invested) of at least 2.0 or greater and Tier II Performance Options vest upon the attainment of a Sponsor MoM of at least 2.5 or greater. The MoM levels are considered a market

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

condition which also create an implied performance condition because the MoM levels cannot be achieved without the occurrence of a liquidity event. During 2020 and 2019, the Compensation Committee of the Company’s Board of Directors approved the grant of 142,988 and 753,152 options, respectively, under the Option Plan to key members of the Company’s management.

The options all have a 10 year life.

Stock Incentive Plan Activity

The Company granted 142,988, 753,152 and 310,428 stock options during the years ended December 31, 2020, 2019 and 2018, respectively. Compensation cost is recognized for Time Based Options ratably on a graded-vesting schedule over the five-year vesting period with forfeitures recognized as they occur. Compensation cost will not be recognized for the Tier I and II Performance Options until the attainment of the implied performance condition occurs.

The following table summarizes the Time Based Options stock incentive plan activity for the period presented:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (in millions)	Aggregate Intrinsic Value (in millions)
Outstanding options at January 1, 2020	418,093	$100.00	$15.2
Granted	71,494	120.66	3.1
Forfeited or expired	(18,941)	101.85	0.8
Exercised	(3,102)	100.00	0.1

Outstanding options at December 31, 2020	467,544	$103.08	$17.4	$45.3

Exercisable options at December 31, 2020	92,470	$100.00	$3.4	$9.2

Unrecognized share-based compensation related to the Time Based Options as of December 31, 2020 was $7.9 million and is to be recognized over a remaining weighted-average period of approximately 3.49 years.

Cash received from Stock Option exercises for the year ended December 31, 2020 was $0.4 million. There were no exercises during 2019 or 2018. There were no tax benefits realized in our tax returns from tax deductions associated with share-based compensation for 2020, 2019 and 2018.

The total intrinsic value of stock options exercised for the year ended December 31, 2020 was $0.0 million. There were no exercises during 2019 or 2018. The total fair value at grant date of awards that vested was $2.9 million, $0.3 million and $1.0 million during the years ended December 31, 2020, 2019 and 2018, respectively.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Tier I and II Performance Option stock incentive plan activity for the period presented:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (in millions)	Aggregate Intrinsic Value (in millions)
Outstanding options at January 1, 2020	418,093	$100.00	$11.9
Granted	71,494	120.66	2.2
Forfeited or expired	(21,316)	101.64	0.6
Exercised	(727)	100.00	0.1

Outstanding options at December 31, 2020	467,544	$103.08	$13.4	$45.3

Exercisable options at December 31, 2020	—	$100.00	$—	$—

Unrecognized share-based compensation related to the Tier I and II Performance Options as of December 31, 2020 was $13.4 million.

The following table summarizes the weighted average assumptions used to estimate the fair value of options granted during the periods presented, using the Black-Scholes-Merton (Time Based Options) and Monte Carlo (Performance Options) simulation option pricing models, as appropriate:

	2020	2019
Expected volatility (range)	55.0 - 70.0%	55.7 - 68.9%
Risk free interest rate (range)	0.24 - 0.56%	1.52 - 1.55%
Expected dividends	—	—
Average expected term (years)	3.4 - 7.5	4.0 - 7.2
Average fair value per share of stock options based on the Black-Scholes-Merton model (dollars)	$43.02	$36.03
Average fair value per share of stock options based on the Monte Carlo simulation (dollars)	$31.09	$27.93
Weighted average fair value of options granted (in millions)	$5.34	$24.10

Expected Volatility

Volatility is a measure of the tendency of investment returns to vary around a long-term average rate. Historical volatility is an appropriate starting point for setting this assumption. The Company also considers how future experience may differ from the past. This may require using other factors to adjust historical volatility, such as implied volatility, peer-group volatility and the range and mean-reversion of volatility estimates over various historical periods. The peer-group utilized consisted of ten companies, in the same or similar industries as the Company. The Company estimates the volatility of its common stock in conjunction with the Company’s grants and volatility is calculated utilizing the historical re-levered volatility, re-levered to account for differences in leverage, of the Company and its peer-group.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk-Free Interest Rate

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

Expected Dividends

The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, it uses an expected dividend yield of zero.

Expected Term

The Company used a Simplified Method to estimate the expected term for the Time Based Options. The Simplified Method assumes that options will be exercised early at a uniform rate over the period between vesting and the end of the contractual term. This simplification is functionally equivalent to specifying that, on average, early exercise will take place midway between vesting and contractual maturity. For the Tier I and II Performance Options, the Company used management estimates of the performance events that trigger vesting and subsequent exercising of the options.

Non-vested Shares

As a part of PharMerica acquisition, on December 7, 2017, 684,024 shares of unvested or deferred restricted stock awards and performance stock awards were accelerated at the consideration price of $29.25. The remaining 281,661 shares of unvested stock awards, which were not accelerated as a part of the PharMerica acquisition, were converted to cash-based awards, also at a price of $29.25. As of December 31, 2019, 42,515 of these awards remained outstanding. These cash awards remained subject to the original vesting schedule that existed prior to the PharMerica acquisition. During 2020, all remaining shares vested and were paid.

11.	Lease Arrangements

The Company has a significant population of leases that primarily includes residential and pharmacy locations, as well as office space and office equipment. The Company has real estate and equipment leases that have expiration dates through 2031. Real estate and office space leases generally contain renewal options for periods ranging from 3 to 10 years. Because the Company is not reasonably certain to exercise the renewal options on most office space and Provider Services leases, the options are not considered in determining the lease term and associated potential option payments are excluded from the lease payments. Generally, for Pharmacy Solutions leases, the initial lease term is equivalent to the first term plus one renewal option.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lease expense consists of operating and finance lease costs, short-term lease costs and variable lease costs, which primarily include common area maintenance, real estate taxes and insurance for the Company’s real estate leases. Lease expense for the years ended December 31, 2020 and 2019 was as follows (in thousands):

	For the years ended December 31,
	2020	2019
Finance lease:
Amortization of right-of-use assets	$12,678	$11,677
Interest on lease liabilities	1,996	2,110
Operating lease:
Operating lease cost	90,867	75,412
Short-term lease cost	15,958	8,833
Variable lease cost	4,247	3,455

Total lease costs	$125,746	$101,487

The Company recorded lease expense of $19.5 million for the year ended December 31, 2018.

Future minimum lease payments of our leases as of December 31, 2020 are as follows (in thousands):

Year	Finance Lease Costs	Operating Lease Costs
2021	$12,142	$74,971
2022	8,973	62,411
2023	5,934	50,595
2024	3,340	38,330
2025	1,124	27,519
Thereafter	52	54,889

Total future minimum lease payments	$31,565	$308,715
Less imputed interest	3,328	56,494

Total present value of lease liabilities	$28,237	$252,221

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Cash Flow & Other Information

Supplemental cash flow information related to leases for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	For the years ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$(1,996)	$(2,110)
Financing cash flows from finance leases	(12,283)	(6,773)
Operating cash flows from operating leases	(86,682)	(69,281)
Right-of-use assets obtained in exchange for new finance lease liabilities	10,495	11,922
Right-of-use assets obtained in exchange for new operating lease liabilities	90,950	110,832
Weighted-average remaining lease term (in years):
Finance leases	3.35	3.34
Operating leases	5.28	5.30
Weighted-average discount rate:
Finance leases	7.66%	7.50%
Operating leases	7.07%	6.89%

12.	Fair Value

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

The financial assets or liabilities recorded at fair value at December 31, 2020 are set forth in the table below (in thousands):

	Asset/ (Liability)	Level 1	Level 2	Level 3	Valuation Technique
Contingent consideration	$(15,440)	$—	$—	$(15,440)	C

The financial assets or liabilities recorded at fair value at December 31, 2019 are set forth in the tables below (in thousands):

	Asset/ (Liability)	Level 1	Level 2	Level 3	Valuation Technique
Contingent consideration	$(12,918)	$—	$—	$(12,918)	C

The contingent consideration represents future earn-outs associated with acquisitions. The fair values of the liabilities associated with the contingent consideration were derived using the income approach with

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

unobservable inputs, which included future earnings forecasts and present value assumptions, and there was little or no market data (Level 3). The Company assessed the fair values of the liabilities as of the acquisition dates and will re-assess the fair values on each reporting period thereafter until settlement. These liabilities are classified as accrued expenses and long-term liabilities in our accompanying consolidated balance sheets.

For the years ended December 31, 2020 and 2019, there were no transfers between the valuation hierarchy Levels 1, 2 and 3. The following table summarizes the changes in fair value of the Company’s contingent consideration for the years ended December 31, 2020 and 2019, as follows (in thousands):

Contingent Consideration
Balance at January 1, 2019	$21,107
Additions from acquisitions	4,033
Contingent consideration payment	(12,735)
Measurement period adjustments	(297)
Change in fair value	810

Balance at December 31, 2019	$12,918

Additions from acquisitions	3,916
Contingent consideration payment	(1,977)
Change in fair value	583

Balance at December 31, 2020	$15,440

13.	Commitments and Contingencies

Legal Proceedings

The Company is a party to various legal and/or administrative proceedings arising out of the operation of our programs and arising in the ordinary course of business. We record accruals for such contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

We do not believe the ultimate liability, if any, for outstanding proceedings or claims, individually or in the aggregate, in excess of amounts already provided, will have a material adverse effect on our consolidated financial condition, results of operations or cash flows. It is reasonably possible that an adverse determination might have an impact on a particular period. While we believe our provision for legal contingencies is adequate, the outcome of legal proceedings is difficult to predict and we may settle legal claims or be subject to judgments for amounts that exceed our estimates.

Onco 360 Mandatorily Redeemable Interest Liability

In July 2017, Kevin Askari (“plaintiff”), a minority partner in OncoMed Specialty, LLC (“Onco”), a subsidiary of PharMerica, filed suit against the Company alleging various violations of the Amended and Restated Operating Agreement (“Operating Agreement”) in connection with Onco’s debt financing and the Company’s exercise of its purchase options.

In the case Pharmacy Corporation of America, et al. v. Askari, et. al. (“Amended Complaint”), the plaintiff seeks damages and a judgment declaring (1) that there was no valid exercise of Section 9.1 of the Operating Agreement (“First Call Right Option”), (2) that Plaintiff owns 62.5% of the membership interests in Onco, (3) that the

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

maximum number of membership interests the Company could have purchased at the time of the First Call Right was 28.65% and (4) that the maximum amount of “Net Debt” for purposes of the purchase price calculation is 16.5%. In a suit that was consolidated into this matter, the Company sued the plaintiff for breach of his restrictive covenants under the Operating Agreement. The court scheduled mediation for these disputes in early 2019; there was no resolution reached during this mediation.

On December 6, 2018, the Company sent notice to the plaintiff that the Company was purchasing the remaining Membership Interests in Onco, as the Company was required to do by the terms of the Operating Agreement. On February 4, 2019, PharMerica sent notice that informed the plaintiff that the Company had closed on the purchase of the remaining Membership Interests and that the Company owned 100% of the Membership Interests of Onco. On September 16, 2020, the case was resolved in the Company’s favor and on October 1, 2020, the Company wired a payment of $18.9 million, reflecting the amount the Company had previously tendered to the plaintiff pursuant to the Company’s exercise of its purchase options. The plaintiff has filed a post-trial motion to set aside the court’s judgment in an effort to obtain additional funds, and the plaintiff has the option to appeal if this motion is not resolved in his favor. If an appeal is filed, the Company intends to vigorously defend itself.

Regulatory Matters

In May 2015, PharMerica entered into a five-year Corporate Integrity Agreement (“CIA”) with United States Department of Health and Human Services Office of the Inspector General (“OIG”) and a Memorandum of Agreement (“MOA”) with the Drug Enforcement Agency (“DEA”) concurrent with the execution of settlement agreements with the OIG and the DEA settling alleged Controlled Substance Act (“CSA”) violations and associated False Claims Act allegations.

The CIA required PharMerica, among other things to: (i) create procedures designed to ensure it complies with the CSA and related regulations, (ii) retain an independent review organization to review the PharMerica’s compliance with the terms of the CIA and report to the OIG regarding that compliance and (iii) provide training for certain PharMerica employees as to the PharMerica’s requirements under the CSA. If PharMerica failed to comply with the terms of the CIA, it may be required to pay certain monetary penalties. Furthermore, if PharMerica committed a material breach of the CIA, the OIG may exclude PharMerica from participating in federal healthcare programs. Any such exclusion would have resulted in the revocation or termination of contracts and/or licenses and potentially had a material adverse effect on our consolidated financial condition, results of operations and business prospects.

The MOA required PharMerica to comply with all requirements of the CSA, specifically relating to the dispensing of scheduled prescription drugs. Failure to comply with the terms of the MOA could have resulted in the DEA suspending PharMerica’s pharmacy DEA Certificate of Registration and commenced an administrative hearing process pursuant to 21 U.S.C. Section 824. Any such suspension would have prohibited PharMerica’s pharmacy from dispensing scheduled prescription drugs and would have led to the revocation or termination of contracts and/or licenses and potentially had a materially adverse effect on our consolidated financial condition, results of operations and business prospects.

On December 18, 2020, PharMerica received a letter from the OIG confirming the completion of the five-year term of the CIA.

14.	Redeemable Noncontrolling Interests

On June 26, 2020, the Company entered into a newly formed joint venture entity, Harvest Grove LTC, LLC and holds a 55% ownership interest in the entity. Through a management agreement, we manage and handle all day-

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to-day operating decisions. The joint venture formation agreement contains both a put option for the three joint venture partners and a call option for the Company, requiring or allowing the Company, in certain circumstances, to purchase the partners’ remaining interest in Harvest Grove LTC, LLC at a price based on predetermined earnings multiples. Each of these options is to be triggered upon the occurrence of specified events and/or upon the passage of time. The redeemable noncontrolling interest is classified as redeemable noncontrolling interest on the Company’s consolidated balance sheets.

The Company calculates the redemption amount using a Monte Carlo simulation. As of December 31, 2020, $1.1 million was recorded as the redemption amount. This represents the estimated fair value of the additional amount the Company could be required to pay to redeem the noncontrolling interest at the date of the exercise of either the put or the call option. The total redeemable noncontrolling interest associated with Harvest Grove LTC, LLC was $1.8 million as of December 31, 2020.

The Company has a 70% ownership interest in Gateway Pediatric Therapy, LLC that it acquired through the BrightSpring Corp. Acquisition in 2019. Through a management agreement, we manage and handle all day-to-day operating decisions. The Limited Liability Company Agreement contains both a put option for 312 Holdings (owner of the remaining 30% interest) and a call option for the Company, requiring or allowing the Company, in certain circumstances, to purchase the remaining interest in Gateway Pediatric Therapy, LLC at a price based on predetermined earnings multiples. Each of these options was to be triggered upon the occurrence of specified events and/or upon the passage of time. The redeemable noncontrolling interest is classified as redeemable noncontrolling interest on the Company’s consolidated balance sheets.

The Company calculates the redemption amount using a Monte Carlo simulation at each reporting period and records the amount, if any, by which the redemption amount exceeds the carrying value as a charge to accumulated deficit. The change in the redemption amount was $(22.8) million for 2020 and $11.3 million for 2019. The total redeemable noncontrolling interest associated with Gateway Pediatric Therapy, LLC was $28.6 million and $53.4 million as of December 31, 2020 and 2019, respectively.

The terms of the agreements governing each of our VIEs prohibit us from using the assets of each entity to satisfy the obligations of other entities. The combined assets of the entities, excluding goodwill and intangible assets, are insignificant to the Company’s consolidated balance sheets.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the changes in fair value of the Company’s redeemable noncontrolling interest for the years ended December 31, 2020 and 2019, as follows (in thousands):

Redeemable Noncontrolling Interest
Balance at January 1, 2019	$—
Net income attributable to redeemable noncontrolling interests	1,293
Redeemable noncontrolling interest acquired	42,660
Adjustments to redemption value	11,260
Distributions to redeemable noncontrolling interest	(1,857)

Balance at December 31, 2019	$53,356

Net income attributable to redeemable noncontrolling interests	341
Adjustments to redemption value	(21,722)
Distributions to redeemable noncontrolling interest	(2,597)
Contributions from redeemable noncontrolling interest	1,013

Balance at December 31, 2020	$30,391

15.	Related Party Transactions

On December 7, 2017 the Company entered into a monitoring agreement with KKR and WBA, which was amended on March 5, 2019 with the BrightSpring Corp. Acquisition. The initial monitoring agreement provided for an annual aggregate advisory fee of $1.5 million, to increase annually by 5%. The amendment provided for a 2019 aggregate advisory fee of $3.7 million, subject to a pro-rata reduction for the period of January 1, 2019 to March 4, 2019. The aggregate advisory fee for 2020 and on-going is equivalent to 1% of consolidated EBITDA, payable in quarterly installments in arrears at the end of each quarter. The Company recognized $4.2 million, $2.8 million and $1.5 million in monitoring and advisory fees for the years ended December 31, 2020, 2019 and 2018, respectively, as a component of selling, general and administrative expenses in our accompanying consolidated statements of income (loss).

In connection with the BrightSpring Corp. Acquisition, we paid transaction fees of $5.7 million to KKR and transaction fees of $2.4 million to WBA, which were recorded to selling, general and administrative expense in 2019.

In connection with debt issuances in 2020 and 2019, the Company paid fees to KKR Capital Markets LLC, a wholly owned subsidiary of KKR, of $2.5 million and $2.6 million, respectively.

See also Note 1, Supplier Rebates, for a description of transactions with an affiliate of WBA.

KKR has ownership interests in a broad range of portfolio companies and we may enter into commercial transactions for goods or services in the ordinary course of business with these companies. We do not believe such transactions are material to our business.

16.	Segment Information

Our CODM evaluates the performance of our segments and allocates resources to them based on segment earnings before interest, taxes, depreciation, and amortization (“Segment EBITDA”). Segment assets are not reviewed by the Company’s CODM and therefore are not disclosed.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Insignificant amounts of revenue and costs of services and goods are recorded at the corporate level and are not attributable to a particular segment. Unallocated selling, general and administrative expenses are those costs for functions performed in a centralized manner and therefore are not attributable to a particular segment. These costs include accounting, finance, human resources, legal, information technology, corporate office support and overall corporate management.

The following tables set forth information about the Company’s reportable segments for the years ended December 31, 2020, 2019 and 2018, along with the items necessary to reconcile the segment information to the totals reported in the Company’s consolidated statements of income (loss) (in thousands):

	For the Year Ended December 31, 2020
	Provider Services	Pharmacy Solutions	Other	Total
Revenues	$1,683,840	$3,635,898	$260,630	$5,580,368
Cost of services and cost of goods (1)	1,207,135	3,099,365	225,133	4,531,633
Total depreciation and amortization (2)	48,407	96,803	3,953	149,163
Segment EBITDA	229,561	275,492	22,014	527,067

	For the Year Ended December 31, 2019
	Provider Services	Pharmacy Solutions	Other	Total
Revenues	$1,286,572	$3,022,334	$216,331	$4,525,237
Cost of services and cost of goods (1)	935,769	2,564,669	190,865	3,691,303
Total depreciation and amortization (2)	37,971	97,301	3,231	138,503
Segment EBITDA	154,270	249,524	18,149	421,943

	For the Year Ended December 31, 2018
	Provider Services	Pharmacy Solutions	Other	Total
Revenues	$—	$2,536,053	$—	$2,536,053
Cost of services and cost of goods (1)	—	2,160,144	—	2,160,144
Total depreciation and amortization (2)	—	81,169	—	81,169
Segment EBITDA	—	216,463	—	216,463

(1)	Balance includes depreciation and amortization expense that relates to direct expense revenue-generating assets
(2)	Balance is inclusive of any depreciation and amortization expense recorded in cost of services and cost of goods

	For the Years Ended December 31,
	2020	2019	2018
Segment reconciliation:
Total Segment EBITDA	$527,067	$421,943	$216,463
Selling, general and administrative expenses not allocated at segment level	180,374	203,761	71,513
Depreciation and amortization	181,502	154,868	81,169

Operating income	165,191	63,314	63,781
Interest expense, net	138,953	166,893	74,613

Income (loss) before income taxes	$26,238	$(103,579)	$(10,832)

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Subsequent Events

On April 8, 2021, Tranche B-2 was repriced so that borrowings under Tranche B-2 bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 3.50% or (b) ABR plus 2.50%. Principal payments are due on the last business day of each quarter, commencing on June 30, 2021 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

On April 16, 2021, the Company completed the purchase of Abode Healthcare, Inc. for total consideration of approximately $750.0 million. The purchase is structured as a stock transaction and will be accounted for as a business combination. The deal was funded, in part, from an April 16, 2021 debt issuance of $675.0 million. The new debt instrument was issued as a new Tranche B-3 Term Loan (“Tranche B-3”) under the First Lien. Borrowings under the Tranche B-3 bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 3.50% or (b) ABR plus 2.50%. Principal payments are due on the last business day of each quarter, commencing on June 30, 2021, and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

On June 18, 2021, the Company completed the acquisition of Pate Rehabilitation at a purchase price of approximately $50.0 million. Exclusive of Abode Healthcare, Inc. and Pate Rehabilitation, additional acquisitions with an aggregate purchase price of approximately $53.0 million have been completed during 2021.

Subsequent events were identified through the date of issuance of the 2020 annual consolidated financial statements, September 7, 2021.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$249,505	$262,005
Accounts receivable, net of allowance for doubtful accounts of $65,758 and $61,413 at September 30, 2021 and December 31, 2020, respectively	745,050	625,635
Inventories	196,290	300,059
Prepaid expenses and other current assets	116,807	102,683

Total current assets	1,307,652	1,290,382

Property and equipment, net of accumulated depreciation of $208,392 and $161,420 at September 30, 2021 and December 31, 2020, respectively	209,701	205,695
Goodwill	2,473,652	1,669,390
Intangible assets, net of accumulated amortization	1,114,653	1,095,898
Operating lease right-of-use assets	288,824	245,013
Other assets	37,089	34,695

Total assets	$5,431,571	$4,541,073

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$378,822	$355,754
Accrued expenses	384,458	296,031
Current portion of obligations under operating leases	70,745	58,251
Current portion of obligations under financing leases	9,982	10,260
Current portion of long-term debt	40,438	22,495

Total current liabilities	884,445	742,791

Obligations under operating leases, net of current portion	229,902	193,970
Obligations under financing leases, net of current portion	18,245	17,977
Long-term debt, net of current portion	3,304,271	2,671,345
Deferred income taxes, net	103,677	88,282
Long-term liabilities	94,544	91,333

Total liabilities	4,635,084	3,805,698

Commitments and contingencies
Redeemable noncontrolling interests	43,711	30,391
Shareholders’ equity:
Common stock, $100 par value, 8,750,000 shares authorized, 7,503,434 and 7,451,754 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	750,343	745,175
Additional paid-in capital	22,094	11,376
Accumulated deficit	(19,872)	(51,752)
Accumulated other comprehensive income	211	185

Total shareholders’ equity	752,776	704,984

Total liabilities and shareholders’ equity	$5,431,571	$4,541,073

See accompanying notes to the condensed consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Revenues:
Products	$3,205,467	$2,664,131
Services	1,691,116	1,446,770

Total revenues	4,896,583	4,110,901
Cost of goods	2,754,722	2,269,328
Cost of services	1,229,264	1,059,823

Gross profit	912,597	781,750
Selling, general and administrative expenses	741,400	654,040

Operating income	171,197	127,710
Interest expense, net	121,792	102,528

Income before income taxes	49,405	25,182
Income tax expense	13,577	3,555

Net income	35,828	21,627
Net income attributable to redeemable noncontrolling interests	1,054	377

Net income attributable to BrightSpring Health Services, Inc. and subsidiaries	$34,774	$21,250

Net income per common share attributable to BrightSpring Health Services, Inc. and subsidiaries:
Earnings per share - basic:	$4.65	$2.85
Earnings per share - diluted:	$4.53	$2.85
Weighted average shares outstanding:
Basic	7,483	7,452
Diluted	7,682	7,456

See accompanying notes to the condensed consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Net income	$35,828	$21,627
Foreign currency translation adjustments	26	(155)

Total comprehensive income	35,854	21,472
Comprehensive income attributable to redeemable noncontrolling interests	1,054	377

Comprehensive income attributable to BrightSpring Health Services, Inc. and subsidiaries	$34,800	$21,095

See accompanying notes to the condensed consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	For the Nine Months Ended September 30, 2021
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance at December 31, 2020	7,451,754	$745,175	$11,376	$(51,752)	$185	$704,984
Net income	—	—	—	34,774	—	34,774
Foreign currency translation adjustment	—	—	—	—	26	26
Share-based compensation	—	—	3,325	—	—	3,325
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	(2,894)	—	(2,894)
Repurchase of shares of common stock	(2,181)	(218)	(199)	—	—	(417)
Shares issued under share-based compensation plan, including tax effects	1,700	170	3	—	—	173
Issuance of common stock	52,161	5,216	7,589	—	—	12,805

Balance at September 30, 2021	7,503,434	$750,343	$22,094	$(19,872)	$211	$752,776

	For the Nine Months Ended September 30, 2020
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2019	7,458,775	$745,878	$5,147	$(94,284)	$132	$656,873
Net income	—	—	—	21,250	—	21,250
Foreign currency translation adjustment	—	—	—	—	(155)	(155)
Share-based compensation	—	—	4,645	—	—	4,645
Repurchase of shares of common stock	(10,850)	(1,085)	(39)	—	—	(1,124)
Shares issued under share-based compensation plan, including tax effects	1,648	165	—	—	—	165

Balance at September 30, 2020	7,449,573	$744,958	$9,753	$(73,034)	$(23)	$681,654

See accompanying notes to the condensed consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income	$35,828	$21,627
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	147,249	131,672
Impairment of long-term assets	3,290	—
Provision for bad debts	11,567	12,932
Amortization of deferred debt issuance costs	13,338	6,671
Share-based compensation	3,325	4,645
Deferred income taxes, net	10,714	8,289
Loss on divestiture	—	1,475
Loss on extinguishment of debt	1,565	—
Gain on disposition of fixed assets	(296)	(140)
Other	232	(771)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(104,982)	(22,526)
Prepaid expenses and other current assets	388	6,226
Inventories	107,426	12,765
Accounts payable	19,161	27,723
Accrued expenses	59,703	21,491
Other assets and liabilities	(17,284)	(6,879)

Net cash provided by operating activities	$291,224	$225,200

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Investing activities:
Purchases of property and equipment	(42,684)	(37,963)
Acquisitions of businesses, net of cash acquired	(887,013)	(257,369)
Cash proceeds from sale of assets	1,313	773

Net cash used in investing activities	$(928,384)	$(294,559)

Financing activities:
Long-term debt borrowings	675,580	—
Long-term debt repayments	(21,352)	(13,833)
Repayments of swingline debt, net	—	(26,150)
Proceeds from long-term revolving credit facility, net	—	140,000
Payment of debt issuance costs	(17,566)	(2,113)
Issuance of common stock	12,805	—
Repurchase of shares of common stock	(417)	(1,124)
Shares issued under share-based compensation plan, including tax effects	173	165
Payment of acquisition earn-outs	(14,184)	(2,000)
Distributions to redeemable noncontrolling interests	(1,650)	(1,644)
Payment of financing lease obligations	(8,729)	(9,313)

Net cash provided by financing activities	$624,660	$83,988

Net (decrease) increase in cash and cash equivalents	(12,500)	14,629
Cash and cash equivalents at beginning of year	262,005	18,295

Cash and cash equivalents at end of period	$249,505	$32,924

Supplemental disclosures of cash flow information:
Cash paid (received) for:
Interest paid	108,721	101,998
Income taxes, net of refunds	(8,703)	1,584
Supplemental schedule of non-cash investing and financing activities:
Notes issued and contingent liabilities in connection with acquisitions	9,360	11,441
Purchases of property and equipment in accounts payable	2,911	1,332

See accompanying notes to the condensed consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Significant Accounting Policies

Description of Business

BrightSpring Health Services, Inc. (“BrightSpring”, the “Company”, “we”, “us” or “our”) is a leading platform of complementary health services delivering provider and pharmacy solutions for complex populations in home and community settings. Our platform delivers clinical services and pharmacy solutions across Medicare, Medicaid and commercially-insured populations.

On December 7, 2017, affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Walgreens Boots Alliance, Inc. (“WBA”) purchased PharMerica Corporation (“PharMerica”). On March 5, 2019, the Company expanded with the acquisition of BrightSpring Health Holdings Corp. The surviving entity has been renamed as BrightSpring Health Services, Inc.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BrightSpring and its subsidiaries. All intercompany balances and transactions have been eliminated.

BrightSpring has a 70% ownership interest in Gateway Pediatric Therapy, LLC, a 55% ownership interest in Harvest Grove LTC, LLC, and a 49.9% ownership interest in Apreva Corporation, each of which meets the definition of a variable interest entity (“VIE”). The Company is deemed to be the primary beneficiary of these VIEs; therefore, the Company has consolidated the operating results, assets and liabilities of these VIEs, with the noncontrolled portion of net income presented as net income attributable to redeemable noncontrolling interests on the Company’s condensed consolidated statements of income and our respective partners’ portion of equity presented as redeemable noncontrolling interests on the condensed consolidated balance sheets.

Basis of Presentation

In our opinion, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly our financial position, our results of operations and our cash flows in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting. Our results of operations for the interim periods presented are not necessarily indicative of the results of our operations for the entire year and have not been audited.

This report should be read in conjunction with our consolidated financial statements and related notes as of and for the year ended December 31, 2020 included elsewhere in the prospectus, which includes information and disclosures not included herein. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from the interim financial information presented, as allowed by SEC rules and regulations.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and related disclosures. We rely on historical experience and on various other assumptions that we believe to be reasonable under the circumstances to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates are involved in the valuation of accounts receivable, inventory, long-lived assets, definite and indefinite-lived intangibles and goodwill. Actual amounts may differ from these estimates.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Fair Value of Financial Instruments

At September 30, 2021 and December 31, 2020, the fair value of cash and cash equivalents, accounts receivable and accounts payable approximated their carrying values because of the short-term nature of these instruments. The carrying amounts of the Company’s long-term debt approximated fair value due to the variable rate nature of the agreements. All debt classifications represent Level 2 fair value measurements. Contingent consideration, which represents future earn-outs associated with acquisitions, is considered a Level 3 financial instrument as there is little or no market data available. Refer to Note 8 for further consideration.

Weighted-Average Shares Outstanding

Basic earnings per share of common stock is calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share of common stock is computed similarly to basic earnings per share except the weighted average shares outstanding are increased to include potential shares outstanding resulting from share-based compensation awards, if dilutive. In periods of net loss, no potential common shares are included in the diluted shares outstanding as the effect is anti-dilutive. The number of additional shares of common stock related to stock option awards subject to only a time-based condition is calculated using the treasury stock method, if dilutive. Stock option awards subject to a performance condition are not included in the denominator of diluted earnings per share calculation using the treasury stock method as the performance condition has not been satisfied.

The following table sets forth, for the periods indicated, shares used in our computation of weighted-average shares outstanding, which are used to calculate our basic and diluted net income attributable to the Company:

	For the Nine Months Ended September 30,
	2021	2020
Weighted average number of shares outstanding—basic	7,483,475	7,451,877
Effect of dilutive securities:
Stock options	198,077	3,850

Weighted average number of shares outstanding—diluted	7,681,552	7,455,727

Anti-dilutive shares	15,775	429,020

Deferred Offering Costs

The Company has deferred offering costs, consisting of legal, accounting, filing and other fees and costs directly attributable to the Company’s anticipated initial public offering of common stock (“IPO”). Deferred offering costs are capitalized and recorded on the balance sheet. These deferred offering costs will be recorded in shareholders’ equity as a reduction of proceeds received upon the closing of the IPO if and when that occurs. In the event that the Company’s plans for an IPO are no longer considered probable, all of the deferred offering costs will be charged to selling, general and administrative expenses in the Company’s statements of income at such time. As of September 30, 2021, deferred offering costs of $3.5 million were capitalized and included in other long-term assets on our condensed consolidated balance sheets. There were no deferred offering costs capitalized as of December 31, 2020.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Government Actions to Mitigate COVID-19’s Impact

On January 31, 2020, the Secretary of the U.S. Department of Health and Human Services (“HHS”) declared a national public health emergency due to a novel coronavirus. In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this novel coronavirus, a pandemic.

In recognition of the significant threat to the liquidity of financial markets posed by the COVID-19 pandemic, the Federal Reserve and Congress have taken dramatic actions to provide liquidity to businesses and the banking system in the United States. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a sweeping stimulus bill intended to bolster the U.S. economy, was signed into law. The Paycheck Protection Program and Health Care Enhancement (“PPPHCE”) Act and the Consolidated Appropriations Act (“CAA”) both expansions of the CARES Act, were signed into law on April 24, 2020 and December 27, 2020, respectively. In total, the CARES Act, the PPPHCE Act, and the CAA authorized $178 billion in funding to be distributed to health care providers through the Provider Relief Fund. This funding is intended to support healthcare providers by reimbursing them for healthcare related expenses or lost revenues attributable to COVID-19.

In addition to the Provider Relief Fund, the CARES Act includes temporary changes to Medicare rules including temporarily lifting the Medicare sequester, which would have otherwise reduced payments to Medicare providers by 2.0%, from May 1, 2020 through December 31, 2021 (but also extending sequestration through 2030). The Medicare sequester relief resulted in an increase of $3.8 million and $1.6 million to Provider Services’ net service revenues for the nine months ended September 30, 2021 and 2020, respectively.

Provider Relief Funds

In April 2020, the Company received grants in an aggregate principal amount of $4.0 million, for which it did not apply, from the Provider Relief Fund as part of the automatic general distributions by HHS. The Company returned certain of these funds in 2020, while keeping approximately $3.9 million as we met the criteria to keep the funds based on lost revenues or incremental costs. In October 2020, the Company received grants in an aggregate principal amount of $18.7 million from the Provider Relief Fund, for which we applied. During 2021, the Company recorded an additional $19.3 million from the Provider Relief Fund, for which we applied. The Company recognized $1.0 million and $0.0 million of income related to these Provider Relief Funds for the nine months ended September 30, 2021 and 2020, respectively. We expect to use certain of these funds for healthcare related expenses attributable to COVID-19 as well as any lost revenues attributable to COVID-19 that were unreimbursed by other sources through December 31, 2021, in accordance with the current guidance issued by HHS. We will return any unused funds following the statutory use period, currently set for varying time periods through late 2022. We are required to properly and fully document the use of such funds in reports to HHS. The Company’s ability to utilize and retain some or all of such funds will depend on the magnitude, timing and nature of the impact of the COVID-19 pandemic.

Payroll Tax Deferral

The CARES Act also provides for certain federal income and other tax changes, including the deferral of the employer portion of social security payroll taxes. The Company received a cash benefit of approximately $66.7 and $67.3 million related to the deferral of employer payroll taxes for the period April 2, 2020 through December 31, 2020 and April 2, 2020 through September 30, 2021, respectively. The Company intends to pay its deferred portion of employer social security payroll taxes, as required by law, with $33.7 million in the fourth quarter of 2021 and the remaining in the fourth quarter of 2022.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Recently Adopted Accounting Standards

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions in Topic 740 and clarifying and amending existing guidance. It is effective for annual and interim periods beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption is permitted. There are several adoption methods for different amendments in this ASU, including retrospective method for amendments related to separate financial statements of legal entities that are not subject to tax, modified retrospective method for amendments related to changes in ownership of foreign equity method investments or subsidiaries, either retrospective or modified retrospective method for amendments related to franchise taxes that are partially based on income and prospective method for all other amendments. ASU 2019-12 was adopted as of January 1, 2021. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Standards Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and in January 2021, issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which provide companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. They are effective for all entities as of March 12, 2020 through December 31, 2022. A company may elect to apply the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. The Company is currently evaluating the effect of the new guidance on our condensed consolidated financial statements and related disclosures and has not adopted any of the transition relief available under the new guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU enables financial statement users to obtain more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity as of each reporting date. This ASU replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. It is effective for public business entities beginning after December 15, 2019, including interim periods within those fiscal years. The Company has not adopted the standard as public entities that are not an SEC filer have a deferred adoption date. The Company is currently evaluating the effect of the new guidance on our consolidated financial statements and related disclosures and will adopt the standard as of January 1, 2020 in its first public filing as a public business entity.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

2.	Revenue

The Company is substantially dependent on revenues received under contracts with federal, state and local government agencies. Operating funding sources are generally earned from Medicaid, Medicare and other government reimbursement, Department of Labor (“DOL”), private insurance reimbursement and from private and other payors. There is no single customer whose revenue was 10% or more of our consolidated revenue. The following tables set forth revenue by payor type for the nine months ended September 30, 2021 and 2020 (in millions):

	Provider Services
	For the Nine-Months Ended September 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid	$937.8	19.2%	$896.9	21.8%
Commercial Insurance	81.2	1.7%	74.9	1.8%
Medicare A	200.4	4.1%	79.3	1.9%
Private & Other	209.0	4.3%	205.1	5.0%
Medicare B	1.7	0.0%	1.5	0.0%

	$1,430.1	29.3%	$1,257.7	30.5%

	Pharmacy Solutions
	For the Nine-Months Ended September 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$1,641.0	33.5%	$1,391.3	33.9%
Medicaid	297.3	6.1%	231.2	5.6%
Commercial Insurance	803.6	16.4%	655.6	16.0%
Medicare A	353.7	7.2%	281.0	6.8%
Private & Other	89.4	1.8%	89.4	2.2%
Medicare B	20.5	0.4%	15.6	0.4%

	$3,205.5	65.4%	$2,664.1	64.9%

	Other
	For the Nine-Months Ended September 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Department of Labor	$261.0	5.3%	$189.1	4.6%

	$261.0	5.3%	$189.1	4.6%

	Consolidated
	For the Nine-Months Ended September 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicare D	$1,641.0	33.5%	$1,391.3	33.9%
Medicaid	1,235.1	25.3%	1,128.1	27.4%
Commercial Insurance	884.8	18.1%	730.5	17.8%
Medicare A	554.1	11.3%	360.3	8.7%
Private & Other	298.4	6.1%	294.5	7.2%
Department of Labor	261.0	5.3%	189.1	4.6%
Medicare B	22.2	0.4%	17.1	0.4%

	$4,896.6	100.0%	$4,110.9	100.0%

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The Company’s contract assets, which relate to revenues derived through contracts with local and state governments primarily related to a business within our Other segment, were $42.3 million and $39.6 million at September 30, 2021 and December 31, 2020, respectively, and are reflected in accounts receivable, net of allowance for doubtful accounts on our condensed consolidated balance sheets.

Refer to Note 12 for the disaggregation of revenue by reportable segment.

3.	Acquisitions

2021 Acquisitions

As of September 30, 2021, we completed ten acquisitions within the Pharmacy Solutions, Provider Services, and Other segments. We entered into these transactions in order to expand our services and geographic offerings. Aggregate consideration net of cash acquired for these acquisitions was approximately $909.5 million. The operating results of these acquisitions are included in our condensed consolidated financial statements from the date of each acquisition.

Abode

The following table summarizes the consideration paid (in thousands) for the April 16, 2021 acquisition of Abode Healthcare, Inc. (“Abode”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments through September 30, 2021. Abode is one the of the nation’s leading providers of home health and hospice services. Its results are consolidated within the Provider Services segment.

Accounts receivable	$30,123
Inventories	404
Prepaids and other current assets	2,601
Operating lease right-of-use assets	3,193
Property and equipment	1,446
Intangible assets	55,460
Goodwill	711,238
Trade accounts payable	(2,175)
Accrued expenses	(15,029)
Current portion of obligations under operating leases	(1,685)
Obligations under operating leases	(1,508)
Deferred income taxes, net	(4,681)
Other long-term liabilities	(20,100)
Redeemable noncontrolling interests	(11,022)

Aggregate purchase price, net of cash acquired	$748,265

The Company is in the process of reviewing the fair value of the assets acquired and liabilities assumed. We have estimated the fair value of acquired intangible assets based on the values assigned in prior acquisitions. These amounts will be adjusted upon receipt of the final valuation report. Based on the Company’s preliminary valuation, the total estimated consideration of $748.3 million has been allocated to assets acquired and liabilities assumed as of the acquisition date.

The estimated intangible assets consist of $28.9 million in licenses, $24.4 million in trade names, and $2.2 million of covenants not to compete. Intangible assets have an estimated weighted average useful life of

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

12.0 years. $7.1 million of licenses were assigned an indefinite life. We expect $142.9 million of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

Abode contributed $96.9 million in revenue and $12.8 million of operating income during the nine months ended September 30, 2021.

The following table contains unaudited pro forma condensed consolidated statement of income information for the nine months ended September 30, 2021 and September 30, 2020 assuming that the Abode transaction closed on January 1, 2020 (in thousands, except per share amounts).

	For the Nine Months Ended September 30
	2021	2020
Revenue	$4,946,955	$4,222,815
Operating income	$174,816	$142,067
Net income attributable to BrightSpring Health Services, Inc.	$37,510	$32,190
Basic earnings per share	$5.01	$4.32
Diluted earnings per share	$4.88	$4.32

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) non-recurring transaction costs and (iii) income taxes based on the Company’s statutory tax rate. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

Pate

The following table summarizes the consideration paid (in thousands) for the June 18, 2021 acquisition of Pate Rehabilitation Endeavors, Inc. (“Pate”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which are adjusted for measurement-period adjustments through September 30, 2021. Pate is one of the nation’s leading and highest quality providers of neuro rehabilitation therapy servicing Texas. Its results are consolidated within the Provider Services segment.

Accounts receivable	$3,682
Prepaids and other current assets	185
Property and equipment	693
Intangible assets	3,200
Goodwill	44,179
Trade accounts payable	(141)
Accrued expenses	(1,255)

Aggregate purchase price, net of cash acquired	$50,543

The Company is in the process of reviewing the fair value of the assets acquired and liabilities assumed. We have estimated the fair value of acquired intangible assets based on the values assigned in prior acquisitions. These amounts will be adjusted upon receipt of the final valuation report. Based on the Company’s preliminary valuation, the total estimated consideration of $50.5 million has been allocated to assets acquired and liabilities assumed as of the acquisition date.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The estimated intangible assets consist of $0.3 million in trade names, $0.3 million of covenants not to compete and $2.6 million of acquired technology. Intangible assets have an estimated weighted average useful life of 9.6 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

Pate contributed $8.1 million in revenue and $0.8 million of operating income during the nine months ended September 30, 2021. Pro forma financial data for the Pate acquisition has not been included as the results of the operations are not material to our condensed consolidated financial statements.

Others

The following table summarizes the consideration paid (in thousands) for 2021 acquisitions, excluding Abode and Pate, and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition dates, which are adjusted for measurement-period adjustments through September 30, 2021. Consideration paid for acquisitions by the Pharmacy Solutions, Provider Services, and Other segments was $69.8 million, $33.4 million, and $7.6 million, respectively.

Accounts receivable	$2,327
Prepaids and other current assets	160
Inventories	3,253
Operating lease right-of-use assets	5,004
Property and equipment	702
Intangible assets	57,568
Goodwill	49,941
Trade accounts payable	(288)
Accrued expenses	(1,871)
Other long-term liabilities	(1,080)
Current portion of obligations under operating leases	(966)
Obligations under operating leases	(4,039)

Aggregate purchase price	$110,711

The Company is in the process of reviewing the fair value of the assets acquired and liabilities assumed. We have estimated the fair value of acquired customer relationships and licenses based on the values assigned in prior acquisitions. These amounts, along with the value of non-compete agreements, will be adjusted upon receipt of the final valuation report. Based on the Company’s preliminary valuation, the total estimated consideration of $110.8 million has been allocated to assets acquired and liabilities assumed as of the acquisition date.

The estimated intangible assets consist primarily of $42.7 million in customer relationships, $9.9 million in licenses, $4.0 million in trade names, and $1.0 million in covenants not to compete. Definite-lived intangible assets have an estimated weighted average useful life of 8.0 years. Licenses were assigned an indefinite life. We expect $43.2 million of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisitions.

The above acquisitions contributed approximately $21.3 million in revenue and $1.3 million of operating income during the nine months ended September 30, 2021. Pro forma financial data for all other 2021 acquisitions has not been included as the results of the operations are not material to our condensed consolidated financial statements.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

During the nine months ended September 30, 2021, the Company incurred approximately $15.7 million in transaction costs related to all 2021 acquisitions. These costs are included in selling, general and administrative expenses in our condensed consolidated statements of income.

2020 Acquisitions

During the nine months ended September 30, 2020, we completed seven acquisitions within the Pharmacy Solutions and Provider Services segments. We entered into these transactions in order to expand our services and geographic offerings. Aggregate consideration net of cash acquired for these acquisitions was approximately $269.0 million. The operating results of these acquisitions are included in our condensed consolidated financial statements from the date of each acquisition.

Advanced Home Care

The following table summarizes the consideration paid (in thousands) for the March 1, 2020 acquisition of Advanced Home Care, Inc. (“Advanced Home Care”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which were finalized at December 31, 2020. Advanced Home Care is a leading home health and infusion pharmacy company servicing Georgia, North Carolina, South Carolina, Tennessee and Virginia. Advanced Home Care is a part of our Provider Services and Pharmacy Solutions segments.

Inventories	$1,436
Prepaids and other current assets	785
Operating lease right-of-use assets	2,747
Property and equipment	697
Intangible assets	40,590
Goodwill	24,463
Accrued expenses	(1,389)
Current portion of obligations under operating leases	(463)
Obligations under operating leases	(1,226)

Aggregate purchase price	$67,640

The definite-lived intangible assets consist primarily of $32.8 million in licenses, $0.2 million in covenants not to compete, $7.1 million in doctor/payor network intangibles and $0.5 million in trade names. Definite-lived intangible assets have an estimated weighted average useful life of 4.7 years. Licenses were assigned an indefinite life. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

Advanced Home Care contributed approximately $50.9 million in revenue and $3.7 million of operating income during the nine months ended September 30, 2020.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table contains unaudited pro forma condensed consolidated statement of income information for the nine months ended September 30, 2020 assuming that the Advanced Home Care transaction closed on January 1, 2020 (in thousands, except per share amounts).

For the Nine Months Ended September 30, 2020
Revenue	$4,121,376
Operating income	$127,101
Net income attributable to BrightSpring Health Services, Inc.	$20,641
Basic earnings per share	$2.77
Diluted earnings per share	$2.77

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) non-recurring transaction costs and, (iii) income taxes based on the Company’s statutory tax rate. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

OnePoint Patient Care

The following table summarizes the consideration paid (in thousands) for the September 30, 2020 acquisition of OP Pharmacy, LLC (“OnePoint Patient Care”) and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date, which were finalized at September 30, 2021. OnePoint Patient Care is one of the nation’s largest providers of dedicated hospice pharmacy services and pharmacy benefits management services. Its results are consolidated within the Pharmacy Solutions segment.

Accounts receivable	$10,640
Inventory	1,360
Prepaids and other current assets	477
Operating lease right-of-use assets	3,393
Property and equipment	1,161
Other intangible assets	62,110
Goodwill	117,120
Trade accounts payable	(1,203)
Accrued expenses	(1,660)
Current portion of obligations under operating leases	(636)
Obligations under operating leases	(2,757)

Aggregate purchase price	$190,005

The other intangible assets consist of $41.4 million in customer relationships, $11.8 million in trade names, $8.3 million in technology assets and $0.6 million of covenants not to compete. Other intangible assets have an estimated weighted average useful life of 6.2 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition. As a part of the consideration provided to the seller, the Company executed a note payable of $10.0 million.

OnePoint Patient Care contributed no revenue or operating income during the nine months ended September 30, 2020, due to the date of acquisition.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following table contains unaudited pro forma condensed consolidated statement of income information for the nine months ended September 30, 2020 assuming that the OnePoint Patient Care transaction closed on January 1, 2020 (in thousands, except per share amounts).

For the Nine Months Ended September 30, 2020
Revenue	$4,165,854
Operating income	$127,238
Net income attributable to BrightSpring Health Services, Inc.	$20,893
Basic earnings per share	$2.80
Diluted earnings per share	$2.80

The pro forma information presented above includes adjustments for (i) amortization of identifiable intangible assets, (ii) non-recurring transaction costs and (iii) income taxes based on the Company’s statutory tax rate. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

Others

The following table summarizes the consideration paid (in thousands) for 2020 acquisitions through September 30, 2020, excluding Advanced Home Care and OnePoint Patient Care, and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition dates, which are adjusted for measurement-period adjustments. Consideration paid for acquisitions by the Pharmacy Solutions and Provider Services segments was $10.1 million and $1.3 million, respectively.

Inventories	$1,294
Prepaids and other current assets	9
Property and equipment	300
Intangible assets	7,145
Goodwill	2,793
Liabilities	(160)

Aggregate purchase price	$11,381

The intangible assets consist primarily of $6.4 million in customer relationships, $0.2 million in trade names and $0.5 million in covenants not to compete. Definite-lived intangible assets have an estimated weighted average useful life of 5.3 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisitions.

The above acquisitions contributed approximately $9.8 million in revenue and $1.5 million of operating income during the nine months ended September 30, 2020. Pro forma financial data for all other 2020 acquisitions has not been included as the results of the operations are not material to our condensed consolidated financial statements.

During the nine months ended September 30, 2020, the Company incurred approximately $8.7 million in transaction costs related to all 2020 acquisitions. These costs are included in selling, general and administrative expenses in our condensed consolidated statements of income.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

4.	Goodwill and Intangible Assets

A summary of changes to goodwill is as follows (in thousands):

	Goodwill
	Pharmacy Solutions	Provider Services	Other	Total
Goodwill at December 31, 2020	$805,992	$777,195	$86,203	$1,669,390
Goodwill added through acquisitions	25,300	774,969	6,787	807,056
Measurement period adjustments for 2021 acquisitions	(5,074)	3,376	—	(1,698)
Measurement period adjustments for 2020 acquisitions	(2,519)	1,397	—	(1,122)
Foreign currency adjustments	—	26	—	26

Goodwill at September 30, 2021	$823,699	$1,556,963	$92,990	$2,473,652

Intangible assets are as follows (in thousands):

	September 30, 2021			December 31, 2020			Life (Years)
	Gross	Accumulated Amortization	Net Carrying Value	Gross	Accumulated Amortization	Net Carrying Value
Customer relationships	$692,136	$188,392	$503,744	$647,845	$136,361	$511,484	15-20
Trade names	338,166	84,796	253,370	309,624	63,537	246,087	5-20
Licenses	264,794	31,393	233,401	233,714	22,023	211,691	20
Doctor payor network	68,030	38,777	29,253	68,030	30,599	37,431	5-20
Covenants not to compete	19,973	11,403	8,570	16,482	9,206	7,276	2-5
Other intangible assets	10,949	1,504	9,445	8,339	300	8,039	5-20

Total definite-lived assets	$1,394,048	$356,265	$1,037,783	$1,284,034	$262,026	$1,022,008
Licenses	76,870	—	76,870	73,890	—	73,890	Indefinite

Total intangible assets	$1,470,918	$356,265	$1,114,653	$1,357,924	$262,026	$1,095,898

Amortization expense on the intangible assets for the nine months ended September 30, 2021 and 2020 was $97.3 million and $81.4 million, respectively.

5.	Debt

First Lien Credit Agreement

On March 5, 2019, the Company entered into a First Lien Credit Agreement (the “First Lien”), with Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent.

The First Lien originally consisted of a principal amount of $1,650.0 million. In May 2019, an additional delayed draw of $150.0 million was made on the First Lien, resulting in a gross borrowing of $1,800.0 million. In addition, the Lenders extended credit in the form of Revolving Credit Loans (the “Revolver”) made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date (as defined in the First Lien), in an aggregate principal amount outstanding not in excess of $187.5 million less Swingline Loans and Letters of Credit issued under the LC Sublimit outstanding at such time. Also, the Letter of Credit Issuer may issue standby Letters of Credit at any time, in an aggregate stated amount outstanding not in excess of

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

$82.5 million (the “LC Sublimit”) and the Swingline Lender may issue Swingline Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregated amount outstanding not in excess of $50.0 million. In September 2019, the Company completed a revolver upsize that increased revolving credit capacity to $320.0 million.

On January 30, 2020, the Company amended the terms of the First Lien. The amendment changed the applicable margin from 4.50% to 3.25%.

Borrowings of Tranche B-1 Term Loans (as defined in the First Lien) under the First Lien bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 3.25% or (b) ABR plus 2.25%. Principal payments are due on the last business day of each fiscal quarter, commencing in September of 2019 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026. Borrowings under the Revolver bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 4.25% or (b) ABR plus 3.25%. Borrowings under the Swingline bear interest at a rate equal to ABR plus 3.25%.

On June 30, 2020, the Company amended the First Lien to provide for an additional $55.0 million of letter of credit commitments, which are not subject to the LC Sublimit. There was no change in the total available capacity. The total availability under the revolving credit facility was $318.2 million and $320.0 million as of September 30, 2021 and December 31, 2020, respectively. The aggregate amount of letters of credit outstanding as of September 30, 2021 and December 31, 2020 was $56.5 million and $54.1 million, respectively. As of September 30, 2021, there were $54.7 million outstanding letters of credit under the LC Facility and $1.8 million outstanding letters of credit under the Revolving Credit Facility. As of December 31, 2020, the $54.1 million outstanding letters of credit were under the LC Facility.

First Lien Credit Agreement – Tranche B-2

On October 7, 2020, the Company again amended the First Lien. The amendment provides for the establishment of a new Tranche B-2 Term Loan (“Tranche B-2”) in an aggregate principal amount equal to $550.0 million. Under the amendment, borrowings under the Tranche B-2 bore interest at a rate equal to, at our option (a) LIBOR (with a floor of 0.50%) plus 3.75% or (b) ABR plus 2.75%. Principal payments are due on the last business day of each fiscal quarter, commencing on March 31, 2021 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

On April 8, 2021, Tranche B-2 was repriced so that borrowings under Tranche B-2 bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 3.50% or (b) ABR plus 2.50%. Principal payments are due on the last business day of each fiscal quarter, commencing on June 30, 2021 and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

First Lien Credit Agreement – Tranche B-3

On April 16, 2021, the Company again amended the First Lien. The amendment provides for the establishment of a new Tranche B-3 Term Loan (“Tranche B-3”) in an aggregate principal amount equal to $675.0 million. Borrowings under the Tranche B-3 bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 0.00%) plus 3.50% or (b) ABR plus 2.50%. Principal payments are due on the last business day of each fiscal quarter, commencing on June 30, 2021, and equate to 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Second Lien Credit Agreement

On March 5, 2019, the Company entered into a $450.0 million Second Lien Credit Agreement (the “Second Lien”), with certain Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent.

Borrowings under the Second Lien term are subordinated to the First Lien and bear interest at a rate equal to, at our option, (a) LIBOR (with a floor of 1.00%) plus 8.50% or (b) ABR plus 7.50%. The aggregate principal is due with a balloon payment in March 2027.

Obligations under the First Lien and Second Lien are guaranteed by Phoenix Guarantor, Inc., a subsidiary of the Company, and each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries.

The current credit facilities described above contain customary negative covenants, including, but not limited to, restrictions on the Company and its restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or change their lines of business or fiscal year. In addition, under the revolving credit facility, the Company will not permit the consolidated First Lien secured debt to consolidated EBITDA to be greater than 6.90 to 1.00, which shall be tested as of the end of the most recent fiscal quarter at any time when the aggregate Revolver loans exceed 35% of the total revolving credit commitments.

We are in compliance with all applicable financial debt covenants at September 30, 2021.

The table below summarizes the total outstanding debt of the Company (in thousands):

	September 30, 2021	December 31, 2020
First Lien - payable to lenders at LIBOR plus applicable margin (3.34% and 3.40% as of September 30, 2021 and December 31, 2020, respectively)	$1,759,658	$1,773,090
First Lien Tranche B-2 - payable to lenders at LIBOR plus applicable margin (3.59% and 4.25% as of September 30, 2021 and December 31, 2020, respectively)	545,882	550,000
First Lien Tranche B-3 - payable to lenders at LIBOR plus applicable margin (3.59% as of September 30, 2021)	671,625	—
Second Lien - payable to lenders at LIBOR plus applicable margin (9.50% and 9.50% as of September 30, 2021 and December 31, 2020, respectively)	450,000	450,000
Notes payable and other	11,013	10,460

Total debt	3,438,178	2,783,550
Deferred financing costs, net	(93,469)	(89,710)

Total debt, net of deferred financing costs	3,344,709	2693,840
Less: Current portion of long-term debt	40,438	22,495

Total long-term debt	$3,304,271	$2,671,345

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

6.	Income Taxes

The provision for income taxes is attributable to U.S federal, state and foreign income taxes. The Company’s effective tax rate used for interim periods is based on an estimated annual effective tax rate including the tax effect of items required to be recorded discretely in the interim periods in which those items occur. The effective income tax rates were 27.5% and 14.1% for the nine months ended September 30, 2021 and 2020, respectively.

The 2021 tax rate was unfavorably impacted by a discrete rate expense as a result of charitable contribution carryforwards that will expire if not fully utilized in 2021. The expiration of the charitable contributions resulted in a tax expense of $1.4 million recorded as a discrete item. The 2020 tax rate was favorably impacted by a discrete rate benefit as a result of the CARES Act. The CARES Act allowed a five-year carryback of net operating losses generated between 2018 and 2021 to fully offset taxable income previously subject to a 35% U.S. federal statutory tax rate. The Company’s 2019 loss carryback resulted in a tax benefit of $5.3 million recorded as a discrete item.

7.	Detail of Certain Balance Sheet Accounts

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Rebate receivable	$31,937	$30,430
Non-trade receivables	16,771	10,407
Prepaid insurance	14,392	6,218
Income tax receivable	11,961	23,714
Inventory returns receivable	11,211	10,653
Prepaid maintenance	4,442	4,852
Other prepaid expenses and current assets	26,093	16,409

Total prepaid expenses and other current assets	$116,807	$102,683

Other assets consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Deposits	$8,374	$8,046
Insurance recoveries	7,333	6,203
Cloud computing	6,006	7,072
Deferred debt issuance costs	4,011	5,207
Deferred offering costs	3,494	—
Equity method investments	2,645	2,476
Notes receivable	143	1,512
Other assets	5,083	4,179

Total other assets	$37,089	$34,695

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Accrued expenses consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Wages and payroll taxes	$126,073	$99,735
CARES Act general distribution	40,939	22,642
Deferred revenue	34,413	22,758
Compensated absences	33,204	26,490
General and professional liability insurance reserves	28,771	20,445
Workers’ compensation insurance reserves	26,501	24,468
Recoupment fees	16,355	15,291
Health insurance reserves	13,059	8,393
Taxes other than income taxes	7,857	7,815
Interest	3,504	4,918
Automobile insurance reserves	3,229	4,543
Contingent consideration	3,260	14,103
Legal settlements and professional fees	15,561	9,871
Medicare advances	20,110	3,247
Other	11,622	11,312

Total accrued expenses	$384,458	$296,031

Long-term liabilities consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Workers’ compensation insurance reserves	$35,026	$33,734
Payroll tax deferral	33,656	33,358
Contingent consideration	6,010	1,337
General and professional liability insurance reserves	6,007	6,007
Automobile insurance reserves	4,398	4,398
Employee incentives	4,002	5,353
Deferred gain	2,057	1,198
Legal settlements	—	4,000
Other	3,388	1,948

Total long-term liabilities	$94,544	$91,333

8.	Fair Value

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

The financial assets or liabilities recorded at fair value at September 30, 2021 are set forth in the table below (in thousands):

	Asset/ (Liability)	Level 1	Level 2	Level 3	Valuation Technique
Contingent consideration	$(9,270)	$—	$—	$(9,270)	C

The financial assets or liabilities recorded at fair value at December 31, 2020 are set forth in the tables below (in thousands):

	Asset/ (Liability)	Level 1	Level 2	Level 3	Valuation Technique
Contingent consideration	$(15,440)	$—	$—	$(15,440)	C

The contingent consideration represents future earn-outs associated with acquisitions. The fair values of the liabilities associated with the contingent consideration were derived using the income approach with unobservable inputs, which included future earnings forecasts and present value assumptions, and there was little or no market data (Level 3). The Company assessed the fair values of the liabilities as of the acquisition dates and will re-assess the fair values on each reporting period thereafter until settlement. These liabilities are classified as accrued expenses and long-term liabilities in our accompanying condensed consolidated balance sheets.

9.	Commitments and Contingencies

Legal Proceedings

The Company is a party to various legal and/or administrative proceedings arising out of the operation of our programs and arising in the ordinary course of business. We record accruals for such contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

We do not believe the ultimate liability, if any, for outstanding proceedings or claims, individually or in the aggregate, in excess of amounts already provided, will have a material adverse effect on our condensed consolidated financial condition, results of operations or cash flows. It is reasonably possible that an adverse determination might have an impact on a particular period. While we believe our provision for legal contingencies is adequate, the outcome of legal proceedings is difficult to predict and we may settle legal claims or be subject to judgments for amounts that exceed our estimates.

Onco 360 Mandatorily Redeemable Interest Liability

In July 2017, Kevin Askari (“plaintiff”), a minority partner in OncoMed Specialty, LLC (“Onco”), a subsidiary of PharMerica, filed suit against the Company alleging various violations of the Amended and Restated Operating Agreement (“Operating Agreement”) in connection with Onco’s debt financing and the Company’s exercise of its purchase options.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

In the case Pharmacy Corporation of America, et al. v. Askari, et. al. (“Amended Complaint”), the plaintiff seeks damages and a judgment declaring (1) that there was no valid exercise of Section 9.1 of the Operating Agreement (“First Call Right Option”), (2) that Plaintiff owns 62.5% of the membership interests in Onco, (3) that the maximum number of membership interests the Company could have purchased at the time of the First Call Right was 28.65% and (4) that the maximum amount of “Net Debt” for purposes of the purchase price calculation is 16.5%. In a suit that was consolidated into this matter, the Company sued the plaintiff for breach of his restrictive covenants under the Operating Agreement. The court scheduled mediation for these disputes in early 2019; there was no resolution reached during this mediation.

On December 6, 2018, the Company sent notice to the plaintiff that the Company was purchasing the remaining Membership Interests in Onco, as the Company was required to do by the terms of the Operating Agreement. On February 4, 2019, PharMerica sent notice that informed the plaintiff that the Company had closed on the purchase of the remaining Membership Interests and that the Company owned 100% of the Membership Interests of Onco. On September 16, 2020, the case was resolved in the Company’s favor and on October 1, 2020, the Company wired a payment of $18.9 million, reflecting the amount the Company had previously tendered to the plaintiff pursuant to the Company’s exercise of its purchase options. The plaintiff has filed a post-trial motion to set aside the court’s judgment in an effort to obtain additional funds, and the plaintiff has the option to appeal if this motion is not resolved in his favor. If an appeal is filed, the Company intends to vigorously defend itself.

10.	Redeemable Noncontrolling Interests

The Company acquired a 49.9% ownership interest in Apreva Corporation (“Apreva”) through the Abode acquisition. Abode acquired the ownership interest in Apreva on February 9, 2021. The Company has the right to designate the majority of board directors and manages and handles all day-to-day operating decisions. The purchase agreement contains a recital requiring the 50.1% owner to sell all of its common stock to the Company by no later than February 9, 2022 the first anniversary of the closing date, at a fixed purchase price of $11.0 million. The total redeemable noncontrolling interest associated with Apreva Corporation was $12.0 million as of September 30, 2021 and is classified as redeemable noncontrolling interest on the Company’s condensed consolidated balance sheets.

The Company has a 55% and 70% ownership interest in Harvest Grove LTC, LLC and Gateway Pediatric Therapy, LLC, respectively. For both entities, through a management agreement, we manage and handle all day-to-day operating decisions. Each joint venture formation agreement contains both a put option for the joint venture partner(s) and a call option for the Company, requiring or allowing the Company, in certain circumstances, to purchase the partners’ remaining interest in the joint venture entities at a price based on predetermined earnings multiples. Each of these options will be triggered upon the occurrence of specified events and/or upon the passage of time. The redeemable noncontrolling interests are classified as redeemable noncontrolling interest on the Company’s condensed consolidated balance sheets.

The Company calculates each redemption amount using a Monte Carlo simulation at each reporting period and records the amount, if any, by which the redemption amount exceeds the carrying value as a charge to accumulated deficit. The change in the total redemption amounts was $2.9 million and $0.0 million for the nine months ended September 30, 2021 and 2020, respectively. The total redeemable noncontrolling interest associated with Gateway Pediatric Therapy, LLC was $30.2 million and $28.6 million as of September 30, 2021 and December 31, 2020, respectively. The total redeemable noncontrolling interest associated with Harvest Grove LTC, LLC was $1.5 million and $1.8 million as of September 30, 2021 and December 31, 2020, respectively.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The terms of the agreements governing each of our VIEs prohibit us from using the assets of each entity to satisfy the obligations of other entities. The combined assets of the entities, excluding goodwill and intangible assets, are insignificant to the Company’s consolidated balance sheets.

The following table summarizes the changes in fair value of the Company’s redeemable noncontrolling interest for the nine months ended September 30, 2021 (in thousands):

Redeemable Noncontrolling Interest
Balance at December 31, 2020	$30,391
Net income attributable to redeemable noncontrolling interests	1,054
Redeemable noncontrolling interest acquired	11,022
Adjustments to redemption value	2,894
Distributions to redeemable noncontrolling interest	(1,650)

Balance at September 30, 2021	$43,711

11.	Related Party Transactions

The Company entered into a monitoring agreement with KKR and WBA, which requires payment of an aggregate advisory fee for 2020 and on-going equivalent to 1% of consolidated EBITDA, payable in quarterly installments in arrears at the end of each fiscal quarter. The Company recognized $3.1 million for the nine months ended September 30, 2021 and 2020, as a component of selling, general and administrative expenses in our accompanying condensed consolidated statements of income.

In connection with debt issuances and amendments, for the nine months ended September 30, 2021 and 2020, the Company paid fees to KKR Capital Markets LLC, a wholly owned subsidiary of KKR, of $5.8 million and $2.5 million, respectively.

The Company has a Prime Vendor Agreement with AmerisourceBergen Drug Corporation, an affiliate of WBA, under which the Company purchases a significant volume of inventory.

KKR has ownership interests in a broad range of portfolio companies and we may enter into commercial transactions for services or goods in the ordinary course of business with these companies. We do not believe such transactions are material to our business.

12.	Segment Information

Our chief operating decision maker (“CODM”) evaluates the performance of our segments and allocates resources to them based on segment earnings before interest, taxes, depreciation, and amortization (“Segment EBITDA”). Segment assets are not reviewed by the Company’s CODM and therefore are not disclosed.

Insignificant amounts of revenue and cost of services and goods are recorded at the corporate level and are not attributable to a particular segment. Unallocated selling, general and administrative expenses are those costs for functions performed in a centralized manner and therefore are not attributable to a particular segment. These costs include accounting, finance, human resources, legal, information technology, corporate office support and overall corporate management.

BRIGHTSPRING HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The following tables set forth information about the Company’s reportable segments for the nine months ended September 30, 2021 and 2020, along with the items necessary to reconcile the segment information to the totals reported in the Company’s condensed consolidated statements of income (in thousands):

	For the Nine Months Ended September 30, 2021
	Provider Services	Pharmacy Solutions	Other	Total
Revenues	$1,430,106	$3,205,467	$261,010	$4,896,583
Cost of services and goods (1)	1,003,441	2,754,722	225,823	3,983,986
Total depreciation and amortization (2)	43,489	81,951	3,072	128,512
Segment EBITDA	$187,233	$239,071	$24,318	$450,622

	For the Nine Months Ended September 30, 2020
	Provider Services	Pharmacy Solutions	Other	Total
Revenues	$1,257,661	$2,664,131	$189,109	$4,110,901
Cost of services and goods (1)	897,127	2,269,328	162,696	3,329,151
Total depreciation and amortization (2)	35,607	70,381	2,949	108,937
Segment EBITDA	$169,103	$197,952	$16,255	$383,310

(1)	Balance includes depreciation and amortization expense that relates to direct expense revenue-generating assets.
(2)	Balance is inclusive of any depreciation and amortization expense recorded in cost of services and cost of goods.

	For the Nine Months Ended September 30.
	2021	2020
Segment reconciliation:
Total Segment EBITDA	$450,622	$383,310
Selling general, and administrative expenses not allocated at segment level	132,176	123,928
Depreciation and amortization	147,249	131,672

Operating income	171,197	127,710
Interest expense, net	121,792	102,528

Income before income taxes	$49,405	$25,182

13.	Subsequent Events

On November 1, 2021, the Company acquired Hospice Home Care at a purchase price of approximately $215.0 million. The acquisition will expand the Company’s home health and hospice services in Arkansas, Louisiana and Mississippi. The acquisition was funded through both cash on hand and a draw on the Revolving Credit Facility.

                 Shares

BrightSpring Healthcare, Inc.

Common Stock

PRELIMINARY PROSPECTUS

Goldman Sachs & Co. LLC

Jefferies

KKR

Credit Suisse

Guggenheim Securities

SVB Leerink

BofA Securities

BMO Capital Markets

Deutsche Bank Securities

HSBC

Mizuho Securities

Morgan Stanley

Wells Fargo Securities

William Blair

             , 2022

Through and including                , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this preliminary prospectus is not complete and may be changed. We are not using this preliminary prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

[Alternative Pages for Tangible Equity Units Prospectus]

Subject to completion, dated January 4, 2022

Preliminary Prospectus

             Units

BrightSpring Health Services, Inc.

    % Tangible Equity Units

We are offering     % tangible equity units, or “Units.” Each Unit has a stated amount of $50.00. Each Unit is comprised of (i) a prepaid stock purchase contract, or “purchase contract,” issued by us and (ii) a senior amortizing note due                , 2025, or “amortizing note,” issued by us. Each amortizing note will have an initial principal amount of $                  and a final installment payment date of                , 2025.

Unless settled earlier at your option or at our option as described herein, on                 , 2025 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle, and we will deliver a number of shares of our common stock, par value $0.01 per share, per purchase contract based on the applicable market value (as defined herein) of our common stock as set forth below:

•	if the applicable market value is greater than the threshold appreciation price, which is approximately $ , you will receive shares per purchase contract;

•

if the applicable market value is greater than or equal to the reference price, which is approximately $                , but less than or equal to the threshold appreciation price, you will receive a number of shares per purchase contract equal to $50.00, divided by the applicable market value; and

•	if the applicable market value is less than the reference price, you will receive shares per purchase contract.

At any time prior to the second scheduled trading day immediately preceding                , 2025, you may settle your purchase contracts early, and we will deliver                  shares of our common stock per purchase contract (subject to adjustment). In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock per purchase contract equal to the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts on or after                , 2022 and prior to                , 2025 at the “early mandatory settlement rate” (as defined herein). Other than cash payments in lieu of fractional shares, holders of purchase contracts will not receive any cash distributions.

The amortizing notes will pay you equal quarterly cash installments of $                  per amortizing note (except for the                , 2022 installment payment, which will be $                  per amortizing note), which cash payment in the aggregate will be equivalent to      % per year with respect to each $50.00 stated amount of Units. The amortizing notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The amortizing notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes.

Concurrently with this offering, we are also making an initial public offering of                 shares of our common stock, or the Concurrent Offering. The Concurrent Offering is being made by means of a separate prospectus and not by means of this prospectus. In the Concurrent Offering, we have granted the underwriters of that offering an option to purchase up to an additional                 shares of our common stock at the initial public offering price less the underwriting discount, within 30 days from the date of the separate prospectus. The closing of this offering of the Units is conditioned upon the closing of the Concurrent Offering, but the closing of the Concurrent Offering is not conditioned upon the closing of this offering of the Units. We cannot assure you that the Concurrent Offering will be completed or, if completed, on what terms it will be completed.

Prior to this offering and the Concurrent Offering, there has been no public market for the Units or our common stock. We have applied to have our common stock and the Units listed on the Nasdaq Global Select Market, or Nasdaq, under the symbols “BTSG” and “BTSGU”, respectively, subject to satisfaction of minimum listing standards with respect to the Units. The shares of our common stock deliverable upon settlement of all purchase contracts are also expected to be listed on Nasdaq. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein.

After the completion of the Concurrent Offering, KKR Phoenix Aggregator L.P., an investment entity owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P., and Walgreen Co., an affiliate of Walgreens Boots Alliance, Inc., will collectively beneficially own approximately     % of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management—Controlled Company Exemption” and “Principal Stockholders.”

Investing in our Units involves risks. See “Risk Factors” beginning on page A-11 to read about factors you should consider before buying our Units.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

To the extent that the underwriters sell more than                 Units, the underwriters have the option to purchase up to an additional                 Units from us at the public offering price less the underwriting discount, within 13 days beginning on, and including, the date of the initial issuance of the Units.

The underwriters expect to deliver the Units against payment in New York, New York on or about                 , 2022.

Goldman Sachs & Co. LLC	Jefferies	KKR	Credit Suisse	Guggenheim Securities	SVB Leerink

BofA Securities	BMO Capital Markets	Deutsche Bank Securities	HSBC

Mizuho Securities	Morgan Stanley	Wells Fargo Securities	William Blair

The date of this prospectus is                 , 2022.

The Offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the sections of this prospectus entitled “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” for a more detailed description of the terms and conditions of the Units, the purchase contracts and the amortizing notes.

As used in this section, the terms “BrightSpring,” the “Company,” “us,” “we” or “our” refer to BrightSpring Health Services, Inc. and not any of its subsidiaries or affiliates.

The Units

Issuer	BrightSpring Health Services, Inc., a Delaware corporation

Number of units offered	Units.

Underwriters’ option	To the extent that the underwriters sell more than Units, the underwriters have the option to purchase up to an additional Units from us at the public offering price, less the underwriting discount, within 13 days beginning on, and including, the date of the initial issuance of the Units.

Stated amount of each Unit	$50.00 per Unit.

Components of each Unit	Each Unit is comprised of two parts:

•	a prepaid stock purchase contract issued by us, or a purchase contract; and

•	a senior amortizing note issued by us, or a amortizing note.

Unless settled earlier at the holder’s option or at our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on , 2025 (such date, as so postponed (if applicable), the “mandatory settlement date”). Upon any settlement on the mandatory settlement date, we will deliver not more than shares and not less than shares of our common stock per purchase contract, subject to adjustment, based upon the applicable settlement rate and applicable market value of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $ , will bear interest at the rate of % per annum and will have a final installment payment date of , 2025. On each , , and , commencing on , 2022, we will pay equal quarterly cash installments of $ per amortizing note (except for the , 2022 installment payment, which will be $ per amortizing note), which cash payment in the aggregate per year will be equivalent to % per year with respect to each $50.00 stated amount of Units.

Each installment payment will constitute a payment of interest and a partial repayment of principal, allocated as set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding , 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units shall resume after such business day). Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units—Separating and Recreating Units.”

Listing	We have applied to have our common stock and the Units listed on Nasdaq under the symbols “BTSG” and “BTSGU”, respectively, subject to satisfaction of minimum listing standards with respect to the Units. However, we cannot assure you that the Units will be approved for listing. The shares of our common stock deliverable upon settlement of all purchase contracts are also expected to be listed on Nasdaq. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the Units—Listing of Securities.” Prior to this offering and the Concurrent Offering, there has been no public market for the Units or our common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million, if the underwriters exercise in full their option to purchase additional Units), in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the sale of our common shares in the Concurrent Offering will be approximately $ million (or approximately $ million, if the underwriters exercise in full their option to purchase additional shares of common stock), assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of the prospectus relating to the Concurrent Offering, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering and the Concurrent Offering to repay $ million outstanding aggregate amount under the Second Lien Facility, with any remainder to be used for general corporate purposes. See “Use of Proceeds.”

Concurrent offering of common stock	Concurrently with this offering and by means of a separate prospectus, we are making an initial public offering of shares (or up to shares if the underwriters for that offering exercise in full their option to purchase additional shares of common stock). The net proceeds from our sale of common stock in the Concurrent Offering will be approximately $ million (or approximately $ million if the underwriters of such offering exercise in full their option to purchase additional shares of our common stock), in each case after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering. The closing of this offering of Units is conditioned upon the closing of the Concurrent Offering, but the closing of the Concurrent Offering is not conditioned upon the closing of this offering of Units. There can be no assurance that the Concurrent Offering will be completed or, if completed, on what terms it will be completed.

Conflict of interest

Affiliates of KKR & Co. beneficially own in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR & Co., is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121, or Rule 5121, of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus.                has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.                will not receive any additional fees for

serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify                against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

Controlled company	After the completion of the Concurrent Offering, KKR Stockholder and Walgreen Stockholder will collectively beneficially own approximately % (or approximately %, if the underwriters exercise in full their option to purchase additional shares of common stock) of the voting power of our common stock. We currently intend to avail ourselves of the controlled company exemption under the corporate governance standards of Nasdaq.

Risk factors	Investing in the Units involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before investing in the Units.

Certain United States federal income tax consequences	There is no authority directly on point regarding the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes and therefore the characterization of the Units for these purposes is not entirely free from doubt. We will take the position that each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract to acquire our common stock and (ii) an amortizing note that is indebtedness of BrightSpring. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of BrightSpring for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “Certain United States Federal Income Tax Consequences”.

Governing law	The Units, the purchase contract agreement, the purchase contracts, the indenture and the amortizing notes will all be governed by, and construed in accordance with, the laws of the State of New York.

The Purchase Contracts

Issuer	BrightSpring Health Services, Inc., a Delaware Corporation

Mandatory settlement date	, 2025, subject to postponement in limited circumstances.

Mandatory settlement	On the mandatory settlement date, unless such purchase contract has been earlier settled at the holder’s option or at our option, each purchase contract will automatically settle, and we will deliver a number of shares of our common stock, based on the applicable settlement rate.

Settlement rate for the mandatory settlement date	The “settlement rate” for each purchase contract will be not more than shares and not less than shares of our common stock (each subject to adjustment as described herein) depending on the applicable market value of our common stock, calculated as follows:

•

if the applicable market value (as defined below) is greater than the threshold appreciation price (as defined below), you will receive                 shares of common stock per purchase contract, or the minimum settlement rate;

•

if the applicable market value is greater than or equal to the reference price but less than or equal to the threshold appreciation price, you will receive a number of shares of common stock per purchase contract equal to $50.00, divided by the applicable market value; and

•	if the applicable market value is less than the reference price, you will receive shares of common stock per purchase contract, or the maximum settlement rate.

Each of the maximum settlement rate and the minimum settlement rate is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the arithmetic average of the daily VWAPs (as defined below under “Description of the Purchase Contracts—Delivery of Common Stock”) of our common stock over the settlement period (as defined below).

The “settlement period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding , 2025, subject to any adjustment upon a market disruption event.

The “reference price” is equal to $50.00 divided by the then applicable maximum settlement rate and is initially approximately equal to $ , which is the per share public offering price of our common stock in the Concurrent Offering.

The “threshold appreciation price” is equal to $50.00 divided by the then applicable minimum settlement rate. The threshold appreciation price, which is initially approximately $ , represents a premium of approximately % over the reference price.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, holders of purchase contracts will not receive any cash distributions.

The following table illustrates the settlement rate per purchase contract and the value of our common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of Our Common Stock	Settlement Rate	Value of Common Stock Delivered (Based on the Applicable Market Value Thereof)
Less than the reference price	shares of our common stock	Less than $50.00

Greater than or equal to the reference price but less than or equal to the threshold appreciation price	A number of shares of our common stock equal to $50.00 divided by the applicable market value	$50.00

Greater than the threshold appreciation price	shares of our common stock	Greater than $50.00

Early settlement at your election	At any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding , 2025, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our common stock per purchase contract equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” (unless such early settlement occurs in connection with a fundamental change, in which case the provisions described under “—Early Settlement Upon a Fundamental Change” below will apply). That is, the market value of our common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contracts prior to the second scheduled trading day immediately preceding , 2025 is subject to the delivery of your purchase contracts.

Upon early settlement at the holder’s election of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Early settlement upon a fundamental change

At any time prior to the second scheduled trading day immediately preceding                 , 2025, if a “fundamental change” (as defined herein) occurs, you may settle any or all of your purchase contracts early. If you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock (and any cash payable for fractional shares) per purchase contract equal to the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Upon early settlement at the holder’s election in connection with a fundamental change of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon such fundamental change.

Early mandatory settlement at our election	On or after , 2022, we may elect to settle all, but not less than all, outstanding purchase contracts early at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election”) on a date fixed by us upon not less than five business days’ notice, or the early mandatory settlement date.

The “early mandatory settlement rate” will be the maximum settlement rate as of the “notice date” (as defined under “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election”), unless the closing price per share of our common stock for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the notice date in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate as of the notice date.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

The Amortizing Notes

Issuer	BrightSpring Health Services, Inc., a Delaware corporation

Initial principal amount of each amortizing note	$

Installment payments

Each installment payment of $                per amortizing note (except for the                 , 2022 installment payment, which will be $                 per amortizing note) will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of     %. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	Each , , and , commencing on , 2022, with a final installment payment date of , 2025.

Ranking	The amortizing notes will be our general unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness from time to time outstanding. The amortizing notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. See “Description of the Amortizing Notes—Ranking” in this prospectus.

As of September 30, 2021, our subsidiaries had approximately $2,977.2 million outstanding under the First Lien Term Loan Facility and approximately $450.0 million outstanding under the Second Lien Facility. As of September 30, 2021, our subsidiaries had no borrowings outstanding under the Revolving Credit Facility, with an available borrowing capacity under the Revolving Credit Facility of approximately $318.2 million (after giving effect to $1.8 million of letters of credit in excess of the letters of credit outstanding under the LC Facility) and $54.7 million of letters of credit outstanding under the LC Facility.

Repurchase of amortizing notes at the option of the holder	If we elect to settle the purchase contracts early, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Sinking fund	None.

Trustee

Unless we indicate otherwise or the context otherwise requires, this prospectus reflects and assumes:

•	no exercise of the underwriters’ option in this offering to purchase additional Units;

•	no exercise of the underwriters’ option in the Concurrent Offering to purchase additional shares of our common stock;

•	the -for-one stock split of our common stock, which will occur prior to the consummation of the Concurrent Offering; and

•

the filing and effectiveness of our second amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the consummation of the Concurrent Offering.

Unless we indicate otherwise or the context otherwise requires, the number of shares of common stock to be outstanding after the Concurrent Offering excludes:

•

                 shares of common stock issuable upon exercise of outstanding options as of September 30, 2021, (i)                 of which are vested, with a weighted-average exercise price of $                 per share, and (ii) (A)                 of which are time-based options that are not vested, with a weighted-average exercise price of $                 per share, and (B)                  of which are performance-based options that are not vested, with a weighted-average exercise price of $                 per share, in each case, issued under the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan, or the 2017 Stock Plan. See “Executive Compensation—Equity Incentive Plans—2017 Stock Incentive Plan;”

•

                 shares of common stock reserved for future issuance under our new BrightSpring Health Services, Inc. 2022 Incentive Plan, or the 2022 Incentive Plan, which we intend to adopt in connection with the Concurrent Offering. See “Executive Compensation—Equity Incentive Plans—2022 Incentive Plan;” and

•

                shares of common stock (or up to                 shares if the underwriters in this offering exercise in full their option to purchase additional Units) issuable upon settlement of the purchase contracts, assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts that are components of the Units offered hereby.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus reflects and assumes the completion of the Concurrent Offering and that the shares of common stock to be sold in the Concurrent Offering are sold at $                 per share of common stock, which is the midpoint of the price range set forth on the cover page of the prospectus relating to the Concurrent Offering.

RISK FACTORS

Risks Related to the Units, the Separate Purchase Contracts, the Separate Amortizing Notes and Our Common Stock

You will bear the risk that the market value of our common stock may decline.

The purchase contracts, pursuant to which we will deliver to you shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date (subject to earlier settlement), whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the arithmetic average of the daily VWAPs of our common stock on each of the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding                 , 2025. There can be no assurance that the market value of the common stock received by you will be greater than or equal to the reference price of approximately $                . If the applicable market value of our common stock is less than the reference price, then the market value of the common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for such common stock on the date of issuance of the Units. Furthermore, because we will in no event deliver more than                 shares (subject to adjustment as described herein) upon settlement of a purchase contract, the market value of the common stock delivered to you upon any early settlement may be less than the effective price per share paid to you for such common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our common stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as applicable. Any decline in the market value of our common stock may be substantial.

Our stock price may change significantly following the Concurrent Offering and you could lose all or part of your investment as a result.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. The trading price of our shares of common stock may decline below the initial public offering price in the Concurrent Offering due to a number of factors such as those listed in “—Risks Related to Our Business” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in economic conditions for companies in our industries;

•	changes in market valuations of, or earnings and other announcements by, companies in our industries;

•	declines in the market prices of stocks generally, particularly those of companies in our industries;

•	additions or departures of key management personnel;

•	strategic actions by us or our competitors;

•

announcements by us or our competitors of significant contracts, price reductions, new services, acquisitions, dispositions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in our market share;

•	changes in general economic or market conditions or trends in our industries or the economy as a whole;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•	changes in the way we are perceived in the marketplace, including due to negative publicity or campaigns on social media to boycott certain of our services, our business or our industries;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our common stock;

•	changes in accounting principles; and

•

other events or factors, including those resulting from informational technology system failures and disruptions, epidemics, pandemics, natural disasters, war, acts of terrorism, civil unrest or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation against various issuers. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation, which may adversely affect the market price of our common stock.

See also “—General Risk Factors” for a discussion of risks related to our common stock.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in our common stock.

The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $50.00 stated amount of each Unit only if the applicable market value of our common stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on our common stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of our common stock you would have received had you purchased shares of common stock with $50.00 at the public offering price in the Concurrent Offering. See “Description of the Purchase Contracts—Delivery of Common Stock” for a table showing the number of shares of common stock that you would receive at various applicable market values.

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes or repurchase the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us.

A bankruptcy court may prevent us from delivering our common stock to you in settlement of your purchase contracts. In such circumstances or if for any other reason the accelerated purchase contracts are not settled by the delivery of common stock, your resulting claim for damages against us following such acceleration will rank pari passu with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to you upon such an acceleration, you will only be able to recover damages to the extent holders of our common stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law and bankruptcy-related court orders generally prohibit the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely installment payments under, or, if you exercised your right to require repurchase following an early mandatory settlement, receive any repurchase price on, the amortizing notes.

The Units are not protected by restrictive covenants.

Neither the purchase contracts nor the indenture contains any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Neither the purchase contracts nor the indenture contains any covenants or other provisions to afford protection to holders of the purchase contracts or the amortizing notes in the event of a fundamental change involving us except, with respect to the purchase contracts, to the extent described under “Description of the Units—Early Settlement Upon a Fundamental Change.”

The amortizing notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the amortizing notes.

The amortizing notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any existing and future secured indebtedness we may incur. The indenture that will govern the amortizing notes will not restrict our or our subsidiaries’ ability to incur additional debt (including secured debt) and, if we do incur additional secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of our company, our assets that secure debt will be available to pay obligations on the amortizing notes only after all debt secured by those assets has been repaid in full. Holders of the amortizing notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all creditors, then all or a portion of the amortizing notes then outstanding would remain unpaid. Additionally, if any portion of the amount payable on the amortizing notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of any such portion.

The amortizing notes are not guaranteed and structurally subordinated to the liabilities of our subsidiaries.

The amortizing notes are our obligations exclusively and not of any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the amortizing notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent that we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors of our subsidiaries, will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the amortizing notes). Consequently, the amortizing notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

In addition, the indenture governing the amortizing notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

As of September 30, 2021, our subsidiaries had approximately $2,977.2 million outstanding under the First Lien Term Loan Facility and approximately $450.0 million outstanding under the Second Lien Facility. As of September 30, 2021, our subsidiaries had no borrowings outstanding under the Revolving Credit Facility, with an available borrowing capacity under the Revolving Credit Facility of approximately $318.2 million (after giving effect to $1.8 million of letters of credit in excess of the letters of credit outstanding under the LC Facility) and $54.7 million of letters of credit outstanding under the LC Facility.

Our ability to meet our debt obligations depends on the performance of our subsidiaries and the ability to utilize the cash flows from our subsidiaries.

Our operations are conducted through our subsidiaries and our ability to meet our debt and other obligations depends almost entirely on cash flows from our subsidiaries and, in the short term, our ability to raise capital from external sources. In the long term, cash flows from our subsidiaries depend on their ability to generate operating cash flows in excess of their own expenditures, common and preferred stock dividends (if any), and debt or other obligations. Our subsidiaries are separate and distinct legal entities that are not obligated to pay dividends or make loans or distributions to us (whether to enable us to pay dividends on our common stock, to pay principal and interest on our debt, to settle, repurchase or redeem our debt (including the amortizing notes) or other securities (including the purchase contracts), or to satisfy our other obligations). In addition, certain of our subsidiaries may be limited in its ability to pay dividends or make loans or distributions to us, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions and other restrictions or in times of financial distress. As a result, we may not be able to cause our subsidiaries and other entities to distribute funds or provide loans sufficient to enable us to meet our debt and other obligations.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our common stock, interest rates or our credit quality will rise or fall. Trading prices of the common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in this section “Risk Factors.”

The market for our common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility of the common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. Such hedging or arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the common stock.

In addition, in general, as market interest rates rise, notes (such as the amortizing notes) bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Units and market interest rates increase, the market value of the amortizing notes forming a portion of the Units may decline. We cannot predict the future level of market interest rates.

Regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock would adversely affect the ability of investors in, or potential purchasers of, the Units to conduct the arbitrage strategy that we believe they will employ, or seek to employ, with respect to the Units. This could, in turn, adversely affect the trading price and liquidity of the Units.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by FINRA and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the applicable market value of the common stock is determined over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding                 , 2025, the number of shares of common stock delivered for each purchase contract may, on the mandatory settlement date, be greater than or less than the number of shares that would have been delivered based on the closing price (or daily VWAP) per share of the common stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts early, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early at any time beginning on, and including, the business day immediately following the date of initial issuance of the Units until the second scheduled trading day immediately preceding                 , 2025. However, if you settle your purchase contracts prior to the second scheduled trading day immediately preceding                 , 2025, you will receive for each purchase contract a number of shares of common stock equal to the minimum settlement rate, regardless of the current market value of our common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $                 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The minimum settlement rate and maximum settlement rate of the purchase contracts may not be adjusted for all dilutive events and any adjustment may not be adequate compensation for lost value.

The minimum settlement rate and maximum settlement rate of the purchase contracts are subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price will not be adjusted for other events that may adversely affect the trading price of the purchase contracts or the Units and the market price of our common stock, such as employee stock options grants, offerings of our common stock for cash (including pursuant to the Concurrent Offering), certain exchanges of our common stock for our other securities or in connection with acquisitions and other transactions. The terms of the Units and the separate purchase contracts do not restrict our ability to engage in these activities, and events may occur that are adverse to the interests of the holders of the purchase contracts or the Units and their value, but that do not result in an adjustment to the minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price, or that result in an adjustment that is not adequate compensation for lost value.

Until the purchase contracts are settled with common stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

Until the date on which you are treated as the record holder of common stock on account of a settlement of the purchase contracts for or with, as the case may be, common stock, you will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will be treated as the record holder of any shares of our common stock issuable upon settlement or redemption of the purchase contracts only as follows:

•

in the case of settlement of purchase contracts on the mandatory settlement date, as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined;

•	in the case of settlement of purchase contracts in connection with any early settlement at the holder’s option, as of 5:00 p.m., New York City time, on the early settlement date;

•

in the case of settlement of purchase contracts following exercise of a holder’s fundamental change early settlement right, as of 5:00 p.m., New York City time, on the fundamental change early settlement date; and

•	in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of 5:00 p.m., New York City time, on the notice date.

For example, in the event that an amendment is proposed to our second amended and restated certificate of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date specified above on which you are treated as the record holder of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to early settle the purchase contracts, and you will not have the right to require repurchase of your amortizing notes upon a fundamental change.

Upon the occurrence of specified fundamental changes, you will have the right to require us to settle the purchase contracts. You will not have the right to require repurchase of your amortizing notes upon a fundamental change, however. Additionally, the definition of “fundamental change” herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the purchase contracts. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to settle the purchase contracts at the applicable fundamental change early settlement rate. In the event of any such events, the holders of the purchase contracts would not have the right to require us to settle the purchase contracts at the applicable fundamental change early settlement rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the purchase contracts and/or the amortizing notes.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of amortizing notes surrendered for repurchase. In addition, our ability to pay the relevant repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

Prior to this offering and the Concurrent Offering, there has been no public market for the Units or our common stock. We have applied to have our common stock and the Units listed on Nasdaq under the symbols “BTSG” and “BTSGU,” respectively, subject to satisfaction of its minimum listing standards with respect to the Units. The shares of our common stock deliverable upon settlement of all purchase contracts are also expected to be listed on Nasdaq. However, we can give no assurance that the Units will be so listed. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on Nasdaq does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without prior notice to Unit holders. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be Nasdaq) subject to applicable listing requirements. However, even if we do so apply to list such separate purchase contracts or separate amortizing notes, we cannot assure you that such securities will be approved for listing.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the trustee deliver reports at least annually with respect to certain matters concerning the trustee and the securities.

The U.S. federal income tax consequences relating to the Units are uncertain.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for United States federal income tax purposes, and no assurance can be given that the Internal Revenue Service, or IRS, will agree with the tax consequences described herein. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument. See “Certain United States Federal Income Tax Consequences.”

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

You might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate you for taxable distributions with respect to our common stock (for example, if we increase the cash dividend on our common stock). Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution to you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described below in “Certain United States Federal Income Tax Consequences—U.S. Holders—Common Stock Acquired under a Purchase Contract—Distributions” and “Certain United States Federal Income Tax Consequences—Non-U.S. Holders—United States Federal Income Tax.” If you are a “non-U.S. holder” (as defined in “Certain United States Federal Income Tax Consequences—Non-U.S. Holders”), a deemed dividend may be subject to United States federal withholding tax (currently at a 30% rate or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. It is possible that United States federal withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a non-U.S. holder. See “Certain United States Federal Income Tax Consequences—Non-U.S. Holders—United States Federal Withholding Tax.”

Any adverse rating action with respect to the Units may cause their trading price to fall.

We do not intend to seek a rating on the Units. However, if a rating service were to rate the Units and if such rating service were to lower its rating on the Units below the rating initially assigned to the Units or otherwise announces its intention to put the Units on credit watch, the trading price of the Units could decline.

The agreements governing the Units will provide that each of us, the purchase contract agent and the trustee will waive our and their respective rights to trial by jury with respect to claims arising under such agreements, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The agreements governing the Units will provide that, to the fullest extent permitted by law, each of us, the purchase contract agent and the trustee, as applicable, will waive our and their respective rights to a jury trial in any action or proceeding arising out of such agreements or the transactions contemplated thereby, except for any claim under the U.S. federal securities laws.

If we, the purchase contract agent or the trustee opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable U.S. state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to such agreements and the Units. Accordingly, Unit holders, including holders that acquired Units in a secondary transaction, are subject to these provisions to the extent any action or proceeding is brought on their behalf by the purchase contract agent and/or the trustee to the extent permitted by applicable law. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the Units.

If the purchase contract agent and/or the trustee bring a claim against us in connection with matters arising under such agreements or the Units either on their own behalf or on your behalf, except for claims under

U.S. federal securities laws, the purchase contract agent and/or the trustee will waive its right to a jury trial, which may have the effect of limiting and discouraging lawsuits against us. If a jury trial is waived, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of such agreements with a jury trial. Investors cannot waive our compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

DESCRIPTION OF THE UNITS

We are offering                  Units (or                 Units if the underwriters exercise their option to purchase additional Units in full), each with a stated amount of $50.00. Each Unit is comprised of a prepaid stock purchase contract, or a purchase contract, issued by us and a senior amortizing note, or an amortizing note, issued by us. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus contain a description of certain terms of the Units and their components but are not complete and are subject to, and qualified in their entirety by reference to, the related contracts. We refer you to:

•

the purchase contract agreement, or the purchase contract agreement, to be dated the date of first issuance of the Units, to be entered into among us,                 , as purchase contract agent, or the purchase contract agent, and attorney-in-fact for the holders of purchase contracts from time to time, and                 , as trustee, or the trustee, under the indenture described below, pursuant to which the purchase contracts and Units will be issued; and

•

the indenture between us, as issuer, and                , as the trustee, and a related supplemental indenture, between us, as issuer, and the trustee, each to be dated the date of first issuance of the Units, under which the amortizing notes will be issued.

The form of indenture and the form of purchase contract agreement have each been filed as an exhibit to the registration statement of which this prospectus forms a part.

As used in this section, unless the context otherwise requires, the terms “BrightSpring,” the “Company,” “us,” “we” or “our” refer to BrightSpring Health Services, Inc. and not any of its subsidiaries or affiliates.

Components of the Units

Each Unit offered is comprised of:

•

a prepaid stock purchase contract issued by us pursuant to which we will deliver to the holder, not later than 5:00 p.m., New York City time, on                 , 2025 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier settled, a number of shares of our common stock, par value $0.001 per share (the “common stock”), per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock;” and

•

a senior amortizing note issued by us with an initial principal amount of $                 that pays equal quarterly installments of $                 per amortizing note (except for the                 , 2022 installment payment, which will be $                 per amortizing note), which cash payment in the aggregate will be equivalent to     % per year with respect to the $50.00 stated amount per Unit.

Unless previously settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” or settled at our option as described in “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election” we will deliver to you not more than                  shares and not less than                 shares of our common stock on the mandatory settlement date, based upon the applicable “settlement rate” (as defined under “Description of the Purchase Contracts—Delivery of Common Stock”), which is subject to adjustment as described herein, and the “applicable market value” (as defined under “Description of the Purchase Contracts—Delivery of Common Stock”) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $                 . On each                 ,                 ,                  and                 , commencing on                 , 2022, we will pay equal cash installments of $                 on

each amortizing note (except for the                 , 2022 installment payment, which will be $                 per amortizing note). Each installment payment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $                 and the fair market value of each purchase contract is $                , as set forth in the purchase contract agreement. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day (subject to the operations of DTC, as defined below) during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding                  , 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” (as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units shall resume after such business day), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If you beneficially own a Unit, you may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify The Depository Trust Company, or DTC, through DTC’s Deposit/Withdrawal at Custodian, or DWAC, system of your desire to separate the Unit. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation, and neither we nor the purchase contract agent will have any liability therefor.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding                 , 2025 or, if earlier, the second scheduled trading day immediately preceding any early mandatory settlement date and also excluding the business day immediately preceding any installment payment date (provided that the right to recreate the Units shall resume after such business day), you may recreate a Unit from your separate purchase contract and separate amortizing note. If you beneficially own a separate purchase contract and a separate amortizing note, you may recreate a Unit by delivering written instruction to your participant to notify DTC through DTC’s DWAC system of your desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreations, and neither we nor the purchase contract agent will have any liability therefor.

Global Securities

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. You will not be entitled to receive definitive physical certificates for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

•

irrevocably authorized and directed the purchase contract agent to execute, deliver and perform on its behalf the purchase contract agreement, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•

in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract and to execute and deliver Units, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement; and

•

represented that either (i) no portion of the assets used to acquire or hold the Units, common stock issuable on upon settlement of the purchase contracts or amortizing notes constitutes assets of any (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (b) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or (c) entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements described in clauses (a) and (b) (each of the foregoing described in clause (a), (b) and (c) referred to as a “Plan”) or (ii) (1) the acquisition and holding of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes and any of its constituent parts will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (2) neither BrightSpring, the underwriters nor any of their respective affiliates is, or is undertaking to be, a fiduciary with respect to the Plan in connection with the Plan’s acquisition, holding or disposition of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes, as applicable;

•

acknowledged and agreed that such holder has the exclusive responsibility for ensuring that their acquisition and holdings of the Units complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws; and

•	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the amortizing notes as indebtedness of ours; and

•

the allocation of the $50.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract will be $                 and such holder’s initial tax basis in each amortizing note will be $                .

Listing of Securities

Prior to this offering and the Concurrent Offering, there has been no public market for the Units or our common stock. We have applied to have our common stock and the Units listed on the Nasdaq Global Select Market, or Nasdaq, under the symbols “BTSG” and “BTSGU”, respectively, subject to satisfaction of minimum listing standards with respect to the Units. However, we can give no assurance that the Units will be so listed. The shares of common stock deliverable upon settlement of all purchase contracts are also expected to be listed on Nasdaq. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on Nasdaq does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be Nasdaq) subject to applicable listing requirements.

Title

We, the purchase contract agent and the trustee will treat the registered owner, which we expect at initial issuance to be a nominee of DTC, of any Unit or separate purchase contract or separate amortizing note as the absolute owner of the Unit or separate purchase contract or separate amortizing note for the purpose of settling the related purchase contract or making payments on the separate amortizing note and for all other purposes.

Accounting for the Units

Based on the expected structure of the Units, we expect the purchase contracts to meet equity classification. The classification of the Units will be subject to detailed assessment once finalized.

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as an adjustment to the carrying amount of the amortizing notes. The amortization of the amortizing notes will be calculated by us using the effective interest method over the life of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. We have determined that the allocation of the purchase price of each Unit as between the amortizing note and the purchase contract will be $                 for the amortizing note and $                 for the purchase contract, as set forth in the purchase contract agreement.

Based on U.S. GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles given the amounts are expected to be recorded within equity.

Our earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. Our basic earnings per share will include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity and/or security satisfactory to us and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding                 , 2025 or the second scheduled trading day immediately preceding any early mandatory settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity and/or security described above, will deliver or arrange for delivery of the shares of common stock issuable pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses that you incur related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses that you incur that are payable in connection with that separation or recreation, and neither we nor the purchase contract agent will have any liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

The purchase contracts will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of certain terms of the purchase contracts, but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions of specified terms in the purchase contract agreement. We refer you to the purchase contract agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Subject to the more detailed descriptions of the terms and conditions of the Units and the purchase contracts herein, the purchase contract component of the Units provides investors with economic exposure to our common stock (through the entitlement to such number of our common stock based on the “applicable market value” of our common stock on the date of settlement).

Each purchase contract will initially form a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding                 , 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date,” and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, purchase contracts may be transferred separately from amortizing notes.

As used in this section, unless the context otherwise requires, references to:

•	“BrightSpring,” the “Company,” “we,” “us” or “our” refer to BrightSpring Health Services, Inc. and do not include any of its subsidiaries or affiliates;

•	“close of business” refer to 5:00 p.m., New York City time; and

•	“open of business” refer to 9:00 a.m., New York City time.

Delivery of Common Stock

Unless settled early at your or our option, for each purchase contract we will deliver to you on                 , 2025 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of our common stock. The number of shares of our common stock issuable upon settlement of each purchase contract, or the settlement rate, will be determined as follows:

•

if the “applicable market value” (as defined below) of our common stock is greater than the “threshold appreciation price” (as defined below), then you will receive                 shares of common stock for each purchase contract (the “minimum settlement rate”);

•

if the applicable market value of our common stock is greater than or equal to the reference price but less than or equal to the threshold appreciation price, then you will receive a number of shares of common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and

•	if the applicable market value of our common stock is less than the reference price, then you will receive shares of common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate and the minimum settlement rate are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is equal to $50.00 divided by the then applicable maximum settlement rate and initially is approximately equal to $                 , which is the per share public offering price of our common stock in the Concurrent Offering.

The threshold appreciation price is equal to $50.00 divided by the then applicable minimum settlement rate. The threshold appreciation price, which is initially approximately $                , represents a premium of approximately     % over the reference price.

“Applicable market value” means the arithmetic average of the daily VWAPs of our common stock over the settlement period.

“Settlement period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding                 , 2025.

“Daily VWAP” of our common stock on any trading day means such price per share as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page “                 <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to the scheduled close of trading of the primary trading session on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in our common stock (or other security for which a daily VWAP must be determined) generally occurs on the relevant stock exchange (as defined below);

provided, that if our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Relevant stock exchange” means Nasdaq or, if our common stock (or other security for which a daily VWAP or closing price must be determined) is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then listed or admitted for trading.

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock (or other such security) is not listed or admitted for trading on a relevant stock exchange, “scheduled trading day” means a “business day.”

“Market disruption event” means:

•	a failure by the relevant stock exchange to open for trading during its regular trading session; or

•

the occurrence or existence on the relevant stock exchange prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock (or such other security) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock (or such other security) or in any options contracts or futures contracts relating to our common stock (or such other security).

On the mandatory settlement date, our common stock will be issued and delivered to you or your designee, upon:

•	surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form; and

•	payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.

If one or more of the 20 consecutive scheduled trading days in the settlement period is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the settlement period.

Prior to the close of business on the last trading day of the settlement period, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of the close of business on the last trading day of the settlement period.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will be obligated to pay that tax.

Hypothetical Settlement Values

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at assumed applicable market values. The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been settled early at the option of holders or at our option as described under “—Early Settlement,” “—Early Settlement Upon a Fundamental Change” or “—Early Mandatory Settlement at Our Election” below. The actual applicable market value may differ from those set forth in the table below. Based on a reference price of approximately $                 and a threshold appreciation price of approximately $                , a holder of a Unit or a separate purchase contract, as applicable, would receive on the mandatory settlement date the number of shares of common stock for each Unit or separate purchase contract set forth below:

Assumed Applicable Market Value	Number of Shares of Common Stock to be Received on the Mandatory Settlement Date	Assumed Settlement Value (Calculated as Applicable Market Value multiplied by the Number of Shares of Common Stock to be received on the Mandatory Settlement Date)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than the threshold appreciation price, we would be obligated to deliver                  shares of common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, you will receive only a portion of the appreciation in the market value of the shares of our common stock you would have received had you purchased $50.00 worth of shares of common stock at the public offering price in the Concurrent Offering.

If, on the mandatory settlement date, the applicable market value is less than or equal to the threshold appreciation price but greater than or equal to the reference price of approximately $                , we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date equal to $50.00, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date, the applicable market value is less than the reference price of approximately $                 , we would be obligated to deliver upon settlement of the purchase contract                 shares of common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize a loss on the decline in market value of the common stock below the reference price.

Because the applicable market value of the common stock is determined over the settlement period, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price (or daily VWAP) of the common stock on the last trading day in the settlement period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the last trading day in the settlement period and the date such shares are delivered.

Early Settlement

Prior to the close of business on the second scheduled trading day immediately preceding                 , 2025, you, as a holder of Units or a holder of separate purchase contracts, may elect to settle your purchase contracts early, in whole or in part, and receive a number of shares of common stock per purchase contract equal to the “early settlement rate” (and any cash payable for fractional shares). The early settlement rate is equal to the minimum settlement rate on the early settlement date, subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates,” unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive common stock (and any cash payable for fractional shares) upon early settlement of a purchase contract is subject to:

•	delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract;

•

if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures; and

•	payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.

Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than the close of business on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements at or after the close of business on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to the close of business on the early settlement date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of the close of business on the relevant early settlement date.

Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early and will no longer constitute a part of the Unit.

Early Settlement Upon a Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement” above, you will receive per purchase contract a number of shares of our common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at the close of business on the 35th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding                 , 2025), (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

Upon surrender of the Unit or the separate purchase contract and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) issuable as a result of your exercise of the fundamental change early settlement right on the second business day following the “fundamental change early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts in connection with a fundamental change prior to the close of business on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If you comply with such requirements at or after the close of business on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”

We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things:

•	the applicable fundamental change early settlement rate;

•	if not common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement; and

•	the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1)

any “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, any of our subsidiaries, any of our and their employee benefit plans, or any “permitted holder” (as defined herein) files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our common stock representing more than 50% of the voting power of our common stock;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person or persons other than one of our wholly owned subsidiaries;

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)

our common stock (or other common stock receivable upon settlement of your purchase contracts, if applicable) ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

“KKR Stockholder” means KKR Phoenix Aggregator L.P., an investment entity owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P.

“Permitted holder” means, any of KKR Stockholder, Walgreen Stockholder or their respective affiliates (including any funds, partnerships or other co-investment vehicles managed, advised or controlled by KKR Stockholder or Walgreen Stockholder but other than, in each case, any portfolio company of KKR Stockholder or Walgreen Stockholder).

“Walgreen Stockholder” means Walgreen Co., an affiliate of Walgreens Boots Alliance, Inc.

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if (a) at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (b) as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of your purchase contracts, if applicable, excluding cash payments for fractional shares.

For purposes of the immediately preceding paragraph, any transaction that constitutes a fundamental change pursuant to both (1) and (2) of the definition thereof (prior to giving effect to the exception set forth in the immediately preceding paragraph) shall be deemed to be a transaction solely under (2) of such definition (and, for the avoidance of doubt, will be subject to the exception set forth in the immediately preceding paragraph).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the second immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (2) of the definition of “fundamental change” in which all holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•

in all other cases, the stock price will be the arithmetic average of the daily VWAPs of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2022
, 2023
, 2024
, 2025

The exact stock price and effective date may not be set forth in the table above, in which case:

•

if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-or 366-day year, as applicable;

•

if the applicable stock price is greater than $                 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•

if the applicable stock price is less than $                 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is                 , subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We will deliver the shares of our common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) payable as a result of your exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date.

Prior to the close of business on the fundamental change early settlement date, the shares of common stock or other securities, if applicable, underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock or such other securities by virtue of holding such purchase contract. The person in whose name any shares of our common stock or such other securities shall be deliverable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or such other securities as of the close of business on the fundamental change early settlement date.

Upon early settlement of the purchase contract component of a Unit at the holder’s election upon a fundamental change, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change and will no longer constitute a part of the Unit.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date, any subsequent early mandatory settlement date or the mandatory settlement date, as the case may be.

Early Mandatory Settlement at Our Election

We have the right to settle the purchase contracts on or after                , 2022, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate as of the date (the “notice date”) of the early mandatory settlement notice (as defined below) unless the closing price (as defined below) per share of our common stock for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the notice date in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate as of the notice date.

The “closing price” per share of our common stock (or any other security) on any day means:

•

the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange;

•

if our common stock (or any other security) is not listed for trading on a relevant stock exchange on the relevant date, the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; and

•

if our common stock (or any other security) is not so quoted, the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

In the event we elect to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require us to repurchase some or all of their amortizing notes on the repurchase date and at the repurchase price, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our early mandatory settlement right and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the early mandatory settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”) and issue a press release announcing our election. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•	the date on which we will deliver shares of our common stock (and any cash payable for fractional shares) following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be on or after , 2022 and at least five but not more than 20 business days following the notice date;

•

that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders of amortizing notes may exercise their repurchase right; and

•	if applicable, the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes.

We will deliver the shares of our common stock (and any cash payable for fractional shares) to you on the early mandatory settlement date.

Prior to the close of business on the notice date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable following exercise of our early mandatory settlement right will be treated as the holder of record of such shares as of the close of business on the notice date.

Adjustments to the Fixed Settlement Rates

The fixed settlement rates will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holders.

(a) If we issue common stock to all or substantially all of the holders of our common stock as a dividend or other distribution, or if we effect a share split or share combination, then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	OS1
OS0

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date (as defined below) for such share split or share combination, as the case may be;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (in either case, prior to giving effect to such event); and

OS1 =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this clause (a) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution or the open of business on the effective date for such share split or share combination, as applicable, will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any such dividend or make any such distribution on shares of common stock held in treasury.

“Record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a committee thereof, or by statute, contract or otherwise).

“Effective date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.

(b) If we issue to all or substantially all holders of our common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan, stockholder rights plan, stock purchase plan or similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of common stock at a price per share less than the average of the closing prices (as defined under “—Early Mandatory Settlement at Our Election) per share of our common stock for the 10 consecutive trading day (as defined below) period ending on, and including, the trading day immediately preceding the date of announcement of such issuance per share of our common stock, then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(OS0 + X)
(OS0 + Y)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the total number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance.

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of business on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be readjusted, effective as of the date of such expiration or the date it is determined such shares will not be delivered, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered.

In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the average of the closing prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

For the purposes of this clause (b), the number of shares of common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(c) (1) If we distribute to all or substantially all holders of our common stock shares of our capital stock (other than our common stock), evidences of our indebtedness, assets or rights, options or warrants to acquire our capital stock, indebtedness or assets, excluding:

•	any dividend or distribution (including share splits or share combinations) as to which an adjustment was effected pursuant to clause (a) above;

•	any rights, options or warrants as to which an adjustment was effected pursuant to clause (b) above;

•	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;

•	any dividend or distribution described in clause (d) below;

•	distributions of exchange property in a transaction described in “—Recapitalizations, Reclassifications and Changes of Our Common Stock;” and

•	any spin-off (as defined below) to which the provisions set forth below in clause (c)(2) shall apply;

then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	SP0
(SP0 - FMV)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date;

SP0 =	the average of the closing prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) on such record date of the shares of our capital stock, evidences of our indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of common stock.

Notwithstanding the foregoing, if FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of our common stock, the kind and amount of our capital stock, evidences of our indebtedness, assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect on the record date for the dividend or distribution.

Any adjustment made pursuant to this clause (c)(1) will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that such dividend or distribution is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. We will not make any such distribution on shares of common stock held in treasury.

“Ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which shares of our common stock (or other applicable security) trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock (or other applicable security) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(c)(2) In the event that we make a dividend or distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of ours that, upon issuance, will be traded on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(FMV0 + MP0) MP0

where,

SR0 =	the fixed settlement rate in effect immediately prior to the open of business on the ex-date for the spin-off;

SR1 =	the fixed settlement rate in effect immediately after the open of business on the ex-date for the spin-off;

FMV0 =	the average of the closing prices (as defined above, as if references to “common stock” therein were references to such capital stock or similar equity interest distributed to the holders of our common stock) per share of the capital stock or similar equity interests so distributed applicable to one share of our common stock for the 10 consecutive trading day period commencing on, and including, the ex-date for the spin-off (the “valuation period”); and

MP0 =	the average of the closing prices per share of our common stock for the valuation period.

Any adjustment made pursuant to this clause (c)(2) will be calculated immediately after the close of business on the last trading day of the valuation period but will be given effect as of immediately after the open of business on the ex-date of the spin-off. Because we will make the adjustment to each fixed settlement rate with retroactive effect, we will delay any settlement of a Unit or separate purchase contract where any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period until the second business day after the last day of the valuation period. In the event that such dividend or distribution described in this clause (c)(2) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared. We will not make any such dividend or distribution on shares of common stock held in treasury.

(d) If we make a dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in, and will constitute exchange property as a result of, a reorganization event (as defined below) in exchange for shares of our common stock; and

•	any dividend or distribution in connection with our liquidation, dissolution or winding up);

then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(SP0) (SP0 - C)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the average of the closing prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and

C=	the amount in cash per share we distribute to holders of our common stock.

If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and C is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

Any adjustment made pursuant to this clause (d) will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that any dividend or distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate which would then be in effect if such dividend or distribution had not been declared. We will not make any such dividend or distribution on shares of common stock held in treasury.

(e) If we or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (other than an odd-lot tender offer), where the cash and the value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average of the closing prices per share of our common stock for the 10 consecutive trading day period (the “averaging period”) commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(AC + (SP x OS1)) (SP x OS0)

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the expiration date;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the expiration date;

AC =	the aggregate value of all cash and the fair market value (as determined by our board of directors, or a committee thereof) on the expiration date of any other consideration paid or payable for shares of common stock acquired pursuant to such tender offer or exchange offer;

OS1 =	the number of shares of our common stock outstanding immediately after the expiration date, after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the expiration date, prior to giving effect to the purchase of any shares accepted for purchase or exchange in such tender or exchange offer; and

SP =	the average of the closing prices per share of our common stock over the averaging period.

Any adjustment made pursuant to this clause (e) will be calculated at the close of business on the last trading day of the averaging period, but will be given effect immediately after the close of business on the expiration date. Because we will make the adjustment to each fixed settlement rate with retroactive effect, we will delay any settlement of a Unit or separate purchase contract where any date for determining the number of shares of our common stock issuable to a holder occurs during the averaging period until the second business day after the last day of the averaging period. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender or exchange offer had not been made.

To the extent that we have a rights plan in effect with respect to our common stock on any date for determining the number of shares of our common stock issuable to a holder, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (c)(1) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For purposes of this “—Adjustments to the Fixed Settlement Rates” section, “trading day” means a day on which:

•

trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the relevant stock exchange, or, if our common stock (or such other security) is not then listed on a relevant stock exchange, on the principal other market on which our common stock (or such other security) is then listed or admitted for trading; and

•	a closing price per share for our common stock (or closing sale price for such other security) is available on such securities exchange or market.

If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

In addition, subject to applicable law and the applicable listing standards of Nasdaq (or any other securities exchange where our common stock is listed) and in accordance with the provisions of the purchase contract agreement, we may make such increases in each fixed settlement rate as we determine to be in our best interests or we deem advisable. We may also (but are not required to) increase each fixed settlement rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

You might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate you for taxable distributions with respect to our common stock (for example, if we increase the cash dividend on our common stock). Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution to you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described below in “Certain United States Federal Income Tax Consequences—U.S. Holders—Common Stock Acquired under a Purchase Contract—Distributions” and “Certain United States Federal Income Tax Consequences—Non-U.S. Holders—United States Federal Income Tax.” If you are a “non-U.S. holder” (as defined in “Certain United States Federal Income Tax Consequences—Non-U.S. Holders”), a deemed dividend may be subject to United States federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. It is possible that United States federal withholding tax on deemed dividends would be withheld from any interest or other amounts paid to a non-U.S. holder. See “Certain United States Federal Income Tax Consequences—Non-U.S. Holders—United States Federal Withholding Tax.”

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

•

upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•

upon the issuance of any common stock or rights, options, restricted stock units, warrants or similar securities to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;

•

upon the repurchase of any shares of our common stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the nature described in clause (e) above;

•

for the sale or issuance of shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (a) through (e) above;

•	for a third-party tender offer;

•	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;

•	solely for a change in, or elimination of, the par value of our common stock; or

•

for any other issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities, except as described above.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each adjusted fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate and the early mandatory settlement rate. For the further avoidance of doubt, if we make an adjustment to the fixed settlement rates, no separate inversely proportionate adjustment will be made either to (i) the threshold appreciation price because it is equal to $50.00 divided by the minimum settlement rate as adjusted in the manner described herein (rounded to the nearest $0.0001) or (ii) the reference price because it is equal to $50.00 divided by the maximum settlement rate as adjusted in the manner described herein (rounded to the nearest $0.0001).

Whenever the terms of the purchase contracts require us to calculate closing prices, the daily VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value or the “stock price”), we will make appropriate adjustments, if any, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-date, effective date or expiration date occurs during the period in which the closing prices, the daily VWAPs or such other prices or amounts are to be calculated.

Recapitalizations, Reclassifications and Changes of our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any direct or indirect sale, lease, assignment, transfer or conveyance of all or substantially all of our consolidated property or assets;

•	any reclassification of our common stock into securities, including securities other than our common stock (other than changes in par value or resulting from a subdivision or combination); or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, shall execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts.

For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock.

The number of units of exchange property we will deliver for each purchase contract settled following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable determination date, or such other settlement rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the applicable determination date). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our common stock would have received in such reorganization event, and such value will be determined:

•	in the case of any publicly traded securities that comprise all or part of the exchange property, based on the daily VWAP of such securities;

•	in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and

•

in the case of any other property that comprises all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, we shall amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to: (x) provide for anti-dilution and other adjustments that shall be as nearly equivalent as practicable, as determined by the officer executing such amendment, to the adjustments described above under the heading “—Adjustments to the Fixed Settlement Rates”; and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for our common stock (or other exchange property then underlying the purchase contracts). In establishing such anti-dilution and other adjustments referenced in the immediately preceding sentence, such officer shall act in a commercially reasonable manner and in good faith.

Fractional Shares

No fractional shares of our common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled (provided that, so long as the Units are in global form, we may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.

Legal Holidays

In any case where the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be, shall not be a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement of the purchase contracts shall not be effected on such date, but instead shall be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts shall accrue or be payable by us or to any holder in respect of such delay.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract based on the applicable settlement rate to be determined as described under “—Delivery of Common Stock,” with the effective date of such bankruptcy, insolvency or reorganization event as the mandatory settlement date. If for any reason the accelerated purchase contracts are not settled by the delivery of our common stock (for example, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts), a holder may have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that any such damage claim that holders have against us following such acceleration would rank equally with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to you upon such an acceleration, you will only be able to recover damages to the extent holders of our common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•

to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•

upon the occurrence of a reorganization event, solely: (i) to provide that each purchase contract will become a contract to purchase exchange property; and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

•

to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in the preliminary prospectus, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error or to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right;

•	impair the right to institute suit for the enforcement of the purchase contracts; or

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

In executing any supplement, modification or amendment to the purchase contract agreement, the purchase contract agent and trustee shall be provided an officer’s certificate and an opinion of counsel stating that the execution of such supplemental agreement is authorized or permitted by the purchase contract agreement, and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied.

Consolidation, Merger, Conveyance, Transfer or Lease

The purchase contract agreement will provide that we will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

•

(i) it is the continuing entity (in the case of a merger), or (ii) if it is not the continuing entity, the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof, the District of Columbia or any territory thereof, and expressly assumes, by a supplement to the purchase contract agreement, all our obligations under the purchase contract agreement; and

•

immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the purchase contract agreement or the purchase contracts, has or will have occurred and be continuing.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Reservation of Common Stock

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, the number of shares of common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the Units and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial

The purchase contract agreement will provide that we, the purchase contract agent and the trustee will waive their respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law. Such waiver of a jury trial will not serve as a waiver by any parties of any rights for claims made under the U.S. federal securities laws. In addition, investors cannot waive the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Information Concerning the Purchase Contract Agent

                 will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time but shall have no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make, review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued by us pursuant to an indenture, between us, as issuer, and                 , as trustee, and a related supplemental indenture, each to be dated the date of first issuance of the Units, between us and the trustee, under which the amortizing notes will be issued (collectively referred to herein as the “indenture”).

The following summary of the terms of the amortizing notes contains a description of certain terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the form of indenture, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

As used in this section, the terms “BrightSpring,” the “Company,” “us,” “we” or “our” refer to BrightSpring Health Services, Inc. and not any of its subsidiaries or affiliates.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued by us in an aggregate initial principal amount of $                 (or $                 if the underwriters exercise their option to purchase additional Units in full). The final installment payment date will be                 , 2025. We may not redeem the amortizing notes, and no sinking fund is provided for the amortizing notes.

Each amortizing note will initially form a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding                , 2025 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units shall resume after such business day). Following such separation, amortizing notes may be transferred separately from purchasing contracts.

Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below.

Payments on amortizing notes issued as a global security will be made to DTC, or a successor depositary. In the event amortizing notes are issued in certificated form, installment payments will be made at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

The amortizing notes will not be guaranteed by any of our subsidiaries.

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders, except to the extent set forth under “—Consolidation, Merger, Conveyance, Transfer or Lease.”

The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Ranking

The amortizing notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured senior indebtedness. The amortizing notes will rank senior to all of our existing and future indebtedness, if any, that is subordinated to the amortizing notes. The amortizing notes will be effectively subordinated to any of our secured indebtedness to the extent of the collateral securing that indebtedness. The amortizing notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2021, our subsidiaries had approximately $2,977.2 million outstanding under the First Lien Term Loan Facility and approximately $450.0 million outstanding under the Second Lien Facility. As of September 30, 2021, our subsidiaries had no borrowings outstanding under the Revolving Credit Facility, with an available borrowing capacity under the Revolving Credit Facility of approximately $318.2 million (after giving effect to $1.8 million of letters of credit in excess of the letters of credit outstanding under the LC Facility), and $54.7 million of letters of credit outstanding under the LC Facility.

The amortizing notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Our operations are conducted through our subsidiaries and our ability to pay dividends and meet our debt and other obligations depends on cash flows from our subsidiaries and, in the short term, our ability to raise capital from external sources. In the long term, cash flows from our subsidiaries depend on their ability to generate operating cash flows in excess of their own expenditures, common and preferred stock dividends (if any), and debt or other obligations. Our subsidiaries are separate and distinct legal entities that are not obligated to pay dividends or make loans or distributions to us (whether to enable us to pay dividends on its common stock, to pay principal and interest on our debt, to settle, repurchase or redeem our debt (including the amortizing notes) or other securities (including the purchase contracts), or to satisfy our other obligations). In addition, certain of our subsidiaries are limited in their ability to pay dividends or make loans or distributions to us, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions and other restrictions or in times of financial distress. As a result, we may not be able to cause our subsidiaries to distribute funds or provide loans sufficient to enable us to pay dividends and meet our debt and other obligations. See “Risk Factors—Risks Related to the Units, the Separate Purchase Contracts, the Separate Amortizing Notes and Our Common Stock—Our ability to meet our debt obligations depends on the performance of our subsidiaries and the ability to utilize the cash flows from our subsidiaries.”

Installment Payments

Each amortizing note will have an initial principal amount of $                 . On each                ,                 ,                  and                 , commencing on                 , 2022 (each, an “installment payment date”), we will pay, in cash, equal quarterly installments of $                 on each amortizing note (except for the                 , 2022 installment payment, which will be $                 per amortizing note). Each installment payment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.”

Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on                  ,                 ,                 and                 , as applicable.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay.

Amortization Schedule

The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
, 2022	$	$
, 2022	$	$
, 2022	$	$
, 2023	$	$
, 2023	$	$
, 2023	$	$
, 2023	$	$
, 2024	$	$
, 2024	$	$
, 2024	$	$
, 2024	$	$
, 2025	$	$

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right with respect to the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, which will be at least 20 but not more than 35 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election” (and which may or may not fall on the early mandatory settlement date).

The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of     %; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date occurs on or after the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case, in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures;

•	the number of the withdrawn amortizing notes; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:

•

such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

•

all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).

In connection with any repurchase offer pursuant to an early mandatory settlement notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

Each of the following will be an “event of default” under the indenture with respect to the amortizing notes:

(1)	default in the payment of any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;

(2)	default in the payment of the repurchase price of any amortizing notes when the same shall become due and payable;

(3)

our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days;

(4)

our failure to comply with any of our other agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below, subject to extension relating to any failure to comply with the covenant described under “—Reports” as described below; and

(5)	certain events of bankruptcy or insolvency of BrightSpring, whether voluntary or not.

A default as described in clause (4) above will not be deemed an event of default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us in writing and the trustee, of the default and we do not cure the default within 90 calendar days after receipt of the notice. The notice must reference us, as issuer, the Units and the indenture and specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding amortizing notes may, by written notice to us (and to the trustee if given by the holders), declare all amortizing notes to be due and payable immediately. Upon such declaration of acceleration, all future, scheduled installment payments on the amortizing notes will be due and payable immediately. In the case of an event of default described in clause (5) above, such amount will automatically become due and payable without any declaration, notice or other act on the part of the trustee or any holder.

At any time after a declaration of acceleration with respect to the amortizing notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding amortizing notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (1) we have paid or deposited with the trustee a sum sufficient to pay (i) all overdue installments of interest on such amortizing notes, (ii) all principal of the amortizing notes which has become due otherwise than by such declaration of acceleration and any interest thereon, (iii) to the extent enforceable under applicable law, interest upon overdue installments of interest and principal, and (iv) amounts payable to the trustee and (2) all events of default, other than the non-payment of the principal with respect to the amortizing notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

The indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity reasonably satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the amortizing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the amortizing notes.

No holder of any amortizing notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the amortizing notes; and

•

the holders of not less than 25% in principal amount of the outstanding amortizing notes have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the amortizing notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any amortizing note will have an absolute and unconditional right to receive payment of the principal of and any interest on that amortizing note on or after the due dates expressed in that amortizing note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The indenture will require us to furnish to the trustee upon request a statement as to compliance with the indenture. The indenture will provide that the trustee may withhold notice to the holders of the amortizing notes of any default or event of default (except in payment on any amortizing notes) with respect to the amortizing notes if it in good faith determines that withholding notice is in the interest of the holders of those amortizing notes.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described below in “—Reports”, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest, at an annual rate of 0.25% of the principal amount of the notes during the first 90 days of the occurrence of such event of default on the notes and 0.50% of the principal amount of the notes from the 91st day until the 180th day following the occurrence of such event of default on the notes. If we so elect, such additional interest will be payable on all outstanding notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 90th day after notice to us of our failure to so comply. On the 180th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Reports

We will send to the trustee copies of all reports that we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that we are required to so file the same (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). For purposes of this section, documents filed by us with the SEC via EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer’s certificate).

Discharge and Defeasance of Indenture

After we have deposited with the trustee cash in trust for the benefit of the holders of the amortizing notes, sufficient to pay the portion of all future scheduled installment payments constituting the payment of principal in respect of the amortizing notes and the portion of the repurchase price constituting the principal amount of the amortizing notes, and the portion of all future scheduled installment payments constituting the payment of interest in respect of the amortizing notes and the portion of the repurchase price constituting the accrued but unpaid interest on the amortizing notes, and satisfied certain other conditions, including (in the case of defeasance only) receipt of an opinion of counsel that holders of the amortizing notes will not recognize taxable gain or loss for United States federal income tax purposes, then:

•	we will be deemed to have paid and satisfied our obligations on all outstanding amortizing notes, which is known as defeasance and discharge; or

•	we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on amortizing notes, which is known as covenant defeasance.

When there is a defeasance and discharge, the indenture will no longer govern the amortizing notes, we will no longer be liable for payments required by the terms of the amortizing notes and the holders thereof will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Consolidation, Merger, Conveyance, Transfer or Lease

The indenture will provide that BrightSpring will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

•

(i) it is the continuing entity (in the case of a merger), or (ii) if it is not the continuing entity, the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof, the District of Columbia or any territory thereof, and expressly assumes, by supplemental indenture, the due and punctual payment of the installment payments on all amortizing notes and the performance of all of the covenants under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the indenture, has or will have occurred and be continuing.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Subject to certain limitations, the successor company will succeed to, and be substituted for, us under the indenture and the amortizing notes.

We will be released from our obligations under the indenture and the successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and the amortizing notes; provided that, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the installment payments on the amortizing notes.

Modifications and Amendments

We and the trustee may amend or supplement the indenture or the amortizing notes without notice to or the consent of any holder to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture;

•	provide for the assumption by a successor corporation as set forth in “—Consolidation, Merger, Conveyance, Transfer or Lease”;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	secure the amortizing notes;

•	add guarantees with respect to the amortizing notes;

•	add covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder in any material respect; and

•

conform the provisions of the indenture or the amortizing notes to any provision of the “Description of the Amortizing Notes” section in the preliminary prospectus for this Units offering, as supplemented and/or amended by the related pricing term sheet.

In addition, without prior notice to any holders, we and the trustee may modify and amend the indenture or the amortizing notes with the consent of the holders of at least a majority in principal amount of the outstanding amortizing notes, and the holders of a majority in principal amount of the outstanding amortizing notes by notice to the trustee may waive future compliance by us with any provision of the indenture or the amortizing notes. However without the consent of each holder affected thereby, an amendment or waiver may not:

•	change any installment payment date or reduce the amount owed on any installment payment date;

•	reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes our obligation to make such payment;

•	reduce the percentage in principal amount of amortizing notes whose holders must consent to an amendment of the indenture;

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions of the indenture; or

•

impair the right of any holder to receive payment of principal and interest on such holder’s amortizing notes on or after the due dates therefor or the right to institute suit for the enforcement of any such payment on or after the due dates therefor.

Information Concerning the Trustee

                will be the trustee. Initially, the trustee will also act as the paying agent, custodian and the registrar for the notes.

Governing Law

The indenture and the amortizing notes will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial

The indenture will provide that we and the trustee will waive our respective rights to trial by jury in any action or proceeding arising out of or related to the amortizing notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law. Such waiver of a jury trial will not serve as a waiver by any parties of any rights for claims made under the U.S. federal securities laws. In addition, investors cannot waive the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of Units, amortizing notes, and the purchase contracts that are or may be the components of a Unit and shares of our common stock acquired under a purchase contract. This summary deals only with Units, amortizing notes, purchase contracts, and common stock held as capital assets by a holder who purchases the Units upon original issuance at their initial offering price.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended , or the Code, the existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, and rulings and judicial decisions interpreting the foregoing, in each case as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with the alternative minimum tax, the Medicare contribution tax, United States federal tax laws other than United States federal income tax laws, or any foreign, state, local or other tax considerations that may be relevant holders in light of their particular circumstances or status. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company”, financial institution, broker-dealer, insurance company, tax-exempt entity, a corporation that accumulates earnings to avoid United States federal income tax, a “U.S. holder” (as defined below) whose “functional currency” is not the U.S. dollar, a person who owns or is deemed to own 10% or more of our stock (by vote or value), a person required to accelerate the recognition of any item of gross income with respect to our common shares as a result of such income being recognized on an applicable financial statement, a person in a special situation such as those who have elected to mark securities to market or those who hold the Units, amortizing notes, purchase contracts, or common stock as part of a straddle, hedge, conversion transaction, or synthetic security, or a partnership or other pass-through entity (or beneficial owner thereof) for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Units, amortizing notes, purchase contracts, or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Units, amortizing notes, purchase contracts, or common stock, you should consult your tax advisors.

If you are considering the purchase, ownership or disposition of the Units, amortizing notes, purchase contracts or common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the Units, amortizing notes, purchase contracts, or common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction, and the application of any tax treaties.

Characterization of Units and Amortizing Notes

There is no authority directly addressing the characterization of the Units or instruments similar to the Units for United States federal income tax purposes and therefore the characterization of the Units for these purposes is not entirely free from doubt. We will take the position that each Unit will be treated as an investment unit composed of two separate instruments for United States federal income tax purposes: (i) a prepaid purchase contract to acquire our common stock and (ii) an amortizing note that is our indebtedness. Under this treatment, a holder of Units will be treated as if it held each component of the Units for United States federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of BrightSpring Health Services, Inc. for United States federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the United States federal income tax consequences could differ from the consequences described below. Specifically, if you are a “U.S. holder” (as defined below under “—U.S. Holders”) you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a “non-U.S. holder” (as defined below under “—Non-U.S. Holders”), payments of principal and interest made to you on the amortizing notes could be subject to United States federal withholding tax. Even if the components of a Unit are respected as separate instruments for United States federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for United States federal income tax purposes, in which case payments of interest to non-U.S. holders on the amortizing notes could potentially be subject to United States federal withholding tax and (ii) the purchase contracts could be treated as our stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a holder’s holding period for the common stock received under a purchase contract would include the period during which the U.S. holder held the purchase contract.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for United States federal income tax purposes, and no assurance can be given that the IRS will agree with the tax consequences described herein. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments.

Allocation of Purchase Price

Your acquisition of a Unit will be treated as an acquisition of the amortizing note and the purchase contract constituting the Unit and, by purchasing the Unit, you will be deemed to have agreed to such treatment. In addition, we and you, by your acceptance of a beneficial ownership interest in the amortizing notes, agree to treat the notes as indebtedness of BrightSpring Health Services, Inc. for all United States federal income tax purposes. The remainder of this discussion assumes that a holder of a Unit will be treated as owning the amortizing note and the purchase contract as two separate instruments.

The purchase price of each Unit will be allocated between the amortizing note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the amortizing note and the purchase contract. We will report the initial fair market value of each amortizing note as $         and the initial fair market value of the purchase contract as $         . This allocation is binding on you (but not on the IRS), unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

U.S. Holders

The following is a summary of certain United States federal incomes tax consequences that will apply to a U.S. holder of Units, amortizing notes, purchase contracts or common stock.

As used herein, the term “U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or common stock that, for United States federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Units

Separation and Recreation of the Units

A U.S. holder will not recognize gain or loss by (i) separating a Unit into its components or (ii) recreating a Unit as both procedures are described under “Description of the Units—Separating and Recreating Units.”

Sale, Exchange or Other Taxable Disposition of Units

Upon a sale, exchange or other taxable disposition of Units, a U.S. holder will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units and will calculate gain or loss on the purchase contracts separately from the gain or loss on the amortizing notes in proportion to their relative fair market values at the time of the disposition. It is thus possible that a U.S. holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit. A U.S. holder generally will have gain or loss equal to the difference between (i) the portion of proceeds allocable to the purchase contract and the amortizing notes and (ii) such holder’s respective adjusted tax bases in the purchase contract and the amortizing notes. For purposes of determining gain or loss, proceeds will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Amortizing Notes

Payments of Interest and Principal on Amortizing Notes

Stated interest on an amortizing note will be includible in a U.S. holder’s gross income as ordinary interest income at the time it is paid or at the time it accrues in accordance with such holder’s method of tax accounting, and payments on the notes other than stated interest will reduce a U.S. holder’s basis with respect to such amortizing note. It is expected, and this discussion assumes, that the amortizing notes will not be issued with more than a de minimis amount of original issue discount (“OID”). In general, however, if the amortizing notes are issued with more than de minimis OID, a U.S. holder will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for United States federal income tax purposes. Payments on the amortizing notes other than stated interest (including the portion of each installment payment that is not treated as interest) will reduce a U.S. holder’s basis with respect to the amortizing notes.

Sale, Exchange or Other Taxable Disposition of Amortizing Notes

Upon a sale, exchange or other taxable disposition of amortizing notes, a U.S. holder will generally have gain or loss equal to the difference between (i) the amount realized and (ii) such holder’s adjusted tax basis in the amortizing note. For purposes of determining gain or loss, a U.S. holder’s proceeds will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Repurchase of Amortizing Notes

If a U.S. holder elects to have us repurchase notes in connection with an early mandatory settlement, such holder will recognize gain or loss in an amount equal to the difference between the amount realized on the repurchase of such amortizing notes and the U.S. holder’s adjusted tax basis in the amortizing notes. For purposes of determining gain or loss, the amount realized to a U.S. holder will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Purchase Contracts

Acquisition of Common Stock under a Purchase Contract

A U.S. holder generally will not recognize gain or loss on the purchase of common stock under a purchase contract except with respect to any cash paid in lieu of a fractional share of common stock. A U.S. holder’s aggregate initial tax basis in the common stock acquired under a purchase contract should equal such holder’s tax basis in the purchase contract less any such tax basis allocable to the fractional share. The holding period for common stock purchased under a purchase contract will commence on the day after the common stock is acquired.

Constructive Distributions and Dividends

A U.S. holder might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment such holder’s proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate for taxable distributions with respect to our common stock (for example, if we increase the cash dividend on our common stock). Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution to U.S. holders even though such holders would not receive any cash related thereto. In addition, in certain situations, a U.S. holder might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described below.

Sale, Exchange or Other Taxable Disposition of Purchase Contracts

Except as described above under “—Acquisition of Common Stock under a Purchase Contract”, upon a sale, exchange, or other taxable disposition of a purchase contract, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such holder’s adjusted tax basis in the purchase contract. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Common Stock Acquired under a Purchase Contract

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Individuals that receive dividends on our common stock are eligible for a reduced rate of taxation if certain requirements are satisfied.

Any such dividend will be eligible for the dividends-received deduction with respect to an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the sale or exchange of our common stock, as described immediately below.

Sale, Exchange or Other Taxable Disposition of Common Stock

Upon a sale, exchange, or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such holder’s adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on the amortizing notes, the purchase contracts and common stock and to the proceeds of the sale or other disposition of such instruments, unless a U.S. holder is an exempt recipient. Backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s United States federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Non-U.S. Holders

The following discussion applies only to non-U.S. holders. A “non-U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or common stock that is neither a U.S. holder nor a partnership or entity treated as a partnership for United States federal income tax purposes. As discussed above under “—Characterization of Units and Amortizing Notes”, this discussion assumes that a Unit is treated as two separate instruments and that the amortizing notes are treated as indebtedness of BrightSpring Health Services, Inc. for United States federal income tax purposes. Different tax consequences would apply if the Unit was treated as a single instrument.

United States Federal Withholding Tax

A 30% United States federal withholding tax will not apply to any payment of interest on the amortizing notes, provided that a non-U.S. holder meets the following requirements of the portfolio interest exemption:

•	interest paid on the notes is not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the amortizing notes is described in section 881(c)(3)(A) of the Code; and

(a) the non-U.S. holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that such holder is not a United States person, or (b) if the non-U.S. holder holds Units or amortizing notes through certain foreign intermediaries, such holder satisfies the certification requirements of applicable U.S. Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to the 30% United States federal withholding tax, unless the non-U.S. holder provides a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the amortizing notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States.

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of a note.

Except as described below in “—Foreign Investment in Real Property Tax Act”, the 30% United States federal withholding tax will generally not apply to any gain realized on the sale, exchange, or other disposition by a non-U.S. holder of the Units, amortizing notes, purchase contracts or common stock acquired under the purchase contract.

Subject to the discussion below regarding effectively connected income, dividends paid on common stock acquired under a purchase contract and any constructive dividends resulting from certain adjustments, or failure to make adjustments, to the settlement rate of the purchase contracts (see “—U.S. Holders—Settlement of the Purchase Contracts—Constructive Distributions and Dividends”) paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, as discussed further below. Any applicable withholding taxes imposed in connection with a constructive distribution may be withheld from payments made on the applicable Units or purchase contract. If any withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be set off against subsequent payments on the applicable Units or purchase contracts (including any payments, including common stock, received upon the settlement of the purchase contracts). Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder, or, in certain cases involving individual holders, a fixed base) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, as further described under “–United States Federal Income Tax” below. To obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI properly certifying such exemption.

A non-U.S. holder of a Unit, common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or constructive dividends and avoid backup withholding will be required (a) to provide the applicable withholding agent with a properly executed, valid IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the non-U.S. holder holds Units, common stock or a purchase contract through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. You are urged to consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be entitled to a refund of any excess amounts withheld if the non-U.S. holder timely files an appropriate claim for refund with the IRS.

United States Federal Income Tax

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the amortizing notes or dividends on our common stock (or constructive dividends on the purchase contracts) are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment, or, in certain cases involving individual holders, a fixed base, such holder will be subject to United States federal income tax on the interest or dividends on a net income basis (although exempt from the 30% withholding tax), in the same manner as if the U.S. holder were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the amortizing notes or dividends on our common stock and constructive dividends on the purchase contracts will be included in earnings and profits.

Upon a disposition of Units, a non-U.S. holder will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units. Any gain realized on the disposition of an amortizing note, purchase contract or share of common stock generally will not be subject to United States federal income tax unless:

•

that gain or income is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder, or, in certain cases involving individual holders, a fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

in the case of a purchase contract or our common stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes (see the discussion below under “—Foreign Investment in Real Property Tax Act”).

A non-U.S. holder described in the first bullet above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if a non-U.S. holder that is a foreign corporation falls under the first bullet above, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Foreign Investment in Real Property Tax Act

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Dividends (including deemed dividends) and interest paid to a non-U.S. holder and the amount of any tax withheld with respect to such dividends and interest, regardless of whether withholding was required, generally will be reported to the IRS. Copies of the information returns reporting such dividends and interest and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement for the exchange of information.

A non-U.S. holder will generally not be subject to backup withholding on payments received on the amortizing notes or common stock if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) and the beneficial owner has complied with the certification procedures described above under “—United States Federal Withholding Tax”, or such owner otherwise establishes an exemption.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends and interest paid on our Units, amortizing notes, purchase contracts or common stock, as applicable, to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN or W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN or W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If a dividend or interest payment, as applicable, is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the notes, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Units, amortizing notes, purchase contracts and common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Units, the common stock issuable upon settlement of the purchase contracts and the amortizing notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities which are deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each of the foregoing described in clauses (i), (ii), and (iii) being referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or a Covered Plan, and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Units, the common stock issuable upon settlement of the purchase contracts and/or amortizing notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition, holding and/or disposition of the Units, the common stock issuable upon settlement of the purchase contracts or the amortizing notes by a Covered Plan with respect to which we or an underwriter or any of our or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of the Units, the common stock issuable upon settlement of the purchase contracts or the amortizing notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from certain prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person who is a party in interest or disqualified person solely as a result of providing services to such Covered Plan or a relationship to such a service provider, provided that neither the person transacting with the Covered Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided, further, that the Covered Plan pays no more than, and receives no less than, adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring holding the Units, the common stock issuable upon settlement of the purchase contracts or the amortizing notes in reliance on these or any other exemption should carefully review the exemption in consultation with counsel to assure it is applicable. There can be no assurance that all of the conditions of any of the foregoing exemptions or any other exemption will be satisfied.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the Units, common stock issuable upon settlement of the purchase contracts, amortizing notes or any interest therein.

Because of the foregoing, neither the Units or their constituent parts may not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by its acceptance of the Units, common stock issued upon settlement of the purchase contracts or amortizing notes, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Units, the common stock upon settlement of the purchase contracts or amortizing notes, or any interest therein constitutes assets of any Plan or (ii) (1) the acquisition, holding and disposition of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (2) acknowledge and agree that neither the issuer, underwriters or any of their respective affiliates is, or is undertaking to be, a fiduciary with respect to any Plan in connection with the Plan’s acquisition, holding or disposition of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes, as applicable.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of the Units or any of its constituent parts should consult and rely on their own counsel and advisers as to whether such an investment is suitable for the Plan. The sale of any of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes to any Plan is in no respect a representation by us, an Underwriter or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is prudent or appropriate for plans generally or any particular Plan.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we, the trustee and the purchase contract agent will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Definitive Securities and Paying Agents

Book-entry securities represented by a global security will be exchanged for definitive (paper) securities only if:

•

the depositary is at any time unwilling or unable to continue as depositary for such security or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days; or

•

an event of default with respect to the amortizing notes, or any failure on the part of us to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and a beneficial owner requests that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee such security and/or indemnity and such evidence of ownership as we and it may require.

In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office specified in the purchase contract agreement or the indenture, as applicable. A form of such instrument of transfer will be obtainable at the relevant office. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held with DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. So long as the amortizing notes are in the form of global securities, any notice will be deemed to have been given on the date given to DTC or the alternative clearing system, as the case may be.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the Units described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC and Jefferies LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters with respect to the Units being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriters	Number of Units
Goldman Sachs & Co. LLC
Jefferies LLC
KKR Capital Market LLC
Credit Suisse Securities (USA) LLC
Guggenheim Securities, LLC
SVB Leerink LLC
BofA Securities, Inc.
BMO Capital Markets Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.

Total

The underwriters are committed to purchase all of the Units offered by us if they purchase any Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Units directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. After the initial offering of the Units to the public, if all of the Units are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

We have granted the underwriters an option to purchase, within 13 days beginning on, and including, the date of the initial issuance of the Units, up to an additional                Units. If any Units are purchased with this option to purchase additional Units, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional Units are purchased, the underwriters will offer the additional Units on the same terms as those on which the Units are being offered.

The underwriting fee is equal to the public offering price per Unit less the amount paid by the underwriters to us per Unit. The underwriting fee is $         per Unit. The following table shows the per Unit and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Units.

Paid by the Company

	Without option to purchase additional Units exercise	With full option to purchase additional Units exercise
Per Unit	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        .

We have agreed that we will not, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Goldman Sachs & Co. LLC and Jefferies LLC for a period of 180 days after the date of this prospectus.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Our directors and executive officers, and substantially all of our stockholders (or such persons, hereinafter the lock-up parties), have entered into lock-up agreements with the underwriters pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus, or such period, the restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Goldman Sachs & Co. LLC and Jefferies LLC, (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant, or collectively with the common stock, the lock-up securities), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing.

Goldman Sachs & Co. LLC and Jefferies LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our common stock and the Units listed on Nasdaq under the symbols “BTSG” and “BTSGU,” respectively, subject to satisfaction of minimum listing standards with respect to the Units. Our common stock deliverable upon settlement of all purchase contracts are also expected to be listed on Nasdaq. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Units in the open market for the purpose of preventing or retarding a decline in the market price of the Units while this offering is in progress. These stabilizing transactions may include making short sales of Units, which involves the sale by the underwriters of a greater number of Units than they are required to purchase in this offering, and purchasing Units on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional Units referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Units, in whole or in part, or by purchasing Units in the open market. In making this determination, the underwriters will consider, among other things, the price of Units available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional Units. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase Units in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Units, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Units in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Units as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units, and, as a result, the price of the Units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, certain of the underwriters and their affiliates are lenders or agents under our existing credit facilities and, as a result, may receive a portion from the net proceeds from this offering. In addition, the underwriters or their affiliates may in the future become lenders or agents under our credit facilities, or may provide commitments pursuant to our revolving credit facility, and would receive customary fees and commissions in connection therewith. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of Interest

Affiliates of KKR & Co. beneficially own in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR & Co., is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus.                  has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.                  will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify                  against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. KKR Capital Markets LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or each, a Relevant State, no Units have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Units which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Units may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Units shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any Units or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any Units being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Units to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to Units in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase or subscribe for any Units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

An offer to the public of any Units may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any Units may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, or as amended, FSMA,

provided that no such offer of Units shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any Units or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2 of the UK Prospectus Regulation. In the case of any Units being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Units to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to Units in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase or subscribe for any Units, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The Units may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The Units have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

BrightSpring Healthcare, Inc.

    % Tangible Equity Units

PRELIMINARY PROSPECTUS

Goldman Sachs & Co. LLC

Jefferies

KKR

Credit Suisse

Guggenheim Securities

SVB Leerink

BofA Securities

BMO Capital Markets

Deutsche Bank Securities

HSBC

Mizuho Securities

Morgan Stanley

Wells Fargo Securities

William Blair

                 , 2022

Through and including                , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than the underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee and the stock exchange listing fee.

(dollars in thousands)
SEC registration fee		$18,540
FINRA filing fee		31,000
Nasdaq listing fee			*
Printing fees and expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses (including legal fees)			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our second amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Our amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL. We also intend to enter into indemnification agreements with our directors and executive officers, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our second amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Securities

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

(a) Issuances of Capital Stock

•

In March and September 2019, we issued an aggregate of 2,711,819 shares of our common stock at a price per share of $100 to KKR Stockholder, Walgreen Stockholder and certain of our employees, including our executive officers, in connection with the BHS Acquisition. Additionally, we issued 22,500 shares to our Chief Executive Officer in March 2019 in connection with the BHS Acquisition in exchange for certain rollover shares.

•	In January 2021, we issued 2,941 shares of our common stock at a price per share of $170 per share to an employee in connection with an acquisition.

•

In April 2021 and May 2021, we issued 49,220 shares of our common stock at a price per share of $250 to certain of our employees, including our executive officers, in connection with our acquisition of Abode.

As of September 30, 2021, we had repurchased 135,931 shares of our common stock from certain of our employees in connection with the termination of their employment.

No underwriters were involved in the foregoing issuance of securities. The issuances of shares of common stock described in this Item 15(a) were issued pursuant to written compensatory plans or arrangements with our employees in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

(b) Stock Option Grants

We granted stock options to certain employees in connection with services provided by such employees or the hiring/promotion of such employees as follows:

•	In September 2019, we granted stock options to purchase an aggregate of 457,222 shares of our common stock.

•	In October 2019, we granted stock options to purchase an aggregate of 303,480 shares of our common stock.

•	In November 2019, we granted stock options to purchase an aggregate of 5,750 shares of our common stock.

•	In May 2020, we granted stock options to purchase an aggregate of 104,887 shares of our common stock.

•	In November 2020, we granted stock options to purchase an aggregate of 38,100 shares of our common stock.

•	In January 2021, we granted stock options to purchase an aggregate of 11,250 shares of our common stock.

•	In March 2021, we granted stock options to purchase an aggregate of 5,750 shares of our common stock.

•	In May 2021, we granted stock options to purchase an aggregate of 26,575 shares of our common stock.

As of September 30, 2021, options to purchase 5,529 shares of common stock had been exercised, and options to purchase 76,300 shares of common stock had expired or been forfeited and/or cancelled.

The issuances of stock options and the shares of common stock issuable upon the exercise of the options described in this Item 15(b) were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules.

None

Item 17. Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS

Exhibit Number	Description

1.1***	Form of Underwriting Agreement relating to the common stock.

1.2***	Form of Underwriting Agreement relating to the Units.

3.1**	Form of Second Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Form of Amended and Restated Bylaws of the Registrant.

4.1***	Registration Rights Agreement, dated as of December 7, 2017, by and among the Registrant, KKR Phoenix Aggregator L.P. and Walgreen Co.

4.2***	Form of Purchase Contract Agreement.

4.3***	Form of Unit (included in Exhibit 4.2).

4.4***	Form of Purchase Contract (included in Exhibit 4.2).

4.5***	Form of Indenture relating to Senior Securities.

4.6***	Form of Supplemental Indenture relating to the Amortizing Note.

4.7***	Form of Amortizing Note (included in Exhibit 4.6).

5.1**	Form of opinion of Simpson Thacher & Bartlett LLP relating to the common stock.

5.2**	Form of opinion of Simpson Thacher & Bartlett LLP relating to the Units.

10.1***	Amended and Restated Stockholders’ Agreement, dated as of March 5, 2019, among Registrant, KKR Phoenix Aggregator L.P., Walgreen Co., KKR Americas Fund XII L.P., Walgreens Boots Alliance, Inc. and PharMerica Corporation.

10.2***	First Lien Credit Agreement, dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., as Holdings, Phoenix Guarantor Inc., as the Borrower, the several lenders from time to time parties thereto and Morgan Stanley Senior Funding Inc. as Administrative Agent and Collateral Agent.

10.3***	Technical Amendment, dated as of May 13, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019 , among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.4***	Joinder Agreement, dated as of September 30, 2019 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.5***	Amendment No. 1, dated as of January 30, 2020 among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.6***	Joinder Agreement and Amendment No. 2, dated as of June 30, 2020 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

Exhibit Number	Description

10.7***	Joinder Agreement and Amendment No. 3, dated as of October 7, 2020 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.8***	Amendment No. 4, dated as of April 8, 2021 among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.9***	Joinder Agreement and Amendment No. 5, dated as of April 16, 2021 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.10***	Second Lien Credit Agreement, dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., as Holdings, Phoenix Guarantor Inc., as the Borrower, the several lenders from time to time party thereto and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent.

10.11***	Amended and Restated Monitoring Agreement, dated as of March 5, 2019, among Phoenix Guarantor Inc., PharMerica Corporation, Kohlberg Kravis Roberts & Co. L.P. and Walgreens Boots Alliance, Inc.

10.12***	Management Stockholders’ Agreement, dated as of December 7, 2017, by and among the Registrant, KKR Phoenix Aggregator, L.P. and the other parties thereto.

10.13†***	Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan.

10.14†***	Form of 2022 Equity Incentive Plan.

10.15†***	Employment Agreement between Phoenix Parent Holdings Inc. and Jon B. Rousseau, effective as of March 5, 2019.

10.16†***	Amended and Restated Employment Agreement between Res-Care, Inc. and James Mattingly, dated December 14, 2017.

10.17†***	Employment Agreement between Phoenix Parent Holdings, Inc. and Michael McMaude, dated February 10, 2021.

10.18†***	Employment Agreement between PharMerica Corporation and Bob Dries, effective as of March 5, 2019.

10.19†***	Employment Agreement between Res-Care, Inc. and Robert A. Barnes, dated June 5, 2018.

10.20†***	Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Jon B. Rousseau, dated October 16, 2019.

10.21†***	Form of Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Jim Mattingly, Michael McMaude, Robert Barnes.

10.22†***	Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Bob Dries, dated October 16, 2019.

10.23†***	Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Bob Dries, dated May 12, 2020.

10.24†***	Home Health and Hospice Phantom Stock Opportunity Letter Agreement between Mike McMaude and BrightSpring Health Services, Inc., dated as of September 17, 2021.

10.25**	Form of Director and Officer Indemnification Agreement.

Exhibit Number	Description

21.1**	Subsidiaries of the Registrant.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3**	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

23.4**	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.2).

24.1**	Power of Attorney (included on signature pages to this Registration Statement).

25.1***	Form T-1 Statement of Eligibility with respect to the Indenture.

99.1**	Consent of Olivia Kirtley to be named as a director nominee.

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Compensatory arrangements for director(s) and/or executive officer(s).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Kentucky, on January 4, 2022.

BrightSpring Health Services, Inc.

By:	/s/ Jon Rousseau
	Name:	Jon Rousseau
	Title:	President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 4, 2022.

Signatures	Title

/s/ Jon Rousseau Jon Rousseau	President and Chief Executive Officer and Director (principal executive officer)

* Jim Mattingly	Executive Vice President and Chief Financial Officer (principal financial officer)

* Jennifer Phipps	Chief Accounting Officer (principal accounting officer)

* Hunter Craig	Director

* Johnny Kim	Director

* Max Lin	Director

* Patricia Ludwig	Director

Signatures	Title

* Roger Phillips	Director

* John Standley	Director

*By:	/s/ Jon Rousseau
	Name:	Jon Rousseau
	Title:	Attorney-in-fact